NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA as at

April __, 2011



Prepared by:

John D. Welsh P.E.
Senior Principal
Telesto Nevada, Inc.
Reno, Nevada
Telephone: 775-853-7776

Jonathan M. Brown, CPG, MBA
Manager, Environmental Permitting
Telesto Nevada, Inc.
Reno, Nevada

Douglas Willis, CPG
Project Geologist
Telesto Nevada, Inc.
Reno, Nevada

Dr. Thom Seal
Mining-Mineral Process Engineer
Differential Engineering Inc.
Spring Creek, Nevada

Table of Contents

Table of Figures

Table of Tables

(This page is intentionally left blank)

1.0 Executive Summary (By John Welsh, P.E., and Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

1.1 Introduction

This report was prepared at the request of Gryphon Gold Corporation (the "Company") and presents the results of an update to the September 17, 2009 Pre-Feasibility study that was prepared and filed pursuant to National Instrument 43-101 ("NI 43-101"), Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators in connection with the potential to develop a gold and silver resource at the Borealis property in Mineral County, Nevada. The purpose of this report is to provide a capital and operating cost model for the phased mine development of the Borealis project.

This pre-feasibility study is based on open pit mining and heap leaching of oxide and mixed oxide ores that occur in and around previously mined open pits, and the re-leaching of ores that were mined and leached during prior operations. For purposes of performing economic models of the proposed operations, a combination of proven and probable oxide and mixed oxide material are included. Inferred mineralization is included in the resource models but not in the economic analysis. Although a large auriferous sulfide resource has been previously reported on the Borealis property, the potential for recovery of precious metals from these ores is not within the scope of the current project development plans. Therefore, it is not included in the economic analysis that is part of this report.

The resource estimates used in this analysis have been updated to include assays from 49 new drillholes. The resources support the new resource classifications of measured, indicated and inferred. Prior resource estimates were reported in a previous report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, April 28, 2008. The effective date of this pre-feasibility study is April ____, 2011.

1.1.1 Terms of Reference

Borealis Mining Company ("BMC"), the wholly owned Nevada operating subsidiary of Gryphon Gold Corporation, is considering a resumption of mining and ore processing activities at the Borealis Mine Site. This pre-feasibility study was completed in an attempt to guide the exploration, expansion and development of the property in a manner that includes what is believed to be reasonably achievable development. With the exception of Crocodile Ridge, the principal operating permits for the central operating area have been granted for the proposed phased mining operation.

Gold bearing material will be mined from existing and new pit areas and reclaimed from piles of previously processed ore and dump material. The material will be excavated by conventional open pit mining equipment. Ore will be crushed, agglomerated with lime, and stacked on a lined pad where it will be leached to recover contained gold and silver.

The Borealis Mine will produce approximately 238,500 gold ounces and approximately 715,500 silver ounces over six primary production years followed by one year of additional leaching.

There are no known environmental liabilities on the project site. Reclamation of new surface disturbances will be completed contemporaneously with mining operations as described in the Plan of Operations ("POO") approved by the U.S. Forest Service ("USFS") and the Reclamation permit from Nevada Division of Environmental Protection ("NDEP"). An initial reclamation bond in the approximate amount of $3,000,000 will be posted with the USFS to insure performance under the approved reclamation plan. This bond will be reviewed and updated annually throughout the operation of the mine.

1.1.2 Basis of Study

The scope of work for this pre-feasibility study includes capital and operating cost models for the proposed phased project development, using proven and probable reserves. Telesto has updated the mineral resources disclosed in previously published mineral estimation by incorporating recently completed metallurgical studies and using assay results from new drillholes. Earlier resource estimates generated by Telesto were reported in *NI 43-101 Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA Revised and Rested as at September 17, 2009*.

The scope of work in this study includes sufficient engineering and planning to provide for an estimate of capital and operating costs in the accuracy range of +/- 10 percent. A contingency of 10 percent was provided on capital costs in the financial model.

The major units used in this report are those commonly used in the United States: dry short tons of 2,000 pounds ("tons"), troy ounces per short ton ("opt"), miles, feet, etc. Where metric units are used, such is noted.

1.2 Project Description and Location

The Borealis Gold Project is located in western Nevada, approximately 16 road miles southwest of the town of Hawthorne in the Walker Lane Mineral Belt and 12 miles northeast of the California border; see Figure 1.1. Hawthorne is 133 highway miles southeast of Reno and 314 highway miles northwest of Las Vegas.


BOREALIS
Mineral County Nevada
Hawthorne
Luning
BOREALIS PROJECT

(Source: Gryphon Gold, 2005)

Figure 1.1 – Location Map of the Borealis Project

This study includes oxide and mixed oxide ores suitable for heap leach processing. Precious metal-bearing material will be excavated by conventional open pit mining equipment, crushed, agglomerated with cement and lime, and stacked on a lined pad where it will be leached with a weak cyanide solution to recover contained gold and silver.

This pre-feasibility does not contemplate mining of any sulfide gold mineralization on the property. Sulfide material mined during normal operations will be treated as designated waste and stored appropriately to minimize the effects on the site environment.

The principal operating permits have been granted for the proposed mine for a heap leach operation for the central operating area. Acquisition of pending permit modifications and new requirements, as they occur, will be accomplished prior to project development and operation. These approvals are believed to be forthcoming. The status of all approved permits is current and can be maintained with the appropriate fees being paid on an annual basis.

1.2.1 Land Status and Ownership

The Borealis property is comprised of 751 unpatented mining claims of approximately 20 acres each totaling about 15,020 acres and one unpatented mill site claim of about 5 acres. Of the 751 unpatented mining claims, 128 claims are owned by others but leased to BMC, and 623 of the claims were staked by Golden Phoenix Minerals, Inc. ("Golden Phoenix") or Gryphon Gold and transferred to BMC. All of the claims are shown on the US Bureau of Land Management ("BLM") records as being in good standing. Claim fees for 2012 are scheduled to be made with the BLM in August 2011.

Mineral rights, through BMC as the owner or lessee of the claims, allow BMC to explore, develop, and mine the Borealis property subject to the prior procurement of required operating

permits and approvals, compliance with the terms and conditions of the mining lease, and compliance with applicable federal, state, and local laws, regulations, and ordinances.

The term of the mining lease may be continued indefinitely as long as any mining, development, or processing is being conducted on the leased property on a continuous basis.

1.2.2 Royalty

On February 17, 2011 the company entered into an agreement to extend the Option Agreement. The agreement amends Gryphon's option to fix the Net Smelter Return (NSR) royalty at 5% on its Borealis property and extends the option on a month-to-month basis for up to six months beginning February 22, 2011 in consideration for $25,000 per month. Under the terms of the amended option agreement, Gryphon has agreed to exercise the option and fix the Borealis Net Smelter Return (NSR) royalty at 5% on the tenth business day following the closing of any offering to raise $8 million or more and the leaseholders have agreed to accept a two year, 5% promissory note in the principal amount of $1.6 million in lieu of a portion of the original $1.75M cash payment due on exercise of the Option. Upon exercise of the Option, Gryphon will pay the leaseholders $150,000 in cash, the $1.6 million promissory note, 5,000,000 shares of common stock at a deemed value of $0.40 per share and a convertible promissory note in the principal amount of $3 million.

1.3 Access, Climate, Local Resources, and Infrastructure

Access to the Borealis property is gained from the Lucky Boy Pass gravel road located about 2 miles south of Hawthorne from Nevada State Highway 359.

The nearest available services for both mineral exploration and mine development and operations are in the small town of Hawthorne, located about 16 road miles to the northeast of the project area via a wide, well-maintained gravel road. Hawthorne has substantial housing, adequate fuel supplies, and a sufficient infrastructure available to take care of basic needs. For other goods and services, sources in Reno and elsewhere could supply any material required for the development project and mine operations.

The Borealis project area had been reclaimed to early 1990s standards. No buildings or power lines remain on the surface although a major electrical trunk line crosses the property and lies about 2 miles from the former mine site. The pits and the project boundary are fenced for public safety. Currently, access to the pits and heap leaching areas is gained through locked gates. All currently existing roads in the project area are two-track roads with most located on reclaimed haul roads. Water for the historical mining operations was supplied from a well field in a topographically isolated basin located approximately 3 miles south of the planned mine site. This well field will be redeveloped for the new project.

The elevation on the property ranges from 7,200 feet to 8,200 feet above sea level. Topography ranges from moderate and hilly terrain with rocky knolls and peaks to steep and mountainous terrain in the higher elevations. This relatively high elevation produces moderate summers with high temperatures in the 90°F range. Winters can be cold and windy with temperatures dropping to 0°F. Average annual precipitation is approximately 10 inches, part of

which occurs as up to 60 inches of snowfall. Historically in the 1980s, the mine operated throughout the year with only limited weather related interruptions.

Predominate vegetation species include pinion pine, Utah juniper, greasewood, a variety of sagebrush species, crested wheat grass and four-wing saltbush from previous reclamation activities (JBR Environmental Consultants, 2004).

1.4 Property History

In 1978, the Borealis gold deposit was discovered by S.W. Ivosevic (1979), a Houston International Minerals Company geologist (a subsidiary of Houston Oil and Minerals Corporation). The property was acquired through a lease agreement with the Whitney Partnership, which later became the Borealis Partnership, following Houston's examination of the submitted property. Initial discovery of ore-grade gold mineralization in the Borealis district and subsequent rapid development resulted in production beginning in October 1981 as an open-pit mining and heap leaching operation. Tenneco Minerals, Inc. ("Tenneco") acquired the assets of Houston International Minerals in late 1981 and continued production from the Borealis open-pit mine. Subsequently, several other gold deposits were discovered along the generally northeast-striking Borealis trend and mined by open-pit methods. Also, several small deposits were discovered further to the west in the outlying area known as Orion's Belt (encompassing the Cerro Duro, Jaime's Ridge, and Purdy Peak deposits). Tenneco's exploration in early 1986 discovered the Freedom Flats deposit and then in October 1986, Echo Bay Mines ("Echo Bay") acquired the Nevada assets of Tenneco Minerals.

With the completion of mining of the readily available oxide ore in the Freedom Flats deposit and other deposits in the district, active mining was terminated in January 1990, and leaching operations ended in late 1990. All eight open-pit operations are reported to have produced 10.7 million tons of ore averaging 0.059 opt Au (Golden Phoenix Minerals, 2000). Gold recovered from the material placed on heaps was approximately 500,000 ounces plus an estimated 1.5 million ounces of silver. Reclamation of the closed mine began immediately and continued for several years.

Echo Bay decided not to continue with its own exploration, and the property was farmed out as a joint venture in 1990-91 to Billiton Minerals, which drilled 28 reverse circulation ("RC") exploration drill holes totaling 8,120 feet on outlying targets. Billiton dropped the property with no retained interest. Santa Fe Pacific Mining, Inc. ("Santa Fe Pacific") then entered into a joint venture with Echo Bay in 1992-93 (Kortemeier, 1993), compiled data, constructed a digital drill hole database, and drilled 32 deep RC and core holes, including a number of holes into the Graben deposit. Santa Fe Pacific had success in identifying new sulfide-zone gold mineralization but terminated the joint venture because of reduced exploration budgets. Echo Bay completed all reclamation requirements in 1994, and then terminated its lease agreement with the Borealis Partnership in 1996.

In late 1996, J.D. Welsh & Associates, Inc. ("Welsh") negotiated an option-to-lease agreement for the Borealis property from the Borealis Partnership and immediately joint-ventured the project with Cambior Exploration U.S.A., Inc. ("Cambior"). During 1996, Welsh drilled 11 auger

holes (totaling 760 feet) into Heap 1 to determine if there was sufficient remaining gold to consider reprocessing the heap. During 1997, Cambior performed a major data compilation program and several gradient Induced Polarization ("IP") surveys. In 1998, Cambior drilled ten holes, which succeeded in extending the Graben deposit and in identifying new zones of gold mineralization near Sunset Wash. Cambior terminated the joint venture in late 1998 because of severe budget constraints.

During the Cambior joint-venture period in late 1997, Golden Phoenix entered into an agreement to purchase a portion of the Welsh interest in the property. Welsh sold its remaining interest in the property to a third party, who in turn sold it to Golden Phoenix; therefore, in 2000 the company controlled 100 percent interest in the lease (Golden Phoenix Minerals, 2000). Golden Phoenix maintained the property during the years of low gold prices, compiled a database, validated the drill hole data, and developed new mineral resource estimates for the entire property.

In July 2003, the Borealis property was joint-ventured by Golden Phoenix with BMC, which is a wholly owned subsidiary of Gryphon Gold Corporation. BMC, the operator of the joint venture, originally controlled the property through an option agreement with Golden Phoenix whereby BMC could earn a 70 percent joint-venture interest in the property. BMC had the right to acquire its interest in the Borealis property with a combination of qualified expenditures on work programs, and/or making payments to Golden Phoenix, and/or delivering a feasibility study over a period of 5½ years beginning July 2003. In January 2005, BMC purchased 100 percent interest in the lease agreement, and Golden Phoenix surrendered its interest in the property. During 2004 and 2005-07, Gryphon Gold conducted two drilling programs. In 2010, BMC completed a third drilling program in the central portion of the property.

1.5 Geology and Mineralization

Epithermal gold and silver mineralization at Borealis is hosted by Miocene pyroclastic rocks/ tuffs, andesite flows, dacite flows, and laharic breccias. These volcanic units together exceed 1,200 feet in thickness, strike northeasterly, and dip shallowly to the northwest. Pediment gravels cover the volcanic rocks at lower elevations along the mountain front where drilling has identified large areas of hydrothermal alteration. Structures are dominantly northeast-striking faults with steep dips and generally west-northwest-striking faults with steep southerly dips. Both of these fault systems lie on regional trends of known mineralized systems; thus, Borealis appears to be at a major intersection of structural and mineralized trends. Another strong control for alteration/ mineralization within the district is a series of north to north-northeast-trending structures that host the Graben deposit and other exploration targets. A number of these pre-mineral faults in the district may have been feeders for high-sulfidation hydrothermal systems. Figure 1.2 illustrates the local geology of the Borealis district and project area.


Borealis District Geology
Granodiorite
Alluvium
Granodiorite
Purdy Peak
Cerro Duro
Jaime's Ridge
Andesite
Alluvium
Sunset Wash Target
Lucky Boy Target
Alluvium
Northeast Ridge
Boundary Ridge
Property Boundary
Borealis
North Graben Target
Graben Deposit
East Ridge
Bullion Ridge Target
Andesite
Deep Ore Flats
Freedom Flats
Coal Valley Sediments
Andesite
Volcaniclastics
Lower Andesite
Pits
Basalt
0'
5000'
10000'
Alluvium

(Source: Echo Bay Mines, circa 1989, modified to reflect new property boundaries controlled by Gryphon Gold in March, 2011)

Figure 1.2 – Local Geology of the Borealis District and Project Area

Gold mineralization is often associated with hydrothermal breccias, pervasive silica, and sulfides, principally pyrite. It is likely that the higher-grade deposits may have been localized along the intersections of small second-order faults with the major feeder structures. Many of the oxide deposits at the project site, such as the Borealis deposit, have a flat-lying tabular shape and appear to have formed within gently dipping volcanic units. The pyroclastic/tuff unit is the most favorable host for gold mineralization. Alteration and mineralization closely associated with ore-grade material are fine-grained vuggy to massive silica and pyrite often with and enveloped by advanced-argillic alteration including alunite and dickite. Outward from the central silica zone is a zone that may contain kaolinite, quartz, pyrite, dickite, and diaspore, and is surrounded by montmorillonite and pyrite, and finally an outermost broad propylitic halo with minor pyrite. Large bodies of opaline and microcrystalline silica occur peripheral to some mineralized zones. During its emplacement, finely-disseminated gold found in the Borealis mineralizing system was enclosed in pyrite, and through natural weathering and oxidation, this gold was released and made available to extraction by cyanidation. Gold still bound in pyrite or pyrite-silica is not recovered easily by a simple cyanide heap leach operation. Widely-spaced drilling indicates that pediment gravels cover the majority of the altered and mineralized volcanic rocks over a 7-mile-long zone in the southern and southwestern parts of the district. Much of this area has received only minor testing with systematic multidisciplinary exploration. Pediment gravels overlie many of the best exploration targets in the district.

1.6 History of Exploration Activities

Since the late 1970s, exploration has been completed at the Borealis property with the primary objective of finding near-surface oxidized gold deposits. Exploration work has consisted of field mapping, surface sampling, geochemical surveys, geophysical surveys, and shallow exploration drilling.

Resistivity surveys were successfully used in the early exploration of the district to track favorable trends of strong silica alteration that is commonly associated with gold deposits. Chargeability anomalies were found later with the use of IP surveys that penetrated deeper to the sulfide zones and were found to reflect strong sulfide systems, for example, the Graben. Aeromagnetic data provide useful tools to identify potential hydrothermal alteration systems as magnetic lows, many of which are shown in medium to dark blue on Figure 1.3. An example of an interpretation of resistivity data is shown on Figure 1.4.



(Source: Echo Bay Mines, circa 1989)

Figure 1.3 – 1989 Borealis District Aeromagnetic Survey Map


Northeast Ridge
Goldview
Borealis
Crocodile Ridge
Eastridge
Graben
Freedom Flats
Deep Ore Flats
BOREALIS PROJECT
AXIS OF RESISTIVITY ANOMALIES
0
0.5
1.0 mile

(Source: J. Anzman and Gryphon Gold, 2005)

Figure 1.4 – Selected Resistivity Anomaly Trends of the Borealis District

Areas with known occurrences of gold mineralization which are defined by historical exploration drilling and had historical mine production include Northeast Ridge, Gold View, East Ridge, Deep Ore Flats (also known as Polaris), Borealis, Freedom Flats, Cerro Duro and Jaime's Ridge. All of these deposits still contain gold mineralization remaining in place, contiguous with the portions of each individual deposit that were mined.

1.7 Drill Hole Database

The historical exploration and development drill hole database used for the Borealis project resource models contains 2,670 drill holes with a total drilled length of 671,595 feet. These holes were drilled by several different operators on the property. Drill hole types include diamond core holes, RC holes and rotary holes. Drill hole sampling lengths are generally 5 feet for the RC holes but vary for the core holes based on geologic intervals. Gold assays in parts per billion ("ppb") and opt are provided for most of the drill hole sample intervals. Silver assays in parts per million ("ppm") and opt are also provided for many of the sample intervals.

Mineralized zones covered by these drill holes include Northeast Ridge, East Ridge, Deep Ore Flats, Borealis, Freedom Flats, and Graben. Except for Graben, all have been partially mined by previous operators of the project; the Borealis and Deep Ore Flats Pits are backfilled with waste from the Freedom Flats Pit. The drill holes in the west model area are mostly in the Cerro Duro, Jaime's Ridge, and Purdy Peak areas, at approximately 3 miles northwest of the main Borealis Mine site. Cerro Duro and Jaime's Ridge areas were also partially mined. Drill holes in the East Model area are mostly in the Boundary Ridge and Bullion Ridge areas, about 1 mile northeast of the main Borealis Mine site.

Also included in the drill hole data are the auger holes drilled in the heaps by Welsh, and the sonic drilling of the five Borealis heaps and parts of the Freedom Flats and Borealis Mine dumps that were completed by Gryphon Gold in May 2004. The Welsh program consisted of 11 holes totaling 760 feet. The Gryphon Gold program consisted of 32 holes totaling 2,475.5 feet. Drilling by Gryphon Gold during late 2006 through November 2007 was added to the drill hole database and reported in Technical Report on the Mineral Resources of the Borealis Gold Project, April 28, 2008. Blast hole assay data digitized from the original mine planning maps was added to the exploration and development drill data in March 2009. This data included 29,834 blast holes, each with one gold assay value. During 2010, an additional 52 holes were drilled by the Company and 49 holes were added to the drillhole database (three core holes are pending assay results). The total Company exploration and development drilling in the database currently includes 267 drill holes and 183,763 feet of drilling. The total number of Company drill holes used in the resource models for this report are 214 holes and 143,516 feet of drilling.

1.8 Sample Preparation, Analysis, and Security

1.8.1 Historical

The Borealis Mine site operated from 1981 through 1990 producing 10.7 million tons of ore averaging 0.059 opt Au from eight open pits. The mined ore contained about 635,000 ounces Au (Eng, 1991) of which approximately 500,000 ounces of gold was recovered through a heap leach operation. This historic production can be considered a bulk sample of the deposits validating the database that was used for feasibility studies and construction decisions through the 1980s. With over 2,400 drill holes that were compiled over a 30-year period by major companies, the amount of information on the project is extensive. It is primarily these data that have been used as the foundation of the current mineral resource estimate. The bulk of the data were collected beginning in 1978, the year of discovery of the initial ore-grade mineralization, and were continuously collected through the final year of full production. Subsequent explorers starting in the 1990s added to the database.

Little is known of the sample security arrangements made by the previous operators, but since the pits each produced the amounts of gold predicted or higher, it has been assumed that the security was adequate and it is unlikely that sample security was a problem. The same assumption is true for most of the subsequent explorers of the property – Billiton, Santa Fe Pacific and Cambior – which were all substantial companies and probably used sound procedures.

1.8.2 Recent Heap Leach Drilling Program

During November 2010 Gryphon Gold drilled 23 reverse circulation holes into the Freedom Flats portion of the Leach Pad 1 and 5 holes into the Re-leach portion of the Pad 1. A total of 1,630 feet were drilled with individual hole depths ranging from 30 feet to 85 feet. The drilling program planned that no hole would penetrate the plastic liner and each hole was terminated approximately ten feet above it. Five foot samples were collected over each hole and these were assayed for both gold and silver, soluble gold and silver, mercury, sulfur, and other elements. The holes in this program were drilled to give confirmation of previous results and to

upgrade the company's confidence that these old pads contained economically attractive resources.

1.9 Data Limitations

Much of the data from historical records of drilling, sampling, sample security, and assay procedures is not well documented. Nevertheless, Telesto has reviewed the accuracy of the information in the database and finds it acceptable for use in this study. Drill hole collar location surveys on original sheets were also compared to the database information and improved where necessary. Down-hole survey information on original sheets for the deeper holes were also reviewed and compared with the database to verify its accuracy.

Original mine planning maps were retrieved from Gryphon's project files and the hole location, elevation and gold assay value were digitized. The elevation and survey grid used in this data is consistent with current coordinates.

1.10 Mineral Processing and Metallurgical Testing

Eight open pit mines were developed at the Borealis Mine site during its operating years from 1981 to 1990. They include the Northeast Ridge, Gold View, East Ridge, Deep Ore Flats, Borealis, Freedom Flats, Jaime's Ridge, and Cerro Duro mines. Each pit has associated waste-rock disposal areas proximal to their mine areas. Two of the pits, Borealis and Deep Ore Flats, were backfilled with mine waste produced from proximate pits. Processing of the ore was by conventional cyanide-agglomerated heap leaching using both permanent and reusable pads. Precious metals were recovered using a Merrill-Crowe process.

Historical heap leach operations throughout the 1980s typically produced gold recoveries in the upper 70 to mid-80 percent range. These ores were primarily oxide and mixed oxide-sulfide and required cement agglomeration in order to achieve suitable solution percolation, pH control, and precious metal dissolution. Previous heap leach operations also processed run-of-mine ("ROM") ores (uncrushed), which were typically low-grade material that was stacked on the upper lifts of the heap leach pad ("HLP"). Historical gold recoveries for ROM ore ranged from 20 percent on the ROM from the East Ridge pit to 50 percent for the Northeast Ridge pit.

In 2004, the first phase of metallurgical test work was developed for the exploration drill samples. This work focused on determining the amenability of gold to cyanidation and the effect of particle size on gold recovery. The BMC geological staff collected 249 samples from historical leach pad areas and waste dumps for this program. For details on the results of this work see Section 16.3 on page 92.

Subsequent metallurgical testing was developed in 2005 for a Phase 2 program that utilized samples collected from current exploration drilling in fresh gold mineralized zones. A total of 77 bottle roll tests were completed from these data. In addition, four bulk samples were collected from near-surface trenches for column leach tests. There has been no current test work performed on ROM-sized samples.

Table 1.1 below summarizes the expected metal recovery from the respective mineralized material locations.

Table 1.1 – Estimated Gold Recovery

Area	Range of Au Recovery (%)	Estimated Au Recovery (%)
Borealis	62 – 86	75
East Ridge/Goldview	62 – 86	75
Crocodile Ridge	59 – 85	75
Freedom Flats	20 – 80	75
Boundary Ridge	40 – 92	75
Northeast Ridge	37 – 85	75
West Model Pits	46 – 92	75
New ROM Ore	55 – 94	55
Legacy Leach Pads	29 – 40	29
N.E. Ridge ROM Pads	–	40
Borealis Waste Dump	62 – 86	55

1.10.1 Processing

Surface mined ore will either be processed by crushing to a size of 80 percent less than 1 inch or will be placed as ROM on the HLP, depending on the grade of the ore. After crushing, ore will be agglomerated with lime and cement and conveyor stacked onto the HLP. Barren cyanide solution from the Adsorption, Desorption and Refining ("ADR") plant will be pumped through a pipe network to distribute the solution over the ore using drip tubes. After gold and silver is dissolved, the resulting pregnant leach solution will be collected and pumped to the ADR plant where the gold and silver will be removed from the solution using a carbon circuit followed by pressure stripping. Concentrated pregnant solution from the strip circuit will be pumped through electro-winning cells where the precious metals will be recovered as a metallic sludge. The sludge will be placed in a mercury retort for removal of residual mercury and drying. Finally, after mixing with fluxes, gold and silver doré will be produced in a melting furnace. The doré product will be shipped offsite for further refining.

1.11 Mineral Resource Estimates

Various mineral resource estimates have been prepared for the Borealis Gold Project. The most current, presented herein was prepared by Mr. Kim Drossulis of Telesto Nevada, Inc. It includes historic blast hole assay data, NI 43-101 compliant drillhole data, and assays from the company's 2010 drilling program. The study area encompasses the core of the BMC holdings and the principal gold deposits with known mineral resources. This current model revises the one prepared and used in the 2009 Pre-Feasibility Study.

1.11.1 Mineral Resource Model

Four three-dimensional block models, known as North, South, East, and West, were used to estimate the gold resource on the property. Each of these models used 20 by 20 by 20-foot blocks and three of the four were rotated so that model north was N 50° E. The North and South models overlap slightly to more easily maintain continuity across model boundaries. The West Area model also used 20- by 20- by 20-foot blocks but was not rotated.

Drill Hole Data: There are 2,670 exploration and development drill holes in the database with 17,818 intervals which intersect zones of mineralization that are included in the resource estimate. Average grades inside the mineralized zones range from 0.007 opt Au to 3.2 opt Au. Variability of assays is moderate to high with coefficients of variation ranging from 1.02 to 2.25 within zones.

Gold assays from 29,834 blast holes were previously added to the data used to calculate the range of the variogram that establishes the new measured, indicated and inferred limits of the 2009 Pre-Feasibility Study resource model.

Mineral Resource Classification: Resource classifications were based on the drill hole grid spacing believed necessary to establish the continuity of mineralization (for indicated resources) and to provide reliable estimates for production planning (for measured resources). Internal cut-off grades used in the resource calculations varied from 0.006 opt for orebodies to 0.009 for legacy heap material, to 0.01 opt for new ore in the East and West orebodies. Inferred resource material is considered waste rock in this study.

Model Results: A summary of in-situ measured and indicated resources (oxide and mixed oxide) can be seen in Table 1.2. The mineable reserve estimate for the pit areas for oxide and mixed oxide proven and probable ore only is summarized in Table 1.3 for gold and in Table 1.4 for silver.

The financial models prepared for this study use proven and probable oxide and mixed oxide reserves. Inferred mineral resources do not have demonstrated economic viability and were not considered in the economic model. Additional drilling, assaying, and metallurgical testing may result in reclassification of a portion of the inferred resources to either waste or to a measured and indicated resource category. See Table 1.5 for a summary of in-situ inferred oxide and mixed oxide material.

Table 1.2 – Summary of In-Situ Measured and Indicated Oxide and Mixed Oxide Mineral Resources – March 2011

Resource Class	Deposit	Au Cutoff (opt)	Tons (1,000's)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
Measured	South Model	0.007	696	0.018	0.25	12,500	172,600
	North Model	0.007	13,640	0.012	0.10	159,000	1,364,000
	East Model	0.007	11,516	0.012	0.02	138,200	230,300
	West Model	0.007	3,179	0.029	0.14	92,200	445,100
	Total Measured		**29,031**	**0.014**	**0.08**	**401,900**	**2,212,000**
Indicated	South Model	0.007	4,042	0.018	0.25	72,800	1,002,400
	North Model	0.007	1,122	0.012	0.10	13,100	112,200
	East Model	0.007	–	–	–	–	–
	West Model	0.007	224	0.015	0.14	3,400	31,400
	Total Indicated		**5,388**	**0.017**	**0.21**	**89,300**	**1,146,000**
Measured + Indicated	South Model	0.007	4,738	0.018	0.25	85,300	1,175,000
	North Model	0.007	14,762	0.012	0.10	172,100	1,476,200
	East Model	0.007	11,516	0.012	0.02	138,200	230,300
	West Model	0.007	3,403	0.028	0.14	95,600	476,500
	Total Measured + Indicated		**34,419**	**0.014**	**0.10**	**491,200**	**3,358,000**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.

Table 1.3 – Borealis Mineable Proven and Probable Oxide and Mixed Oxide Gold Reserves – March 2011

		Proven			Probable			Proven and Probable		
Model	Cutoff Grade (opt)	Tons (1,000s)	Avg. Au Grade (opt)	Cont. Ounces Gold	Tons (1,000s)	Avg. Au Grade (opt)	Cont. Ounces Gold	Tons (1,000s)	Avg. Au Grade (opt)	Cont. Ounces Gold
South *	0.007	281	0.043	12,100	1,727	0.042	71,900	2,008	0.042	84,000
North	0.007	6,001	0.016	98,700	667	0.016	11,000	6,668	0.016	109,700
East **	0.007	3,756	0.017	63,900	38	0.017	600	3,794	0.017	64,500
West **	0.007	1,179	0.031	36,100	49	0.031	1,500	1,228	0.031	37,600
Legacy Heaps and Dumps	0.005	–	–	–	3,499	0.021	73,000	3,499	0.021	73,000
Total		**11,217**	**0.019**	**210,800**	**5,980**	**0.026**	**158,000**	**17,197**	**0.021**	**368,800**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.
*- Permitted except for Crocodile Ridge
**- Not permitted

Note: As a result of applying economic constraints, only a portion of all oxide and mixed oxide measured and indicated resources were converted to the reserves shown in Tables 1.3 and 1.4. See Section 17 for full details.

Table 1.4 – Borealis Mineable Proven and Probable Oxide and Mixed Oxide Silver Reserves – March 2011

		Proven			Probable			Proven and Probable		
Model	Cutoff Grade (opt)	Tons (1,000s)	Avg. Ag Grade (opt)	Cont. Ounces Silver	Tons (1,000s)	Avg. Ag Grade (opt)	Cont. Ounces Silver	Tons (1,000s)	Avg. Ag Grade (opt)	Cont. Ounces Silver
South *	0.007	261	0.37	103,200	1,727	0.37	634,400	2,008	0.37	737,600
North	0.007	6,001	0.08	507,700	667	0.08	56,500	6,668	0.08	564,200
East **	0.007	3,756	0.02	75,100	38	0.02	800	3,794	0.02	75,900
West **	0.007	1,179	0.19	222,400	49	0.19	9,300	1,228	0.19	231,700
Legacy Heaps and Dumps	0.005	–	–	–	3,499	0.17	593,600	3,499	0.17	593,600
Total		**11,217**	**0.08**	**908,400**	**5,980**	**0.22**	**1,294,600**	**17,197**	**0.13**	**2,203,000**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.
*- Permitted except for Crocodile Ridge
**- Not permitted

Note: As a result of applying economic constraints, only a portion of the resources shown in Table 1.2 were converted to the reserves shown in Tables 1.3 and 1.4.

Table 1.5 – Summary of In-Situ Inferred Oxide and Mixed Oxide Resources – March 2011

Resource Zone	Au Cutoff (opt)	Tons (1,000's)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
South Model	0.007	–	–	–	–	–
North Model	0.007	8,094	0.008	0.11	62,400	912,000
East Model	0.007	7,907	0.009	0.02	75,000	158,100
West Model	0.007	2,175	0.027	0.11	58,000	244,800
Total	**0.007**	**18,176**	**0.011**	**0.07**	**195,400**	**1,314,900**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.

With the exception of silver, results from the 2011 resource estimate compare well with resource estimates reported in previous NI 43-101 compliant Technical Reports done for the Borealis Mine Project that included oxide, mixed or partial oxide, and sulfide mineralized materials in the resource estimate. Since it is not Gryphon Gold's intent at this time to mine any of the sulfide mineralized material, it is not surprising to see that the proven and probable reserves for gold in this report do not vary significantly with those previously reported.

Among the changes reported in this report are:

<u>RESOURCES</u>

- An increase in the number of measured and indicated oxide and mixed oxide in-situ gold and silver resources

- Key locations where the resource increases occurred:
  - North Model
  - East Model
  - West Model
- Due to the inclusion of new drillhole data from some of pits as well as some of the heaps and dumps.
- Re-interpretation of the variography that shifted inferred resources up to measured and indicated.

- A decrease in the measured and indicated oxide and mixed oxide gold and silver resources coming from heaps and dumps
  - Due to a downward classification of some measured and indicated resources to an inferred classification

<u>RESERVES</u>

- A decrease in the proven and probable oxide and mixed oxide contained gold and silver ounces
  - A re-examination of pre-backfill topography in the Borealis Pit in the South Model identified an area that had not been accurately subtracted in the models reported 2008 and 2009. The 2011 model subtracted these blocks and the result was a decrease of measured and indicated oxide and mixed oxide resources.

<u>GRADE</u>

- A decrease in the average grade of oxide and mixed oxide resources and reserves for both gold and silver
  - Due to enhanced commodity prices for both gold and silver, lower grade mineralized material becomes more attractive to mine.
  - Silver has a greater decrease in the average grade as it is essentially a by-product of the gold mining.

The changes to the silver resources and reserves which are reported herein are summarized in Tables 1.6 and 1.7 respectively.

Table 1.6 – Oxide and Mixed Oxide Silver Resources Reconciliation

Measured & Indicated	2009	2011	Difference
In-situ			
Tons	8,544,000	34,419,000	25,875,000
Ounces	1,898,200	3,358,000	1,459,800
Avg. grade	0.22	0.11	-0.11
Heaps & Dumps			
Tons	6,082,000	3,640,000	-2,442,000
Ounces	820,800	617,800	-203,000
Avg. grade	0.13	0.17	0.04
Total			
Tons	14,626,000	38,059,000	23,433,000
Ounces	2,719,000	3,975,800	1,256,800

Inferred Resources	2009	2011	Difference
In-situ			
Tons	13,704,000	18,176,000	4,472,200
Ounces	1,322,900	1,314,900	-8,000
Avg. Grade	0.10	0.07	-0.03
Heaps & Dumps			
Tons	14,064,000	19,493,000	5,429,000
Ounces	1,236,100	1,835,000	598,900
Avg. Grade	0.09	0.09	0
Total			
Tons	27,768,000	37,669,000	9,901,000
Ounces	2,559,000	3,149,900	590,900

Table 1.7 – Proven & Probable Reserves – Oxide and Mixed Oxide Silver Reconciliation

Proven	2009	2011	Difference
In-situ			
Tons	10,720,500	11,217,000	496,500
Ounces	2,190,315	908,400	-1,281,915
Avg. grade	0.19	0.08	-0.11
Heaps & Dumps			
Tons	1,767,000	0	-1,767,000
Ounces	229,710	0	229,710
Avg. grade	0.13	0	0.13
Sub-Total			
Tons	12,487,500	11,217,000	-1,270,500
Ounces	2,420,025	908,400	-1,511,625

Probable	2009	2011	Difference
In-situ			
Tons	3,573,500	2,481,000	-1,092,500
Ounces	730,106	701,000	-29,106
Avg. grade	0.18	0.28	0.10
Heaps & Dumps			
Tons	589,000	3,499,000	2,910,000
Ounces	76,570	593,600	517,030
Avg. grade	0.13	0.17	0.04
Sub-Total			
Tons	4,162,500	5,980,000	1,817,500
Ounces	806,676	1,294,600	487,924
Total			
Tons	16,650,000	17,197,000	547,000
Ounces	3,226,700	2,203,000	-1,023,700

The difference between the silver grades and tonnage between the 2009 Prefeasibility Study and the 2011 report result principally from the fact that the 2009 Prefeasibility Study was based on a silver price of $12.00 per ounce and since it had little impact on the project economics, it was estimated using gold grade zones and parameters and was not separately modeled in the 2009 Prefeasibility Study. As stated in Section 17.7.7 item 7 of the 2009 Prefeasibility Study, "Silver was estimated using the gold grade zones and parameters". Due to the increased price of silver to $24.00 in the 2011 report, silver was separately modeled and reported. The 2009 estimate overstated the silver resource by approximately 30% and is revised in the 2011 report. The silver reserve decrease amounted to approximately 1,023,700 ounces and was most pronounced in the South and West Models.

1.12 Other Important Considerations

The Borealis property is located on public lands partly within the Humboldt-Toiyabe National Forest, Bridgeport Ranger District, and BLM-administered lands. Because most activity to date has been within the USFS-administered lands, the POO for this activity is subject to USFS approval and environmental analysis under the National Environmental Policy Act ("NEPA"). A project of this magnitude typically requires the preparation and approval of either an Environmental Assessment ("EA") or an Environmental Impact Statement ("EIS") with the EIS process generally being longer and more comprehensive. Since the Borealis project area has been extensively affected by previous mining operations, the USFS determined that resuming mining operations at the Borealis property would have no significant impact to public lands and that an EA would satisfy the NEPA requirements for this project. The Cerro Duro, Jaime's Ridge, and Purdy Peak resources and the exploration targets in the Central and West Pediment areas are within the BLM jurisdiction and require BLM approval for exploring or mining.

1.12.1 Permitting

The principal operating permits required for construction, operation, and closure of the Borealis mine have been acquired from Nevada state and Federal regulatory agencies as of the date of this report. Except for Crocodile Ridge, which was not part of the approved Forest Service EA and Plan of Operation, the permits received cover an approximate 10 million-ton project within the 457 acre central operating area and include an exploration program within that operating area that recognizes the potential to expand the resource base with successful exploration results. Expansion of the approved project plans will require modification of the Forest Service EA and Plan of Operations, and State operating permits. There are no known issues that would preclude the approval of such routine modifications by the applicable regulatory agencies.

The operating permits exclude some of the Middle Ridge area and Orion's Belt (West Model). The deposits in Orion's Belt have been subject to previous mining operations and have been successfully reclaimed. No fatal flaws or material concerns which would preclude the permitting and development of mining operations in these area have been identified, although the timing of such permitting processes is uncertain.

1.13 Financial Model Results

A cash flow model for the project was prepared using proven and probable reserves. Capital and operating costs were estimated based on updated contractor quotations and Telesto estimates. Gold and silver recovery was estimated based on historical results and recent testing. Mine production schedules were generated using open pit planning software.

The Borealis project will mine a total of 7,467,300 tons of oxide ore, 3,243,000 tons of mixed oxide ore, 2,984,000 tons of ROM ore, 3,498,500 tons of legacy heaps and dumps, and 27,857,100 tons of waste rock. The ore plus ROM strip ratio is 1.92 to 1. These amounts are shown in Table 1.8. It is anticipated that a minor amount of gold bearing sulfide material will be mined as part of this operation. Sulfide material will be placed as "designated waste" in a location that provides for its potential future processing should a sulfide circuit become available.

Table 1.8 – Mineable Reserves by Ore Type at $1,200 per Ounce Gold

Material	Ore k-tons	Au (opt)	Au oz	Waste k-tons
Oxide	7,467	0.027	198,737	
Mixed Oxide	3,243	0.023	74,660	
ROM	2,984	0.008	22,808	
Legacy Heaps and Dumps	3,498	0.021	73,019	
Total	**17,192**	**0.021**	**369,224**	**27,857**

Note: Sulfides are reported as Designated Waste and do not add to ounces in this table.

The results of the financial model at a $1,200 gold price are:

- Initial Capital Cost $12.7 million
- Cash Operating Cost $851/ounce of gold equivalent
- Net Present Value @ 5% Discount Rate $25.1 million
- Payback Period 1.16 years

Life of Mine ("LOM") Capital Costs are summarized as follows:

- Direct Costs (Facilities, mobilization, etc.) $12.9 million
- Indirect Costs (Bonding, EPCM, etc) $8.9 million
- Contingency $1.2 million
- Total Capital $23.0 million

Life of Mine Operating Costs

- Mining $111.8 million
- Leaching and Processing $87.5 million
- General and Administrative ("G & A") $16.4 million
- Total Operating Cost $202.5 million
- Operating Margin $99.7 million

1.14 Sensitivity

Sensitivities to gold price and recovery, construction capital, operating costs, and silver price and recovery, were completed and the after-tax Internal Rate of Return ("IRR") was measured. The base case after-tax IRR for the project was calculated to be 118%. Figure 1.5 shows the projected change in IRR (expressed as a percent) for each percentage change in the underlying assumption.


Sensitivities
250%
200%
150%
100%
50%
0%
IRR
-10%
-5%
base
5%
10%
Variation from base case
Gold Price
Silver Price
Capital
Operating Costs
Gold Recovery
Silver Recovery
Royalty rate
Gold Grade
Silver Grade

Figure 1.5 – Project Sensitivity

Gold Price and Recovery: The base gold price for the economics was US$1,200 per ounce. For each 1% change in the gold price, the IRR of the project changes by approximately 7.9%. The sensitivity is the same for gold recovery, for each 1% change in the base assumption for gold recovery, the IRR of the project changes by approximately 7.9%.

Operating Costs: The base case operating costs were increased and decreased to determine the project sensitivity to changes. For each 1% change in operating costs, the project IRR changes by approximately 7.5%.

Capital Costs: Construction capital was varied to determine its sensitivity. For each 1% change in the cost of construction, the IRR changes by approximately 3.3%.

Silver Price and Recovery: Sensitivity was computed for changes in silver price and recovery. For each 1% change in silver price or recovery, the IRR changed by 0.25%. The only item that the project is less sensitive to is the royalty rate.

Fuel Cost Sensitivity: A separate sensitivity was computed for the price of diesel fuel. The majority of diesel fuel will be consumed by the mining fleet operated by the contract miner. The financial model assumes that the fuel is directly purchased by Gryphon Gold and supplied to the contract miner. The base case financial model utilized off-road diesel fuel costs of US$3.36 per

gallon. For each US$0.50 change in the price of fuel, the project pre-tax cash flow changes by US$2.5 million over the life of the project.

1.15 Conclusions and Recommendations

Telesto Nevada, Inc. and the authors of this document recommend that the Borealis project be put into production.

Other goals of the Borealis Gold Project going forward are to increase current resources and discover and delineate new deposits within the greater Borealis property.

Analyses of the geologic data has identified a significant in-place mineral resource that supports an open pit, heap leach gold and silver mine. Based on historical operational data and similar deposits and projects in the area, the field-proven process technology selected (heap leach and ADR plant, using carbon adsorption) will be able to effectively produce gold and silver doré for sale.

Having successfully obtained the major permits from the USFS and the NDEP, environmental and permitting issues no longer represent a significant risk to future project development.

Further sampling of the historical heaps and dumps is recommended because of the immediate potential to move inferred resources into indicated resources that may be considered for reserves.

Exploration should be conducted along the known structural trends to move inferred resources into mineable reserves. Discovery potential in the Borealis district includes oxidized gold mineralization adjacent to existing pits and new oxide gold deposits at shallow depth. Expansion of gold mineralization adjacent to existing pits provides the best potential for rapid development of additional mineral resources. Projection of known mineralized structures and trends into covered areas provides the best potential for discovery of new deposits, including both near surface oxide and deeper sulfide systems.

In conjunction with the exploration program, metallurgical testing should be performed on representative core samples.

Telesto believes that based upon the potential 6-year oxide heap leach mine life and the significant potential in higher grade refractory resources at Borealis, the company should immediately embark upon a program to evaluate new gold recovery processes and begin test work to determine their applicability to Borealis refractory ounces.

2.0 Introduction and Terms of Reference (By Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

Gryphon Gold Corporation (referred to as "Gryphon Gold" or the "Company" in this report) is progressing with technical work at its 100 percent-owned Borealis Gold Project in Mineral County, Nevada, which will potentially allow the Company to produce gold and silver from the mine. The purpose of this pre-feasibility study is to provide an update of the phased development model that includes enhanced geologic interpretation of additional data acquired and analyzed the end of 2010 by Company geologists and engineers, upgrade certain resources, update capital and operating costs, and report on technical activities to date. The deposits within the boundaries of the central study area have been approved for mine development by State and Federal regulatory agencies. Other known deposits containing mineral resources are located outside the limits of the central study area in outlying areas. No fatal flaws or material concerns, which would preclude mining operations in these areas, have been identified to date although the timing of such permitting processes is uncertain.

Resource models for several in-place gold deposits located within the boundaries of the central and outlying study areas were used for this study and include the following deposits: West Alluvial Deposit, Freedom Flats, Borealis, Crocodile Ridge, Deep Ore Flats (also known as Polaris), East Ridge, Northeast Ridge, and also the Purdy Peak, Jaime's Ridge, and Cerro Duro deposits located further to the west, and Boundary Ridge located to the east. Resource estimates for deposits outside the study areas, but on claims controlled by Gryphon Gold, rely on historical drill hole data and are not permitted for development at this time.


Flatland
West Pediment
Gnat Flat
Sunset Wash
Iron Hill
Ghost Vent
Lucky Boy
Central Pediment
Tough Hills
Rainbow Ridge
Rainbow Flats
Wiggle Knob
Northeast Ridge
Bullion Ridge
Pediment Target Area
North Graben Extension
Crocodile Ridge
Gold View
Borealis
East Ridge
Boundary Ridge
Stone Cabin
Delta
Graben
Deep Ore Flats
Borealis Extension
Opal Hill
East Pediment
Boundary Flat
0
10,000 ft
Previously Mined
Near Term Oxide Targets
Mid-term sulfide / Oxide Targets
Future Exploration Targets

(Based on information from Echo Bay Mines, circa 1989, modified by Gryphon Gold, 2005)

Figure 2.1 – Mineral Deposits and Prospects of the Borealis Property

Names of gold deposits and exploration targets are shown on Figure 2.1, which can be used as a reference to the geographic location and place names used in this report. Some of the most important exploration targets are reviewed in Section 10.0, Exploration.

Telesto mine planner/designer Mr. Kim Drossulis, working closely with Gryphon Gold and its other consultants, prepared new resource models. Additional input was provided by Knight Piésold regarding environmental, permitting, and metallurgical issues.

The following summarizes the technical experts and Qualified Persons who have contributed to this report:

- Mr. John D. Welsh, P.E., is a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects. Mr. Welsh is the Senior Principal Engineer for Telesto and is responsible for capital and operating cost estimates, mine production schedules and financial models. Mr. Welsh is a graduate civil engineer with over 30 years of open pit, heap leach mine operating experience.

- Mr. Jonathan M. Brown, CPG (AIPG) is a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects. Mr. Brown is the Manager of Environmental Permitting for Telesto and is responsible for geology, sampling, exploration and reviewing mineral resource estimates.

- Mr. Douglas W. Willis, CPG (AIPG) is a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects. Mr. Willis is a Project Geologist employed by Telesto and is responsible for sampling data verification, geology and permitting.

- Dr. Thom Seal is a Qualified Person for the purpose of Canadian NI 43-101 Standards of Disclosure for Mineral Projects. Dr. Seal is a consulting metallurgist and is responsible for the discussion in Section 16 on metallurgy.

- Mr. Daniel W. Kappes is a Qualified Person for the purpose of Canadian NI 43-101 Standards of Disclosure for Mineral Projects. Mr. Kappes is metallurgical engineer and is responsible for the discussion 16.4.

Technical support has been provided by additional associates and employees of Telesto. Knight Piésold has in the past provided support for permit acquisition activities, geotechnical engineering, and metallurgical engineering (Knight Piésold and Co., 2003). Gryphon Gold provided staff support and assistance by drafting certain figures incorporated in the report (as credited below each illustration) and aiding in the final assembly of the report.

This study uses considerable existing information contained in Gryphon Gold's Borealis project files. This information consists of several thousand pages of documents and data gathered during more than 20 years of exploration, development, mining, and post-mining reclamation activities at Borealis and includes exploration results, geophysical surveys, mineralogical analyses, geologic interpretations, metallurgical testing, design engineering, operating results,

technical correspondence and scientific publications. Gryphon Gold converted this information to electronic format to allow for ease of search and recovery.

Archival information used in this study was provided by Gryphon Gold. The database has been verified by Telesto. As the Borealis project advances, certain additional information will be gathered which will allow for further verification of historical results and confirmation of the technical concepts reported herein.

Drossulis and Brown frequently undertake mineral property studies, and are familiar with the mineral resource definitions and disclosure requirements of Canadian NI 43-101. None of the principals involved in this project have any direct pecuniary or contingent interests of any kind in Gryphon Gold or its mining properties. Telesto is to receive a fee based on time expended and expenses incurred according to the Company's standard fee schedule.

The major units used in this report are those commonly used in the United States – dry short tons of 2,000 pounds (tons), troy ounces per short ton (opt), miles, feet, etc. Where metric units are used, such is noted.

The following acronyms and abbreviations are used throughout this report:

AAL: American Assay Laboratories
ADR: Adsorption, Desorption and Refining
Ag: Silver
AIPG: American Institute of Professional Geologists
AMC: Antecedent Moisture Condition
AMT: Alternative Minimum Tax
ASTM: American Society for Testing and Materials
Au: Gold
BA/BE: Biological Assessment and Biological Evaluation
BAPC: Bureau of Air Pollution Control
BECOG: Breakeven cutoff grade
BLM: U.S. Bureau of Land Management
BMC: Borealis Mining Company
BMRR: Bureau of Mining Regulation & Reclamation
BSDW: Bureau of Safe Drinking Water
BWPC: Bureau of Water Pollution Control
cf: cubic foot or cubic feet
CFO: Chief Financial Officer
CIC: Carbon-in-Column
CN: Curve Number
COG: Cutoff Grade
CPG: Certified Professional Geologist
CPM: Critical Path Method
CPT: Corrugated polyethylene tubing
CSAMT: Controlled source audio-frequency magnetotellurics

CSV: Comma-delimited text files
DRI: Desert Research Institute
DTM: Digital terrain model
EA: Environmental Assessment
EIS: Environmental Impact Statement
EM: Electromagnetics
EPCM: Engineering, procurement and construction management
EPA: U.S. Environmental Protection Agency
ERRCP: Emergency Release, Response and Contingency Plan
ET: Evapotranspiration
FCC: Federal Communications Commission
FONSI: Finding of No Significant Impact
G & A: General and Administrative
g/T: Grams per tonne
gpm: Gallons per minute
HDPE: High-density polyethylene
HLP: Heap leach pad
HMI: Human machine interfaces
HOA: Hand-off-auto
I/O: In/Out
IBC: International Building Code
ID: Interdisciplinary
ID^2: Inverse-distance-squared
ID^3: Inverse-distance-cubed
IDW: Inverse-distance-power weighting
IFM: Interim fluid management
IP: Induced Polarization
IRR: Internal Rate of Return
JBR: JBR Environmental Consultants, Inc.
k tons: Kilo tons = 1,000 tons
k oz: Kilo ounces = 1,000 Troy ounces
kV: Kilo volts = 1,000 volts
kVA: Kilovolt Ampere = 1,000 volt-amperes
kWh: Kilowatt-hour = 1,000 watt-hours
LCRS: Leachate Collection and Removal System
LOM: Life of Mine
MACT: Maximum achievable control technologies
MCC: Motor Control Center
MCP: Motor Circuit Protector
mph: Miles per hour
MSHA: U.S. Department of Labor Mine Safety and Health Administration
MVA: Megavolt Ampere = 1,000,000 volt-amperes
NAC: Nevada Administrative Code
NaCN: Sodium cyanide
NDEP: Nevada Division of Environmental Protection

NDOW: Nevada Department of Wildlife
NDWR: Nevada Division of Water Resources
NEPA: National Environmental Policy Act
NFPA: National Fire Protection Association
NI 43-101: Canadian National Instrument 43-101
NMAECP: Nevada Mercury Air Emissions Control Program
NOI: Notice of Intent
NOL: Net Operating Losses
NPDES: National Pollutant Discharge Elimination System
NRHP: National Register of Historic Places
NSR: Net smelter return
opt: Troy ounces per short ton
oz: Troy ounces
P.E.: Professional Engineer
P.G.: Professional Geologist
pcf: Pound-force per Cubic Foot (unit of material density)
PCMS: Process component monitoring system
PLC: Programmable logic controller
POO: Plan of Operations
ppb: Parts per billion
ppm: Parts per million
psf: Pound per square foot
psi: Per square inch
QA/QC: Quality Assurance and Quality Control
RC: Reverse circulation
ROM: Run-of-mine
RTU: Remote terminal unit
SAD: Surface Area Disturbance
sf: Square foot or square feet
SHPO: State Historical Preservation Officer
SPCC: Spill Prevention, Control, and Countermeasure
SWPPP: Storm Water Pollution Prevention Plan
T&E: Threatened and Endangered
ton: Dry short ton of 2,000 pounds
T: Metric ton = 1,000 kg
topo: Topographic
U.S.D.A.: U.S. Department of Agriculture
USD: U.S. Dollars
USFS: U.S. Forest Service
USGS: U.S. Geological Survey
VLF: Very low frequency
WPCP: Water Pollution Control Permit
WRF: Waste rock facility

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3.0 Reliance on Other Experts (By Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

The opinions expressed in this report are based on the available information and geologic interpretations supplied by Gryphon Gold and other third party sources available at the time of this report. The authors of this report exercised all due care in reviewing the supplied information and believe that the basic assumptions are factual and correct and the interpretations are reasonable. Assumptions, conditions, and qualifications are as set forth in the body of this report.

Although Gryphon Gold's consultants have independently analyzed some of the data, the accuracy of the results and conclusions from the review rely on the accuracy of the supplied data. These consultants have relied on the supplied information and have no reason to believe that any material facts have been withheld, or that a more detailed analysis may reveal additional material information. The authors did not undertake a program of independent sampling, drilling, or assaying to determine or confirm gold or silver values.

The information in Section 4.3, Property Description and Ownership, has been provided by Gryphon Gold. This information has not been independently reviewed by the authors; however, it is supported by a title report by Gryphon Gold's attorney Parr Waddoups Brown Gee & Loveless dated December 2005.

Estimates of mineral resources are inherently forward-looking statements subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

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4.0 Property Description and Location

(By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

4.1 Location

The Borealis property is located in southwest Nevada, approximately 16 road miles southwest of the town of Hawthorne in the Walker Lane Mineral Belt and 12 miles northeast of the California border. Hawthorne is 133 highway miles southeast of Reno and 314 highway miles northwest of Las Vegas.

The project area is located in:

T6N, R28E	Sections 10-14
T7N, R28E	Sections 33-36
T6N, R29E	Sections 2-24, and 26-29
T7N, R29E	Sections 31

Mount Diablo Meridian, Mineral County Nevada. The approximate center of the property is at lat 38º22'55" N., long 118º45'34" W. Figure 4.1 shows the location of and access to the Borealis project.


BOREALIS
Mineral County Nevada
Hawthorne
Luning
BOREALIS PROJECT
Mina
0 miles
10 miles

(Source: Gryphon Gold, 2005)

Figure 4.1 – Location Map of the Borealis Project

4.2 Study Area Boundaries

The defined study area falls within the boundary of the previously disturbed and reclaimed 457-acre area where operating permit acquisition and other field activities are currently taking place. Two outlying areas approximately 3 miles to the northwest and 1 mile to the northeast of the central study area also have been included in the resource modeling efforts. The central and outlying study areas are wholly within the boundaries of mining claims controlled by Gryphon Gold and are coincident with the core areas disturbed by previous mining operations described in Section 18.1, Permitting.

Several known gold deposits are located within the boundaries of the area of study including, but not limited to the following: Borealis, Crocodile Ridge, Deep Ore Flats (also known as Polaris), East Ridge, Freedom Flats, Gold View, Graben, Middle Ridge, Northeast Ridge, Cerro Duro, Jaime's Ridge, Purdy Peak, Boundary Ridge, and Bullion Ridge. The Cerro Duro, Jaime's Ridge, and Purdy Peak deposits are also known jointly as Orion's Belt.

4.3 Property Description and Ownership

4.3.1 General Property Description

The Borealis property is comprised of 751 unpatented mining claims of approximately 20 acres each, totaling about 15,020 acres and one unpatented mill site claim of about 5 acres. Of the 751 unpatented mining claims, 128 claims are owned by others but leased to BMC, and 623 of the claims were staked by Golden Phoenix or Gryphon Gold and transferred to BMC.

The lands on which the claims are located were open to mineral location at the time of claim staking. There are no apparent conflicts with any privately owned land. There are some overlaps with surface improvements, such as a power line right-of-way and stock watering facilities, but those improvements do not prevent the location of mining claims. There are some minor conflicts due to slight overlap between the claims and some competitor-owned RAM claims, primarily in sections 7, 18, and 19, T. 6 N., R. 29 E. In some cases the Borealis claims are senior and would control the ground in conflict, and in some cases the opposite is true. However, all conflicts appear to be limited to the edges of adjoining claims and thus are likely to be insignificant. All of the claims are shown in the BLM records as being in good standing.

A review of federal and county land records relating to the Borealis property was done in 2003 by Parr Waddoups Brown Gee and Loveless, attorneys at law, and Roger Gash, who is a Certified Professional Landman and Nevada Commissioned Abstractor. Subsequent updates were completed in 2004 and January and May 2005. The review began with the 1996 conveyance of the property out of Echo Bay. The review of the claims did not go back to the original location dates for the various claims, some of which dated back to 1953. This was because Gryphon Gold was comfortable with the assumption that Echo Bay had successfully operated the property without legal challenges or significant problems.

4.3.2 Ownership, Purchase Agreement, and Mining Lease

Mineral rights, through BMC as the owner or lessee of the claims, allow BMC to explore, develop and mine the Borealis property, subject to the prior procurement of required operating

permits and approvals, compliance with the terms and conditions of the mining lease, and compliance with applicable federal, state, and local laws, regulations and ordinances. The Company believes that all of its claims are in good standing.

The 128 leased claims are owned by John W. Whitney, Hardrock Mining Company and Richard J. Cavell, whom are referred to as the "Borealis Owners." BMC leases the claims from the Borealis Owners under a mining lease dated January 24, 1997 and amended as of February 24, 1997. The BMC Lease was assigned to BMC by the prior lessee, Golden Phoenix. The mining lease contains an "area of interest" provision, such that any new mining claims located or acquired by BMC within the area of interest after the date of the mining lease shall automatically become subject to the provisions of the mining lease. Originally, the term of the mining lease extended to January 24, but could be continued indefinitely thereafter for so long as any mining, development, or processing is being conducted on the leased property on a continuous basis. A new agreement was undertaken in February, 2011 as outlined in Section 4.3.3.

The remainder of the Borealis property consists of 623 unpatented mining claims and one unpatented mill site claim staked by Golden Phoenix, Gryphon Gold or BMC. Claims staked by Golden Phoenix were transferred to BMC in conjunction with the January 28, 2005 purchase of all of Golden Phoenix's interest in the Borealis property. A total of 202 claims of the total 751 claims held by Gryphon Gold are contiguous with the claim holdings, are located outside of the area of interest, and are not subject to any of the provisions of the lease.

All of the mining claims (including the owned and leased claims) are unpatented, such that paramount ownership of the land is in the United States of America. Claim maintenance payments and related documents must be filed annually with the BLM and with Mineral County, Nevada to keep the claims from terminating by operation of law. BMC is responsible for those actions.

Telesto has verified that required documents were submitted and all fees have been paid to the BLM on August 9, 2010 and to Mineral County on maintenance requirements for the then existing claims. In addition, county filing fees plus document fees were paid to Mineral County on October 12, 2010 in fulfillment of the annual filing requirements.

4.3.3 Royalty

Gryphon Gold announced on August 22, 2008, an option to fix the existing floating rate NSR royalty at 5%. The option can be exercised anytime until February 22, 2010. An option payment for the first year of $250,000 was made on August 22, 2008. The option can be extended for an additional six months, if required, for a further payment of 966,336 shares of common stock of Gryphon Gold.

On exercise of the option, Gryphon will pay cash of $1,750,000, issue 7,726,250 common shares of Gryphon Gold and issue a three year $1,909,500 5% debenture convertible into common shares at $0.70 per share for the first year of the term and escalating by $0.10 per share until maturity.

Upon exercise of the option, the NSR rate would be fixed at 5% and replace the floating rate NSR royalty described below. The property which includes the 122 original core claims is subject to a floating rate NSR royalty which is computed as being the average monthly price of gold divided by 100 with the result expressed as a percentage. The initial mining operations will probably be located on the 122 claims in the core group. These initial 122 core claims expanded to 128 claims as a result of fraction filling.

On February 17, 2011 the company entered into an agreement to extend the Option Agreement. The agreement amends Gryphon's option to fix the Net Smelter Return (NSR) royalty at 5% on its Borealis property and extends the option on a month-to-month basis for up to six months beginning February 22, 2011 in consideration for $25,000 per month. Under the terms of the amended option agreement, Gryphon has agreed to exercise the option and fix the Borealis Net Smelter Return (NSR) royalty at 5% on the tenth business day following the closing of any offering to raise $8 million or more and the leaseholders have agreed to accept a two year, 5% promissory note in the principal amount of $1.6 million in lieu of a portion of the original $1.75M cash payment due on exercise of the Option. Upon exercise of the Option, Gryphon will pay the leaseholders $150,000 in cash, the $1.6 million promissory note, 5,000,000 shares of common stock at a deemed value of $0.40 per share and a convertible promissory note in the principal amount of $3 million.

The NSR cash value is determined by applying the resulting percentage to the price of gold. For example, using an assumed average monthly price of gold of $775 the NSR royalty would be 7.75 percent (net of refinery charges), which would translate into a cash cost of slightly less than $60.06 per ounce (i.e. $775 divided by 100 = 7.75 percent, 7.75 percent of $775 is $60.06 per ounce less refining charges).

As described in the terms of the BMC Lease, the Borealis property is currently subject to advance royalty payments of $25,000 per month. These advance royalty payments are subject to adjustments in the Consumer Price Index. Any commercial production from adjacent claims owned by others and acquired by Gryphon Gold or BMC within the Borealis project area of interest will be subject to a 2 percent NSR royalty to be paid to the Borealis Owners.

5.0 Accessibility, Climate, Local Resources, Infrastructure, and Physiography (By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

5.1 Access

Access to the Borealis property is gained from the Lucky Boy Pass gravel road located about 2 miles south of Hawthorne from Nevada State Highway 359 (Figure 4.1). Hawthorne is about 133 highway miles southeast of Reno. The Borealis property is about 16 road miles from Hawthorne.

5.2 Climate and Physiography

The elevation on the property ranges from 7,200 feet to 8,200 feet above sea level. Topography ranges from moderate and hilly terrain with rocky knolls and peaks, to steep and mountainous terrain in the higher elevations. This relatively high elevation produces moderate summers with high temperatures in the 90°F range. Winters can be cold and windy with temperatures dropping to 0°F. Average annual precipitation is approximately 10 inches, part of which occurs as up to 60 inches of snowfall. Historically in the 1980s, the mine operated throughout the year with only limited weather related interruptions. It is anticipated that the mine will operate year-round as was done in the past without unusual problems.

The vegetation throughout the project area is categorized into six main community types: pinyon/juniper woodland, sagebrush, ephemeral drainages and areas disturbed by mining and reclaimed. Predominate species include pinyon pine, Utah juniper, greasewood, a variety of sagebrush species, crested wheat grass and fourwing saltbush in previously reclaimed areas (JBR Environmental Consultants, 2004).

5.3 Existing Site Conditions, Infrastructure, and Available Services

The Borealis project site (Figure 5.1) has been reclaimed to early 1990s standards, before new, more modern state regulations were promulgated. The pits and the project boundary are fenced for public safety. Currently, access to the pits and heap leach areas is gained through a locked gate. No buildings or power lines located on the surface remain, although a major electrical transmission line crosses the property and lies about 2 miles from the former mining area. All currently existing roads in the project area are two–track roads with most located on the reclaimed haul roads.

Water for the historical mining operations was supplied from a well field in a topographically isolated basin located approximately 3 miles south of the former Borealis Mine site. Part of this water line to the mine site is still intact and will be used. Water wells have been maintained and will be placed in service one the construction of the planned facilities begin.


Northeast Ridge
Gold View
East Ridge
Crocodile Ridge
Deep Ore Flats
Borealis Extension
Opal Hill
North Graben
Freedom Flats
Graben
(Source: Echo Bay Mines, circa 1991; modified by Gryphon Gold, 2004)

Figure 5.1 – Photograph of a Portion of the Borealis District, circa 1991 View to the East with Freedom Flats Pit in the Foreground

A seismic assessment was made to help in the design of pit slopes, and heap and dump face angles based on information acquired from the U.S. Geological Survey ("USGS"). According to USGS data, the site is assigned with a peak horizontal free-field ground acceleration of 0.295 g for an earthquake with a 475-year return period. This equates to a 10 percent probability of that event being exceeded during a 50-year exposure period. For a facility with a 10-year life, this would equate to a 2 percent probability of exceedance during the project life. For facilities that do not impound water and their failure would not be associated with loss of life, excessive loss of property, or irreparable damage to the environment, this probability represents an acceptable level of risk.

The relatively high seismic parameters assigned to this site are due to the presence of several active faults in the area. The Wassuk Range Fault 1 and Fault 2 are located within 6 or 7 miles of the site. The faults are assigned characteristic magnitudes of 7.1 and 7.3, respectively. The return periods for such an event would be on the order of 10,000 years. For design of the pits, dumps, and heaps, a design earthquake event of magnitude 7.3 was used producing a peak horizontal free-field ground acceleration of 0.295 g. For the heap leach facility, the free-field peak horizontal ground acceleration would be amplified by a factor estimated to be 2 to 3 as the

seismic waves propagate vertically upward through the heaps. This would result in a peak crest acceleration at the top of the heap ranging from 0.59 to 0.89 g.

The nearest available services for mineral exploration, development work and mine operations are in the small town of Hawthorne, located about 16 miles to the northeast of the project area via a wide, well-maintained gravel road. Hawthorne has substantial housing available, adequate fuel supplies and sufficient infrastructure to take care of basic needs. For other goods and services, sources in Reno and elsewhere could supply most any material required for the development or mine operations.

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6.0 History (By Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

6.1 History of the District

The original Ramona Mining District, now known as the Borealis Mining District, produced less than 1,000 ounces of gold prior to 1981. In 1978, the Borealis gold deposit was discovered by S.W. Ivosevic (1979), a Houston International Minerals Company geologist (a subsidiary of Houston Oil and Minerals Corporation). The property was acquired through a lease agreement with the Whitney Partnership, which later became the Borealis Partnership, following Houston's examination of the submitted property. Initial discovery of ore-grade gold mineralization in the Borealis district and subsequent rapid development resulted in production beginning in October 1981 as an open pit mining and heap leaching operation. Tenneco acquired the assets of Houston International Minerals in late 1981, and continued production from the Borealis Mine pit. Subsequently, several other gold deposits were discovered and mined by open pit methods along the generally northeast-striking Borealis trend. Also several small deposits were discovered further to the west in the Orion's Belt area. Tenneco's exploration in early 1986 discovered the Freedom Flats deposit beneath thin alluvial cover on the pediment southwest of the Borealis Mine pit. In October 1986, Echo Bay Mines acquired the assets of Tenneco Minerals.

With the completion of mining of the readily available oxide ore in the Freedom Flats deposit and other deposits in the district, active mining was terminated in January 1990, and leaching operations ended in late 1990. Echo Bay left behind a number of oxidized and sulfide-bearing gold mineral resources (Kirkham, 1987). All eight open pit operations are reported to have produced a total of 10.7 million tons of ore averaging 0.059 opt Au (Golden Phoenix Minerals, Inc., 2000). Gold recovered from the material placed on heaps was approximately 500,000 ounces, plus an estimated 1.5 million ounces of silver. Echo Bay chose to close the mine instead of continuing development of the remaining mineral resources, because of impending new environmental closure regulations and the desire to focus on their McCoy/Cove gold-silver deposits south of Battle Mountain, Nevada. Reclamation of the closed mine began immediately and continued for several years in order to meet the deadline for the less-restrictive regulations. Echo Bay decided not to continue with its own exploration, and the property was farmed out as a joint venture in 1990-91 to Billiton Minerals, which drilled 28 RC exploration holes on outlying targets totaling 8,120 feet. Billiton dropped the property with no retained interest. Their exit was attributed to change in management direction and restructuring.

Santa Fe Pacific Mining, Inc. then entered into a joint venture with Echo Bay in 1992-93 (Kortemeier, 1993), compiled data, constructed a digital drill hole database and drilled 32 deep RC and deep core holes totaling 31,899.3 feet including a number of holes into the Graben deposit. Santa Fe Pacific had success in identifying new sulfide-zone gold mineralization, but terminated the joint venture because of reduced exploration budgets. Echo Bay completed all reclamation requirements in 1994, showcased the reclamation, and then terminated its lease agreement with the Borealis Partnership in 1996.

In late 1996, J.D. Welsh & Associates, Inc. (Welsh) negotiated an option-to-lease agreement for the Borealis property from the Borealis Partnership. Welsh performed contract reclamation work for Echo Bay and was responsible for treating the drain down of the leach solutions. During this time, Welsh recognized the excellent remaining gold potential, and upon signing the lease, immediately joint-ventured the project with Cambior Exploration U.S.A., Inc. During 1997, Cambior performed a major data compilation program and several gradient IP surveys. In 1998, the company drilled ten holes totaling 10,413.5 feet which succeeded in extending the Graben deposit and in identifying new zones of gold mineralization near Sunset Wash. Cambior terminated the joint venture in late 1998 because of severe budget constraints (Benedict and Lloyd, 1998).

During the Cambior joint-venture period in late 1997, Golden Phoenix Minerals entered an agreement to purchase a portion of Welsh's interest in the property. Welsh sold its remaining interest in the property to a third party, who in turn sold it to Golden Phoenix; therefore, in 2000 the company controlled 100 percent interest in the lease (Golden Phoenix Minerals, Inc., 2000). Golden Phoenix personnel reviewed project data, compiled and validated a digital drill hole database (previously not in a computer-based resource modeling input form), compiled exploration information and developed concepts, maintained the property during the years of low gold prices, and developed new mineral resource estimates for the entire Borealis property.

In July 2003, the Borealis property was joint-ventured by Golden Phoenix with BMC, which is a wholly owned subsidiary of Gryphon Gold Corporation. BMC, the operator of the joint venture, originally controlled the property through an option agreement with Golden Phoenix whereby BMC could earn a 70 percent joint-venture interest in the property. BMC had the right to acquire its interest in the Borealis property with a combination of qualified expenditures on work programs, and/or making payments to Golden Phoenix, and/or delivering a feasibility study over a period of 5½ years beginning July 2003. In January 2005, BMC purchased 100 percent interest in the lease agreement and Golden Phoenix surrendered its interest in the property.

BMC and Gryphon Gold have expended a considerable effort consolidating the available historical data since acquiring an interest in the property. Files were located in the offices of Whitney and Whitney, Inc. (consultants to the Borealis Partnership), Golden Phoenix Minerals Inc., and Kinross Gold (successor to Echo Bay), all in Reno, Nevada. General information and data included, but are not limited to, a variety of historical production records, geologic reports, environmental reports, geophysical and geochemical surveys, historical land and legal documents, drill hole logs, and assay data. It is estimated that in excess of 150,000 pages of information has been located. This knowledge base has been scanned, and converted into a searchable electronic format. The electronic database has formed the basis for re-interpretation of the district geologic setting and helped to form the foundation for a new understanding of the district's potential. Ownership of the information passed from Golden Phoenix to Gryphon Gold at the time Gryphon Gold acquired the remaining 30 percent interest from its joint venture partner. During 2004 and 2005-07, Gryphon Gold conducted two drilling programs. As recently as 2010 the Company conducted additional drilling, sampling and metallurgical testwork.

6.2 Past Production

The past gold production from pits at Borealis, as reported by recent operating companies, is tabulated in Table 6.1. Past gold production totaled approximately 10.6 million tons of ore averaging 0.057 opt Au, although a report published in 1991 by Echo Bay Mines (Eng, 1991) indicated that 10.7 million tons of ore averaging 0.059 opt Au (635,000 ounces) was mined through 1989. Mine production resulting from limited operations in 1990 is not included in either figure. Although no complete historical silver production records were found, the average silver content of ore mined from all eight pits appears in the range of 5 ounces of silver for each ounce of gold. It is likely that about 1.5 million ounces of silver was shipped from the property in the doré bullion.

Table 6.1 – Reported Past Borealis Production, 1981-1990

Deposit	Tons	Grade (opt Au)	Contained Gold (oz)
Crushed and Agglomerated Ore			
Borealis	1,488,900	0.103	153,360
Freedom Flats	1,280,000	0.153	195,800
Jaime's Ridge/Cerro Duro	517,900	0.108	55,900
East Ridge	795,000	0.059	46,900
Gold View	264,000	0.047	12,400
Total	**4,345,800**	**0.107**	**464,360**
Run of Mine Ore			
East Ridge	2,605,000	0.021	54,700
Deep Ore Flats (Polaris)	250,000	0.038	9,500
Gold View	396,000	0.009	3,500
Northeast Ridge	3,000,000	0.025	75,000
Total	**6,251,000**	**0.023**	**142,700**
Grand Total	**10,596,800**	**0.057**	**607,060**

Note: Eng (1991) reports that the material mined contained a total of 635,000 ounces of gold.

6.3 Borealis Property Development Background

In October 2003, Gryphon Gold engaged Behre Dolbear & Company, Inc. ("Behre Dolbear"), mining consultants, to develop a preliminary assessment for the redevelopment of the Borealis property. Behre Dolbear prepared a report titled *The Borealis Gold Project, Nevada: A Preliminary Scoping Study of Project Development, dated June 7, 2004.*

At that time, Behre Dolbear analyzed the historical data on the property and produced a series of recommendations to evaluate and potentially develop the Borealis property. The principal recommendations of the Behre Dolbear Study were to:

1. Pursue a three-phase business plan to evaluate:

a. the existing leach pads and mine dump materials for the possibility of Re-leaching and gold production;

b. the remaining oxide ores that could be mined and transported to the new leach pad; and,

c. the deeper high-grade sulfide mineralization.

2. Pursue the following mining scenario on the Borealis property (assuming it is determined that development of the proposed mining scenario is commercially feasible):

a. Process pre-existing heaps and dumps to provide initial feed to the heap leach recovery plant.

b. Expand the mining operations to include the oxidized resources in areas outside the heaps and dumps in order to generate funds for further exploration and development.

c. Explore and develop the deeper sulfide mineralization of the Graben area.

According to Behre Dolbear, the principal steps to the development of the Borealis property consist of:

1. completing the permitting process;
2. continuing the drilling program and developing a feasibility study on the previously disturbed areas; and,
3. building the mine facilities, if warranted by project economics.

Gryphon Gold's intention is to continue with the development of the property into a producing mine based on the results of this study.

6.4 Previous Mineral Resource Estimates

Since the termination of mining by Echo Bay Mines in 1990, several companies have made estimates of the Borealis district mineral resources. Santa Fe Pacific and Cambior attempted estimates on selected portions of the property. Comprehensive estimates of all remaining mineral resources were made first by John Whitney in 1996, Whitney and Whitney, Inc. in 1999[1], Golden Phoenix in 2000 (Golden Phoenix Minerals, Inc., 1999, 2004), Behre Dolbear & Company, Inc.[2] in 2004, Noble in May 2005 in the Company's previous Canadian NI 43-101

---

[1] Whitney and Whitney Inc., is a well established, Reno, Nevada based management consulting firm offering business technical and management services to the minerals resource industry, assistance in the development of mining legislation taxation and investment policies and technical auditing of operations and mining reserves.

[2] Behre Dolbear and Company, Inc. specializes in performing studies and consulting for a wide range of businesses with interests in the minerals industry.

compliant report, *Technical Report of the Mineral Resources of the Borealis Gold Project Located in Mineral County Nevada, USA* (Noble, 2005), and Noble in January 2007 in a report, *Technical Report on the Mineral Reserves and Development of the Borealis Gold Project, Located in Mineral County Nevada, USA*, and finally by Telesto Nevada in a 43-101 Technical Report entitled *Preliminary Assessment of the Mineral Resources of the Borealis Gold Project, September 2, 2008.*

Whitney and Whitney, Inc. (1999) estimated a total of 42,778,000 tons averaging 0.036 opt Au for a total of about 1,551,000 ounces Au, including 199,000 ounces Au in the heaps and stockpiles/dumps. The comprehensive estimates were compiled from data from several previous operators of the mine and estimated other mineral resources manually. Included in the Whitney and Whitney estimate is a mineral resource identified outside the model limits of this study near the area of Deep Ore Flats which contains mineralized material estimated in the range of 8,000,000 tons with an average grade of 0.030 opt Au (approximately 240,000 ounces). The data supporting this estimate has not been validated nor is the estimate to a Canadian NI 43-101 standard, and therefore it is not included in the resource inventory tabulated in this report.

Golden Phoenix (2000) completed a thorough compilation and review of the drill hole database and then estimated the mineral resources, primarily by manual methods with computer assistance and inverse-distance-cubed ("ID^{3}") weighting interpolation, but they did not include resources in the heaps and stockpiles. The Golden Phoenix estimate utilizes mining industry acceptable estimating techniques and parameters, but was not completed to Canadian NI 43-101 standards at the time of the estimate. As reported by Golden Phoenix (2000) in their U.S. public disclosure documents, Behre Dolbear reviewed the estimate and found it to be satisfactory.

Neither the Whiney and Whitney nor the Golden Phoenix Resource estimates are NI 43-101 compliant documents and as such should not be relied upon when forming an opinion regading this property.

In the report titled *A Preliminary Scoping Study of Project Development, Borealis Gold Project, Nevada* (Behre Dolbear, 2004), resources were calculated by ID^3 for Freedom Flats and Graben, by the three-pass inverse-distance-squared ("ID^{2}") method for Deep Ore Flats (Polaris), and by the three-pass ordinary kriging method for Borealis, East Ridge/Gold View, and Northeast Ridge. The resource estimate in the Behre Dolbear Study was certified to Canadian NI 43-101 standards by their geological Qualified Person, but was not submitted for regulatory agency review because Gryphon Gold was a private Nevada company at the time of report completion. Additionally, this estimate does not reflect the increased level of geologic understanding that has been incorporated into the current model described in this report.

The Canadian NI 43-101 report completed by Noble in May 2005, reported a measured plus indicated mineral resource totaling 44.7 million tons with an average grade of 0.028 opt Au, containing 1.25 million ounces of gold. The report also documented an estimated inferred resource of 34.4 million tons with an average grade of 0.021 opt Au, containing about 730,000

ounces of gold.[3] In the January 2007 Canadian NI 43-101 report completed by Noble, a total of 35.1 million tons of measured and indicated resource with an average grade of 0.032 opt Au was reported, containing 1.12 million ounces of gold. The report also documented an inferred resource of 16.91 million tons with an average grade of 0.028 opt Au, containing about 470,000 ounces of gold.[3] The 2007 Noble report also documented an indicated resource of about 6.1 million tons with an average grade of 0.016 opt Au (97,600 ounces of gold) in the heaps, and an inferred resource of 14.1 million tons with an average grade of 0.010 opt Au in the heaps and dumps.

In October 2008, in *Gryphon Gold Corp, Borealis Project, Preliminary Assessment*, Gryphon reported a total of 29.6 million tons of measured and indicated resource with an average grade of 0.045 opt Au and 0.27 opt Ag, containing 1.33 million ounces of gold and 8.0 million ounces of silver. The report also documented an inferred resource of 36.2 million tons with an average grade of 0.027 opt Au and 0.20 opt Ag, containing about 965,800 ounces of gold and 7.1 million ounces of silver. Indicated resources from the 2007 Noble report also documented about 6.1 million tons with an average grade of 0.016 opt Au (97,600 ounces of gold) in the heaps, and an inferred resource of 14.1 million tons with an average grade of 0.010 opt Au in the heaps and dumps. A Pre-Feasibilty Study dated September 17, 2009 later reported a proven and probable mineable reserve of 377,356 contained ounces of gold from 16,650,000 tons with an average gold grade of 0.023 ounces/ton.

7.0 Geologic Setting (By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

7.1 Introduction

This section has been compiled in association with Gryphon Gold staff. Over the past 6 years, the geological information for the Borealis property has been continuously updated from the May 2005 Canadian NI 43-101 Technical Report. Additional information obtained includes:

- Drilling additional holes,
- Concurrent logging of new drill cuttings,
- Developing a better understanding of the systematic changes in alteration mineralogy and geochemistry utilizing multi-element analyses and applied reflectance spectroscopy,
- Conducting geophysical surveys,
- Re-logging of historical core and drill cuttings, and
- Re-interpreting historical geological and geophysical data.
- Entering blast hole data into the block models

7.2 Regional Geology

The Borealis Mining District lies within the northwest-trending Walker Lane Mineral Belt of the western Basin and Range Province, which hosts numerous gold and silver deposits, as shown on Figure 7.1. The Walker Lane structural zone is characterized by regional-scale, northwest-striking, strike-slip faults, although none of these are known specifically in the Borealis district. Mesozoic metamorphic rocks in the region are intruded by Cretaceous granitic plutons. In the Wassuk Range the Mesozoic basement is principally granodiorite with metamorphic rock inclusions (Eng, 1991). Overlying these rocks are minor occurrences of Tertiary rhyolitic tuffs, and more extensive andesite and dacite flows and pyroclastic rocks. Near some fault zones, the granitic basement rocks exposed in the eastern part of the district are locally weakly altered and limonite stained.


Walker Lane
Gold and Silver Deposits
Comstock
Round Mountain
Goldfield
Bullfrog
Tonopah
Bodie
Aurora
Paradise Peak
Rawhide
Borealis

(Source: Gryphon Gold Corporation, 2005)
Figure 7.1 – Walker Lane Gold and Silver Deposits

The oldest Tertiary rocks are rhyolitic tuffs in small isolated outcrops, and most of these tuffs were probably eroded prior to the deposition of the younger volcanic rocks in the Borealis area. The rhyolitic tuffs may be correlative with regionally extensive Oligocene rhyolitic pyroclastic rocks found in the Yerington area to the north and within the northern Wassuk Range. On the west side of the Wassuk Range, a thick sequence of older Miocene andesitic and dacitic volcanic rocks unconformably overlies and is in fault contact with the granitic and metamorphic rocks, which generally occur east of the Borealis district. The ages of the andesites and dacites are poorly constrained due to limited regional dating, but an age of 19 to 15 Ma is suggested (Ma refers to million years before present.). In the Aurora district, located 10 miles southwest of Borealis, andesitic agglomerates and flows dated at 15.4 to 13.5 Ma overlie Mesozoic basement rocks and host gold-silver mineralization. Based on these data, a broader age range for the andesites in the Borealis region can be considered as 19 to 13.5 Ma.

Rocks of the Miocene Wassuk Group locally overlie andesites/dacites and underlie much of Fletcher Valley, a late Tertiary structural basin located west of the Borealis Mine area. The Wassuk Group is up to 8,200 feet thick near its type locality, but is much thinner in the Borealis district where its Coal Valley member is found. Much of the Wassuk Group sedimentary rocks in the Borealis area have been removed by erosion. The Wassuk Group consists of a sequence of interbedded, fluviolacustrine, andesitic/dacitic sedimentary rocks with less abundant andesitic lava flows near its base, and it ranges in age from 13 to 8 Ma. Pliocene and Quaternary fanglomerates and pediment gravels overlie the Wassuk Group, or overlie the older andesite/dacite where the Wassuk Group is missing, and thicken in the direction of Fletcher Basin to at least 300 feet.

The Borealis Mining District lies within the northeast-trending (Bodie-) Aurora-Borealis Mineral Belt. The Aurora Mining District, with 1.9 million ounces of past gold production (Vanderburg, 1937), lies 10 miles southwest of Borealis, and the Bodie Mining District with 1.5 million ounces of gold production lies 19 miles southwest of Borealis in California (Silberman and Chesterman, 1991). All three mining districts are hosted by late Tertiary volcanic rocks. The intersection of northwesterly and west-northwesterly trending structures of the Walker Lane with the

northeasterly trending structures of the Aurora-Borealis zone probably provided the structural preparation conducive to extensive hydrothermal alteration and mineralization at Borealis.

7.3 Local Geology

The Borealis district mineralization is hosted by upper and lower Miocene pyroclastic rocks/tuffs, andesite and dacite flows and breccias, and, to a lesser degree, laharic breccias, which together exceed 1,000 feet in thickness, strike northeasterly, and dip shallowly to the northwest (Figure 7.2). The andesite is divided into upper and lower volcanic packages, which are laterally extensive and constitute the predominant bedrock in the past-producing part of the district. These units host most of the gold ore deposits, and the most favorable host horizon is the pyroclastic unit at the base of the upper andesite and the tuffaceous contact zone between the two andesite/dacite units. An overlying upper tuff is limited in aerial extent due to erosion (Eng, 1991). All of these units are cut by steeply dipping northeast-trending, west-northwest-trending, and north to north-northeast-trending faults that probably provided conduits for mineralizing hydrothermal fluids in the principal mineralized trend. Pediment gravels cover the altered-mineralized volcanic rocks at lower elevations along the range front and overlie many of the best exploration targets. Wide-spaced drilling indicates that pediment gravels cover the majority of the altered-mineralized area over a 7-mile long zone in the southern and southwestern parts of the district. Much of this area has received only minor testing with systematic multidisciplinary exploration. Figure 7.2 illustrates the local geology of the Borealis district and project area.



Borealis District Geology
Granodiorite
Alluvium
Granodiorite
Purdy Peak
Cerro Duro
Jaime's Ridge
Andesite
Alluvium
Sunset Wash Target
Lucky Boy Target
Alluvium
Northeast Ridge
Boundary Ridge
Property Boundary
Borealis
North Graben Target
East Ridge
Bullion Ridge Target
Graben Deposit
Andesite
Deep Ore Flats
Freedom Flats
Coal Valley Sediments
Andesite
Volcaniclastics
Lower Andesite
Pits
Basalt
0'
5000'
10000'
Alluvium

(Source: Echo Bay Mines, circa 1989, modified to reflect new property boundaries controlled by Gryphon Gold in March 2011)

Figure 7.2 – Geologic Map of the Borealis Project Area

7.4 Miocene and Younger Rocks

The lower andesite unit in the productive Borealis trend is the oldest volcanostratigraphic unit and is composed predominantly of andesitic flow breccias with less abundant lava flows and minor lahars. The unit is often mottled, ranging from light gray-green to purple-brown. The rocks typically are weakly porphyritic, containing phenocrysts of small feldspars and minor hornblende and biotite. Flow breccias consist of andesite clasts in the weakly altered groundmass of feldspar and clay minerals. These features cause the unit to be poorly indurated and incompetent. The lower andesite unit exceeds 500 feet in thickness and lies unconformably on, or is in fault contact with, Mesozoic basement rocks. The unit is not a favorable host rock, and only minor gold production has been derived from it.

The upper andesite unit is composed of green-gray, weakly to moderately porphyritic andesite lava flows that are more indurated and massive than those of the underlying lower andesite. These lavas contain 10 to 25 percent phenocrysts of feldspar with less abundant phenocrysts of biotite, hornblende, and pyroxene. An intermediate subunit in the lower part of the upper andesite consists of interbedded pyroclastic tuffs and sediments that host the greatest amount of gold mineralization. This unit is as much as 300 feet thick in the Freedom Flats deposit, and it is known to host ore-grade mineralization in each of the deposits of the district.

Overlying the andesite units is the upper tuff. This unit consists of a complex interbedded sequence of volcanoclastic sedimentary rocks, lava flows of intermediate to mafic composition, and less abundant tuffs. The upper tuff is host to some of the gold mineralization in the Freedom Flats and Borealis deposits. Figure 7.3 shows the volcanostratigraphic section in the Borealis district.

Overlying the upper tuff is the post-mineralization Wassuk Group, including the clastic sediments of the Coal Valley Formation, which consists of weakly cemented gravel, sandstone to conglomerate, and ash units, all of which appear to be locally derived. Lying above the Wassuk Group are Pliocene and Quaternary pediment gravels. The older gravel contains abundant clasts of opaline and chalcedonic silica. The younger gravel contains clasts of unaltered and propylitized andesitic/dacitic country rocks with less abundant clasts of silicified rock.

Intrusive rocks found in the Borealis area are often difficult to recognize due to intense alteration of both the host rocks and intrusive rocks. In the Freedom Flats pit, a fine- to medium-grained intrusive feldspar-biotite dacite porphyry that is relatively fresh to argillized was identified and contains up to 40 percent phenocrysts. This intrusion may be related to the igneous heat engine that drove the gold-bearing hydrothermal system in the Borealis district.


Host Horizon By Deposit
Favorability Index For Mineralization
Rock Code
Tcv
Tfla
Tcp
Tsv
Tcpj
Tfaj eq
Tfaj lh
Tfaj eq
Tfaj lh
Trt
Msg
Kint
G
B
FF
JR
CD
ER
GV
NER
DOF
100m
Wassuk Group
Fluvio-lacustrine andesitic sediments with local andesit and basiltic flows near base of unit.
Upper Volcanic Package
Subunit 1:
Feldspar-hornblende porphyritic andesite flow (feldspars > 4mm)
Subunit 2:
Interbedded pyroclastics, sediments and andesite flows
Subunit 3:
Feldspar-biotite porphyritic andesite flow (feldspars < 4mm)
Lower Volcanic Package
Interbedded feldspar-hornblende flows, flow breccias and lahars
Basement Package
Local remnants of Tertiary rhyolite tuff deposited on basement of Mesozoic metasediments-metavolcanics and Cretaceous granodiorite
Angular unconformity

(Source: Gryphon Gold Corporation, based on information from Cambior Exploration, 1998)

Figure 7.3 – Volcanostratigraphic Section in the Borealis District

7.5 Structure

Regional structural trends that are important in the district are dominantly northeast-striking normal faults with steep dips and west-northwest-striking range-front faults with steep southerly dips. In addition, north to north-northeast-striking structures that host the Graben deposit and other exploration targets occur locally within the district. A pattern of northeast-trending horsts and grabens occur in the district according to Eng (1991). Two of the fault systems lay on regional trends of known mineralized systems, and Borealis appears to be at a major intersection of these mineralized trends. A number of the pre-mineral faults of all three orientations in the district may have been conduits for higher-grade hydrothermal mineralization,

which often followed the planes of the faults and formed high-grade pods or "pipes." Movement along most of the faults in the Borealis district appears to be normal although some faults also display a strike-slip component of movement. Along the Borealis trend where most mining occurred in the district, rocks are mostly down dropped on the northwest side of northeast-trending faults, which forms part of a graben in which the Graben deposit occurs beneath thick alluvial gravels. The Graben deposit appears to be controlled by a north-northeast-trending structural zone dipping steeply to the east, and structures of this orientation are being recognized as more common in the district than previously thought.

All of these major faults acted as conduits for hydrothermal fluids or loci for development of mineralized hydrothermal breccias and silicification. Emplacement mechanisms of the ore deposits included hydrothermal brecciation concurrent with, and followed by, pervasive silicification and sulfide/precious metal introduction within or adjacent to feeder structures. It is likely that some deposits, such as the high-grade pod in the Freedom Flats deposit, may have been initially localized along the intersections of small second order faults with the major feeder structures. In plan view, these high-grade pods are relatively small, and diligent effort is required to locate and define them.

In the western part of the Borealis district where the Cerro Duro, Jaime's Ridge, and Purdy Peak deposits occur, structures are predominantly west-northwest-trending normal faults including some that separate Mesozoic granites from the Miocene volcanic rocks. These faults are responsible for localizing some of the mineralization in this part of the district along with northeast-trending faults. Post-mineral movement of a series of the west-northwest trending, range-front faults suggest a progressive down dropping of the southern blocks toward the valley floor. A secondary set of structures is northeast striking and also may control alteration and mineralization trends on the pediment.

Speculation on the occurrence of a volcanotectonic depression or a caldera in the Borealis district is tentatively supported by aeromagnetic anomalies that form two or more circular patterns beneath the pediment. Surface geology features are not definitive in identifying these structures, however; and confirmation of these possible volcanic structures and associated distinctive volcanic stratigraphy will depend on the results of drill holes that will explore the pediment area.

Post-mineral faulting is common and needs to be identified accurately, especially where ore-grade material is terminated or offset by faulting. Post-mineral faulting may be oriented: (1) west-northwesterly paralleling the range front, (2) northeasterly paralleling the other dominant regional and district faulting, and likely (3) northerly, by reactivating pre-mineral structures that likely controlled Graben mineralization. Post-mineral faulting has displaced portions of several of the previously mined deposits.

8.0 Deposit Types (By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

This section has been compiled in association with Gryphon Gold staff.

8.1 Hydrothermal Gold Deposits

The Borealis hydrothermal system is recognized as a high-sulfidation-type system, generally with high-grade gold occurring along steeply dipping structures and with lower grade gold surrounding the high grade and commonly controlled by volcanic stratigraphy in relatively flat-lying zones. Gold deposits with minor silver are hosted by Miocene pyroclastic rocks/tuffs, andesitic flows and flow breccias, dacite flows, and, to a lesser degree, laharic breccias, which are all reported to strike northeasterly and dip shallowly to the northwest. In the areas of some fault zones, the granitic basement rocks are weakly altered and limonite stained. Pediment gravels cover the altered-mineralized volcanic rocks at lower elevations along the mountain front, and there is potential for discovery of more blind deposits, similar to the Graben.

The Borealis hydrothermal system is defined as high-sulfidation (acid sulfate) based on the following features: presence of advanced argillic alteration with alunite, dickite, pyrophyllite, and diaspore deeper in the system; presence of large bodies of opaline silica; presence of many zones of acid leaching with feldspar phenocrysts removed leaving "vuggy" silica rock; presence of minor amounts of enargite; lack of adularia; and high iron-sulfide content, principally pyrite with minor marcasite.

Structures controlling ore deposits are both northeast-striking faults and generally west-northwest-striking faults. Another strong control within the district is a series of north to north-northeast-trending structures that host the Graben deposit and other exploration targets. Steeply dipping faults in the district may have been feeders for high-grade gold deposits. High-grade zones were likely to be formed by more than one episode of hydrothermal, possibly explosive, brecciation and silicification with accompanying metallic minerals. The vertical high-grade zone in the Freedom Flats deposit probably formed through this mechanism along a northeast-trending structure.

The Graben system appears to be localized along an elongate north-northeast-trending structural zone containing two or more high-grade pods that plunge steeply (45° to 60°) to the east. Hydrothermal brecciation and pervasive silicification are also common to the Graben system. The Graben deposit is somewhat different than other deposits in the district. Both the low-grade gold zone and hydrothermal brecciation are more extensive. Within the low-grade gold aureole are at least two apparently separate high-grade gold zones. Resource modeling identifies continuity of the moderate to high-grade zone for 2,000 feet in length and from 50 to 200 feet wide. There are less developed and extensive "vuggy" silica zones (Buchanan, 1981). Additionally, the apparent structural control has a north-northeasterly orientation, which was considered to be unusual in the district but is becoming more prominent as geophysical surveys are conducted. Due to extensive gravel cover in the pediment environment, additional blind deposits such as the Graben are anticipated to be discovered as exploration progresses beneath the alluvial cover.

Other gold deposits in the district have similar alteration features but may have been developed by less explosive events. In these other systems, gold-bearing mineralizing fluids migrating upward along fault zones intersected favorable lithologic horizons where the gold-bearing fluids moved laterally and deposited lower grade mineralization. This process created gold deposits that have a flat-lying attitude and appear to be lenticular in section. The original Borealis deposit and the lower-grade portions of the Graben deposit are examples. The Graben deposit has components of both styles of mineralization.

The surface "footprints" of the high-grade pods found to date are rather small, and they can be easily missed with patterns of too-widely spaced geophysical surveys and drill holes. Once a higher-grade zone is suspected, fences of drill holes with a 100-foot spacing should be conducted and a 50-foot spacing may be required, but even this spacing may not be adequate to accurately define the high grade within the zones. Eng (1991) describes the underestimation of grades in the Freedom Flats deposit due to the drill holes missing small very high-grade pods (>0.5 opt Au) of mineralization and to possible loss of fines during drilling. Another aspect not covered by Eng, but one that has become extremely important, is the orientation of drill holes with respect to controls of the mineralized zones. Because much of the high-grade gold occurs along steeply dipping structures, the mineralized zones can best be defined by angle drill holes oriented approximately normal to the dip of the controlling features. Most of the drilling on the property, including the Graben deposit, is vertical and therefore did not adequately sample the steeply dipping higher-grade zones. Drill hole orientation has compounded the underestimation of grades within the district. A coarse gold component has been considered but not proven, and if present, it can be captured with very careful sampling of drill cuttings and core, collecting large samples, and special assaying techniques.

Most deposits mined in the district, including the Borealis, have a generally flatter tabular shape, and they may have formed parallel to, and within, permeable portions of gently dipping pyroclastic/tuff units, volcanic flows and flow breccias and along contact zones between lithologies. Beneath the northwest margin of the former Borealis Pit, additional flat-lying gold zones of the Borealis Extension and another deeper zone are found. Steeply dipping high-grade feeder structures have been identified within the original Borealis deposit and extend beneath the pit. Similarly, other steeply dipping high-grade feeder structures have been identified within other deposits and can be projected below the limit of drilling. Substantial drilling is required to define the extent of these mineralized zones.

8.2 Graben Breccias

The core of the Graben deposit is characterized by a complex hydrothermal breccia that hosts most of the gold mineralization and extends vertically and laterally beyond the limits of the deposit. The form of the breccia is imperfectly known, but there are indications that it has steeply dipping roots and flares near its top into a sub-horizontal zone that may be controlled by lithology or contact zones. Several varieties of breccia are present, many of which may be variations of the same event. Two units seem to have consistent crosscutting relationships in several core holes; therefore, at least two periods of brecciation are present. The younger unit is light gray, and it intrudes the older black breccia. The light-gray breccia contains about 40 percent clasts that are matrix supported. Typically, the clasts are from a few millimeters to a

few centimeters across in an extremely fine-grained light-gray siliceous matrix. The majority of the clasts contain 100 percent texture-destructive secondary silicification. In a few areas, clasts of moderately silicified and weakly argillized welded tuff and siltstone occur. This breccia commonly contains 1 to 5 percent pyrite, most of which is in the matrix.

The black breccia contains a variety of sub-textures that will be described together as part of this breccia, but it is recognized that some, or all, of these could be separate brecciation events. Black breccia contains 40 to 60 percent clasts up to 10 cm across in a dense siliceous matrix. Clasts are matrix supported and consist primarily of dark gray to black highly siliceous material of unknown origin with lesser amounts of silicified andesite, welded tuff, and massive iron sulfide clots. In places, the unit is extremely black and sooty as if there is an organic component or, alternatively, very fine-grained sulfides. Several of the drill holes pass from the breccia into altered andesite. The contact zone is characterized by a gradational decrease in brecciation into unbrecciated silicified andesite over a distance of a few feet. There is also a corresponding decrease in the amount of silicification into argillized andesite.

Two of the more common textures within the black breccia are zones of banded matrix with few, if any, clasts and areas of vuggy textures. The banded zones typically occur with the banding at high-angles to the core axis. The areas of vuggy texture appear similar to other areas of "acid leaching" on the property. Generally, the cavities are lined with quartz and pyrite. All of the breccias are cut by at least two periods of quartz veins, the oldest of which is white quartz up to 10 mm wide, and the younger is dark quartz-pyrite veins that are up to 5 mm wide and cut the white quartz veins. Pyrite and minor marcasite are concentrated in the matrix where clots of >50 percent iron sulfides are common. Generally, the matrix contains 5 to 25 percent iron sulfides while the clasts contain 1 to 5 percent iron sulfides. The only feature within the breccia that seems to correlate with high grades of gold mineralization is the abundance of quartz veining of either type. While all of the breccias contain iron sulfides, not all breccias contain gold.

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9.0 Mineralization (By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

This section has been compiled in association with Gryphon Gold staff. While the focus of this study is oxide and mixed mineralization, a discussion of sulfide mineralization has been included with this document for completeness.

9.1 Introduction

The unaltered volcanic rocks at Borealis consist of dacite and andesite pyroclastics, flows and breccias. These rocks become active hosts to gold mineralization through nearby intrusive activity and structural preparation by hydrothermal activity. Once a gold bearing hydrothermal system is activated, these host rocks became altered so that specific zoning is formed around feeder structures and within favorable volcanic stratigraphy. This alteration zoning is both horizontal and vertical where low-temperature clay minerals (kaolinite and montmorillinite) form a halo around higher temperature silica or silica/alunite altered rocks.

Gold mineralization in the Borealis area is always found in rocks that display various intensities of silica alteration. Gold is transported and contained in fine grained pyrite and or marcasite, which is further hosted within silica. Once oxidation takes place, the pyrite/marcasite disappears and micron sized gold is left inside limonitic casts within the silica body. Gold mineralization is not found in lower temperature clay altered rocks.

Exploration and development of any gold deposit at Borealis has to focus on the presence or absence of silicified rocks. With silica present, gold mineralization will likely be found; without silica, gold mineralization will not be found.

In modeling gold resources at Borealis, it is imperative the strong correlation of gold mineralization to silica altered rocks is captured. As long as there is drill hole control, the distribution and grade of the Borealis gold mineralization can be measured with confidence.

Alteration and mineralization most closely associated with ore-grade mineralization are vuggy fine-grained silica, iron sulfides and quartz veining. Hydrothermal breccia is also common. Alteration patterns grade outward from the central vuggy silica zone with variable alunite and dickite to a zone that may contain kaolinite, quartz, pyrite, dickite, and diaspore, which then grades outward into montmorillonite and pyrite, and finally to an outermost propylitic halo with minor pyrite (Figure 9.1). Advanced argillic alteration with alunite/dickite may overlap the kaolinite-bearing zones. The silver commonly forms a discontinuous halo around, and overlaps, the central gold mineralization. In addition, gold deposits are commonly surrounded by a halo of much lower grade gold mineralization that generally exceeds 0.002 opt Au. Arsenic and antimony are strongly anomalous in a broad envelope around any of these gold deposits. Previous fieldwork identified an early stage of chalcedonic silica alteration with pyrite containing elevated trace elements such as arsenic, antimony, and mercury, but it is largely devoid of precious metals mineralization. This early, barren silica alteration should be avoided when locating and optimizing drilling programs, although blind gold-bearing systems could underlie

the barren silica. Post-mineral faulting is common, and needs to be identified accurately, especially where ore-grade mineralization is displaced or terminated by faulting.

Finely disseminated gold found in the Borealis mineralized system was initially enclosed within pyrite. In some portions of the deposits, through natural oxidation, the pyrite was converted to limonite and the gold was released; thus gold was made available to extraction by cyanidation. Limited evidence suggests coarse gold exists, possibly in the high-grade zones. Gold still bound in pyrite or pyrite-silica is not easily recovered by a simple cyanide heap leach operation.

9.2 Oxidized Gold Mineralization

Oxidized deposits in the district have goethite, hematite, and jarosite as the supergene oxidation products after iron sulfides, and the limonite type depends primarily on original sulfide mineralogy and abundance. Iron oxide minerals occur as thin fracture coatings, fillings, earthy masses, as well as disseminations throughout the rock.

Depth of oxidation is variable throughout the district and is dependent on alteration type, structure, and rock type. Oxidation ranges from approximately 250 feet in argillic and propylitically altered rocks to over 600 feet in silicified rocks that are also fractured. A transition zone, referred to as mixed, from oxides to sulfides with depth is common.

Except for the Graben deposit, all of the known gold deposits are at least partially oxidized, or mixed. Typically the upper portion of a deposit is totally oxidized and the lower portion is unoxidized, and there is an extensive transition zone of partially oxidized sulfide-bearing gold mineralization. Oxidation has been observed as deep as 1,000 feet below the surface. Therefore, there is reason to believe that if additional gold deposits are found under alluvial cover, some portion of them may be oxidized.

9.3 Gold-Sulfide Mineralization

Gold-sulfide deposits in the district are mostly contained within quartz-pyrite alteration with the sulfides consisting mostly of pyrite with minor marcasite, and lesser arsenopyrite and cinnabar. Many trace minerals of copper, antimony, arsenic, mercury, and silver have also been identified. Pyrite content ranges from 5 to 20 volume percent with local areas of nearly massive sulfides in the quartz-pyrite zone. It occurs with grain sizes up to a few millimeters. Euhedral pyrite grains are commonly rimmed and partially replaced with a later stage of anhedral pyrite overgrowths (Eng, 1990, 1991). Study of this phenomenon in other epithermal districts in Nevada has shown that gold occurs only in the late overgrowths.

This late overgrowth is important at Borealis as gold in the rim area is more easily oxidized and thus recoverable through cyanidation.

The Graben deposit is the best example found to date of the size and quality of gold-sulfide deposits within the district. In addition, gold-sulfide resources occur in the bottoms of most of the pits, most significant of which is beneath the Freedom Flats Pit. Potential targets below

most pits would include the feeder structures, many of which would be expected to have high-grade gold-sulfide mineralization.

Within the lower-grade gold zone mineralization in the Graben deposit there are at least three large pods of high-grade gold, based on a 0.10 opt Au cutoff. The shape and extent of each is imperfectly known. These pods plunge 450 to 600 feet to the east-southeast, are traceable for at least 400 feet down plunge, and are part of a zone of intermediate to high grade that is continuous throughout the length of known Graben mineralization. Some of the holes intercepting the Graben deposit have spectacular grades and thickness reminiscent of the long vertical intercepts in the Freedom Flats deposit. Examples of these intercepts in Freedom Flats include the following drill holes:

- FF-50 with 60 feet averaging 0.232 opt Au;
- FF-173 with 55 feet averaging 0.512 opt Au;
- FF-223 with 20 feet averaging 0.470 opt Au and 75 feet averaging 0.241 opt Au;
- FF-229 with 110 feet averaging 0.856 opt Au, and
- GGCG-07 with 170 feet averaging 0.21 opt Au.

Hydrothermal alteration displays systematic patterns around the Graben deposit's gold mineralization and other deposits in the district (Figure 9.1). Based on observations from re-logging drill core and sample cuttings from the Coal Valley Formation above the mineralized zone in the Graben, there is abundant opal alteration and hematite that probably represents the upper portion and the last stage of the hydrothermal system. This changes downward into an argillic zone that contains alunite and dickite in the inner portion. The base of the argillic zone, above sulfide mineralization, is commonly the base of the oxidized zone, suggesting that at least a portion of the clay minerals may be supergene. Below the limit of oxidization, within areas of gold mineralization, silicification is the most common alteration type. Drill holes at the margin of the deposit commonly intersect sulfide-bearing argillic alteration. The lack of silicification above the oxide boundary and argillization below the limit of oxidization indicates that at least a portion of the argillic alteration is hypogene. The upper portions of the silicified zone are commonly dense chalcedonic quartz with pyrite. Toward the center of the silicified zone quartz becomes grainy and in places is gray spongy or vuggy silica typical of "acid leached" alteration.

As noted above, the Graben deposit has a large sub-horizontal, low-grade zone surrounding steeply dipping high-grade zones. Although gold is mostly restricted to the breccia, not all of the breccia is gold-bearing. Most of the pyrite occurs as disseminations in silicified rock, which is mostly in the hydrothermal breccia. Minor amounts of iron sulfide occur in veins and on rims of clasts. Iron sulfides extend beyond gold mineralization. Limited attempts at ore microscopy have identified only a few grains of free gold, generally <1 mm across (Bloomstein, 1992). Most of the gold in the sulfide zone is reported to be within pyrite grains.


Limit of Oxidation
Favorable Contact zone
Fault Zone
P
Propylitic alteration
A
Argillic alteration
OP
Opal replacement
B
Bleached
DS
Dense silicification
SP
Sponge rock
S
Granular silicification
PS
Pervasive silicification
Gold mineralization
Sulfide mineralization with gold

(Source: Echo Bay Mines, circa 1989)

Figure 9.1 – Typical Alteration Patterns of the Borealis District Gold Deposits

10.0 Exploration (By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

This section has been compiled in association with Gryphon Gold staff.

10.1 Introduction

Since the late 1970s, exploration completed at the Borealis property focused on finding near surface deposits with oxide-type gold mineralization. Exploration work consisted of field mapping, surface sampling, geochemical surveys, geophysical surveys, and shallow exploration drilling. Only limited drilling and geological field work was conducted in areas covered by pediment gravels, even though Freedom Flats was an unknown, blind deposit, without surface expression when discovered.

Many geophysical surveys were conducted by others in the Borealis district since 1978. In addition, regional magnetics and gravity maps and information are available through governmental sources. The most useful geophysical data from the historic exploration programs has been induced polarization (chargeability), aeromagnetics, and resistivity.

Areas with known occurrences of gold mineralization, which have been defined by historical exploration drilling, and had historical mine production include: Northeast Ridge, Gold View, East Ridge, Deep Ore Flats, Borealis, Freedom Flats, Jaime's Ridge, and Cerro Duro. All of these deposits still have gold mineralization remaining in place, contiguous with the portions of each individual deposit that were mined. Graben, Crocodile Ridge, Purdy Peak, Boundary Ridge, and Bullion Ridge are known gold deposits in the district that have not been mined.

Discovery potential on the Borealis property includes oxidized gold mineralization included as waste in the proposed mining reserve, gold mineralization adjacent to existing pits, new oxide gold deposits at shallow depth within the large land position, gold associated with sulfide minerals below and adjacent to the existing pits, in possible feeder zones below surface mined ore and deeper gold-bearing sulfide mineralization elsewhere on the property. Both oxidized and sulfide-bearing gold deposits exhibit lithologic and structural controls for the locations and morphologies of the gold deposits.

10.2 Historical Exploration

The following areas have not been subject to historic mine production, but have been subject to historical exploration that identified gold mineralization.

10.2.1 Borealis Extension Deposit

The Borealis Extension deposit occurs at shallow to intermediate depth beneath the northern and western parts of the former Borealis Pit. Most of the mineralization begins at 110 to 375 feet below the surface. Generally the top of this target occurs at or slightly below 7,000 feet elevation. The primary target is defined by 16 contiguous drill holes completed by previous operators that have potential ore-grade intercepts. Thickness of low-grade mineralized intercepts ranges from 15 to 560 feet with nine holes having from 155 to 560 feet of >0.01 opt

Au; average thickness of the zone is 236 feet. Gryphon Gold drilled an additional 16 holes into the deposit with mixed results. Further evaluation and drilling is required to fully evaluate this mineralized zone.

10.2.2 Graben Deposit

The Graben deposit has been defined with approximately 36 historical RC holes and 19 historical core holes. This drilling defined a zone of gold mineralization, using an 0.01 opt Au boundary, that extends at least more than 1,800 feet in a north-south direction and between 200 and 750 feet east-west, and up to 300 feet in thickness. The top of the deposit is from 500 to 650 feet below the surface. Near its southern margin the axis of the deposit is within 800 feet of the Freedom Flats deposit and along one portion of the southeastern margin low-grade mineralization may connect with the Freedom Flats mineralization through an east-west trending splay.

Through November 2007, Gryphon Gold has drilled an additional 58 RC drill holes into the Graben zone. All holes reported mineralized intervals. Gryphon Gold's Graben drilling program was designed to test for extensions of the interior high-grade zones and to expand the exterior boundaries of the deposit. Drilling along the margins of the deposit, particularly along the northwestern portion, has identified significant extensions of lower and higher gold grade zones indicating that their boundaries are not well defined. Drilling for extensions of the northern and southern high-grade pods also revealed that these zones are larger than previously thought. Additional drilling in, and around, the Graben deposit is needed before it can be considered fully explored. At this point the resource estimate for the deposit presented in Section 17 of this report probably represents a minimum size.

In mid-2007, a controlled source audio-frequency magnetotellurics ("CSAMT") survey was conducted over the Graben deposit as a test case. Several anomalies were identified that correlated favorably with known mineralization. The survey lines ended to the northwest in a similar looking anomaly in an undrilled area. The initial interpretation is that this could be an extension of the Graben deposit.

Exploration drilling in the Graben will be continuing as recent drill results are indicating that gold mineralization continues at the north end of the zone. The entire Graben zone has now expanded over a strike length of more than 2,000 feet. Future drilling will both fill in gaps between widely spaced holes in the Graben, and step out from the Graben zone in a north, east and west direction in order to delineate more gold mineralization and to determine the boundaries of the zone.

10.2.3 North Graben Prospect

The North Graben prospect is defined by the projection of known mineralization, verified by drill hole sampling, and coincident with a large intense aeromagnetic low and an elongate chargeability ("IP") high. This blind target lies on trend of the north-northeast-elongate Graben mineralized zone. In 1989, Echo Bay completed a district-wide helicopter magnetic/ electromagnetic survey, which identified a large, intense type aeromagnetic low in the North

Graben area. This coincident magnetic low/chargeability high is interpreted as being caused by an extensive hydrothermal alteration-mineralization system. Five drill holes completed in the North Graben by Gryphon Gold encountered a permissive geologic setting and trace levels of gold mineralization.

In early 2006, the Company completed four holes into the North Graben geophysical anomaly and one additional hole was drilled in 2007. All the holes intercepted a deep hydrothermal system as indicated by several zones of silicification, and pyrite up to 20 percent. None of the holes contained significant amounts of gold, but they were geochemically anomalous in gold and silver. Additional CSAMT lines were surveyed over the prospect and the potential of the target is being assessed.

10.2.4 Sunset Wash Prospect

The Sunset Wash prospect consists of a gravel-covered pediment underlain by extensive hydrothermal alteration in the western portion of the Borealis district. Sixteen holes drilled by Echo Bay indicated that intense alteration occurs within a loosely defined west-southwest belt that extends westerly from the Jaime's Ridge/Cerro Duro deposits. At the western limit of the west-southwest belt, Cambior's IP survey and drilling results can be interpreted to indicate that the alteration system projects toward the southeast into the pediment along a mineralized northwest-oriented fault. Cambior conducted a gradient array IP survey over the Sunset Wash area effectively outlining a 1,000 by 5,000 foot chargeability anomaly. The anomaly corresponds exceptionally well to alteration and sulfide mineralization identified by Echo Bay's drill hole results. Two structures appear to be mapped by the chargeability anomaly; one is a 5,000-foot long west-southwest-trending structure and the other is a smaller, northwest-trending structure that cuts off the west-southwest structure at its western limit. Alteration types and intensity identified by the drilling, combined with the strong IP chargeability high and the aeromagnetic low, strongly suggest that the robust hydrothermal system at Sunset Wash is analogous to the mineralized systems at Graben and Freedom Flats.

Geologic observations based on mapping and drill hole logging indicate that both the Freedom Flats and Graben deposits are localized along a favorable horizon near the contact between the upper and lower volcanic units. This same contact zone appears to underlie the Sunset Wash pediment at a shallow depth. The target concept suggests that mineralization should favor zones where mineralizing structures crosscut the upper and lower volcanic contact. Cambior drilled three holes to test portions of the Sunset Wash geophysical anomaly and to offset other preexisting drill holes with significant alteration. Each of the three holes was drilled vertically to maximize the depths tested. The three holes were collared in the upper volcanic unit, but only one crossed the contact.

The westernmost of Cambior's three holes encountered the most encouraging alteration and best gold mineralization suggesting that this drill hole is near the most prospective area. This drill hole intercepted hydrothermally altered rock from the bedrock surface to the bottom of the hole, including an extremely thick zone of chalcedonic replacement in the lower two-thirds of the hole.

Gryphon Gold drilled three holes in the same area, all of which encountered strongly developed hydrothermal alteration with anomalous gold and favorable pathfinder trace elements. Additional geophysical work and drilling is planned to test this target.

10.2.5 Boundary Ridge/Bullion Ridge Prospect

The northeast-trending alteration zone extending along Boundary Ridge into Bullion Ridge contains intense silicification that is surrounded by argillization, with abundant anomalous gold. Widely-spaced shallow drill holes completed by previous operators have tested several of the alteration/anomalous gold zones and defined discrete zones of mineralized material. A summary of the resource is tabulated in Section 17 of this report.

Further exploration work will require permitting for drilling specific targets associated with the previously identified gold mineralization.

10.2.6 Central Pediment (Lucky Boy) Prospect

Another prospect area similar to North Graben and Sunset Wash is the Lucky Boy area, which may be in a shallower pediment environment in the central portion of the district near the range front. Historic drill holes in the periphery have found thick zones of silicification and traces of gold mineralization. Echo Bay's aeromagnetic map shows another magnetic low and Cambior's IP map shows a coincident chargeability high in the area of the silicification.

Gryphon Gold drilled eight RC holes in this area during late 2006 and 2007. All of these holes encountered intense hydrothermal alteration with anomalous gold and favorable trace element geochemistry. A subsequent CSAMT survey indicates that these holes may have encountered the margins of a high-sulfidation gold system. The target has been permitted for drilling.

10.3 Activities Planned to Expand Mineralized Zones and Explore Prospects

The Borealis property encompasses numerous areas with potential for discovery of mineable gold deposits. The defined target areas can be grouped into categories based on the expectation for deposit expansion or potential for discovery. The current emphasis is focused on the extensions of previously mined deposits, specifically the East Ridge-Gold View-Northeast Ridge mineralized trend, and around the margins of the Borealis, Freedom Flats and Deep Ore Flats deposits. Each has the potential to add to the material that can be developed as part of an initial mine plan. To date, the Company has drilled additional holes on the Borealis property to do exactly this. These holes have been completed primarily in areas where resources are known to exist. In addition to advancing existing resources to a higher level of confidence, this drilling program has further information gathering objectives for metallurgical assessment, waste characterization, and hydrological analyses that are required in support of the operating permit applications, environmental assessment, and engineering design.

A systematic district-scale exploration program designed to discover and delineate large gold deposits within the greater Borealis property, outside of the known mineral deposits, will focus along known mineralized trends that project into untested gravel-covered areas with coincident geophysical anomalies. The greatest potential in the district lies beneath a large gravel-covered

area at the mountain front with several potential blind deposits (with no surface expression). The Graben zone is an example of this type of deposit, and other high-potential targets include Sunset Wash, Central Pediment (Lucky Boy), and others yet to be named.

Planned activities and expenditures include both field and compilation geology, geophysics, geochemistry, permitting and claim maintenance, road construction and drill-site preparation, RC and core drilling, drill hole assaying, sampling protocol studies and assay quality control, preliminary metallurgical testing, and database management. The proposed exploration budget should be sufficient to discover and delineate one or more additional deposits.

10.3.1 Area Geophysical Surveys

Many geophysical surveys have been conducted in the Borealis district since 1978, including ground magnetics, very low frequency ("VLF"), IP/resistivity, seismic, CSAMT, helicopter magnetics and electromagnetics ("EM"), e-scan, and gradient IP/resistivity (Corbett, 2000). In addition, regional magnetics and gravity maps and information are available through governmental sources. Resistivity was used successfully in the early exploration of the district to track favorable trends of strong silica alteration and associated gold deposits. The types of geophysical surveys currently found to be most useful in the Borealis area is chargeability, resistivity, and aeromagnetics, an example of which is shown on Figure 10.1.



(Source: Echo Bay Mines, circa 1989)

Figure 10.1 – 1989 Borealis District Aeromagnetic Survey Map

In addition to projections of known alteration and mineralization trends into pediment environments, geophysics is being used to define and prioritize the pediment targets. In particular, aeromagnetic (lows), and IP and CSAMT (resistivity and chargeability highs) data identify the most favorable covered targets and help site drill holes, especially where magnetics and IP/CSAMT show coincident anomalies. Resistivity highs are used to identify extensive silicification in covered areas. Other geophysical methods will be used where appropriate, possibly including ground magnetics, VLF, EM, gravity, and seismic. Each of these methods provides information that may be used in determining the subsurface geologic conditions, and how and where to test exploration targets. An example of an interpretation of resistivity data is shown on Figure 10.2.


Northeast Ridge
Goldview
Borealis
Crocodile Ridge
Eastridge
Graben
Freedom Flats
Deep Ore Flats
BOREALIS PROJECT
AXIS OF RESISTIVITY ANOMALIES
0
0.5
1.0 mile

(Source: J. Anzman and Gryphon Gold, 2005)

Figure 10.2 – Selected Resistivity Anomaly Trends of a Portion of the Borealis District

10.3.2 Applied Reflectance Spectroscopy and Geochemical Analyses

As Gryphon Gold explores for gold deposits in the Borealis district, it can enhance the odds of discovery by developing a better understanding of the outward signatures of mineralization. Hydrothermal mineral deposits commonly contain halos of alteration and geochemistry that surround the metals of interest. By understanding the systematic changes in alteration mineralogy and geochemistry as economic mineralization is approached, vectors can be developed that can turn near-misses into successes. The initial step in this understanding was taken with the discussion of the alteration patterns around the Graben deposits found in Steininger and Ranta (2005). This knowledge of mineralogical and geochemical changes as gold mineralization is approached was enhanced recently. Several new holes were drilled in, and around, Graben and North Graben and produced fresh drill cuttings that allow identification

of geologic changes surrounding hydrothermal systems. Several of these holes were used to supply material for multi-element analyses to define geochemical changes. Finally, acquisition of the ASD TerraSpec Pro Spectrometer and the services of Ms. Susan Judy, Consulting Geologist, in the interpretation of spectrometer results produced a better definition of alteration mineralogical changes (Judy, 2006a, 2006b, 2006c, 2006d).

Studies were undertaken to develop detailed information about alteration patterns around Borealis-type gold deposits. Spectroscopic data were collected from RC chips and core from four lines of historic drill holes in the Freedom Flats Pit. A drill hole section through the center of the Graben deposit was also analyzed for alteration mineralogy. Both are described in detail below. Geochemical analyses were not conducted in these areas due to the unavailability of pulps. The recently drilled fence of holes across the northern extension of the Graben deposit gave a unique opportunity to understand both alteration and geochemistry surrounding gold mineralization. Therefore, spectroscopic and geochemical analyses were undertaken on the four North Graben drill holes as a first use of this new data to direct exploration.

There are many subtleties in the data that may, or may not, be important and may vary from area to area dependent upon the original character of the host rock. For instance, a rock that is devoid in mafic minerals may not have chlorite developed at the margins of the altered area, where a mafic-rich rock may contain a substantial outer chlorite zone. A host rock that has a chromium component may display a chromium anomaly while that element may be lacking in other rocks in the area and no chromium anomaly is developed. Therefore, at this stage in the understanding of the geology of the district only those features that seem to be consistent in all four sections are considered important. As Gryphon's knowledge of the district's geology expands, the subtleties in this information may take on more importance.

10.3.3 Freedom Flats Section

Ten drill holes were analyzed for alteration mineralogy along this section since several of the holes extend into and through the deposit, as well as a few holes that are peripheral to mineralization (see Freedom Flats geology and mineralization section). In general, the deposit is surrounded by an envelope of montmorillonite and opal (see Freedom Flats clay mineralogy section). As mineralization is approached, kaolinite becomes the dominant clay mineral. This zone may also contain nontronite (iron-rich kaolin) and alunite. Dickite, with or without alunite, occurs in the area of gold mineralization. Alunite is more concentrated in the lower portion of the deposit. Those holes that extended through mineralization displayed a reverse pattern with kaolinite immediately below the deposit and montmorillonite outward. Nontronite occurs in some of the kaolinite zones and may reflect the increasing iron-rich environment, as exemplified by increasing pyrite. Diaspore and pyrophyllite are also present in the dickite-alunite areas, probably reflecting the higher temperature acid-sulfate environment that existed as the Freedom Flats deposit formed.

As part of the Eng's (1991) work for the Freedom Flats deposit, x-ray diffraction clay mineral identification was conducted. These data were recently made available to Gryphon Gold. X-ray diffraction is the classic approach and reliable method for clay mineral identification. Samples from two drill holes along the Freedom Flats section in this study were also included in Eng's

work. While there were some differences in identifying minor constituents, there was sufficient agreement between the two techniques to indicate that the spectroscopic analysis is a reasonable semi-quantitative approach to clay mineral identification for the Borealis district mineralization.

10.3.4 Central Graben Section

This cross-section was chosen as geologically typical of the Graben deposit, but as it turned out not particularly good for the alteration study. There is an alluvial layer that is about 150 feet thick under which is a thickness of Tertiary Coal Valley Formation to about 485 feet below the surface. Coal Valley contains increasing iron oxides and argillization with depth, but at this point it is difficult to determine if this is a hydrothermal or a supergene effect. If supergene, the alteration may have been produced by circulating groundwater that leached sulfides below producing acidic water that altered the Coal Valley above. The resulting alteration would then not be directly related to the hydrothermal events that produced the Graben deposit, although it might suggest that a sulfide system is nearby. Immediately below the Coal Valley Formation is gold mineralization that is hosted by a strongly silicified pyrite-rich breccia in the central part of the section. Some of the drill holes penetrated this breccia and extended into altered andesite. The change from possible post-mineralization Coal Valley into mineralized rock does not present an opportunity to look at alteration changes that occur as mineralization is approached.

A spectroscopic analysis indicates that dickite, with or without diaspore, is present within the silicified pyrite-rich gold-bearing zone. Holes that penetrated the mineralized system displayed a pattern of kaolinite nearest silicification and montmorillonite outward. Clay minerals in the Coal Valley are commonly mixtures of kaolinite, alunite, and some montmorillonite, but there is a lack of consistent patterns.

10.3.5 Conclusions and Recommendations

The combination of alteration and geochemical patterns provide a broad zone around precious-metal mineralization helping to direct exploration in the search for additional gold deposits within the Borealis district. The broad pattern transitioning from propylitic alteration to argillization, dominated by montmorillonite at the outer margins, and changing to kaolinite as the zone of silicification is approached is a distinctive and systematic pattern that can be detected by logging drill chips and employing spectroscopic analyses. The silica-pyrite zones also contain some combination of dickite, diaspore, and/or alunite that can be used as an indication of potential gold mineralization before assays are received. Rock-forming elements also display a systematic decrease as higher temperature and pervasive hydrothermal alteration is approached. Several trace elements, including As, Fe, Hg, Mo, Pb, S, Sb, Sn, W, and Zn are anomalous in a broader zone than, and directly related to, gold mineralization. These elements produce a target zone that extends beyond the gold deposit.

These features are systematic enough that a drill hole near a gold zone can be identified as a "near miss" but encouraging enough to continue drilling in the area. Having this information supplies a powerful tool for locating additional gold deposits in the Borealis district. Lucky Boy

is one such example. The combination of geology, clay mineralogy, geochemistry, and geophysics indicate that a significant gold zone is probably nearby.

Telesto recommends that Gryphon Gold undertake a systematic district-scale exploration program designed to discover and delineate large gold deposits within the greater Borealis property, outside of the known mineral deposits. The program should focus along known mineralized trends that project into untested gravel-covered areas with coincident geophysical anomalies. The authors agree that the greatest potential in the district lies beneath a large gravel-covered area at the mountain front with several potential blind deposits (with no surface expression). The Graben zone is an example of this type of deposit, and other high-potential targets include North Graben area, West Pediment (including Sunset Wash and Vuggy Hill), Central Pediment (Lucky Boy), and others yet to be named.

This district-scale exploration program should include both field and compilation geology, geophysics, geochemistry, permitting and claim maintenance, road construction and drill-site preparation, RC and core drilling, drill hole assaying, sampling protocol studies and assay quality control, preliminary metallurgical testing and database management.

In addition, further sampling of the historical heaps and dumps is recommended to better understand the grade and tonnage of those areas that lack sufficient data to properly classify any mineral resources that may be present.

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11.0 Drilling (By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

11.1 Gryphon Gold Drilling

Gryphon Gold has conducted several drilling campaigns since it acquired the lease rights to the Borealis property in 2003. Each campaign had specific objectives as summarized in Table 11.1.

Table 11.1 – Summary Table of Gryphon Gold's Drilling Campaigns

Year	Objectives	Number of Holes	Total Footage (feet)
2004	Test heaps and dumps	32	2,478
2005-06	Oxide gold expansion adjacent to past producing pits, some deeper holes testing sulfides	175	99,270
2007	Sulfide gold expansion in the Graben and Western Pediments	45	51,255
2010 Part 1	Oxide gold confirmation in 4 pits	21	5,585
2010 Part 2	Close spaced drilling on Leach Pad #1 to confirm resource	28	1,630

In 2004, Gryphon Gold used a sonic drill rig to drill 32 holes totaling 2,478 feet in five Borealis heaps and parts of the Freedom Flats and Borealis Mine dumps to confirm the amount and grade of gold-bearing rock that exists in heaps and dumps. The drilling provided samples for metallurgical test work to define geotechnical conditions and to demonstrate the geotechnical characteristics for design purposes in the waste characterization database. A separate drilling program was undertaken to install baseline groundwater monitoring systems.

Dump holes were drilled deep enough to penetrate the soil horizon below the dump, while holes on the heaps were drilled to an estimated 10-15 feet above the heap's liner. Several holes were drilled on each heap and dump to obtain an initial and representative view of grade distribution. Heap drilling in 1996 by Welsh totaled 11 auger holes for 760 feet into Heap 1 to determine the gold content remaining in that heap. Gryphon's drilling generally confirmed the gold grade and distribution in that heap.

The extensive oxide expansion drilling program was started in 2005 and completed in 2006. The main targets focused by this program were Northeast Ridge, Middle Ridge, East Ridge, Deep Ore Flats, Crocodile Ridge, Borealis Extension, and Freedom Flats. Also, as part of this drilling program, some isolated sulfide targets in Graben, North Graben, Leach Pad area and Western Pediment were tested. Because of favorable results in these sulfide targets, a program that focusing on sulfide gold was recommended for 2007.

In 2007, reverse circulation drilling was entirely focused on expanding the gold resources of the Graben and testing several geophysical targets in the Western and Central Pediments. This drilling was highly successful in the Graben as this gold deposit remains open on several sides. The results from the pediment targets were positive but no strong gold mineralization was

found. Additional drilling in Graben is recommended along with some focused drilling in the pediment targets

The 2010 drilling effort consisted of two different programs, each with its own objectives. The first consisted of 21 reverse-circulation drill holes that focused on the Freedom Flats, East Ridge, Borealis Extension, and Middle Ridge areas with the objective of converting inferred gold ounces to indicated and general confirmation or delineation of the gold resource. Two condemnation holes were also drilled into the planned leach pad site.

The second program carried out in 2010 was 28 reverse-circulation holes that better defined the distribution of the gold mineralization in Leach Pad #1. This old heap consisted of the Re-Leach portion on the west and the Freedom Flats portion on the east. The Freedom Flats portion was drilled on 100-foot centers. This work confirmed the past results from the Welsh auger drilling and the Gryphon sonic drilling along while filling in areas that did not have any drill holes. The Re-Leach portion of the pad was tested with 5 holes and these confirmed the results of previous drill holes.

11.2 Historical Exploration Drill Hole Database

The historical exploration drill hole database used for the Borealis project resource models contains 2,639 drill holes with a total drilled length of 819,669 feet. A total of 1,947 holes were drilled inside the resource model areas. An additional 470 holes were either drilled outside the resource models at scattered locations throughout the district or did not have collar coordinates.

The historic holes were drilled by several different operators on the property. Drill hole types include diamond core holes, RC holes and rotary holes. Only a few core holes have down-hole survey information. Since most of the drilling is shallow, the absence of down-hole survey information is not significant. In the deeper Graben zone, however, unsurveyed drill holes may locally distort the shape of the grade zones. Drill hole sampling lengths are generally 5 feet for the RC holes, but vary for the core holes based on geological intervals. Sampling length is up to 25 feet for some of the early rotary holes.

Samples were taken to American Assay Laboratories, Inc. ("AAL") of Sparks, Nevada for analysis. An industry standard quality control procedure was used for the sampling and assaying under the supervision of Dr. Roger Steininger and is considered to be NI 43-101 compliant. Gold assays in ppb and opt are provided for most of the sample intervals. Silver assays in ppm and opt are also provided for some of the sample intervals.

As a quality check, about 5 percent of the assays from historic drill holes in the database were checked against original assays. This step identified only a relatively few errors, which were corrected but indicated that the database was accurate. An inspection of all of the historic holes by Telesto revealed that a few of the early generation of holes appeared to contain some possible down-hole contamination. These were mostly in mined-out areas of the property and were excluded from the database as a surety procedure.

11.3 Historical Blast Hole Database

Gryphon Gold's records for Borealis include blast hole maps for many of the pits that were mined by Echo Bay from the period of 1980 to 1991. These maps show the mine survey grid, useful for horizontal location, the mine level, or elevation, and list the assay value for gold.

Blast holes were drilled on 15- to 18-foot centers horizontally and were usually 20 feet deep. The hole diameter was 5 to 6 inches and a single sample of the cuttings produced was collected by a splitter on the blast hole drill. These cuttings were assayed in the mine laboratory and the resulting gold value recorded on the blast hole map. The mine engineer used this map to generate dig plans for the production crews and to also produce a record of actual tonnage and grade produced from that level. This data was then used to compare the expected tons and grade based on exploration drill data and modeling to what was actually produced when the deposit was mined.

The original mylar and paper blast hole maps were digitized so that the information they contain could be used for variogram analysis. Specifically, the planar coordinates (X, Y, Z) and gold assay value (opt) were input into the modeling program and added to the exploration database. The effect of this is to have highly concentrated information in areas where mining had taken place. Figure 11.1 shows a representative original map, while Figure 17.2 displays the digitized product of the same map. Section 17.7.2 provides more complete details about blast hole data and its relevance to the current model.


TELESTO
2

Figure 11.1 – Representative Original Mylar Map of Blast Hole Data


TELESTO
1

Figure 11.2 – Digitized Data from an Original Mylar Map of Blast Hole Data

12.0 Sampling Method and Approach

(By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

12.1 General

The following includes information from research of historical records conducted by Gryphon Gold and is included for general reference.

The Borealis Mine site operated from 1981 through 1990 producing 10.7 million tons of ore averaging 0.059 opt Au from eight open pits. The mined ore contained 635,000 ounces of gold (Eng, 1991) of which approximately 500,000 ounces of gold were recovered through a heap leach operation. This historic production can be considered a bulk sample of the deposits validating the database that was used for feasibility studies and construction decisions through the 1980s. With over 2,400 exploration drill holes in the database that were compiled over a 30-year period by major companies, the amount of information on the project is extensive. It is primarily these data that were used in this study as the foundation of the current mineral resource estimate. The bulk of the data were collected beginning in 1978, the year of discovery of the initial ore-grade mineralization, and were continuously collected through the final year of full production. Subsequent explorers through the 1990s added to the database.

Specific detailed information on sampling methods and approaches by the various mine operators has not been found in the historic information; however, a report by John T. Boyd Co. (1981) noted that the "drilling, sampling and analytical procedures as well as assay checks were reviewed by Dames and Moore and reported as acceptable by industry standards." In addition, information in reports, monthly reports, and memos give some clues to the sampling methods and approaches. The early work describes between 7 and 9 percent of all samples being re-assayed, with higher-grade intervals re-assayed most frequently with approximately 20 percent of these intervals assayed again (Ivosevic, 1979). Also, there are many references to "assay checks" in the drill hole data with comparisons of assays of the same pulps and also of assays of different splits from the same sample intervals. Results of these comparisons generally were reported to be reasonably close. High-grade intervals often showed more variability in their assays. Santa Fe Pacific (1994) performed check assays on their drilling and found 23 percent variability in the high-grade assays. Their geologist reported, "rather than reflecting relative differences in the labs, I believe the difference is due to the inherent variability in the core. Perhaps we would have been better served to take the entire remaining core [for the check assay material] instead of sawing it in half again (resulting in a ¼ split)."

Echo Bay did some quality checks on their drill cuttings sampling and assaying methods as part of their evaluation of the property prior to and following its purchase from Tenneco, which indicated that the original assays were reliable and representative. During their exploration and development programs they also drilled a number of core-hole twins of conventional rotary drill holes to compare assay results in the same areas. Echo Bay concluded that the vast bulk of drilling, which was conventional rotary, probably undervalued the gold content, especially in higher-grade zones. Anecdotal information from former Echo Bay management indicates that the mine consistently gave better results in terms of higher grade and better recovery of gold than planned or expected.

12.1.1 Freedom Flats Example

The principal ore body discovered by Tenneco/Echo Bay was the Freedom Flats deposit. The exploration, geology, and mineralization of the Freedom Flats gold deposit are described by Eng (1991). He reports that in Echo Bay's reconciliation of the Freedom Flats reserves, "actual mine production exceeded the original model reserve in grade and contained ounces by about 30 percent." In order to explain this discrepancy, he states, "due to the narrow linear trend of the mineralization, the deposit was drilled-out on 50-foot centers along drill fences spaced at 100 feet."

In-fill drilling was conducted between fences on 50- to 70-foot centers, where thick, high-grade mineralization was intersected. Holes were drilled around the perimeter of the deposit on 100-foot centers to close off all mineralization. A total of 99 RC holes were drilled in the main deposit area totaling 56,000 feet. All holes were drilled vertically. Due to the presence of abundant clay, most holes were drilled with water and foam injection; samples were collected using Jones splitters. In addition to rotary drilling, four HQ core holes totaling 2,687 feet were drilled primarily to obtain material for column leach metallurgical testing. Although continuous assays were not available for most of the core holes due to metallurgical sampling, the results of limited assaying suggested that the RC rotary holes underestimated the gold grades. The most likely cause for this discrepancy was the loss of fines during wet drilling. Later in Eng's report he states that the discrepancy also may be due in part to the small size of many of the higher-grade (>0.5 opt Au) ore pods, which were not intersected in close-spaced (50 feet) drilling. Another possible explanation not mentioned by Echo Bay is the problem created where predominantly vertical drilling patterns are used to test steeply dipping to vertical mineralized zones. There is also a possibility that coarse gold particles exist and have not being adequately sampled or assayed.

The presence of coarse gold and its effect on assay variability may have been overlooked by previous operators of the Borealis Mine site. Coarse gold was reported rarely in the district from small-scale placer operations and also by Houston Oil and Minerals Company geologists who found visible gold in the surface outcrops of historic prospect pits and other minor workings along highly mineralized structures. In addition, mineralogical reports on the higher-grade mineralized samples mention traces of free gold ranging from 2 microns to 29 microns from the Northeast Ridge and Borealis deposits (Honea, 1988 and Strachan, 1981).

12.2 Sampling of Existing Heaps and Dumps – Spring 2004

A drilling program was undertaken in spring 2004 to confirm the amount and grade of gold-bearing rock that exists on heaps and dumps. Sonic drilling also provided samples for metallurgical test work, to define the geotechnical conditions, and to obtain sufficient samples to demonstrate the geotechnical characteristics for design purposes in the waste characterization database. A separate drilling program was undertaken to install baseline groundwater monitoring systems.

As part of this program, a sonic drill rig was used to drill exploratory holes on the five previously leached heaps as well as the Freedom Flats and Borealis Pits waste dumps. A total of 32 holes for a total of 2,475.5 feet were drilled with samples collected and composited for each hole.

Visual observations of the samples obtained during the sonic drilling program indicate the previously leached ore in Heap 1 and Heap 2 contained more fines, with a clay-like texture, than coarse rock. Conversely, and as expected, the Heap 3 leach material, which was ROM and the Borealis Waste Dump contain more coarse rock. If the gold values remaining in the previously leached material in the various leach heaps are associated with the coarse fraction and/or are bound by pyrite and/or silica, then additional gold recovery may be achieved by screening and gravity separation, or by leaching a finer material.

A thorough description of the sampling method, sample preparation, analytical techniques, and security procedures is found in Section 13.2, Heap and Dump Drilling and Sampling Program – Spring 2004.

Additional drilling and sampling of dumps and heaps was done in 2010. For details see Section 16.3.3.

12.3 Drill Hole Database for Mineral Resource Model

The database used for the computer-generated resource model portion of this study consists of 2,673 exploration drill holes with a total footage of 822,794.1 feet and 106,715 assayed intervals. Many of the high-grade intervals were assayed more than once to check and confirm the actual grades, so the total number of assays exceeds 107,000. The average depth of the holes is 308 feet but the bulk of the holes are less than 200 feet with a limited number of holes in selective locations extending 1,000 to 2,000 feet to test deeper mineralization. The average assayed interval was slightly larger than 5 feet with the bulk of the samples representing 5-foot intervals.

In addition to the exploration drill holes listed above, 29,834 blast holes have been added to the database. The average sample interval was 20 feet representing one production level in the mine. The mine laboratory performed the gold analysis on the sample collected at the blast hole drill.

The first drilling was completed by Houston Oil and Minerals, the discoverer of the original Borealis deposit and the developer of the Borealis mine. Tenneco acquired Houston Oil and Minerals and continued operating the mine and drilling for new deposits. Echo Bay Mines acquired Tenneco in 1986 and continued all operations and drilling until the mine was shut down in 1990. Throughout the 1990s several companies including Billiton Minerals (28 drill holes), Santa Fe Pacific Mining (32 drill holes), J.D. Welsh & Associates (11 shallow auger holes in a heap), and Cambior Exploration (10 drill holes) continued exploring and evaluating the property thus adding to the database. Gryphon drilled 252 holes to date of which 214 holes were used in the resource estimate.

Santa Fe compiled the initial version of the computer database of drill holes with subsequent companies contributing to it. During their ownership, several members of Golden Phoenix' geologic staff checked the accuracy and completeness of approximately 60% of the database by individually checking 2,234 holes' survey and assay data with the original survey and assay sheets, and revising the database where necessary. Although the methods and procedures used by Golden Phoenix appear to have been professional, thorough, and competent, Golden Phoenix staff conducted a further data check of the database.

For the 2009 resource model update, Golden Phoenix staff checked 5 percent of the drill holes used in the four model areas. A list of check holes was randomly chosen from the database for each of the North, South, East and West Resource Model areas. For each drill hole, assay, survey, depth, and orientation data in the database was compared against drill logs and assay certificates when available. For the North Area model, this involved 28 of the 562 drill holes, for the South Area model, 45 of the 892 drill holes, for the West Area model, 13 of the 259 drill holes, and for the East Area, model 3 of the 59 drill holes from Bullion Ridge. The error rate was less than 1 percent. All found errors were corrected before proceeding with the resource modeling.

13.0 Sample Preparation, Analysis, and Security (By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

13.1 Previous Mining Operations and Exploration

The following includes information from research of historical records conducted by Gryphon Gold and is included for general reference.

Houston Oil and Minerals, Tenneco, and Echo Bay are reported to have used standard sample preparation and analytical techniques in their exploration and evaluation efforts, but detailed descriptions of the procedures have not been found. The fact that a successful mine was developed producing about 500,000 ounces of gold indicates that their techniques of sampling, sample preparation, analysis, and security produced results that were representative, reliable, and are not unreasonable, although some questions remain, particularly with regard to the assaying of samples with potential coarse gold.

Most of the drill hole assaying was carried out by major laboratories that were in existence at the time of the drilling programs. Various labs including Monitor Geochemical, Union Assaying, Barringer, Chemex, Bondar-Clegg, Metallurgical Laboratories, Cone Geochemical, the Borealis Mine lab, and others were involved in the assaying at different phases of the exploration and mining activity.

13.1.1 Analysis and Quality Control

Early work on the property appeared to rely on assay standards that were supplied by the laboratories doing the assaying. However, Echo Bay Mines (1986) reported using seven internal quality control standards for their Borealis Mine site drill hole assaying program. The seven standards ranged in gold concentrations from 170 ppb to 0.37 opt. Assay labs involved in the round robin standards analyses were Cone Geochemical, Chemex, and the Borealis Mine site lab. The precision of the three labs was excellent (±1 to 8 percent) for the higher gold grades (0.154-0.373 opt); acceptable (±3 to 14 percent) for the lower grades (0.029-0.037 opt); and fair (±4 to 20 percent) for the geochemical anomaly grades (0.009 opt to 170 ppb). These data provide an initial estimation of the precision and accuracy of gold analyses of Borealis mineralization. The repeatability of assays suggests that coarse gold was not a problem for these samples, or that the samples were so small that potential coarse gold was missed entirely.

During 1986, Echo Bay instructed Chemex (1986) to analyze duplicate samples for five selected drill holes. A comparison was made of: (1) ½ assay-ton fire assay with a gravimetric finish versus, (2) ½ assay-ton fire assay with an atomic absorption finish versus, (3) hot cyanide leach of a 10-gram sample. The ½ assay-ton fire assay – gravimetric finish and the ½ assay-ton fire assay – AA finish gave essentially the same results. However the hot cyanide leach gave results that were 5-11 percent higher in one comparison and significantly lower in another, prompting Chemex to conclude that cyanide leach assaying was not appropriate for Borealis samples. The great majority of the assays in the database are based on fire assays.

13.1.2 Security

Nothing is known of the sample security arrangements made by the previous operators, but since the various mined deposits each produced the amounts of gold predicted or higher, we can assume the security was adequate and it is unlikely that sample security was a problem. The same assumption is true for the subsequent exploration programs conducted by Billiton, Santa Fe Pacific, and Cambior, all of which were substantial companies that routinely used standard industry procedures.

13.2 Heap and Dump Drilling and Sampling Program - Spring 2004

Boart Longyear was contracted in spring, 2004 to drill with a sonic rig since this equipment would retrieve a core-like sample. All work completed during this program was under the supervision of Dr. Roger C. Steininger, former Chief Consulting Geologist for Gryphon Gold, and a Qualified Person under the terms of Canadian NI 43-101.

Not only could a representative assay sample be obtained with this approach, but also the collected material should be representative of size distribution of material in the heaps and dumps. The initial two holes were drilled with 4-inch bits, but it became obvious that larger rocks were being pushed out of the way. Drilling then proceeded with a 6-inch bit, which appeared to capture more of the larger rock, producing a more representative size distribution sample. All sonic drill holes had a vertical orientation, and samples represent "true thickness" of the dump or heap material.

13.2.1 Sampling, Analysis, and Quality Control - Heap and Dump Drilling

Sample intervals were originally designed to be every 10 feet, but were contingent upon drilling conditions. Actual drill-sample interval lengths were subject to the position of the sample tube where this was extracted from the drill hole. Individual runs varied from 1 to 3 feet, which were then combined to produce a sample with an interval length as close to 10 feet as practicable (the combination was completed at AAL). Combined sample intervals routinely varied from 9 to 11 feet except at the bottom of a hole where the final sample intervals were typically shorter (Steininger, 2007).

When the sample tube was extracted from the drill hole, the sample was immediately slid into a plastic sleeve that was sealed and marked with the drill hole number and footage interval. These plastic sample sleeves were not reopened until they reached the analytical lab. All of the drill procedures and handover to the analytical lab were monitored by an independent geologist hired through Geotemps, Inc. The contract field geologist also maintained lithologic logs for each drill hole. A non-blind standard was added as the last sample interval of each drill hole. The standard was obvious to the lab because the standard was contained in a pulp envelope, although the lab did not know the gold value of the standard.

All samples were submitted to AAL of Sparks, Nevada. At the lab, each of the individual samples was combined into an analytical sample that approximated 10-foot intervals as outline above, as per instructions from the geologist. Each analytical sample was split in a rotary splitter with one-fifth of the sample removed for assay and the remaining four-fifths retained for

metallurgical testing. Each analytical split was weighed, dried and weighed again. The difference between these two weights represented the amount of water in the original sample. Each dried sample was crushed to less than 1/4 inch and a 300- to 500-gram sample was riffle split off for assay. The remaining sample was retained at the lab. Each assay sample was pulverized and assayed for gold and silver by one-assay-ton fire assay. Also a two-hour cyanide shake assay for dissolvable gold was conducted for 200 grams of each assay sample.

Two additional samplings were undertaken on Heap 2. Twelve samples were collected along the new road cut and one "bulk" sample was collected from a backhoe cut made during reclamation. The road-cut samples were collected as rock chips over 10-foot intervals. Each sample was approximately 5 pounds of material that was collected to represent the size distribution of the material in the cut. Six of the samples were from the south side mid-point along the heap and six from near the east base. Each sample was assayed by AAL using one-assay-ton fire assay for gold and silver. The average grade of the 12 samples is 0.009 opt Au, which compares favorably with the average grade of the three holes drilled into the heap, which is 0.008 opt Au. About 20 pounds of representative material was collected from the backhoe trench. At AAL, one-quarter of the sample was split out and assayed by one-assay-ton fire assay for gold and silver. This sample contains 0.008 opt Au, which corresponds with the average value for the heap as determined by drilling. The remaining three-quarters of the sample was sieved into four size fractions and assayed in the same manner as noted above. The results are displayed in Table 13.1, which indicates that the gold grade in the <2-inch material is significantly higher than in the larger material.

As part of the quality control program standards were submitted to AAL with each drill hole, several assayed pulps and two standards were submitted to ALS Chemex; and three of the duplicates and two standards were submitted to Actlabs-Skyline. Their results of the analyses of the standards and duplicates are shown in Tables 13.2 and 13.3. All of the data show good precision and accuracy except for ALS Chemex's analyses of the standard. Based on this information, the analyses from AAL are considered reliable.

Table 13.1 – Analytical Results of Bulk Sample from Road Cut Midway Between Top and Bottom of Heap 2

Type	Gold Grade (opt Au)	Silver Grade (opt Ag)
Bulk	0.008	0.102
<½-inch Material	0.010	0.095
½-inch to 1-inch Material	0.014	0.131
1-inch to 2-inch Material	0.010	0.066
>2-inch Material	0.007	0.029

Table 13.2 – Summary of Analytical Results from Bulk Standard Used in Quality Control Program, Accepted Value 0.019 opt Au

Analytical Lab	Number of Values / Average Gold Value	Variation from Accepted Value
American Assay Labs.	31 samples / 0.017 opt Au	0.002
American Assay Labs. repeats	3 samples / 0.017 opt Au	0.002
ALS Chemex	2 samples / 0.022 opt Au	0.003
Actlabs-Skyline	2 samples / 0.019 opt Au	None

Table 13.3 – Summary of Assay Analyses for the Same Sample by American Assay Laboratories and ALS Chemex

American Assay Lab.	ALS Chemex	Difference
0.022 opt Au	0.023 opt Au	0.001
0.003 opt Au	0.002 opt Au	0.001
0.012 opt Au	0.008 opt Au	0.004
0.002 opt Au	<0.001 opt Au	0.002
<0.001 opt Au	0.007 opt Au	0.007
0.004 opt Au	<0.001 opt Au	0.004
0.013 opt Au	0.011opt Au	0.002
0.008 opt Au	0.009 opt Au	0.001
0.005 opt Au	0.010 opt Au	0.005
0.025 opt Au	0.024 opt Au	0.001
0.023 opt Au	0.026 opt Au	0.003
0.014 opt Au	0.012 opt Au	0.002
0.008 opt Au	0.013 opt Au	0.005
0.005 opt Au	0.005 opt Au	0.000
0.018 opt Au	0.017 opt Au	0.001
0.008 opt Au	0.010 opt Au	0.002

The average difference in analytical results from assays on the same pulps is less than 0.001 opt Au, and the standard deviation of the differences is 0.003 opt Au, which is extremely close and within the level of accuracy of the assaying method.

The last piece of data that supports the reliability of the new results is the comparison with Welsh's original drilling of Heap 1 (Table 13.4). The bulk of the information indicates that sampling of the heaps and dumps is representative and those samples were accurately assayed.

Table 13.4 – Comparison of Heap 1 Assay Results with Previous Sampling Program

BMC Holes	Grade opt Au	Nearby Welsh Drill Holes	Grade opt Au
BOR-11	0.028	H-10	0.033
BOR-13	0.023	H-11	0.026
BOR-16	0.020	H-5	0.020
BOR-17	0.017	H-6	0.014

13.2.2 Security

All samples were collected in plastic sample bags, sealed, and securely stored until picked up by the transport arranged under the authority of AAL. AAL maintained control of all samples from the pickup at the Borealis project until the analytical work was completed. It is the opinion of Dr. Steininger, a Qualified Person under the terms of Canadian NI 43-101, who supervised this drilling and sampling program, that the security procedures were adequate and properly implemented during the program.

13.3 2005 Through Late-2007 Reverse Circulation Drilling

Sampling procedures at the drill sites and monitoring of assays were standardized starting with the commencement of the RC program in early 2005. Initially the program consisted of a limited number of standards and duplicates submitted with each drill hole. In May 2006, Gryphon Gold instituted more rigorous quality control procedures.

Throughout the Borealis RC drilling program during 2005-2007, samples were routinely collected at 5-foot intervals from each hole, starting at the surface and continuing through the end of the hole. Material from each 5-foot interval was split to about one-quarter of the original volume at the drill site, then bagged and sealed by the drilling contractor. At the completion of each drill hole, samples were moved to a secure site on the property where they were held until picked up by assay lab personnel. Initially, this was AAL, and starting in spring 2006, Inspectorate America Corp., both of Sparks, Nevada, became the assay facility of choice.

Until May 2006, a blind standard was included at the end of each drill hole and with the initial group of holes a duplicate sample was collected at the drill and included in the sample sequence as a blind sample. The new quality control program started in May 2006 required sufficient standards being inserted so that one standard would be included with each fire assay tray at the lab. Additionally, a blank sample was inserted as a blind sample within the drill sample sequence.

An assay lab truck and driver collected the drill samples from the Borealis project site secured storage and transported them to Sparks, Nevada. From the time that the pickup was made, the lab maintained control over the samples until coarse rejects and pulps were returned to the site. At the lab, each sample was dried, crushed to less than ¼ inch, and a 300- to 500-gram sample was riffle split off for assay. Each sample was subsequently pulverized and then assayed for

gold and silver by one-assay-ton fire assay. The coarse rejects were retained at the lab until assaying was completed.

The quality control program consisted of standards included with each drill hole, duplicate samples collected at the drill, and duplicate assays as part of the lab's internal control. The assays and these controls were monitored continually by a Qualified Person, Dr. Roger Steininger. If questionable assays were received, a decision on re-assaying portions of, or the entire hole, was made at the time of receipt of the preliminary assay reports. In general, the quality control samples indicate that both labs produced high-quality assays. The close correlation between assays of the original sample and the duplicate sample indicates that sampling at the drill produced representative samples.

13.3.1 2005-2007 Analytical Program

Analytical results of the standards submitted with the drill samples were within two standard deviations of the standard's gold content, which was deemed acceptable. Generally, duplicate assays preformed by the lab corresponded well with the original assays. These data indicated that both labs used by Gryphon Gold produced quality assays.

During the early part of the drilling program, a duplicate sample was collected at the drill, initially to ensure that a representative sample was collected. Secondly, these samples were also a check on lab assay reproducibility. Except for three samples, there is an extremely close correlation between the duplicate samples from each hole. This indicates that representative samples were collected at the drill and the lab was able to produce similar assays for the same drill hole interval. The three samples with wider variations are probably representative of the nature of a gold deposit with occasional coarse gold and wide variations in gold content over short distances.

13.3.1.1 Outside Lab Check

As a further check on AAL, six holes, or portions of a hole, were submitted to Inspectorate America for re-assay. Except for one hole, there was good correlation in the assays between respective drill hole intervals between the two labs. Overall, the assays from this one hole had a good correlation between labs with a few inconsistencies between the two labs. Some of AAL's assays were higher than Inspectorate's and for other intervals the reverse was the case. This suggests that the variations may be related to the natural variation in a gold deposit rather than an assay problem between the labs.

Through early 2006, all of the indications were that AAL was producing reliable assays from the Borealis drill hole samples.

13.3.2 Change of Labs

Primarily to improve turnaround time it was decided to change to Inspectorate America for analytical work in spring 2006. While a different lab was used the quality control program was not changed.

13.3.3 2010 Reverse Circulation Drilling

Drift Exploration Drilling was contracted in Spring, 2010 to drill with a reverse-circulation drill rig. A Telesto geologist was on-site for drill supervision for 14 of the 21 total RC holes drilled during the 2010 program. A Gryphon geologist was on-site for drill supervision for the remaining 7 holes of the program. The same sampling procedures as used during the 2005 through 2007 drilling program were utilized. Samples were collected at 5-foot intervals from each hole, starting at the surface and continuing through the end of the hole. Material from each 5-foot interval was split to about one-quarter to one-half of the original volume at the drill site, then bagged and sealed by the drilling contractor. At the completion of each drill hole, samples were put into a sample bin and moved to a secure site on the property where they were held until picked up by American Assay Labs (AAL) of Sparks, Nevada.

It must be noted that some of the samples from a drill hole in the Middle Ridge area were contaminated by diesel fuel during transport to the sample bin. Because of this, the labels for 60 feet of drill samples were rendered unreadable. These samples were not assayed.

Standard pulps were included with the drill samples in the sample bin before pick-up so that one standard would be included with each fire assay tray at the lab. The standards were labeled with the drill hole identification number and intervals representing approximately every 70 feet of the drill hole. In addition, for 9 of the total 21 RC holes a blank standard was inserted as a blind sample within the drill sample sequence. This practice was eliminated because it was deemed unnecessary because AAL routinely inserted blanks and standards into the sample sequence to confirm analytical integrity.

An assay lab truck and driver collected the drill samples from the Borealis project site secured storage and transported them to AAL. From the time that the pickup was made, the lab maintained control over the samples until coarse rejects and pulps were returned to the site.

The quality control program consisted of standards included with each drill hole and re-assays as part of the lab's internal control. The assays and these controls were monitored continually by a Qualified Person, Steven Craig, Vice President of Exploration for Gryphon. In general, the quality control samples indicate that the lab produced high-quality assays.

13.3.4 2010 Analytical Program

Analytical results of the standards submitted with the drill samples were within two standard deviations of the standard's gold content, which was deemed acceptable. Re-assays performed by the lab corresponded well with the original assays. These data indicated that the lab used by Gryphon Gold produced quality assays.

13.4 Quality Assurance and Quality Control ("QA/QC") Conclusions

According to the September 2009 Pre-Feasibility by Danio et al, Steininger (2007) presents an extensive summary of the quality control program previously used at the property. The conclusions are: "All of the quality control data outlined above strongly supports the conclusion that Gryphon Gold received quality analytical results throughout its drill program at Borealis.

The analytical data also support the conclusion that gold is generally evenly distributed and fine-grained." Prior published references to QA/QC for Borealis drilling programs are incorporated by reference and updated by discussions found above in this section.

14.0 Data Verification (By Douglas Willis, C.P.G., Telesto Nevada, Inc.)

14.1 Historical Exploration Drill Hole Data

The following includes information from research of historical records conducted by Gryphon Gold and is included for general reference.

The exploration drill hole database was verified by Mr. Steven Craig, a Qualified Person under the terms of Canadian NI 43-101, during an 8-month intensive effort by reviewing every one of the 2,417 drill holes and over 125,000 assays on original sheets and comparing them line by line with the database and ensuring that only accurate information was in the database. Where several valid assays were found for a single interval they were averaged to determine the grade used in the database. Drill hole collar location surveys from original survey documents also were compared to the database information and improved where necessary. Down-hole survey information from original survey documents for the deeper holes were also reviewed and compared with the database to ensure its accuracy.

Blast hole data was digitized from the original mylar and paper level maps stored in Gryphon's Borealis project files. The assay value is a hand-written notation of the gold at that location in opt.

Information presented above describes the limitations imposed by the lack of certain historical records on verification of the data. Based on operating results, and historical descriptions it appears that the sampling, sample preparation, assaying, and security of samples were conducted in an industry acceptable manner for the time period in which the samples were collected and processed, and it is the geological Qualified Person's opinion that the assays are suitable for resource estimation.

14.2 Semi-Quantitative Check Sampling

As part of the evaluation of the Borealis Gold Project, several samples have been collected (under the general overview of Gryphon Gold geologists) from selected areas on the property to generally validate original sample assays and identify possible mineral resource areas. Samples include an 18-foot interval of core, one pit wall rock chip sample, and two spoil pile samples. Table 14.1 summarizes the gold assay results from this sampling effort. The samples were not collected to be representative of the material, but only to give an indication if the original assays were "within the ballpark." The core sample was taken from an original drill core from within a higher-grade zone of the Graben deposit. It was cut from the remaining sawed core half and was re-sawed to produce a quarter sample of the core. There is no way to verify if the entire original sawed half of the core remained in the core box when Gryphon Gold Corporation obtained the newly sampled material. The pit sample was taken from the southeast margin of the East Ridge pit, on the pit floor over a 15-foot horizontal interval at coordinates 374,586 E., 4,249,990 N., and 7,425 feet elevation. The material was oxidized and silicified andesite. Samples were also collected from the spoil pile from holes BOR 11 and BOR 13 on Heap 1. All sample preparation and assays were performed by AAL.

While none of these new samples represents a statistically valid test of previous assays, they do indicate that the data used in developing knowledge of the property is generally reasonable and is within the appropriate gold grade range. The average value for the core interval is slightly lower than the original assay, but given that the new sample was about one-quarter of the original sample, within a higher-grade gold zone, variations are to be expected. The new assays support the contention that the interval is within the high-grade gold zone of the Graben deposit. The sample from the East Ridge Pit floor supports the contention that economic gold grades do exist at the pit margin. The results from the drill holes in the heaps are comparable to original assays, given that the new samples are not a systematic sample, totally representative of the material drilled.

Table 14.1 – Results of Selective Check Sampling at Borealis

Location	Original/Historical Assay Value	Recent Assay Value
CBO023 597-615'	0.201 opt Au	0.162 opt Au
East Ridge Pit floor	Not Available	0.018 opt Au
BOR11 Heap 1	0.030 opt Au	0.026 opt Au
BOR 13 Heap 1	0.023 opt Au	0.019 opt Au

14.3 Database Verification

Five percent of the drill holes used in the resource model was checked by a Gryphon Gold geologist. Within the four model areas, 89 drill holes were randomly chosen and the following information was verified from data in the paper files: collar coordinates, hole depth, hole elevation, hole angle/dip and assays. The error between the database and paper files was less than one-third of one percent overall for hole data and gold assay data. The error for silver assay data, which was not used in the resource model, was 6.1 percent.

Two blast hole mine level maps out of 30 available, one for the 5880 bench in the Freedom Flats pit and one for the 5900 bench in the Cerro Durro pit, were plotted at the same scale as the original copies and checked for spatial and assay accuracy. The digital data matched the mylar map for these two levels and this data then is deemed to be accurate.

15.0 Adjacent Properties (By Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

The nearest mining property to the Borealis Gold Project is the Esmeralda Project (formerly the Aurora Mine) recently operated by Metallic Ventures (Figure 15.1) and now owned by Great Basin Gold. The Esmeralda Project in the Aurora Mining District lies 10 miles southwest of the Borealis property.

The Aurora Mining District had historical production of approximately 1.9 million ounces of gold and more than 2.4 million ounces of silver from as many as 30 veins (Vanderburg, 1937). Remaining mineral resources reported by Metallic Ventures in early 2003 were 1.3 million ounces of gold (Metallic Ventures Gold, Inc., 2004). The mineralized system is a low-sulfidation type with gold and minor silver in banded quartz-adularia-sericite veins hosted by Tertiary volcanic rocks.

The Bodie Mining District is further southwest, 19 miles from the Borealis Mine site, along the same trend and has reported 1.5 million ounces of gold and nearly 7.3 million ounces of silver production from a series of veins in Tertiary andesite host rocks (Silberman and Chesterman, 1991). The remaining mineral resources were reported at approximately 1.9 million ounces of gold in 1991 (Galactic Resources Ltd., 1991).

The Bodie, Aurora, Borealis, and other minor districts are aligned along a northeast-southwest trend of mineralized districts commonly referred to as the Aurora-Borealis trend.


Wellington
Walker Lake
Hawthorne
NEVADA
Luning
Mina
Borealis Mine
Aurora Mine
Bodie Mine
Bridgeport
Bodie
CALIFORNIA
Mono Lake
Lee Vining
Basalt
0
10
20
Miles

(Source: Gryphon Gold, 2005)

Figure 15.1 – Location of Borealis Property and Other Important Nearby Gold Mining Properties in the Walker Lane and Aurora-Borealis Cross Trend

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16.0 Mineral Processing and Metallurgical Testing (By Thom Seal, PhD., P.E., Q.P., Independent Consulting Metallurgist)

This section was originally compiled by Gryphon Gold's consulting metallurgist, Jaye T. Pickarts, P.E., a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects, and Principal Metallurgical Engineer, Knight Piésold and Co. Samuel Engineering, Inc., a process design consulting group, contributed supporting information regarding preliminary metallurgical flowsheet concepts. Telesto Nevada updated this section with additional information in the 2009 Pre-Feasibility Report and new information in this report. Bulk density data and tonnage factors were developed and provided by contributing Gryphon Gold authors, including Thom Seal, Ph.D., P.E., Mining-Mineral Process-Metallurgical Engineer for the purposes of Canadian NI 43-101, Standards of Disclosure for Mineral Projects. Dr. Seal has not visited the property, nor supervised any sampling or metallurgical tests. Dr. Seal has only reviewed documents that Gryphon Gold and Telesto have provided in hard copy. New metallurgical testing has been performed in 2010 and 2011 by Kappes, Cassiday & Associates and is reported in Section 16.4 of this chapter. The report of this new metallurgical work was prepared under the supervision of Mr. Dan Kappes, a Qualified Person for the purpose of Canadian NI 43-101.

16.1 Introduction

Gold mineralization at Borealis comprises large areas of silicification, hydrothermal brecciation, and advanced argillic alteration in Tertiary volcanic rocks. The volcanic stratigraphy consists of andesite flows, breccias, and tuffs. The gold deposits at Borealis are structurally controlled along a series of northeasterly-trending normal faults that dip steeply to the northwest. Gold generally occurs as submicron-size particles in highly altered andesite and tuff along fracture surfaces during late stage overgrowth on sulfide crystal faces (Eng, 1990 and Honea, 1988). Gold mineralization is finely disseminated and/or partially bonded with pyrite, and although there are very little ore mineralogy data available, historical operating reports suggest that some coarse gold may exist. Gold that is bound in pyrite or pyrite-silica is not easily recovered by simple heap leach cyanidation (Behre Dolbear, 2004). There are no reports of carbonaceous refractory components within the old heap or dump materials. The previous mine operator employed a Merrill-Crowe circuit to recover gold and silver, followed by a retort to remove mercury.

16.2 History of Metallurgical Studies

Historically, eight open pit mines were developed at the Borealis project during its operating years from 1981 to 1990. They include the Borealis, East Ridge, Deep Ore Flats, Gold View, Freedom Flats, Northeast Ridge, Jaime's Ridge, and Cerro Duro mines. Each pit has associated waste-rock disposal areas proximate to the mine area. Two of the pits, the Borealis and the Deep Ore Flats, were backfilled with mine waste produced from proximate pits. Processing was by conventional cyanide-agglomerated heap leaching using both permanent and reusable pads. Precious metals were recovered using a Merrill-Crowe process. Historical data for this section was drawn from Bechtel Group, Inc., (1980), Houston International Minerals

Corporation, (1981, 1982, 1983a, 1983b, 1983c, 1983d, 1983e, 1984, 1986), Tenneco Minerals Company (1986), and Washington Group International, Inc., (2003).

According to reports, records and personal communications, historical heap leach operations throughout the 1980's reportedly produced gold recoveries in the upper 70 to mid-80 percent[4] range of total gold by fire assay. These ores were primarily oxide and mixed oxide, and utilized cement agglomeration in order to achieve suitable solution percolation, pH control and precious metal dissolution. Previous heap leach operations also processed ROM ores (uncrushed), which were typically low-grade material that was stacked on the upper lifts of the heap leach pad. Historical gold recoveries for ROM ore ranged from 20 to 50 percent, and silver recoveries were typically less than 20 percent. There has been no current test work performed on ROM-sized samples.

16.3 Previous Metallurgical Investigations (Existing Heaps and Waste Dumps)

In 2004, the first phase of metallurgical test work (Knight Piésold, 2004) was developed for samples from sonic exploration drill samples. This work focused on determining the amenability of gold to cyanidation and the effect of particle size on gold recovery. For this program, the BMC geological staff, under the supervision of Qualified Person, Roger Steininger, Ph.D., CPG, collected 249 samples from historical leach pad areas and waste dumps. The samples obtain from the sonic drilling were sent to AAL in Sparks, Nevada for analysis. The sample areas included:

- Existing previously leached pads
  - Pad #1 (Freedom Flats Heap and the Tailing Re-leach pad - 2.969 K ton)
  - Pad #3 (ROM heap – 3,000 k tons)
- Borealis Waste Dump

Shake leach testing, conducted by American Assay Labs (AAL) on samples from these areas, consisted of a 200-gram sample sized to 80 percent passing 200 mesh and agitated leached for 2 hours. Solution assay results, with gold recoveries averaging about 84 percent, 82 percent, and 100 percent, respectively indicated recoverable gold content in the existing Tailings Re-Leach Pad, the Freedom Flats Pad and in half of the Borealis Waste Dump. Based on the shake test results, bottle roll leach testing was conducted by McClelland Metallurgical Laboratory on samples from these three locations.

Bore hole composite samples were split, and duplicate bottle roll tests were conducted on material sized to 80 percent less than 1½, 1, ¾, and ½ inch. Triplicate head assays were run on

[4] "Recap of Borealis Annual Processing Plant Throughput and Recoveries 1982 – 1990", Whitney & Whitney, Inc, Dr. John W. Whitney, 9/26/1996.

the composite sample, and each test underwent a 72-hour cyanide leach, had triplicate tail assays, and the cyanide concentration was maintained at 1.0 g/l.

Only eight bottle roll leaching tests were conducted on samples from the northeast half of the Borealis Dump, which had better head assays. These bottle results indicated a gold recovery ranging from 61.9 percent to 81 percent with an average of 72 percent.

A summary of these 2004 results are shown in Table 16.1[5].

Table 16.1 – 2004 Summary Metallurgical Results, Scoping Bottle Roll Tests Borealis Heap and Dump Composites - Phase 1

Composite	Test Number	P_{80} Feed Size, mm	Au Rec., %	Au g/mt Ore			Au g/mt, Ore Head Assay	Reagent Requirements, kg/mt ore	
				Extracted	Tail	Calc Head		NaCN Cons.	Lime Added
Tailings Re-Leach Pad Comp A	CY-1	38	41.9	0.26	0.36	0.62	0.68	0.23	2.6
Tailings Re-Leach Pad Comp A	CY-2	38	42.6	0.26	0.35	0.61	0.68	0.15	2.7
Tailings Re-Leach Pad Comp A	CY-3	25	38.5	0.25	0.40	0.65	0.68	0.08	3.2
Tailings Re-Leach Pad Comp A	CY-4	25	36.0	0.27	0.48	0.75	0.68	0.15	3.1
Tailings Re-Leach Pad Comp A	CY-5	19	42.2	0.27	0.37	0.64	0.68	0.16	5.9
Tailings Re-Leach Pad Comp A	CY-6	19	44.3	0.27	0.34	0.61	0.68	0.07	5.9
Tailings Re-Leach Pad Comp A	CY-7	12.5	44.4	0.28	0.35	0.63	0.68	0.23	2.6
Tailings Re-Leach Pad Comp A	CY-8	12.5	37.5	0.27	0.45	0.72	0.68	0.15	5.6
Tailings Re-Leach Pad Comp A	CY-25	12.5	39.7	0.27	0.41	0.68	0.57	0.15	2.9
N.E. Ridge Pad	CY-9	38	54.9	0.28	0.23	0.51	0.33	0.75	4.6
N.E. Ridge Pad	CY-10	38	48.3	0.29	0.31	0.60	0.33	0.45	5.5
N.E. Ridge Pad	CY-11	25	53.3	0.24	0.21	0.45	0.33	0.38	5.4
N.E. Ridge Pad	CY-12	25	51.2	0.22	0.21	0.43	0.33	0.30	6.3
N.E. Ridge Pad	CY-13	19	53.2	0.25	0.22	0.47	0.33	0.38	6.8
N.E. Ridge Pad	CY-14	19	51.3	0.20	0.19	0.39	0.33	0.38	6.0
N.E. Ridge Pad	CY-15	12.5	50.0	0.17	0.17	0.34	0.33	0.45	4.8
N.E. Ridge Pad	CY-16	12.5	45.5	0.15	0.18	0.33	0.33	0.31	5.1
N.E. Ridge Pad	CY-26	12.5	50.0	0.18	0.18	0.36	0.37	0.37	5

5 "Gryphon Gold Corporation Metallurgical Testwork Evaluation Borealis Project", Knight Piesold and Co., Denver Colorado, page 7. Author: Jaye Pickarts, P.E., 9/24/04,

Table 16.1 – 2004 Summary Metallurgical Results, Scoping Bottle Roll Tests Borealis Heap and Dump Composites - Phase 1

Composite	Test Number	P_{80} Feed Size, mm	Au Rec., %	Au g/mt Ore			Au g/mt, Ore Head Assay	Reagent Requirements, kg/mt ore	
				Extracted	Tail	Calc Head		NaCN Cons.	Lime Added
Borealis Dump	CY-17	38	61.9	0.26	0.16	0.42	0.39	0.10	7.9
Borealis Dump	CY-18	38	63.4	0.26	0.15	0.41	0.39	0.29	8.1
Borealis Dump	CY-19	25	63.6	0.28	0.16	0.44	0.39	0.28	8.5
Borealis Dump	CY-20	25	77.3	0.58	0.17	0.75	0.39	0.28	8.6
Borealis Dump	CY-21	19	71.4	0.25	0.10	0.35	0.39	0.25	8.1
Borealis Dump	CY-22	19	73.2	0.30	0.11	0.41	0.39	0.17	8.1
Borealis Dump	CY-23	12.5	81.0	0.34	0.08	0.42	0.39	0.08	7.7
Borealis Dump	CY-24	12.5	78.4	0.29	0.08	0.37	0.39	0.25	8.1

Additional metallurgical testing was conducted in 2006 (McClelland, 2006) for a phase two program that utilized samples collected from exploration drilling in unmined zones, and four bulk samples collected from near-surface trenches. Sample composites were made by combining a split of each interval from each hole into a hole composite. Each composite and hole was then fire assayed for gold and silver.

Bottle roll leach tests were conducted on each of the reverse circulation drill hole composites that were made up from interval samples collected for each respective hole. Since these drill holes are related to development of the resource model, these metallurgical data were used to estimate the gold and silver recovery used in the project production schedule. For pits and deposits where recent metallurgical data were unavailable, the best available data were sourced from historical records.

The samples were prepared by collecting a split of each ore interval and combined to create a composite from each hole. The split was based on the drilling depth of each respective hole and the quantity produced from each hole to prevent a bias from any particular hole. All samples were collected by BMC geological staff, and the composites were performed by McClelland Metallurgical Laboratory staff under the direction of the project metallurgist.

Each composite sample was fire assayed for gold and silver. Assayed head screen and tail screen analysis was also completed on each composite. Duplicate bottle roll tests were conducted on each composite for a 72-hour cyanide leach, maintaining 1.0 g/l cyanide concentration and 10.5 pH. Triplicate tail assays were conducted on each composite.

All of these metallurgical samples were sized to 80 percent less than ¾ inch. However, since an RC rig was used in the drilling program, many of the samples were much finer and therefore used "as received" in the bottle roll tests. The feed size for these "as received" samples ranged from 1.15 mm to 19 mm depending on pit or deposit location. The fire assay work was completed by AAL and the metallurgical testing was completed by McClelland Metallurgical

Laboratory. Seventy-seven bottle roll tests were completed on the drill hole samples for the areas listed above.

Detailed results of these bottle roll tests can be found in Table 16.2.

Table 16.2 – Summary Metallurgical Results, Scoping Bottle Roll Tests
Borealis Composites – As received Feeds

Composited Drill Holes from Each Resource Area	Total number of drill holes	Total number of tests	Avg. Au Rec. %	Au g/mt			Au g/mt Head Assay	Reagent Requirements, kg/mt	
				Extracted	Tail	Calc Head		NaCN Cons.	Lime Added
Oxide and Mixed									
North East Ridge	9	23	70.0	0.35	0.15	0.49	0.49	0.16	2.91
Middle Ridge	6	14	75.0	0.35	0.12	0.46	0.41	0.07	2.20
East Ridge	11	23	63.4	0.28	0.16	0.45	0.44	0.24	4.96
Deep Ore Flats	3	8	72.6	0.36	0.14	0.49	0.57	0.11	1.83
Borealis Exten	1	1	78.3	0.18	0.05	0.23	0.00	0.07	16.90
Sulfide									
North East Ridge	4	10	21.2	0.06	0.22	0.28	0.34	2.99	1.74
Middle Ridge	1	3	47.0	0.2	0.24	0.45	0.45	4.48	1.73
East Ridge	5	13	11.4	0.03	0.26	0.3	0.26	1.05	3.28
Deep Ore Flats	1	3	0.0	0.0	0.39	0.39	0.41	0.5	3.43
Borealis Exten	5	18	13.1	0.13	0.86	0.99	1.05	0.81	6.15
Freedom Flats	3	6	8.61	0.04	0.41	0.45	0.48	0.08	2.35

For column test work (McClelland, 2006), bulk trench samples were obtained from four of the proposed production areas at the mine. Except for sample material coming from the Tailings Re-Leach Pad, which was previously mined and leached, the samples from East Ridge, Middle Ridge and Northeast Ridge pits were in-situ unmined and un-leached material. Each of these four bulk samples were blended, split, and sized for metallurgical testing. Duplicate bottle roll tests were conducted on each test sample that was sized to 80 percent less than 1½, 1, ¾, and ½ inch size fractions in order to determine the material size for optimum gold recovery. Each bottle roll sample was leached for 72 hours and triplicate tail assays were conducted. A split from each bulk sample was fire assayed for gold and silver and analyzed for sulphide sulfur content and mercury.

Table 16.3 – Summary Metallurgical Results, Column Testwork
Borealis Bulk Trench Samples

Location	Test Number	P_{80} Feed Size, mm	Au Rec., %	Au g/mt			Au g/mt, Head Assay	Reagent Requirements, kg/mt ore	
				Extracted	Tail	Calc Head		NaCN Cons.	Lime Added
Freedom Flats Leach Pad #1	P-1	38	20.1	0.29	1.15	1.44	1.24	0.22	2.5
North East Ridge Pit	P-2	38	75.0	0.60	0.20	0.80	0.80	0.41	1.0
Middle Ridge (NER Haul Rd)	P-3	25	80.0	0.36	0.09	0.45	0.42	0.60	1.5
East Ridge Pit	P-4	25	78.7	0.70	0.19	0.89	1.10	0.25	0.8

Agglomeration test work was also conducted on these samples to determine the amount of binding agent needed to ensure optimum solution percolation and agglomerate strength. Only the Tailings Re-Leach Pad ore required a cement-binding agent since this material was much finer than the expected pit run ore.

Based on the results obtained in the sized bottle roll tests done or these trench samples, the one bottle roll size fraction that yielded the best bottle roll recovery (80 percent less than ¾ inch) was then agglomerated and loaded into 12-inch diameter, 20-foot columns for leaching. Barren solution containing 0.25 g/l sodium cyanide ("NaCN") was added at an equivalent rate of 0.005 gpm/ft^2. Each column was put under leach at for a minimum of 45 days to simulate the expected leach cycle. Leaching continued until the gold grade in the pregnant solution reached a point where no additional recovery was observed. Each column then had a 3 to 7 day rest cycle and again barren solution was applied for another 10 days to complete the leach cycle.

At that point, rinsing was initiated to simulate and quantify the heap closure requirements. The leaching times for the columns are as follows:

- Column P-1, Tailings Re-Leach Pad , 56 days
- Column P-2, East Ridge Pit, 80 days
- Column P-3, Middle Ridge Pit, 80 days
- Column P-4, Northeast Ridge Pit, 80 days

Rinsing continued for 30 to 60 days depending on the ore type, and the material was allowed to drain for approximately 20 days. The entire cycle, from leaching through drain down, ranged from 119 to 129 days. This quick leach cycle could then translate to the ADR plant and could speed up the production of doré metal. It may also be possible to increase the crush size of the agglomerate, which would reduce operating cost, without significantly impacting metal production.

In addition to the metallurgical data that was collected from these tests, several design data sets were collected, such as moisture content during leach, drain down moisture content, reagent

consumptions and drain down rate. All of the assay and metallurgical work were conducted in Sparks, Nevada by AAL and McClelland Metallurgical Laboratory, respectively.

Column leach curves for the 2005 column test work (Tailings Re-leach Pad (LP-1), East Ridge, Middle Ridge, and Northeast Ridge) are shown in Figure 16.1 below.



Column Leach Tests, Borealis Bulk Ore Samples,
19mm Feeds
Au Recovery, %
100
90
80
70
60
50
40
30
20
10
0
0
20
40
60
80
100
120
140
Leach Time, Days
LP-1
ER Pit
NE Ridge Haul Road
NE Ridge Pit

Figure 16.1 – Gold Leach Rate Profiles

16.3.1 Reagent Consumption

There appears to be more of a correlation between the cyanide consumption and material type than the particle size or historical gold content. Material that has higher oxide content had the highest cyanide consumption and moderate lime consumption. Historically, ore from the Borealis property consumed 0.5 lbs of cyanide per ton of ore and 10 lbs of cement per ton of ore. For these metallurgical tests, cement was used in the previously mined and twice leached Tailings Re-Leach Pad material, since they had higher fines content. All of the other samples tested used lime as the agglomeration binder and for alkalinity control. The column data show that the cyanide consumption ranged from the historical 0.5 lbs/ton to 1.3 lbs/ton. This may be attributed to the higher sulphide sulfur content in portions of the mineralized material. Lime consumption was substantially lower than the historical cement consumption, ranging from 1.6 lbs/ton to 5.0 lbs/ton, without a loss in agglomerate strength.

16.3.2 Results of 2004 to 2006 Test Programs

All of the metallurgical samples demonstrated variability in the head gold content, especially those from Northeast Ridge. This can be explained by reviewing the mineralogy of the Borealis deposit, which indicates varying levels of oxides, sulfides and associated gold throughout the deposit and the legacy heaps and dumps.

Since the drill holes are directly related to development of the resource model, these metallurgical data were used to estimate the gold and silver recovery used in the project production schedule. For pits and deposits where recent metallurgical data were unavailable, the best available data were sourced from historical records. The column data were mainly used for engineering design purposes since the bulk samples were obtained from only one location within the respective deposit and may not fully represent the resource.

Table 16.4 summarizes the estimated metal recovery from the respective ore locations based on bottle roll data.

Table 16.4 – Summary of Historical and Recent Bottle Roll Gold and Silver Recoveries

Area	Range of Au Recovery	Estimated Au Recovery	Range of Ag Recovery	Estimated Ag Recovery
Borealis Upper	62 – 86	78.0	25 – 81	55.3
Borealis Main	62 – 86	78.0	25 – 81	55.3
Deep Ore Flats	59 – 85	74.1	28 – 51	39.0
Freedom Flats	20 – 80	75.0	–	23.2
East Ridge	40 – 92	63.4	8 – 33	23.2
Northeast Ridge	37 – 85	70.0	14 – 29	28.4
Middle Ridge	46 – 92	76.3	7 – 60	44.9
Orion's Belt	55 – 94	75.3	52 – 71	54.6
Tailings Re-leach Pad	–	43.3	–	23.2
ROM Leach Pads	–	50.9	–	23.2
Dump Material	62 – 86	71.3	25 – 81	55.3

The Tailings Re-Leach Pad produced the lowest recoveries from both the bottle roll and column leach tests. This material is fairly fine grained and had undergone two (2) full leaching cycles during the 1980's operation and would be expected to produce low recoveries. The variation in head grade samples may be attributed to coarse gold, solution channeling in the heap, or incomplete gold dissolution. This material also had the highest sulfide sulfur content, 1.75 percent.

The samples tested in 2006 from the various trenches and drill holes (McClelland, 2006) produced significantly higher recoveries and somewhat better head assay consistency. Gold recoveries for the Northeast Ridge Pit and Middle Ridge area ranged from 70 to 76 percent. The East Ridge recovery data are somewhat lower (63 percent gold recovery) and may indicate a mixed oxide type of ore. The preliminary metallurgical work that was conducted for the Deep Ore Flats and Borealis Extension indicate good gold recoveries ranging from 74 to 78 percent from bottle roll tests from potential in-situ mineable material

In reviewing all of the test data from the 2005 metallurgical column test work, except for the Tailings Re-Leach Pad, the other proposed production areas yielded high gold recoveries. Column data are typically very similar to what would be expected in an actual heap leach pad

for that sample provided; they were crushed to the same size, cyanide solution is applied at a steady application rate, reagent addition is kept constant, and there is sufficient oxygen to maintain the dissolution of gold. However, since these the bulk samples were obtained from only one location within each respective deposit, these recovery may not be representative of actual metal recovery.

The historical production records indicate that the average silver recovery was 23.2 percent. Previous metallurgical test work produced recoveries ranged from 2.7 percent for the Tailings Re-Leach Pad ores to 44.9 percent for the Middle Ridge ores. Silver recovery data were unavailable for some of the pits and deposits and for the old heap and dump materials. Therefore, the best available data were sourced from historical metallurgical test work for the pits and deposits and from the historical production records for the old heaps and dumps.

16.4 Recent Metallurgical Testing (By Dan Kappes, Nevada Registered Engineer, Kappes, Cassiday and Associates)

16.4.1 Freedom Flats Heap Leach Column Tests

Three bulk metallurgical test samples were collected for column leach tests from the Freedom Flats portion of Leach Pad #1 in November, 2010. A truck with a large diameter auger drill was contracted to drill down at least 20 feet into the pad to retrieve samples for metallurgical testing. The 18-inch auger drill drove a hole down so that it would advance about 3 feet with material retrieved within the 5 feet of auger flights. This allowed the auger to collect good representative samples from a hole that was deepened with each round. Once the sample was pulled out of the hole, it was dropped onto plywood sheets for temporary storage before splitting. The entire sample was then shoveled into a Gilson splitter with bar spacing set at 4 inches. After the sample was split into two piles, one pile was then shoveled into 5 gallon buckets, sealed with a tight lid and labeled. The other pile from the split was bagged and retained for possible future test work. The bucket samples were loaded onto a trailer and transported directly to the lab. Each of the three metallurgical samples was contained in 15 buckets with each weighing 50 pounds. Steve Craig, Gryphon Gold's Qualified Person supervised the auger program and transported the samples to the lab for subsequent test work.

On November 5, 2010, the laboratory facility of Kappes, Cassiday, and Associates (KCA) in Reno, Nevada, a qualified metallurgical laboratory, received forty-four (44) 5-gallon buckets of bulk material from the upper portion of the previously leached Freedom Flats heap. The received material was described as drill cuttings from an eighteen (18) inch rotary auger drill which represented three (3) separate rotary auger drillhole locations on the heap.

A bottle roll test was conducted on a portion of material from each of the three separate bulk samples pulverized to 100% minus 150 mesh Tyler (80% passing 200 mesh Tyler). The leach tests were completed over a 96-hour leach period.

Average gold extraction for the bottle roll leach tests was 68% based on an average calculated head grade of 0.0272 Au opt. Silver extraction for the same period averaged 79% based on a

calculated head grade of 0.43 oz Ag/st. Sodium cyanide consumption averaged 0.99 lbs/st with an average hydrated lime addition of 3.67 lbs/st.

Column cyanide leach tests were conducted in duplicate for each of the three (3) upper heap bulk samples utilizing as-received material. The averaged calculated size of the as-received material was 80% passing 0.75 inches.

Overall gold extraction for the column leach tests averaged 29% after 53 days of leaching based on an average calculated head grade of 0.0289 oz Au/st. Silver extraction for the same period averaged 3% based on an average calculated head grade of 0.42 oz Ag/st. See Table 16.5 for complete results. Sodium cyanide consumption averaged 0.86 lbs/st. The as-received material was agglomerated with an average addition of 5.94 lbs/st Portland Type II cement.

Table 16.5 – 2010 Column Leach Test Results

KCA Sample No.	KCA Test No.	Description	Avg. Head Assay, Au (opt)	Avg Head Assay, Ag (opt)	Extracted % Au	Extracted % Ag
46701	46705	#001	0.032	0.39	33%	2%
46701	46708	#001	0.032	0.39	29%	2%
46702	46711	#002	0.033	0.61	24%	3%
46702	46714	#002	0.033	0.61	22%	3%
46703	46717	#003	0.014	0.21	33%	3%
46703	46720	#003	0.014	0.21	36%	3%

Additional test work is being performed at the current time to determine if finer crushing will increase overall gold recovery in a heap leach operation.

16.4.2 Freedom Flats Pit Cyanide Soluble Shake Tests

Two test work programs were conducted Kappas Cassiday Labs from material from the floor of the Freedom Flats pit. The first was work conducted to establish a "work index" on both drill core and a grab sample followed by fire assay and cyanide soluble gold shake test (Kappas Cassiday, 2010). The second set of cyanide soluble tests was performed on mineralized composites of the three core holes that were drilled in May 2010. All samples were oxidized with minor amounts of pyrite present. Because the samples were exposed to natural conditions, they may not be truly representative of the material to be mined.

In the first test, each sample consisted of 22 kilograms, which was crushed, split, and pulverized followed by determination of the fire assay gold content and then the soluble cyanide gold content. The process to determine the soluble gold content used a 15-gram pulverized pulp sample, mixed with 30 milliliters of 5-gram per liter sodium cyanide and then agitated for 24 hours. A clear liquid was produced and analyzed by flame atomic absorption spectrophotometer methods.

For the single drill core sample, the head grade was 0.286 opt Au while the soluble cyanide grade was 0.225 opt Au. The estimated extraction was 79% of the fire assay gold amount. The grab sample produced similar results with an estimated extraction of 86% (KCA, 2010a). This data suggests that the Freedom Flats mineralized material in the bottom of the pit is primarily Oxide and is therefore amenable to extraction by cyanide heap leach methods.

The second set of tests, which were conducted on mineralized PQ drill core are still underway, but preliminary results are available (KCA, 2011b). These results still have to be formalized, but the table below reports this test work.

Table 16.6 – Freedom Flats Pit Cyanide Soluble Shake Test Preliminary Results

Sample	Fire Assay Gold	Soluble Gold	Recovery
GGC-FFC1	0.150	0.125	84%
GGC-FFC2	0.481	0.379	79%
GGC-FFC3	0.038	0.037	98%

16.5 Bulk Density and Tonnage Factory

A number of bulk density tests have been conducted on the Borealis gold ores since mining began in 1980. It was found that slight variations in the bulk density could be identified in gold ores found in each of the different gold deposits. These variations are attributed to intensity and type of alteration overprinting the original volcanic rock, the number of porosity cavities generated from either hydrothermal fluid leaching or oxidized pyrite, and the total amount of sulfide pyrite present. Selection of an average, but conservative, bulk density number for calculating the overall Borealis gold resources is presented in this section.

In order to select the proper bulk density number, a review of the historic records was conducted. It was found that the range of the bulk densities from the gold ores at Borealis have been reported from a low of 10.3 cubic feet per ton to 17.05 cubic feet per ton. The lower number was from silicified and pyritic rock from the Graben deposit while the higher number comes from friable Freedom Flats gold ore.

The historic overall tonnage factor for Borealis gold deposits is commonly reported as 13.5 cubic feet per ton in various reports, the last being Behre Dolbear (2004). Three density measurement data sets were identified from the historic database. A bulk sample of ore was collected from East Ridge for metallurgical tests and produced at tonnage factor of 12.6 cubic feet per ton (Dixon, 1981) and a sample from Jaime's Ridge ore (also for metallurgical testing) had a tonnage factor of 12.9 cubic feet per ton (Dixon, 1983). The third historic data set is found in the Hoegberg, 2000 report where sixteen samples were collected from the Borealis, Ridge, and Purdy Peak deposits (See Table 16.7). These reports and data a reasonable indication of the tonnage factors for the deposits of interest.

Table 16.7 – Summary of Tonnage Factors from the Hoegberg 2000 Report

Deposit	Average Tonnage Factor (ft^3/ton)
Borealis	12.1
East Ridge	12.5
Northeast Ridge	12.2
Purdy Peak	12.4

Gryphon Gold produced two different reports on bulk density values. The first was from eight core samples from the Graben deposit used to determine specific gravities for sulfide bearing gold mineralization (McClelland, 2005). The average of these eight sulfide samples was 12.05 cubic feet per ton.

In 2007, McClelland[6] measured multiple samples from Northeast Ridge, Middle Ridge, East Ridge, Crocodile Ridge, Freedom Flats Pipe and Freedom Flats Notch. The samples were carefully chosen to contain leach cavities and/or sulfides. Table 16.8 summarizes these results.

Table 16.8 – Summary of Tonnage Factors from the McClelland 2007 Report

Deposit	Average Tonnage Factor for Each Area Tested (ft^3/ton)
Northeast Ridge	13.3
Middle Ridge	13.0
Gold View	12.5
East Ridge	13.5
Crocodile Ridge	13.6
Freedom Flats Pipe	13.0
Freedom Flats Notch	16.4

The in-situ bulk density values, as reported over the life of the Borealis project, change as different sampling programs were conducted. For this Pre-Feasibility Study, the bulk density values shown in Table 16.9 were chosen to be the most representative of the gold ores at Borealis in calculating all gold resources.

---

6 "Report for specific gravity measurements made on 17 rock samples from your Borealis project", McClelland Laboratories, Inc by Gene E. McClelland, Metallurgist/President, 8/24/07.

Table 16.9 – Bulk Densities Used in Calculating Resource Estimations

Deposit	Type	Tonnage Factor (ft^3/ton)
Heaps, Dumps and Backfill	Previously mined	19.0
Unassigned Volcanic Rocks	Unmined	13.0
Oxide Volcanic Rocks	Unmined	13.0
Mixed Oxide Volcanic Rocks	Unmined	13.0
Sulfide Volcanic Rocks (Graben)	Unmined	13.0

16.6 Mixed Oxide Metallurgy

Exploration and mining at Borealis indicates that oxidation of sulfides (principally pyrite) is variable within the volcanic host rocks and generally decreases with depth. Unoxidized sulfide mineralization is known to occur beneath the Northeast Ridge, East Ridge, Borealis, Jaime's Ridge, Cerro Duro, and Freedom Flats pits and in the Graben prospect. Sulfide ore is not amenable to heap leaching with cyanide without an oxidation step and is not considered in the economics presented in this report. However, there is a transition zone from oxidized mineralization to unoxidized mineralization that is designated as a Mixed Oxide ore in the mine models. The Mixed Oxide zone is partially amenable to cyanide dissolution depending on the degree of oxidation of the sulfides. The degree of oxidation generally decreases with depth, but is also influenced by rock fracturing, water, and rock chemistry. Although mineralized material at Borealis can contain visible iron pyrite sulphide, it appears that its presence alone does not correlate directly with the cyanide dissolution rate of gold. In 2005 and 2006, Gryphon Gold re-examined drill chips and cores and re-classified the location of oxidation boundaries to better define the transition between oxide and sulfide mineralization. The resulting classification has been used to delineate a Mixed Oxide zone in the model.

The metallurgical recovery of gold and silver from the mixed oxide zone was tested in 2006 (McClelland, 2006) with bottle roll recovery tests from drill cuttings. No column test work has been performed on mixed oxide ore due in part with the difficulty in obtaining a representative sample that has not oxidized during sampling and sample preparation. The results of bottle roll tests indicated that the recovery ranged from 11.4% to 47.4%. However, subsequent review of the results by Telesto has revealed that the material classified as Mixed Oxide ore in this test work was in fact unoxidized/sulfidic material. This misclassification resulted in the assignment of low recovery rates to mineralized material and consequently affected the estimation of mineable reserves.

Therefore, in an effort to more accurately define the estimated gold recoveries in Mixed Oxide material, Telesto reviewed the bottle roll test analyses conducted by McClelland in 2006 and compared the results to the original drill logs for the material subjected to the bottle roll tests. In this review, Telesto correlated the sulfide content and oxidation description in the drill logs with the reported recoveries for each bottle roll analysis. A total of 42 bottle roll tests were reviewed.

- 12 bottle roll samples (1.15mm to 19mm) were from East Ridge and Northeast Ridge (not previously mined).

- indicate that material previously classified as Mixed Oxide ores were misclassified and were in fact un-oxidized, and in some cases contained up to 25% iron sulfide minerals.
- moderately high sulfide content – bottle roll tests showed poor recoveries.
- should be considered to represent sulfidic/unoxidized material – not mixed oxide.

- 30 bottle roll samples (1.15mm to 19mm) were from the East Ridge, Middle Ridge and Northeast Ridge areas. These bottle roll samples contained oxidized material with up to 5% iron sulfide and are considered to represent true Mixed Oxide material.
  - Telesto found that although 17 of these bottle roll samples contained iron sulfide minerals, they appeared to be significantly oxidized.
    - 10 of these samples averaged 72% gold recovery with a high of 85% and a low of 50%.[7]
    - 2 bottle roll samples of oxidized material from the Middle Ridge area contained sulfides and averaged 75% gold recovery with a high of 77% and a low of 73%.[8]
    - 5 bottle roll samples from the Northeast Ridge area averaged 56% gold recovery with a high of 67% and a low of 42%.[9]

Based on Telesto's review of historic production records, bottle roll tests conducted by McClelland in 2006, and the comparison of original drill log descriptions of the material used for these tests, Telesto concluded that mineralized intervals above the redox boundary in the drill logs will have similar gold recovery to Oxide and historic[10] processed material; and a recovery of 75% has been estimated for both Oxide and Mixed Oxide in the economic model presented herein. The economic crush size for Mixed Oxide ores will need to be optimized, with additional metallurgical testing on representative samples, such as column leach tests, documented to confirm the 75% recovery model used for this material prior to the next stage of development and the mining of each prospective pit containing this material. Mixed Oxide material represents approximately 18% of the overall mineable ore.

---

7 "Report on Heap Leach Cyanidation Testing – Borealis Ore, Heap Residue and Dump Samples, MLI Job No. 2993". McClelland Laboratories, Inc by Jack S. McParland, Metallurgist/V.P. Operations, 11/10/06, page 16

8 "Report on Heap Leach Cyanidation Testing – Borealis Ore, Heap Residue and Dump Samples, MLI Job No. 2993". McClelland Laboratories, Inc by Jack S. McParland, Metallurgist/V.P. Operations, 11/10/06, page 27

9 "Report on Heap Leach Cyanidation Testing – Borealis Ore, Heap Residue and Dump Samples, MLI Job No. 2993". McClelland Laboratories, Inc by Jack S. McParland, Metallurgist/V.P. Operations, 11/10/06, page 15

10 "Recap of Borealis Annual Processing Plant Throughput and Recoveries 1982 – 1990", Whitney & Whitney, Inc, Dr. John W. Whitney, 9/26/1996.

In practice, the estimation of the expected recovery from a Mixed Oxide zone can be determined at the on-site laboratory with dual assaying of blast hole samples and comparing a cyanide soluble assay to a fire assay. If the ratio of the assays is above the cut-off recovery percentage, the bench will be classified as Mixed Ore and will be heap leached. If the ratio is less than the cut-off percentage, the material will be classified as "designated waste" and will be placed in a designated waste rock dump designed for isolation of sulfide mineralization.

Summary

Based on the review by Dr. Thom Seal of historical gold and silver recoveries by previous operators and metallurgical testwork conducted by McClelland Labs and Kappes Cassiday for Gryphon Gold Corporation, it is Telesto's opinion that these metallurgical results are reliable for use in a prefeasibility study for cyanide heap leach operations.

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17.0 Mineral Reserve Estimate (By Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

17.1 Introduction

Kim Drossulis, Senior Mine Designer from Telesto, working with Gryphon Gold, developed mineral reserves for the proven and probable oxide and mixed oxide material, as well as the existing heaps, and generated a life of mine plan as described in the following sections. Mr. Drossulis' work was reviewed by Jonathan Brown, C.P.G. (QP) also from Telesto.

The mine plan used in this report is based on a conventional open pit operation employing hydraulic excavators, front-end loaders and off-highway trucks for ore and waste production. The mine operation is designed based on a plant throughput of about 2 million new ore tons per year plus existing heaps and dumps. This mine plan forms the basis for all mining costs.

17.2 Evaluations

17.2.1 Optimization Analysis

The mineralized deposits were evaluated using the MicroMODEL mine planning software floating cone algorithm based on operating costs and geotechnical parameters described in this section. Mr. Drossulis performed floating cone analysis on grade models developed by him for this report. This analysis includes gold grade, rock types and mineral resource classifications. Mr. Drossulis also conducted Learch Grossman pit optimization models for mineral reserve estimates based on mineral and economic parameters provided by other parties listed in this report.

Ramps were added to the floating cone results to complete the mine pit designs. Ramps used have a width of 80 feet and a maximum grade of 10 percent.

The base case commodity price used for the floating cone analysis is US $1,200 per ounce of gold with no silver credit.

Input parameters used to define the floating cone shells are summarized in Table 17.1. Block values were calculated based on gold grade and recovery values. Pit slope criteria follow fifty five degree (55°) guidelines established by an independent consulting geotechnical engineer (J. Abel, 2008).

Floating cones were run based on breakeven cutoff grade ("BECOG") calculations, shown below:

$$\text{BECOG (oz/ton)} = \frac{\text{(Mine + Mill + G\&A) \$/ton}}{\text{(Au Price (\$/oz) - Sales Cost) x (1-royalty) x Process Recovery}}$$

Each block in the model was evaluated and tagged whether it was above or below the BECOG. In many of the resulting extraction cones the resulting excavation was divided into a pit base

that was not continuous, yet it defined the mineralization. Internal inferred (with no credited values) resources blocks as well as blocks (with sub-marginal values) that not extracted in the cone run were included in the revised design in order to make a continuous production pit base.

Table 17.1 – Mine Cutoff Grade ("COG") Parameters

Parameter	Value
Gold Price	$1,200 /oz
Royalty	5%
Average contract mining cost including fuel: Ore Waste	 $3.28 /ton $2.39 /ton
Average processing costs: Crushing Leaching	 $4.50 /ton ore $2.02 /ton ore
G & A	$0.96 /ton
Process recovery: Oxide Mixed	Au 75% 65%
COG Oxide Mixed Sulfide	Au 0.011 opt 0.013 opt 0.015 opt

17.3 Existing Heaps, ROM COG

COG's were also developed for the existing heaps and ROM material in a similar fashion to new ore, as follows in Table 17.2:

Table 17.2 – Existing Heaps, Dumps and In-Situ ROM COG

	Freedom Flats Heap	NE Ridge Heap	Borealis East Waste Dump	In-Situ ROM
Mining cost	$0.00 per ton	$0.00 per ton	$1.86 per ton	$1.86 per ton
Stacking and agglomeration	$1.23 per ton	$3.98 per ton	$1.04 per ton	$1.04 per ton
Lime cost Cyanide cost Cement cost Supplies and labor	$1.58 per ton	$1.58 per ton	$1.58 per ton	$1.58 per ton
Total cost per ton	**$2.60 per ton**	**$5.37 per ton**	**$4.48 per ton**	**$4.48 per ton**
Gold recovery	29%	40%	55%	55%
COG (opt)	**0.008**	**0.012**	**0.007**	**0.007**

Note: Stacking and agglomeration costs for the Freedom Flats and Northeast Ridge heaps includes removal of material from the heap and placement on the new heap.

Only those resources above the respective COG's are processed to recover gold and silver. None of the cutoff percentages above take silver credits into account. Inclusion of silver credits could potentially lower cutoff grades to levels even lower than what is shown in Table 17.2. The decision to not include silver credits in the cutoff grade calculations represents a conservative approach to analyzing the economics.

17.4 Mineral Reserves COG

The ultimate pit designs were used to calculate the mineral reserves based on the BECOG for the individual model areas. Individual gold and silver grade values are reported with blocks below the COG calculated as waste material. Once those cone skins are established using the 0.011 opt cutoff for oxide material and 0.013 opt for mixed material, the lower 0.007 cutoff is applied to the pit volume which establishes the internal cutoff. This method provides a more conservative estimate of the mineable reserve. Since sulfides are not considered "mineable" at this time, a 0.015 opt grade was used for all cutoff grade calculations involving sulfide material.

17.5 Pit Design Parameters

Ultimate pit designs were developed by Telesto using floating cone shells as a guide for ultimate pit design. Slope angles used for the pit designs held to criteria established in the Mine Slope Stability report by J. Abel (2008) with the exception of the road widths, which were increased by Telesto from 70 ft to 80 ft for two-way traffic and from 35 ft to 40 ft for single lane traffic. Final highwall slope angle criteria also accounted for wall height and proximity to haul roads for overall highwall slope angles, as well as the time the wall would be exposed during active mining operations. Pit design parameters are shown in Table 17.3.

Table 17.3 – Pit Design Parameters

Parameter	Value
Rock Face (double bench configuration):	40 ft
Inter-ramp angle	55 degrees
Bench face angle	70 degrees
Catch bench width	20 ft
Nominal Bench Height	20 ft
Designed Road Width:	
Two-way traffic	80 ft
Single lane traffic	40 ft
Designed Ramp Gradient	10 %
Minimum Mining Width	80 ft

Additional slope parameters were applied to the Borealis pit which limited the pit slope to 45° instead of the 55° angle established in the Abel report.

17.6 Block Model Data

The block model used in this report is fundamentally the same as the one used in 2009 (Refer to "NI 43-101 Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, Revised and Rested as at September 17, 2009"), except for the correction of a compilation error.

In addition, new drillhole data was added to the database resulting in improved confidence for categorizing resources in those areas. Variogram ranges were established for each of the four models used in the report. The exploration drill holes in each model were used as input for the production of each model's variograms. See Section 17.7.10 for a full discussion on variography.

17.6.1 Model Review

In order to update the previous 2008 (Refer to, *Canadian NI 43-101 Preliminary Assessment of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA," dated September 2, 2008*) and 2009 Resource Models, Telesto conducted a thorough review of the current Resource Model. This was accomplished by plotting cross-sections and bench plans for each model area using the current data contained in the MicroModel program. A total of 4 to 6 cross-sections and 5 bench plots were generated for each mineralized area in the South Model and 3 to 14 cross-sections and 5 bench plots were generated for each mineralized area in the North Model. A total of 3 to 4 cross-sections and 5 bench plots were created for the West Model. Sixteen cross-sections were created for the East Model. The cross-sections show current and as-mined topography, drill hole traces with intercept gold values, block values with a low range cut-off of 0.005 opt gold, and the silica envelope which defines the measured and indicated resource boundary. As a reference, a 0.01 opt gold grade shell that was generated some years ago is also shown on some of the sections. A total width of 100 feet is represented by each of these cross-sections.

The bench plots show current topography, drill hole pierce points with the composited gold grade at bench elevation, block values with a low range cut-off of 0.005 (North Model, West and East) and 0.008 (South Model) opt gold, the silica envelope, the 0.01 opt grade shell and the approximate topographic contour at each bench plot elevation. The bench plots also show the location of the associated cross-sections. Bench plots were generated on 20-foot elevation benches.

The current North Model and South Model utilize a spherical search radius of 120 feet. This search radius is based on variogram analyses conducted globally throughout the resource and is supported by mineralized area specific variograms that were analyzed independently as validation for the overall variogram data. Based on this search range, the gold grades populating the model cells appear to be consistent with the model parameters, as these grades do not exceed the search range.

An inspection of the drill hole intercept gold grades and how they relate to the populating of the model cells was also conducted. There does appear to be some spreading of the grades in

areas of lower drill density within a single containment envelope. The solution implemented was to decrease the search range vertically so that minor spreading was lessened. This also limited the populating of cells below the total depth of drill holes where there is no data.

To determine if any gold values were assigned to blocks that either occupy backfill or waste dumps, an inspection of the cross-sections and bench plots was also conducted. In the South Model, blocks outside of the known bedrock horizon and in dumps and backfill were populated. However, all of these blocks that do not represent in-situ resource were subtracted by means of their rock codes and not counted in the resource estimate. A re-examination of pre-backfill topography in the Borealis Pit in the South Model identified an area that had not been accurately subtracted in the models reported 2008 and 2009. The 2011 model subtracted these blocks and the result was a decrease of measured and indicated resources in the Borealis Pit portion of the South Model.

Based upon this data review and the current resource parameters, there still appears to be some minor spreading/smearing of gold values in areas with insufficient drill hole density and where there is only one controlling/confining envelope.

A review of the South Model was conducted so that the various backfilled areas (heaps, waste dumps and backfill) could be better represented in the revised 2011 revision. The addition of these new codes offered an additional set of boundaries to limit the amount of spreading of in-situ values into areas that would have little or no values. This sub-classification of materials also allowed for the confinement (by volume) of the waste dump material which could be easily spread into the in-situ material.

An additional review was conducted for oxidation levels in the mineralization depicted in the South and North Models. The lithologic codes in the 2009 model were used as a generalized indicator of oxide, mixed oxide and sulfide mineralization. Telesto re-examined original field logs to review oxidation levels for the chips extracted during drilling. The review concluded that the previous lithologic codes that were used for classification of oxide, mixed oxide and sulfide mineralization were too broad and did not reflect the field observation that favorable oxidation levels (higher metallurgical recoveries) continued to a redox boundary.

Selected holes were reviewed in the economic cones that were developed to determine a more accurate record of the oxidation levels that might be encountered during mining. In particular, some of the 2006 metallurgical work that was completed by McClelland Labs of Reno was plotted against the block model oxidation codings (oxide, mixed and sulfide). The results showed that the oxidation boundary extends deeper than previously identified in past reported models.

The conclusion from this work is that the pits in the North Model were able to be enlarged to include more oxide and mixed oxide mineralization in the mine plan. Nevertheless, for the Freedom Flats pit located in the South Model, costs to enlarge the pits became uneconomic, but the recovery was increased. Enlarging the pits would require increasing the stripping ratio and

other costs, which cannot be supported because of the economic parameters of this report (commodity prices, mining costs, etc.).

17.7 Mineral Resource Model

17.7.1 Resource Block Model Size and Location

Four three-dimensional block models, referred to as North, South, East, and West, are used to estimate the gold resources on the Borealis property. Each of these models uses 20- by 20- by 20-foot blocks and 3 out of 4 are rotated so that model north is N 50° E. Model size and location parameters are summarized in Table 17.4 for the principal gold deposits.

Table 17.4 – Block Model Dimensions and Location Parameters

SOUTH MODEL	
Orientation:	N 50° E
Block Size:	20 feet length x 20 feet width x 20 feet height
Number of Rows:	360
Number of Columns:	285
Number of Levels:	100
Origin:	
1,322,000	North
444,200	East
5,560	Elevation
Block Model Dimensions:	
7,200 feet (length) by 5,700 feet (width) by 2,000 feet (thickness)	

NORTH MODEL	
Orientation:	N 50° E
Block Size:	20 feet length x 20 feet width x 20 feet height
Number of Rows:	400
Number of Columns:	150
Number of Levels:	68
Origin:	
1,324,226	North
451,209	East
7,040	Elevation
Block Model Dimensions:	
7,200 feet (length) by 5,700 feet (width) by 2,000 feet (thickness)	

EAST MODEL	
Orientation:	N 50° E
Block Size:	20 feet length x 20 feet width x 20 feet height
Number of Rows:	470
Number of Columns:	170
Number of Levels:	60
Origin:	
1,322,676	North
455,118	East
7,400	Elevation
Block Model Dimensions: 9,400 feet (length) by 3,400 feet (width) by 1,200 feet (thickness)	

WEST MODEL	
Orientation:	0° (North to South)
Block Size:	20 feet length x 20 feet width x 20 feet height
Number of Rows:	225
Number of Columns:	350
Number of Levels:	42
Origin:	
1,332,500	North
433,000	East
7,000	Elevation
Block Model Dimensions: 4,500 feet (length) by 7,000 feet (width) by 840 feet (thickness)	

17.7.2 Production Blast Hole Data

Block models are typically generated using exploration and development drill hole information that is spaced much further apart than production-type blast holes. If a deposit goes into production, blast hole maps may become available for use in confirming or modifying the search parameters used or geologic interpretations made. The following sections discuss both exploration-type and blast hole-type data.

The model used in this evaluation was modified in 2009 to incorporate production blast hole information into a separate database. This database was not used for resource estimation. The data was digitized from mine maps generated during active operations by Echo Bay. These maps were available for three of the four modeled areas as no mining occurred in the East Model. Table 17.5 summarizes digitized maps for the deposits and levels:

Table 17.5 – Digitized Production Maps

Active Pit Area	Levels
Northeast Ridge	8020, 8040, 8060, 8080, 8100, 8120
Freedom Flats	6820, 6840, 6860, 6880, 6900
Jaime's Ridge	7390, 7400, 7410, 7420, 7430, 7440
East Ridge	7410, 7430, 7450, 7470, 7490, 7510, 7530, 7550, 7570, 7610

This data represents highly concentrated information as compared to the typical 100-foot exploration drill hole spacing. For example, a 100- by 100-foot block would contain 30 to 40 blast holes (depending on spacing) and associated assay values, as compared to four exploration drill holes. An example of a blast hole map is presented in Figure 17.1, which shows the original scanned map. The map of the digitized locations is shown in Figure 17.2. An Excel database was generated describing the blast hole data which includes coordinates as well as the matching assay value.


TELESTO
ORIGINAL DRILL HOLE MAP
2

Figure 17.1 – Scanned Production Blast Hole Map



Figure 17.2 – Digitized Production Blast Hole Map

The original mylar and paper maps had the mine survey grid and mine elevation used during operations and they also reported the gold assay value for each 20- or 10-foot long blast hole. Blast holes were typically spaced at 15 to 18 feet on center horizontally. The planar coordinates and assay values were subjected to variogram analysis to establish sill, nugget and range values for the three areas for which there was data available. Resulting values for sill, nugget and range from the blast hole information was applied to the exploration drillhole database to compare ranges between the two datasets.

Table 17.6 shows the number of blast holes and mine levels that were put into the database for variogram analysis.

Table 17.6 – Modeled Blast Holes

Active Pit Area	Number of Blast Holes Entered	Model Area	Levels
Northeast Ridge	14,059	North	6
Freedom Flats	10,009	South	5
Jaime's Ridge	2,190	West	6
East Ridge	3,576	North	10
TOTAL	**29,834**	**3 OF 4**	**27**

Blast hole assay data were only used to establish a directional component of variance, and were not used in the grade estimation routine. The result of the blast hole recordation effort was

to improve the resource classification search parameters and establish a higher degree of confidence on classification (measured and indicated) which is applied to the modeled resource.

The assay data shown on the level maps were developed in the mine laboratory using fire assay procedures with an AA finish. This production laboratory generated the data required during operations for comparing the expected gold ounces and ore tons to the actual produced quantities. Predicted vs. actual results for the pits are shown in Section 17.7.10.

The historical exploration and development drill hole database (pre-Gryphon Gold) was used unchanged in the Borealis deposit area except for a few collar locations that were corrected in 2009 and a few selected holes with obvious down-hole contamination which were removed. The potentially contaminated holes were principally airtrack and open-hole rotary holes drilled early in the history of the property, mainly around the original Borealis Mine site. These would have very little influence, if they were kept, because these holes have been mined out.

17.7.3 Drill Hole Database

The assay database for the Gryphon Gold drill hole assays was prepared by Gryphon Gold geologists by compiling the original assay data sheets (Excel and comma-delimited text files) received from the laboratories. After the Excel spreadsheets were exported to comma-delimited text files ("CSV"), the CSV files were combined into a single file that also contained the name of the source file and the line number of the source file. The combined file was then edited to decode the drill hole names and interval "from's" and "to's" and to align the individual assays so that they were all in the same columns. The assay intervals were then edited to identify standards, blanks, and duplicates, and the "false" from-to intervals for the early blank samples were corrected to the actual from-to intervals. Less than symbols (<) on some of the samples were below detection limit and were changed to minus signs (-). In general, the samples below detection limit were assigned a value equal to ½ the detection limit. A maximum value of 0.05 opt Ag was used for silver grades below the detection limit to minimize problems with highly variable detection limits. Multiple assays for the same interval were then averaged to create the final data for resource estimation.

Finally, the new compilation was compared to an original Gryphon Gold compilation by joining the two sets of data and identifying significant differences. Differences between the two sets of data were checked and corrected until no more errors were found in the new compilation. This procedure and the resulting database were vetted by R. Steininger, a consulting geologist.

There are currently 2,450 exploration and development drill holes in the four resource model areas. The average non-composited grade inside the mineralized zone is 0.023 opt Au. Variability of assays is moderate to high, with a coefficient of variation ranging within the zone of 3.49. The location of drill hole collars is shown on Figures 17.3, 17.4, 17.5, and 17.6 for the South, North, East, and West Area Models, respectively.



SOUTH MODEL
GGCBE-17
GGCLP-4
GGCLP-03
GGCFF-14
GGCFF-17
GGCFF-18
GGCFF-13A
GGCFF-16
GGCFF-15
EXPLANATION
2010 GRYPHON RC DRILLHOLE WITH DRILL TRACE
OLDER DRILLHOLE
TELESTO
SCALE IN FEET
0
800
1,600

Figure 17.3 – Drill Hole Collar Locations in the South Area Model


NORTH MODEL
GGCMR-21
GGCMR-17
GGCMR-19
GGCMR-20
GGCMR-18
GGCMR-16
GGCMR-15
GGCMR-14
GGCER-29
GGCER-30
GGCER-31
GGCER-28
EXPLANATION
2010 GRYPHON RC DRILLHOLE WITH DRILL TRACE
OLDER DRILLHOLE
SCALE IN FEET
0
800
1,600
TELESTO

Figure 17.4 – Drill Hole Collar Locations in the North Area Model


EAST MODEL
EXPLANATION
DRILLHOLE
SCALE IN FEET
0
1,000
2,000
TELESTO

Figure 17.5 – Drill Hole Collar Locations in the East Area Model


WEST MODEL
439000E
438000E
437000E
436000E
435000E
434000E
1336000N
1335000N
1334000N
1333000N
EXPLANATION
DRILLHOLE
SCALE IN FEET
0
800
1,600
TELESTO

Figure 17.6 – Drill Hole Collar Locations in the West Area Model

17.7.4 Compositing

Raw assays were composited to 10-foot, fixed lengths for resource estimation using length-weighted averaging. Composite intervals were limited to within the interpreted gold grade zones (as defined in Section 17.7.7), in even 10-foot increments starting from the top of the grade zone in each drill hole. The coordinates of the midpoint of the composite were stored to use for selecting composites in the grade estimation of the three-dimensional model blocks.

Composites with less than 5 feet of assayed drill samples were not used in the grade estimation. Missing sample values were ignored in the calculation of the composited value, having no weighting or sample value influence.

Blast holes were only used for the directional variogram construction and were not used in any compositing algorithm or used in the grade evaluation.

17.7.5 Topographic Data and Models

AutoCAD files, provided by Gryphon Gold, contained topographic contours for the original topography and the post-mining topography. The original topography data contains elevation contours at 25-foot intervals with some detailed contours at 5-foot contour intervals. Outside the main Borealis-Ridge areas, data are on 40-foot contours. There is no evidence of pits or dumps on the original topography maps. The end mining topography is similar to the original topography, but shows the mined-out pits, some of the heaps, and some of the dumps. An aerial survey for portions of the Borealis property was taken in 2006. The areas not covered by this new survey were treated as in the previous work as follows.

Current topography is similar to the previous two but with more detailed contours at 5-foot intervals. The Borealis and Deep Ore Flats (Polaris) Pits have been backfilled in the current topography and all heaps and dumps are shown in what appears to be the current configuration. The exception is that the Northeast Ridge Pit is shown, but the Northeast Ridge dumps are not shown. The Northeast Ridge dumps were added to the current topography based on surveys of the dump areas in 2006. The original topographic contours were edited in the area of the Borealis Pit, which appears to have been mined for a few months at the time of the original topography mapping.

Topographic data for the West Area was also available as AutoCAD files. These were edited to merge contours in the outlying areas, with more detailed data in the main part of the West Area. Pre-mining topography was not available for the West Area and was reconstructed using drill hole collar elevations.

Little is known about the dates and accuracy of the topographic data, although they all appear to have been prepared by Echo Bay during its operations. Considering that the Northeast Ridge dumps were not included in the data for the "current" topography, it is likely that it is based on aerial surveys during the final stages of mining that were manually corrected for mining at Northeast Ridge (Ore Reserves Engineering, 2007).

Pit development elements (roads, setbacks for pit walls and ramps) in the 2009 design for Northeast Ridge work themselves away from the existing waste dumps on the east side of the ridge. Any inconsistencies in the topographic data are therefore insignificant. The details for the Northeast Ridge pit design and topo impact on the project is presented in Figure 17.7.


NORTH MODEL
EXPLANATION
2011 DESIGNED PITS
CURRENT TOPOGRAPHY
SCALE IN FEET
0
800
1,600
TELESTO

Figure 17.7 – 2011 North Pit Design

Gridded topographic models were prepared from the topographic contour data above by generating digital terrain model ("DTM") surfaces using MineSight® surface generation software, and overlaying the 20-foot by 20-foot model grid (in plan view) on the surfaces to select grid center point elevations. Because the models were all based on slightly different data, the elevations of the original and end mining topographic ("topo") models were set equal to the elevation of the current topographic model if the difference in elevations was less than 5 feet. Several calculated models can be derived from these models as follows:

1. Maximum topo, which is equal to the maximum of current and original topo;
2. Fill topo, which is equal to the minimum of current and original topo; and,
3. Minimum topo, which is equal to the minimum of current, end mining, and original topo.

All remaining resources are summarized using the minimum topography, which is the top of hard, unmined rock. The maximum and fill topo models will be used to define fill and backfill materials during mine planning.

17.7.6 Geological Modeling 2008 and 2009

The 2009 evaluation preserved several of the elements in the 2008 evaluation as well as introducing some major improvements in the variography through support elements in the database. The topics addressed in the following sections are the details behind the geologic modeling that occurred during 2008 as well as modeling efforts undertaken in 2009. While some deep sulfide resources are listed in the following sections and tables, (i.e. Graben Low-Grade, Graben High-Grade) the sulfides have yet to be brought under analysis and consideration for their economic potential. What is presented below is the attempt to apply the proper tools to the project's potential. This section defines the methods and tools that were used to model the areas of interest.

17.7.7 Geologic Model for the Thickness of the QAL and TCV Formations

Models for the thickness of the QAL alluvium (geologically known as Qal) and the thickness of the TCV Coal Valley formation (geologically known as Tcv) were developed for the South, North, and West Models. The East model, which was new to the 2009 Pre-Feasibility Study, is considered to be all oxide material. These models were based on depths of the bottom of each formation from the drill hole logs as follows:

1. Depths to the bottom of each formation were extracted from the drill hole geologic logs in the Borealis historical data archives. If depths were available from recent re-logging of drill cuttings or core, those depths were used rather than depths from the old logs.
2. The XYZ location of each intersection was computed for each formation.
3. Data were compared against the elevation of original (pre-mining) topography. Drill holes that were drilled more than 10 feet below the original topography and had a zero (0.0) depth for the intersection were discarded since the drill hole was likely drilled from the bottom of a pit and the intersection point would be invalid.

4. The true depth of the intersection point was computed by subtracting the elevation of the intersection point from the elevation of original topography above that point if the hole was an angle hole dipping flatter than 80° from horizontal.
5. The depth of the bottom of QAL and the depth of the bottom of TCV were kriged to the center points of the topographic grid model using a zero-nugget, isotropic, linear variogram. The kriged depth to the bottom of TCV was adjusted so that it was always greater than or equal to the depth to the bottom of QAL.
6. The depths to the bottom of each formation were subtracted from the elevation of original topography to create models of the elevation of the bottom of each formation.
7. The resulting models were reviewed on contour maps and cross sections. A few intersections with anomalous depths were removed from the data. Removal of the anomalous data was justified both by inconsistencies that have been observed in the historical geologic logs, which were done over a long period of time by many different geologists with varied levels of training, and because it is often difficult to recognize the contacts in drill hole cuttings.
8. In some areas, the model was not contouring properly because of the complexity of the surfaces and/or the scarcity of the data. Control points were inserted manually to correct these problems and the depth models were recalculated.
9. A three-dimensional block model of formation type was created using the models of the elevation of formation bottoms as shown in Table 17.7. A code for heaps and dumps was added to this model so heaps and dumps could be identified in resource estimation and reconciliations.

Table 17.7 – Geologic Formation Model

Model Code	Formation	Surface at Top of Formation	Surface at Bottom of Formation
1	Heaps and Dumps	Maximum of Current and Pre-mining Topography	Pre-mining Topography
2	QAL	Pre-mining Topography	Bottom of QAL
3	TCV	Bottom of QAL	Bottom of TCV
4 - 7	Volcanics	Bottom of TCV	Bottom of Model

Although there are some difficulties in defining the depths of the QAL and TCV contacts in drill cuttings and questions regarding the reliability of some of the historical geologic logs, it is believed that the reliability of the Geologic Formation Model is adequate for resource estimation in and around the ore zones. Outside the ore zones, the contours are projected and are only approximate. Continued improvement of the QAL and TCV contact models is recommended both to improve the accuracy of the resource model and to improve the geological understanding of the deposit.

17.7.8 Model of the Depth of Oxidation and Mixed Oxidation

The same procedure was used to create the model of the depth of oxidation and the depth of mixed oxidation (mixed oxides and sulfides) as was defined above for the QAL and TCV contacts. A three-dimensional block model of oxidation state was created using the models of the Bottom of Oxidation and the Bottom of Mixed Oxidation as shown in Table 17.8.

Table 17.8 – Geologic Oxidation State Model

Model Code	Oxidation Type	Surface at Top of Oxidation Type	Surface at Bottom of Oxidation Type
5	Oxides	Pre-mining Topography	Bottom of Oxidation
6	Mixed Oxides	Bottom of Oxidation	Bottom of Mixed Oxidation
7	Sulfides	Bottom of Mixed Oxidation	Bottom of Model

The depths of oxidation models were reviewed extensively for this update, particularly in those areas with new drilling. The primary result of this update is that the depth of mixed oxidation has increased relative to the previous estimate.

17.7.9 Geologic Ore Control Description

The unaltered volcanic rocks at Borealis consist of dacite and andesite pyroclastics, flows and breccias. These rocks become active hosts to gold mineralization through nearby intrusive activity and structural preparation by hydrothermal activity. Once a gold bearing hydrothermal system is activated, these host rocks became altered so that specific zoning is formed around feeder structures and within favorable volcanic stratigraphy. This alteration zoning is both horizontal and vertical where low-temperature clay minerals (kaolinite and montmorillonite) form a halo around higher temperature silica or silica/alunite altered rocks.

Gold mineralization in the Borealis area is always found in rocks that display various intensities of silica alteration. Gold is transported and contained in fine grained pyrite and or marcasite, which is further hosted within silica. Once oxidation takes place, the pyrite/marcasite disappears and micron sized gold is left inside limonitic casts within the silica body. Gold mineralization is not found in lower temperature clay altered rocks.

Exploration and development of any gold deposit at Borealis has to focus on the presence or absence of silicified rocks. With silica present, gold mineralization will likely be found; without silica, gold mineralization will not be found.

In modeling gold resources at Borealis, it is imperative that the strong correlation of gold mineralization to silica altered rocks is captured. As long as there is drill hole control, the distribution and grade of the Borealis gold mineralization can be measured with confidence.

17.7.10 Variograms

New variography was performed for this report using experimental correlograms (vectorized plots showing variation) computed for each deposit using 10-foot composite gold grades.

Correlograms were oriented along strike, perpendicular to strike, vertical, and omni-directional. Variography used in the 2009 model was essentially borrowed from the 2008 model. The interpretation of that variography limited the classification of the measured and indicated resources to a percentage of the variogram's range. Meanwhile, the full range of the variogram was used in this report to classify the measured and indicated resources. The net effect of this approach was to allow the model to extend its search radius to populate blocks in the model.

17.7.10.1 Exploration Drill Hole Variograms

The exploration drill hole variograms developed by Telesto in 2009 were updated in this Pre-Feasibility study. Spherical models of the correlograms are generally well behaved but with significant variation in parameters for individual models, as summarized in Table 17.9.

Table 17.9 – 2011 Variogram Parameters

Model Area	Nugget	Sill	Range (ft)
South	2.00	11.50	120
North	0.12	0.53	165
East	0.13	0.49	150
West	0.80	8.30	187

Updated variograms calculated for the exploration drill holes are shown in Figures 17.8–17.11.



Plot Variogram
17-Feb-11
EAST MODEL
MOMENT CENTER (x10**3)
LAG DISTANCE - FEET
SILL
NUGGET
BASIC STATISTICS
DIRECTIONAL PARAMETERS
TYPE OF INPUT DATA

Figure 17.8 – Variograms for the East Model


Plot Variogram
NORTH MODEL
MOMENT CENTER
LAG DISTANCE - FEET
SILL
NUGGET
BASIC STATISTICS
DIRECTIONAL PARAMETERS
TYPE OF INPUT DATA

Figure 17.9 – Variograms for the North Model


Plot Variogram
SOUTH MODEL
MOMENT CENTER
LAG DISTANCE - FEET
SILL
NUGGET
BASIC STATISTICS
DIRECTIONAL PARAMETERS
TYPE OF INPUT DATA

Figure 17.10 – Variograms for the South Model


Plot Variogram
19-Feb-11
WEST MODEL
MOMENT CENTER (x10**3)
LAG DISTANCE - FEET
NUGGET
DIRECTIONAL PARAMETERS
TYPE OF INPUT DATA

Figure 17.11 – Variograms for the West Model

17.7.10.2 Blast Hole Variograms

The blast hole variograms used in developing the 2009 resource offer longer ranges than those developed for the exploration drill holes in 2008. The inclusion of blast hole data increased the confidence level of the resource category.

The effect of the close spacing of the production blast hole data can be seen in the increased curvature of the variogram allowing for a more precise selection of break points in the curve (See Figures 17.12–17.19). Using exploration data only, shown as the lime green data points (lower data set), no clear range is displayed, while a significant peak is observed when using the blast hole data shown by the red data points (upper data set). The variograms in Figures 17.8–17.15 show the working pairs of points used to establish the variances at those intervals.


GOLD VIEW VARIOGRAMS
BLASTING AND
EXPLORATION
BEARING NORTH 45 EAST
Moment Center
0.00150
0.00135
0.00120
0.00105
0.00090
0.00075
0.00060
0.00045
0.00030
0.00015
0
SILL
0
25
50
75
100
125
150
175
200
225
250
275
300
Lag Distance (ft)

Figure 17.12 – East Ridge Variograms for Bearing N 45° E

Note: For purposes of this report, Gold View is now part of East Ridge in the North Model.


GOLD VIEW VARIOGRAMS
BLASTING AND
EXPLORATION
BEARING EAST
Moment Center
0.00150
0.00135
0.00120
0.00105
0.00090
0.00075
0.00060
0.00045
0.00030
0.00015
0
SILL
0
25
50
75
100
125
150
175
200
225
250
275
300
Lag Distance (ft)

Figure 17.13 – East Ridge Variograms for Bearing East (90°)


GOLD VIEW VARIOGRAMS
BLASTING AND
EXPLORATION
BEARING SOUTH 45 EAST
NUMBER OF SAMPLES
BLAST HOLES
NUMBER OF SAMPLES
EXPLORATION HOLES
SILL
43101 MEASURED RANGE 93 FEET
INDICATED RANGE 76 FEET
43101
PRELIMINARY MEASURED RANGE 150 FEET
43101 INFERRED RANGE 158 FEET
PRELIMINARY INDICATED RANGE 300 FEET
Moment Center
Lag Distance (ft)
0.00150
0.00135
0.00120
0.00105
0.00090
0.00075
0.00060
0.00045
0.00030
0.00015
0
0
25
50
75
100
125
150
175
200
225
250
275
300

Figure 17.14 – East Ridge Variograms for Bearing S 45° E


GOLD VIEW VARIOGRAMS
BLASTING AND
EXPLORATION
VERTICAL
NUMBER OF SAMPLES
BLAST HOLES
NUMBER OF SAMPLES
EXPLORATION HOLES
SILL
43101 MEASURED RANGE 20 FEET
43101 INDICATED RANGE 40 FEET
43101 INFERRED
RANGE 80 FEET
PRELIMINARY MEASURED RANGE
ASSESSMENT 100 FEET
PRELIMINARY INDICATED
ASSESSMENT RANGE 300 FEET
Moment Center
Lag Distance (ft)
0.00150
0.00135
0.00120
0.00105
0.00090
0.00075
0.00060
0.00045
0.00030
0.00015
0
0
25
50
75
100
125
150
175
200
225
250
275
300

Figure 17.15 – East Ridge Variograms for Vertical


FREEDOM FLATS
SOUTH MODEL VARIOGRAMS
BLASTING AND
EXPLORATION
BEARING NORTH
0.050
0.045
0.040
0.035
0.030
0.025
0.020
0.015
0.010
0.005
0
Moment Center
SILL
43101 MEASURED RANGE 93 FEET
PRELIMINARY ASSESSMENT MEASURED RANGE 150 FEET
43101 INDICATED RANGE 185 FEET
PRELIMINARY INFERRED ASSESSMENT RANGE 300 FEET
0
25
50
75
100
125
150
175
200
225
250
275
300
Lag Distance (ft)

Figure 17.16 – Freedom Flats Variograms for Bearing North (0°)

Note: For purposes of this report, Freedom Flats is now part of the South Model.


FREEDOM FLATS
SOUTH MODEL VARIOGRAMS
BLASTING AND
EXPLORATION
BEARING NORTH 45 EAST
0.005
0.045
0.004
0.035
0.003
0.025
0.002
0.015
0.001
0.005
0
Moment Center
SILL
43101 MEASURED RANGE 93 FEET
PRELIMINARY ASSESSMENT MEASURED RANGE 150 FEET
43101 INDICATED RANGE 185 FEET
PRELIMINARY INDICATED ASSESSMENT RANGE 300 FEET
0
25
50
75
100
125
150
175
200
225
250
275
300
Lag Distance (ft)

Figure 17.17 – Freedom Flats Variograms for Bearing N 45° E


FREEDOM FLATS
SOUTH MODEL VARIOGRAMS
BLASTING AND
EXPLORATION
BEARING EAST
Moment Center
Lag Distance (ft)
SILL
43101 MEASURED RANGE 93 FEET
PRELIMINARY MEASURED RANGE 150 FEET ASSESSMENT
43101 INDICATED RANGE 185 FEET
PRELIMINARY INDICATED ASSESSMENT RANGE 300 FEET

Figure 17.18 – Freedom Flats Variograms for Bearing East (90°)


FREEDOM FLATS
SOUTH MODEL VARIOGRAMS
BLASTING AND
EXPLORATION
BEARING SOUTH 45 EAST
Moment Center
Lag Distance (ft)
SILL
43101 MEASURED RANGE 93 FEET
PRELIMINARY MEASURED RANGE 153 FEET ASSESSMENT
43101 INDICATED RANGE 185 FEET
PRELIMINARY INDICATED ASSESSMENT RANGE 300 FEET

Figure 17.19 – Freedom Flats Variograms for Bearing S 45° E

17.7.11 Grade Estimation and Mineral Resource Classification

Grade estimation was done using inverse-distance-power weighting ("IDW") interpolation. Silver was interpolated using the same procedure and parameters that were used for gold.

Control of the estimation was maintained using the gold grade zones, the composite selection, and the IDW parameters, as follows:

1. Composites were selected such that only composites within the matching grade zones were used to estimate grades of blocks within the grade zones. No grade estimation was done outside the grade zones. No grade capping was applied to composites, but limited search distances were applied to high-grade outliers based on the cumulative probability plots.
2. The search and weighting parameters for IDW estimation were set such that the orientation of the search ellipse and the search radii were based on the size and shape of the deposit and on the variogram ranges. IDW anisotropies were set equal to the search radii.
3. The IDW power was determined using point validation and comparing the distributions generated for each weighting power to the actual value (composite) distribution, and choosing the power that generated the distribution parameters closest to the actual distributions' defining parameters.
4. The grade estimation was done in a single pass.

17.7.12 Revisions to the Relationships of Drill Spacing and Resource Classification

Based on the variogram work completed by Telesto in 2009 a second step was completed in order to provide a secure mineralized envelope that would not spread values into country rock and allow the gaps of unassigned blocks to be infilled with values from similar rock types. This step of using a secure mineralized envelope was continued in this 2011 report. The rock types in the 2008 model were tested for mean grade and deviation of mineral content. There were two sets of alteration information that stood out in the review, silicification, coded as 77, and argillic alteration, coded as 88. The resulting statistics for these rock types are presented in Table 17.10.

Table 17.10 – Summary Statistics of Argillic and Silicic Alteration

Rock Type	Composite Count				Minimum	Maximum	Mean	Variance	Std. Dev.	Coeff. Of Var.
	Outside of rock code	Below Limits	Above Limits	Inside Limits						
Silicic	262	0	0	3,848	0	1.8986	0.02286	0.00424	0.06512	2.8487
Argillic	457	0	0	4,814	0	1.2728	0.00457	0.000825	0.02872	6.2795

Note: Statistics in this table are untransformed.

As a result of those preliminary statistics, it was decided to use the two alteration codes to provide a mineralized envelope to estimate the resources in the four models used in the project. The developed variograms ranges combined with the bounding alteration envelopes were used to estimate grade. The silicified zone is preferentially mineralized.

Figure 17.20 displays the group of polygons that were digitized to show the extent of the silicification envelopes in the North modeled area.


TELESTO
GRYPHON GOLD
SILICIFICATION POLYGON

Figure 17.20 – Extent of the Silicification Envelopes in the North Modeled Area

Figure 17.21 is a plan view of the 7380' elevation in the North Model showing the extent of the silicification envelope, the extent of the argillic envelope, and the measured, indicated and inferred limits of the 2008 estimate. There is support for the alteration boundary elements from drill holes above or below the shown level plan. Several items of interest can be pointed out from the figure, as follows:

- Only values (drill hole composites) inside the silicification boundary were used to estimate blocks inside the same boundary.
- Argillic values (drill hole composites) inside the argillic boundary were used to estimate blocks inside the same boundary.
- Without the implementation of the alteration boundary, there would have been significant spreading across the boundary, but this was resolved by the introduction of the silicification envelope and use of the silicification envelope was continued in 2011.
- The 2009 range of the variogram was updated by the variography work done in 2011.


NORTH
1000 feet
(Source: A. Noble, Ore Reserves Engineering, 2006)
Figure 17.8 - Example of the Relationship Between Drill Hole Spacing and Kriging Variance (East Ridge, 7300 Bench)
TELESTO
BOREALIS
SILICIFICATION & ARGILLIC
MINERALIZED ENVELOPES
DRAWN BY: SSH
DATE: 8/11/09
SCALE:PER PLAN

Figure 17.21 – Silicification and Argillic Envelopes in the North Modeled Area

17.7.13 Jackknife Analysis

In order to evaluate the effect of the new variograms range in the modeled areas, a process known as jackknifing was employed. This process artificially removes some data from the model and then repeats the modeling to determine the effect of this point and its influence on the overall results.

During the process, elements of the estimation method are applied and surrounding points are used to estimate a missing data point. The process is repeated until the entire data set is analyzed and then a comparison between the original data and the estimated data is generated. The resulting statistics run in 2009 are a measure of the model's robustness and show the following as an example for the South Model (See Table 17.11).

Table 17.11 – South Model Jackknife Analysis (2009)

	Original Data	Estimated Data
Mean Value	0.0229	0.0232
Standard Deviation	0.0652	0.0445
Variance	0.0042	0.0020
Number of Samples: 3,842		

The results of this and other tests done in 2011 support the assumptions made and conclusions reached for the resource model.

17.7.14 Comparison of 2009 Mineral Resource Estimates to Previous Production

The resource models from 2009 were compared to reported production to verify the accuracy of the models, as shown in Table 17.12. The data used for this comparison included uncertainties in the production records, in the cutoff grades used for production and in the accuracy of the topography. This analysis was not updated with results from the 2011 resource model.

Table 17.12 – Comparison of Mined-Out Portions of Resource Model to Reported Production

Deposit	2009 Resource Model				Reported Production			Percent Difference		
	Au Cutoff	Tons	Grade	Oz Au	Tons	Grade	Oz Au	Tons	Grade	Oz Au
Borealis	0.015	1,536	0.071	108.3	1,489	0.103	153.4	-3%	46%	42%
Freedom Flats	0.035	1,288	0.147	189.3	1,280	0.153	195.8	-1%	4%	3%
Deep Ore Flats	0.010	190	0.032	6.1	250	0.038	9.5	32%	18%	56%
East Ridge	0.040	966	0.067	64.6	1,059	0.056	59.3	10%	-16%	-8%
Northeast Ridge	0.015	3,326	0.031	102.4	3,000	0.025	75.0	-10%	-19%	-27%
Total		**7,305**	**0.064**	**470.7**	**7,078**	**0.070**	**493.0**	**-3%**	**9%**	**5%**

The overall comparison for all pits combined was very good. However, on a pit-by-pit basis, some large differences were encountered. The largest differences were in the Borealis, Deep Ore Flats (Polaris), and Northeast Ridge Pit areas. Since the higher-grade zones within these pits have been mined out, the effect on the remaining resources was minimal.

17.7.15 Summary of Model Results

For details of the 2006 and 2008 model results, refer to appropriate previously filed Technical Reports.

The March 2011 mineral resource estimate for in-situ measured and indicated oxide and mixed oxide mineralization is shown in Table 17.13. Table 17.14 shows sulfide measured and indicated resources. In-situ inferred resources are shown in Table 17.15. Tonnage factors used for this estimate are shown in Table 16.4.

Table 17.13 – Summary of In-Situ Measured and Indicated Oxide and Mixed Oxide Mineral Resources – March 2011

Resource Class	Deposit	Au Cutoff (opt)	Tons (1,000's)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
Measured	**South Model** Borealis Deep Ore Flats Freedom Flats Crocodile Ridge	0.007	696	0.018	0.25	12,500	172,600
	North Model Northeast Ridge East Ridge	0.007	13,640	0.012	0.10	159,000	1,364,000
	East Model Boundary Ridge Bullion Ridge	0.007	11,516	0.012	0.02	138,200	230,300
	West Model Cerro Duro Jaime's Ridge Purdy Peak	0.007	3,179	0.029	0.14	92,200	445,100
	Total Measured		**29,031**	**0.014**	**0.08**	**401,900**	**2,212,000**
Indicated	**South Model** Borealis Deep Ore Flats Freedom Flats Crocodile Ridge	0.007	4,042	0.018	0.25	72,800	1,002,400
	North Model Northeast Ridge East Ridge	0.007	1,122	0.012	0.10	13,100	112,200
	East Model Boundary Ridge Bullion Ridge	0.007	–	–	–	–	–
	West Model Cerro Duro Jaime's Ridge Purdy Peak	0.007	224	0.015	0.14	3,400	31,400
	Total Indicated		**5,388**	**0.017**	**0.21**	**89,300**	**1,146,000**
Measured + Indicated	**South Model**	0.007	4,738	0.018	0.25	85,300	1,175,000
	North Model	0.007	14,762	0.012	0.10	172,100	1,476,200
	East Model	0.007	11,516	0.012	0.02	138,200	230,300
	West Model	0.007	3,403	0.028	0.14	95,600	476,500
	Total Measured + Indicated		**34,419**	**0.014**	**0.10**	**491,200**	**3,358,000**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.

Table 17.14 – Summary of All In-Situ Measured and Indicated Sulfide Mineral Resources – March 2011

Resource Class	Deposit	Au Cutoff (opt)	Tons (1,000's)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
Measured	**South Model** Borealis Deep Ore Flats Freedom Flats Graben	0.015	4,328	0.053	0.30	229,400	1,302,700
	North Model Northeast Ridge East Ridge	0.015	1,100	0.024	0.08	26,400	88,000
	East Model Boundary Ridge Bullion Ridge	0.015	0	0	0	0	0
	West Model Cerro Duro Jaime's Ridge Purdy Peak	0.015	745	0.043	0.16	32,000	119,100
	Total Measured		**6,173**	**0.047**	**0.24**	**287,800**	**1,509,800**
Indicated	**South Model** Borealis Deep Ore Flats Freedom Flats Graben	0.015	19,774	0.053	0.30	1,048,000	5,952,000
	North Model Northeast Ridge East Ridge	0.015	66	0.024	0.08	1,600	5,300
	East Model Boundary Ridge Bullion Ridge	0.015	0	0	0	0	0
	West Model Cerro Duro Jaime's Ridge Purdy Peak	0.015	53	0.043	0.16	2,300	8,400
	Total Indicated		**19,893**	**0.053**	**0.30**	**1,051,900**	**5,965,700**
Measured + Indicated	**South Model**	0.015	24,102	0.053	0.30	1,277,400	7,254,700
	North Model	0.015	1,166	0.024	0.08	28,000	93,300
	East Model	0.015	0	0	0	0	0
	West Model	0.015	798	0.043	0.16	34,300	127,500
	Total Measured + Indicated		**26,066**	**0.051**	**0.29**	**1,339,700**	**7,475,500**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.

The increase in measured and indicated in this report differ from those reported in the 2009 Pre-Feasibility for the following reasons:

- The previous restraints placed on the variogram in 2008 were removed in 2009 and new resource tables were not included in that document.

- The 2011 unconstrained variogram resulted in the addition of the 2009 inferred resources into the measured and indicated resources reported herein.
- 2010 infill drilling increased drill hole density in the North and South Models.
- Key locations where the resource increases occurred:
    - North Model
    - East Model
    - West Model

Table 17.15 – Summary of In-Situ Inferred Oxide and Mixed Oxide Resources – March 2011

Resource Zone	Au Cutoff (opt)	Tons (1,000's)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
South Model	0.007	–	–	–	–	–
North Model	0.007	8,094	0.008	0.11	62,400	912,000
East Model	0.007	7,907	0.009	0.02	75,000	158,100
West Model	0.007	2,175	0.027	0.11	58,000	244,800
Total	**0.007**	**18,176**	**0.011**	**0.07**	**195,400**	**1,314,900**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.

Note: No inferred sulfide resources are reported since the average grade for this mineralized material did not exceed the 0.015 opt cutoff grade.

17.8 Mineral Resources from Existing Heaps and Dumps

17.8.1 Heap Investigations

During 2004, Gryphon Gold drilled and sampled the five heaps and portions of the Freedom Flats and Borealis Waste Dumps. Previously, J.D. Welsh & Associates, Inc. drilled Heap 1 (Welsh, 1996). The database used for the resource calculation consisted of 32 holes drilled by Gryphon Gold totaling 2,475.5 feet and 11 holes drilled by Welsh totaling 760 feet.

There are two nomenclatures in use for the heaps in the Borealis project. Table 17.16 shows the relationship between the two designations.

Table 17.16 – Heap Name Correlation Chart

Operational Name	Map Name
Tailing Re-leach	Western portion Heap 1
Freedom Flats	Eastern portion Heap 1
Secondary Leach	Heap 2
Run-of-Mine #1	Heap 5
Run-of-Mine #2	Heap 4
NE Ridge Run-of-Mine	Heap 3

Noble prepared the drilling data for this estimate from Excel spreadsheets and Adobe pdf-formatted documents of the Gryphon Gold assay data. The Welsh assay data were entered manually using data from scanned documents in the Gryphon Gold archives. Only the gold from the Welsh data were used for the resource estimate, because check assays indicated that the Welsh silver assays were unreliable. All data entry was printed and double-checked against the original documents.

The east and north coordinates for the Gryphon data were based on the permitted coordinates of the drill sites, since the hole locations were not surveyed after drilling. The collar elevations were estimated by projecting the collar XY points up to the intersection with the current topography DTM.

The coordinates for the Welsh drilling were estimated based on scaling from a map attached to the Welsh data. These coordinates were then adjusted so that the holes were all located on the top of the dumps. Drill hole collar elevations were also estimated by projecting to the current topography DTM.

Heap and dump volumes were estimated by constructing a seam-type block model with 50- by 50-foot horizontal dimensions and variable block height that extended from the DTM of the original surface topography up to the DTM of the current surface topography. The modeled blocks were further constrained by outlines around the fill areas that limited the volume to a minimum thickness of 2 feet. The shapes of these outlines were also guided by the current topographic contours, which indicate the break between intact topography and fill material. In the areas of the historical waste dumps, this method provides a good estimate of the volume of material. The volumes are slightly less reliable for the heap leach piles because the topography at the base of the heaps was modified from the original topography to build the leach pad liners.

The heap volumes were checked by comparing against the tonnages compiled for each of the leach heaps by Whitney (1999). As shown in Table 17.17, the total measured volume does not compare very well with the total production volume when using a tonnage factor of 20 cubic feet/ton. Although a 20.9 ft^3/t tonnage factor was measured in three column leach tests of samples from East Ridge and Northeast Ridge, the measured volumes and production records for the individual heaps indicate a higher dry unit weight in the crushed heap and a lower unit weight in the ROM heaps. In Telesto's judgement, loosely stacked ore will occupy approximately 20 to 21 ft^3/ton, but will consolidate as additional lifts are placed on the heap and with time. Therefore, Telesto has used 19 ft^3/ton for the heap material.

Table 17.17 – Production Volumes Versus Measured Heap Volumes

Heap	Production Tons (1000s)	Production Volume (Cubic Ft) (1000s)	Measured Volume (Cubic Ft) (1000s)	Volume Difference (Cubic Ft) (1000s)
Tailing Re-Leach	1,721	34,415	26,564	(7,851)
Freedom Flats	1,249	24,973	20,556	(4,418)
Secondary Leach	1,910	38,210	32,161	(6,049)
NE Ridge Run-of-Mine	3,000	60,000	74,522	14,522
Run-of-Mine #1	2,201	44,020	43,605	(415)
Run-of-Mine #2	800	16,000	16,684	684
Total	**10,881**	**217,618**	**214,091**	**(3,527)**

Note: Production volume was estimated based on 20 ft^3/t.

Waste rock dump volumes were measured using the same method as was used for the heaps, and volumes were compared to waste tonnages that were estimated from the mined-pit reconciliations. This comparison also indicated that the in-situ density was higher than the 20 ft^3/ton assumed; 19 ft^3/ton was also used by Telesto to estimate tonnage of legacy waste rock dump material.

Gold and silver grades were composited over the entire drill hole length for grade estimation. Compositing thus assumes the full height of the leach pile will be mined with no internal selectivity. Gold and silver grades were estimated for each of the heaps using nearest neighbor assignment to assign grades from composited drill holes to block model blocks. Resource grade summaries were estimated using a zero-grade cutoff. The grade of the dumps was estimated based on average grades of samples from drill holes and test pits.

Resources for the existing heaps and dumps are summarized in Table 17.18 (Indicated) and 17.19 (Inferred). The heap tonnages and grades are believed to be well established by the combination of sampling, volume measurement, and comparison with historical records. Due to the distribution of drill holes in the Northeast Ridge ROM Heap, this report considers them as two separate areas: the northernmost bench contains approximately 1,312,500 tons is classified as indicated. This portion is referred to as the "N.E. Ridge ROM (NB)" in Table 17.18. The remainder of the Northeast Ridge ROM Heap, having fewer drill holes, is considered inferred for this report. This downward reclassification of mineral material in the Northeast Ridge ROM Heap has resulted in a reduction of tons and ounces in the proven and probable silver reserves. Nevertheless, this loss was partially offset by the Borealis East Waste Rock Dump being re-assigned a resource category of indicated based on sampling and recovery testing. All other waste dumps are assigned a resource class of inferred, reflecting the greater uncertainty of tonnage and grade estimates.

Table 17.18 – Summary of Indicated Resources in Legacy Heaps and Dumps – March 2011

Resource Zone	Cutoff (opt)	Tons (1000s)	Au Grade (opt)	Ag Grade (opt)	Contained oz Gold	Contained oz Silver
N.E. Ridge ROM (NB)	0.005	613	0.022	0.14	13,500	85,800
Freedom Flats	0.005	1.082	0.036	0.24	39,000	259,700
Borealis East WRD	0.005	1,945	0.012	0.14	23,300	272,300
Total	**0.005**	**3,640**	**0.021**	**0.17**	**75,800**	**617,800**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.
Note: Tonnage was calculated using 19 ft^3/ton.

Table 17.19 – Summary of Inferred Resources in Legacy Heaps and Dumps – March 2011

Resource Zone	Cutoff (opt)	Tons (1000s)	Au Grade (opt)	Ag Grade (opt)	Contained oz Gold	Contained oz Silver
Secondary Leach	0.005	1,693	0.008	0.12	13,500	203,200
ROM 2	0.005	2,295	0.008	0.07	18,400	160,700
NE Ridge ROM	0.005	3,291	0.012	0.14	39,500	460,700
Borealis Dump	0.005	3,368	0.011	0.14	37,000	471,500
Tailings Re-leach	0.005	1,398	0.019	0.05	26,600	69,900
East Ridge Dumps	0.005	4,231	0.012	0.05	50,800	211,600
NE Ridge Dump	0.005	3,217	0.008	0.08	25,700	257,400
Total	**0.005**	**19,493**	**0.011**	**0.09**	**211,500**	**1,835,000**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.
Note: Tonnage was calculated using 19 ft^3/ton.

Three holes in the north-central portion of NE Ridge ROM (Heap 3) contain 10 feet of 0.031, 50 feet of 0.030, and 20 feet of 0.017 opt Au, starting at the top of the holes. More drilling is needed to determine the full extent of this material and whether higher-grade material can be selectively re-mined from the heap.

17.9 Mineable Reserves

Telesto developed mineable reserves for oxide and mixed oxide proven and probable material in each of the model areas, North, South, East, and West, included in the database based on mine operating costs and design parameters discussed earlier in this section. Historical names for the pits and deposits within each model area have been retained.

The West Model includes the Jaime's Ridge, Purdy Peak, and Cerro Duro. The South Model includes the Borealis, Crocodile Ridge, and Freedom Flats Pits. The East Model includes only Boundary Ridge. The North Model includes the East Ridge and Northeast Ridge. Mineable gold reserves are shown in Table 17.20 and mineable silver reserves shown in Table 17.21.

Table 17.20 – Borealis Mineable Proven and Probable Oxide and Mixed Oxide Gold Reserves – March 2011

		Proven			Probable			Proven and Probable		
Model	Au Cutoff Grade (opt)	Tons (1,000s)	Avg. Au Grade (opt)	Cont. Ounces Gold	Tons (1,000s)	Avg. Au Grade (opt)	Cont. Ounces Gold	Tons (1,000s)	Avg. Au Grade (opt)	Cont. Ounces Gold
South *										
Borealis	0.007	158	0.032	5,100	972	0.032	31,200	1,130	0.032	36,300
Freedom Flats	0.007	76	0.083	6,300	468	0.078	36,700	544	0.079	43,000
Crocodile Ridge	0.007	47	0.015	700	287	0.014	4,000	334	0.014	4,700
South Total	0.007	**281**	**0.043**	**12,100**	**1,727**	**0.042**	**71,900**	**2,008**	**0.042**	**84,000**
North										
Northeast Ridge	0.007	2,806	0.017	45,000	312	0.017	5,000	3,118	0.017	50,000
East Ridge	0.007	3,195	0.017	53,700	355	0.017	6,000	3,550	0.017	59,700
North Total	0.007	**6,001**	**0.016**	**98,700**	**667**	**0.016**	**11,000**	**6,668**	**0.016**	**109,700**
East **										
Boundary Ridge	0.007	3,756	0.017	63,900	38	0.017	600	3,794	0.017	64,500
East Total	0.007	**3,756**	**0.017**	**63,900**	**38**	**0.017**	**600**	**3,794**	**0.017**	**64,500**
West **										
Cerro Duro	0.007	263	0.046	12,200	11	0.046	500	274	0.046	12,700
Jaime's Ridge	0.007	355	0.030	10,600	15	0.030	400	370	0.030	11,000
Purdy Peak	0.007	561	0.024	13,300	23	0.024	600	584	0.024	13,900
West Total	0.007	**1,179**	**0.031**	**36,100**	**49**	**0.031**	**1,500**	**1,228**	**0.031**	**37,600**
Legacy Heaps and Dumps ***	**0.005**	**–**	**–**	**–**	**3,499**	**0.021**	**73,000**	**3,499**	**0.021**	**73,000**
Total		**11,217**	**0.019**	**210,800**	**5,980**	**0.026**	**158,000**	**17,197**	**0.021**	**368,800**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.
*- Permitted except for Crocodile Ridge
**- Not permitted
***- Legacy Heap and Dump information comes from Table 17.18

Note: As a result of applying economic constraints, only a portion of the resources shown in Table 17.14 and all of the resources in Table 17.18 were converted to the reserves shown in Tables 17.20 and 17.21.

Table 17.21 – Borealis Mineable Proven and Probable Oxide and Mixed Oxide Silver Reserves – March 2011

		Proven			Probable			Proven and Probable		
Model	Au Cutoff Grade (opt)	Tons (1,000s)	Avg. Ag Grade (opt)	Cont. Ounces Silver	Tons (1,000s)	Avg. Ag Grade (opt)	Cont. Ounces Silver	Tons (1,000s)	Avg. Ag Grade (opt)	Cont. Ounces Silver
South *										
Borealis	0.007	158	0.16	26,100	972	0.16	160,300	1,130	0.16	186,400
Freedom Flats	0.007	76	0.90	68,200	468	0.90	419,900	544	0.90	488,100
Crocodile Ridge	0.007	47	0.19	8,900	287	0.19	54,200	334	0.19	63,100
South Total	0.007	**281**	**0.37**	**103,200**	**1,727**	**0.37**	**634,400**	**2,008**	**0.37**	**737,600**
North										
Northeast Ridge	0.007	2,806	0.10	282,200	312	0.10	31,400	3,118	0.10	313,600
East Ridge	0.007	3,195	0.07	225,500	355	0.07	25,100	3,550	0.07	250,600
North Total	0.007	**6,001**	**0.08**	**507,700**	**667**	**0.08**	**56,500**	**6,668**	**0.08**	**564,200**
East **										
Boundary Ridge	0.007	3,756	0.02	75,100	38	0.02	800	3,794	0.02	75,900
East Total	0.007	**3,756**	**0.02**	**75,100**	**38**	**0.02**	**800**	**3,794**	**0.02**	**75,900**
West **										
Cerro Duro	0.007	263	0.59	154,300	11	0.59	6,500	274	0.59	160,800
Jaime's Ridge	0.007	355	0.09	30,300	15	0.09	1,300	370	0.09	31,600
Purdy Peak	0.007	561	0.07	37,800	23	0.07	1,500	584	0.07	39,300
West Total	0.007	**1,179**	**0.19**	**222,400**	**49**	**0.19**	**9,300**	**1,228**	**0.19**	**231,700**
Legacy Heaps and Dumps ***	**0.005**	**–**	**–**	**–**	**3,499**	**0.17**	**593,600**	**3,499**	**0.17**	**593,600**
Total		**11,217**	**0.08**	**908,400**	**5,980**	**0.22**	**1,294,600**	**17,197**	**0.13**	**2,203,000**

Note: Rounding of tons as required by Form 43-101F1 reporting guidelines (Item 19) results in apparent differences between tons, grade and contained ounces in the mineral resource.

*- Permitted except for Crocodile Ridge

**- Not permitted

***- Legacy Heap and Dump information comes from Table 17.18

Note: As a result of applying economic constraints, only a portion of the resources shown in Table 17.13 and all of the resources in Table 17.18 were converted to the reserves shown in Tables 17.20 and 17.21.

17.10 Phased Mine Development Plans

Telesto developed annual mine plans for the first seven years of development. These plans can be found in Section 23A.

18.0 Other Relevant Data and Information (By Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

This section has been compiled in association with Gryphon Gold's consulting geotechnical and environmental engineering consultants Telesto-Nevada, Inc.

18.1 Permitting

The principal operating permits required for construction, operation and closure of the Borealis mine have been acquired from Nevada State and Federal regulatory agencies responsible for issuing these approvals. Except for Crocodile Ridge, which was not part of the approved Forest Service EA and Plan of Operation, the permits received cover an approximately 10 million-ton project within the 457-acre central operating area and include an exploration program within that operating area that recognizes the potential to expand the resource base with successful exploration results. Expansion of the approved project plans will require modification of the approved Forest Service EA and plan of Operations, and State operating permits. These modifications will commence after the operation begins. At this time Telesto knows of no known issues that would preclude the approval of such modifications by the applicable regulatory agencies.

The operating permits in place cover only the central operating area, and exclude some of the Middle Ridge area, Bullion Ridge, Boundary Ridge, and all of Orion's Belt. The deposits in Orion's Belt have been the subject of recent mining operations, and were successfully reclaimed. No fatal flaws or material concerns, which would preclude mining operations in these areas, have been identified, although the timing of such permitting process is uncertain. Part of the Bullion Ridge area is in a designated roadless area but existing claims within the roadless areas may provide preferential rights to the development of the mineral resources present.

18.2 Permit Summary

The following is a summary and status of the permits required for the Borealis Gold Project:

- An Approved POO from the USFS, Humboldt-Toiyabe National Forest has been received. The EA was approved for the POO with a Finding of No Significant Impact ("FONSI") on June 19, 2006. The Decision Notice was published on June 22 and 23, 2006 and is not appealable. Final revisions to the POO were submitted to the USFS on June 23, 2006, and the USFS signed the Plan on June 29, 2006. The POO can be implemented as soon as a reclamation bond is posted with the USFS. The initial bond amount is estimated to be $3.0 million, with a project total of $8 million.
- A Water Pollution Control Permit ("WPCP") from the NDEP-Bureau of Mining Regulation & Reclamation ("BMRR") was approved and granted to BMC on January 28, 2006, and renewed in 2010. The permit allows BMC to construct and operate a 10-million ton capacity

HLP and processing plant as a zero-discharge facility. Monitoring wells have been installed and quarterly sampling and reports are conducted to comply with permit conditions.

- A Reclamation Permit from the NDEP-BMRR and reclamation bond amount of $7.7 million, was approved on June 23, 2006. This permit is the State of Nevada's approval of the POO and is effective with the posting of the reclamation bond with the USFS. Subsequent to its approval and based on the new phased development plan the bond amount has been re-estimated at $3 million. This revised bond estimate has been submitted to the NDEP and the Forest Service for review and approval. Telesto sees no reason at this time for this new bond estimate not to be approved.
- A Tentative Permanent Closure Plan to be administered by the NDEP-BMRR was submitted with the WPCP application and accepted by NDEP-BMRR. A Final Permanent Closure Plan will not need to be developed until 2 years prior to project closure.
- NDEP-Bureau of Air Pollution Control ("BAPC") issued the Air Quality Operating Permit on April 28, 2006 for the Borealis processing facilities. The State of Nevada recently adopted new regulations regarding mercury emissions, and an application was filed under this new State program on September 14, 2006, as a compliance order pursuant to the approved air quality permit. The permit was renewed in 2010. Approval of the mercury permit will be completed when construction begins. EPA in February, 2010 published a rule for precious metal mines requiring that mines that are predominantly mining gold ore become permitted as a Title V facilities. In spite of this change there is no reason to believe at this time that this conversion to a permitted Title V facility will not be routinely achieved.
- A Surface Area Disturbance ("SAD") Permit from the NDEP-BAPC was approved and granted to BMC on April 3, 2006 for disturbances associated with construction and mining activities.
- The Storm Water Pollution Prevention Plan ("SWPPP") has been prepared for the project. A Notice of Intent ("NOI"), filing fee, and the SWPPP will be submitted to the Bureau of Water Pollution Control ("BWPC") 2 days prior to the start of mining operations to obtain coverage under the general National Pollutant Discharge Elimination System ("NPDES") permit for Nevada mines.
- A Spill Prevention, Control, and Countermeasure ("SPCC") Plan, under the jurisdiction of the U.S. Environmental Protection Agency ("EPA"), will be prepared and implemented before starting operations. The SPCC Plan will provide methods for storing, transporting, and using petroleum products as well as emergency response measures in the event of a release.
- A preliminary Emergency Release, Response and Contingency Plan ("ERRCP") was submitted with the POO. The ERRCP provides methods for storing, using, and transporting process chemicals on site as well as emergency response measures in the event of a release. A final ERRCP will be prepared prior to the start of leaching and processing activities. Both the USFS and the NDEP-BMRR require the ERRCP.
- Threatened & Endangered Species Act: No known threatened or endangered species have been identified within or near the project area. A Biological Assessment and Biological

Evaluation ("BA/BE") and a Wildlife Specialist Report were approved by the USFS on June 6, 2006. These reports identified three USFS sensitive plants and two other plant species of concern within the project area. Mitigation measures were developed for these plants and incorporated into the EA and POO. The USFS concluded that the project may impact individual plants and plant habitat but will not likely contribute to a trend towards listing or cause a loss of viability to the population or species.

- Historical Preservation Act (Section 107): Consultation with the USFS and the State Historical Preservation Officer ("SHPO") has occurred in conjunction with the preparation of the EA. The "Heritage Research Final Report, Gryphon Gold, USA, Mining and Exploration Project, Borealis Mine Area" was submitted to the USFS in March 2006. The report identifies prehistoric cultural resources located within and near the project area. This report was approved by the USFS and forwarded to SHPO for their review and comment on April 17, 2006. The SHPO approved the report in early May 2006. Mitigation measures consisting of avoidance and protection were incorporated into the EA and the POO.
- Water Rights: Water Rights have been granted by the Nevada Division of Water Resources ("NDWR") for two production wells located approximately 3 miles south of the project, in the same vicinity as the supply wells from the previous mining operation. Based on historic well productivity records, this water right and point of diversion has the capacity and productivity to meet project needs.

18.3 Approved Plan of Operations and Permits

A complete history of the approval of the Forest Service Plan of Operations (POO) was previously provided in the September 2009 Pre-Feasibility Study. Modification to this POO occurred in 2006 as previously reported and will continue to occur from time to time as the project develops and operational changes are required within the central operating area. These modifications most likely will involve boundary adjustments to accommodate any needed adjustment in operations once mining commences. These modifications to the POO are often routine.

18.3.1 Water Pollution Control Permit (WPCP)

The Regulations Branch of NDEP-BMRR issues the WPCP to ensure that the waters of the State are not adversely impacted by mining and mineral processing activities. The permit stipulates monitoring measures for the heap leach facility and the waste-rock facilities on site. The heap leach and processing plant are designed as a zero discharge facility.

A complete history of the application and approval of this permit was previously reported in September 2009 Pre-Feasibility Study. This permit was successfully renewed in 2010 and compliance efforts, including scheduled sampling at approved and in-place monitoring wells, are up to date.

18.3.2 Reclamation Permit

The Reclamation Branch of NDEP-BMRR issues Reclamation Permits to insure that the disturbance created by mining will be reclaimed to create a safe and stable condition to ensure

a productive post-mining land use. In addition to obtaining a Reclamation Permit, an operator must file a surety with NDEP-BMRR or the USFS to guarantee that reclamation will be completed.

When a combination of public and private lands are involved, the NDEP-BMRR requires a 30-day notice period, followed by a 15-day period to respond to comment, which is followed by an 11-day "Notice of Final Decision" period. However, if a project such as Borealis is totally on public lands, then the NDEP-BMRR will use the NEPA environmental analysis to satisfy the public notification process. Once the NDEP-BMRR has received the Decision Notice from the USFS and proof that bonding has been secured, they will issue the Notice of Final Decision, initiating the 11-day review period. During this review period individuals and organizations can comment on the terms of the permit that would require responses by the NDEP-BMRR.

The POO and the Reclamation Permit Application were submitted to NDEP-BMRR on August 5, 2004. The Reclamation Permit documents submitted to NDEP-BMRR are identical to the POO documents submitted to the USFS. An April 2006 update of the application (reflecting changes produced by the EA) was prepared along with an updated version of the reclamation cost estimate and submitted to the agencies as discussed in Section 18.3.1. The NDEP-BMRR comments on the updated POO were limited to the reclamation cost estimate. The NDEP-BMRR requested that the Interim Fluid Management portion of the cost estimate be increased and that some of the mining activities planned for Years 2-4 of the project be included in the initial surety bond for the project. The estimated maximum bond estimate for all activities covered by the POO/Reclamation Plan was $7.7 million and is planned to be reached in stages as the project disturbance increases. A new bond calculation needs to be completed to accurately determine the size and timing of the bond. The USFS will reassess and update the bond estimate and adequacy of the financial surety provided on an annual basis; this frequency is more rigorous than the 3-year frequency that NDEP-BMRR normally requires.

18.3.3 Closure Plans

A mining operation is required to submit a Tentative Permanent Closure Plan at the time of the application for the WPCP. A Final Permanent Closure Plan must be submitted 2 years prior to the anticipated closure of the mine. Both plans must provide closure goals and a detailed methodology of activities necessary to achieve a level of stabilization of all known and potential contaminants at the site.

As discussed above, BMC submitted an application for a WPCP in January 2005. The WPCP Application included a Tentative Permanent Closure Plan and, since the WPCP has been issued, the Tentative Permanent Closure Plan is considered complete.

18.3.4 Air Quality Permit

The NDEP-BAPC has jurisdiction of air quality programs for Mineral County, Nevada. Air quality regulations require the BMC to secure an Air Quality Permit before it can begin construction of facilities. Since the operations are expected to emit less that 100 tons per year for any one regulated pollutant, less than 25 tons per year of total defined hazardous air

pollutants, and less than 10 tons per year of any one hazardous air pollutant, the project qualifies for a Class 2 permit.

Based on the plant layout and equipment list, Knight Piésold prepared an emission inventory and application that was submitted in February 2006. Air dispersion modeling was performed by McVehil-Monnett Associates, Inc. in April 2006 to assist in the processing of the application. The NDEP-BAPC issued Air Quality Operating Permit AP1041-2125 to BMC on April 28, 2006.

In March of 2006, the Nevada Department of Conservation and Natural Resources-State Environmental Commission adopted amendments to the stationary source operating permits program to create the Nevada Mercury Air Emissions Control Program ("NMAECP"). This new program requires mercury air emission controls at precious metal mining facilities, as an adjunct to the current operating permit to construct program. The program applies to precious metals mining facilities that process mercury-containing ore and use thermal treatment processes that have the potential to liberate mercury into the atmosphere. The program requires Maximum Achievable Control Technologies ("MACT") be applied to new and existing sources. This new program is currently being implemented and an application was filed for the Borealis project on September 14, 2006. Because the Borealis air quality permits were in process at the time the new mercury program was adopted, it was agreed with NDEP-BAPC that conformance with the mercury permit program would be addressed via a compliance order from NDEP-BAPC on the approved air quality permit to apply under the new program. This process avoided significant delays that could otherwise have been encountered with this entirely new permit program. NDEP-BAPC is currently reviewing this application and permit issuance is pending.

The ADR plant equipment contains all mercury control systems required for the NMAECP.

A SAD permit, allowing surface disturbance for construction and mining activities, prior to facility operations, was submitted at the same time as the Class 2 permit application and was approved on April 3, 2006.

In 2011, the EPA promulgated a new rule for the control of mercury air emissions from precious metal mines. As part of this federal mercury emission control rule, all current air permits issed by states are required to be elevated to Title V air permits which wil cover all aspects of air emisions for the project. As this is a new regulation, these requirements are in the process of being addressed by NDEP. Nevertheless, Telesto does not anticipate any problems with converting the current state-issued air quality permit to a Title V permit.

18.3.5 Storm Water Permit

The Federal Clean Water Act includes requirements for the control of storm water discharges. The State of Nevada has addressed these requirements by issuing a General Permit for Storm Water Discharges Associated with Industrial Activity from Metal Mining Activities. Eligible dischargers are required to request inclusion in the general Permit by: (1) submitting a NOI and filing fee to the NDEP 2 days prior to commencing operation, and (2) preparing and implementing a SWPPP. This plan must identify potential sources that would possibly affect water quality, and describe the practices that will be used to reduce pollutants in storm water

discharges from the facility. A SWPPP has been developed for the project. At this point, it is only necessary to submit the NOI, filing fee, and a copy of the SWPPP 2 days prior to the start of operations.

18.3.6 Spill Prevention, Control and Countermeasure Plan (SPCC)

A mine on the Borealis property will be a facility that has a total aboveground oil storage capacity greater than 1,320 gallons. Therefore, the operation will be required to comply with the EPA's SPCC Plan requirements. This plan will be specific to petroleum products and does not address other chemicals or materials used at the site. The rules require that the operation prepare and implement a SPCC Plan before starting operations. A copy of the SPCC Plan must be submitted to the USFS Bridgeport Ranger District.

18.3.7 Emergency Release, Response and Contingency Plan (ERRCP)

A preliminary ERRCP was included in the POO. The ERRCP addresses the storage, use, and transport of process chemicals on site including cyanide. The ERRCP provides measures for responding to unplanned spills and releases, spill prevention, spill containment, medical emergencies, emergency communications, and regulatory reporting. The ERRCP will be updated with site-specific information once the processing facilities are constructed and project personnel are in place. Copies of the final ERRCP will be distributed to the USFS Bridgeport Ranger District and the Regulatory Branch of NDEP-BMRR.

18.3.8 Threatened and Endangered Species Act

The Endangered Species Act requires that federal agencies protect threatened and endangered ("T&E") species. Implementation of the law and regulations involves the preparation of a BA/BE for the project area. A draft of the BA/BE, prepared by JBR Environmental Consultants, Inc. ("JBR"), was submitted to the USFS in January 2006. This report was based on vegetation and wildlife surveys conducted by JBR in 2004 and 2005 that found no federally listed threatened, endangered, or candidate species in or near the Borealis project site. A total of four USFS sensitive plant species and two plant species of concern were identified within or in close proximity to the project area. Although these plants are not considered to be T&E species, they are relatively rare and could someday qualify for listing. Of the six plant species identified, four would be impacted by the project to some extent. No sensitive wildlife or wildlife species of concern were identified on site.

JBR reissued the Draft BA/BE in early March 2006, with changes in formatting requested by the USFS and additional information on plant occurrence, the extent of projected impacts, and proposed mitigation measures. JBR and Knight Piésold personnel subsequently met with the USFS Botanist and the Bridgeport District Wildlife Biologist on April 17, 2006 to discuss the occurrence of the plants, projected and cumulative impacts to the plants, and appropriate mitigation measures. The BA/BE was subsequently revised to incorporate the USFS comments and was submitted as a final draft on April 21, 2006. The USFS edited this document internally and issued it as a final document on June 6, 2006. The plant mitigation measures included in the BA/BE were subsequently incorporated in the EA and the POO.

18.3.9 Historical Preservation Act

Preservation of cultural resources is required by the terms of the National Historic Preservation Act. The process to satisfy the requirements of the law is commonly referred to as "106 Consultation". The USFS and SHPO are charged with enacting the terms of the act for this project. The law and regulations require the investigation of potential cultural resources, and the evaluation of such resources, if any are found. Also, there must be an assessment of the effects the project may have on the identified cultural resources.

The Borealis project area contains numerous prehistoric cultural resources, as the area was used by prehistoric Native Americans to quarry stone and make stone tools and hunting points. Extensive cultural resource surveys and treatment plans were implemented prior to and during the previous mine operations. Some historic mining artifacts were also identified during previous surveys, but they were not historically significant and are not an issue for this project.

Desert Research Institute ("DRI") conducted a cultural resource survey of the project area in June and July 2005. The cultural resource survey identified seven prehistoric sites within or partially within the Borealis project area that were recommended as being eligible for inclusion in the National Register of Historic Places ("NRHP"). Four of these sites were disturbed to a small degree (e.g., two-track roads) by previously approved mining activity. The POO will limit the disturbance in these areas to the same areas previously disturbed (i.e., there would be no incremental impact on these sites). Two of the three remaining NRHP-eligible sites will not be impacted by proposed mining activity. BMC modified the location and design of one of its waste-rock facilities to avoid impacting the seventh and final NRHP-eligible site.

A draft of the cultural resources survey was submitted to the USFS in September 2005. Comments were received from the USFS in December 2005 and were incorporated into a final draft report that was submitted to the USFS on January 9, 2006. The projected impact and mitigation measures included in this report were also included in the Draft EA that was submitted at about the same time. After USFS review, a final report was issued in March 2006. The USFS approved this report and forwarded it to SHPO for review and comment on April 17, 2006. The SHPO, which had been consulted during the project, did not have any comments or changes.

Impacts to cultural resource sites are expected to be minimal with three small, non-NRHP-eligible lithic scatters being destroyed and three other similar sites potentially impacted to a small degree by nearby mining activities.

18.3.10 Water Rights

Water Rights were granted to the Borealis Mining Company by the Nevada Division of Water Resources (NDWR) for two production wells located approximately 3 miles south of the project and in the same vicinity as the supply wells from the previous mining operation. The first well (PW-1) was drilled in 2008 and test pumping was successful. The second well (PW-2) was drilled and tested with excellent results in 2009. Based on the historical productivity records and current test pumping results, these two wells have the capacity and productivity to meet anticipated project requirements.

18.4 Other Minor Permits and Authorizations

In addition to the permits listed above, there are a number of miscellaneous permits, licenses, authorizations, or plans that will be required for the project. These permits are necessary, but not considered cumbersome or time consuming to secure. The following list (Table 18.1) includes all known minor permits that may be required and the corresponding regulatory agency:

Table 18.1 – Other Minor Permits and Authorizations

Permit/License/ Authorization/Plan	Agency	Comments
Explosives License or Permit	U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives	Requires submitting identification information for employees who are authorized to possess explosive materials. ATF will act on the application in 90 days.
Hazardous Waste Generator Number (Registration)	EPA and NDEP	Completed as a conditionally exempt small generator.
Drinking Water Supply (Approval of Plans)	NDEP – Bureau of Safe Drinking Water ("BSDW")	Facility design will be submitted in April, 2011. Testing shows that no treatment is required.
Radio Communications Permit	Federal Communications Commission ("FCC")	Pending FCC Approval.
MSHA Identification Number and MSHA Coordination	U.S. Department of Labor Mine Safety and Health Administration ("MSHA")	BMC has submitted registration and coordinated discussions with MSHA.
Building Permit	Mineral County Fire Marshall	A full set of plans to Mineral County Fire Marshall for approval. Commercial trailer/modular building plans must be submitted.
Special Use Permit	Mineral County, Planning Commission	Application has been submitted; waiting for a meeting to present Borealis project for special permitting.
Septic Tank (Small Capacity Commercial Wastewater Disposal System)	NDEP-Bureau of Water Pollution Control	Design for septic tank must be submitted for review. Filled percolation tests are required.
Notification of Commencement or Closing of Mine Operations	Nevada Department of Business and Industry, Division of Industrial Relations, Mine Safety Section	Form to be filed upon determination of a start date.
Industrial Artificial Pond Permit	Nevada Department of Wildlife	Complete
Fire Protection Certification	Nevada Department of Public Safety; Nevada State Fire Marshall	Contact will be made with the State Fire Marshall.
Right of Way for a Power Line (approximately 5,000 linear ft)	BLM USFS	Complete Application under Review
Petroleum Contaminated Soils ("PCS")	NDEP	Needed prior to installation of the truck shop.

18.5 Other Information

The financial model contained in this report contemplates project finiancing based upon $10 million in equity sales combined with a $3 million debt instrument to meet the total capital requirement of $12.7 million.

The QP authors of this report are not aware of any other relevant data and information for the current technical report on the resources of the Borealis Gold Project that have not been discussed herein.

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19.0 Interpretation and Conclusions (By Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

19.1 Geology

The Borealis high-sulfidation system is one of the largest areas of epithermal alteration and mineralization in the state of Nevada, estimated at more than 20 square miles. Gold deposits occur in hydrothermal breccias and replacements within thick sequences of Miocene pyroclastic rocks/tuffs, andesite flows, dacite flows, breccias, and lahars. More than half of the district is covered by variable thickness of alluvial gravel in a pediment environment. At depth, gold is closely associated with pyrite and minor marcasite in hydrothermal breccias, but near-surface deposits are oxidized up to 500 feet deep. Mineralization is commonly characterized by sub-horizontal, low-grade gold aureoles within volcanic units surrounding steeply dipping high-grade zones following structures. These deposits occur primarily in northeast-trending zones of silicification in the mined portion of the district. Structures in the district are dominantly northeast-striking normal faults with locally steep dips, generally west-northwest-striking range-front faults with steep southerly dips, and north to north-northeast-striking zones similar to the Graben trend. All three structural sets control gold mineralization in different parts of the district.

19.2 Geophysics

Projections of known alteration and mineralization beneath covered areas are complemented by geophysics to define and prioritize targets. Resistivity highs successfully track favorable trends of extensive silicification and will be used in the current program in searching for extensions of deposits along known trends. Geophysical data found to be most useful for defining pediment exploration targets are IP, aeromagnetics, and resistivity. In particular, aeromagnetic (lows) and IP (chargeability and resistivity highs) data identify the most favorable covered targets and help site drill holes, especially where magnetics and IP show coincident anomalies. CSAMT definitions of resistivity highs are especially useful for developing specific drill locations.

19.3 Gold Deposits

Using the geologic model of flat-lying lower-grade surrounding steeply dipping higher-grade deposits, with variations to either end member, allows a flexible interpretation to be applied to any of the mineralized areas. Some flat-lying deposits may have several layers such as the three separate stacked layers at different elevations clearly identified in the Borealis deposit. An example of a large flat low-grade zone surrounding a narrow steep high-grade zone is clearly shown in the Graben deposit. Also, there is evidence in several deposits that more than one high-grade feeder structure may be present.

The most effective method of identifying and illustrating the configuration of low-grade and high-grade zones is by grade-boundary contouring. Using this method the project geologist interprets the shape of the gold deposit by connecting zones of similar grades from hole to hole with contours of two or more grade levels. This results in the identification of the possible controls of mineralization. This information can then be applied to the search for extensions of mineralized zones, and the model of grade contours can be used to help guide and control mineral resource estimation.

19.4 Mineral Resources

With the exception of silver, results from the 2011 resource estimate compare well with resource estimates reported in previous NI 43-101 compliant Technical Reports done for the Borealis Mine Project that included oxide, mixed or partial oxide, and sulphide mineralized materials in the resource estimate. Since it is not Gryphon Gold's intent at this time to mine any of the sulphide mineralized material, it is not surprising to see that the proven and probable reserves for gold in this report do not vary significantly with those previously reported.

Among the changes reported in this report are:

RESOURCES

- An increase in the number of measured and indicated oxide and mixed oxide in-situ gold and silver resources
  - Key locations where the resource increases occurred:
    - North Model
    - East Model
    - West Model
  - Due to the inclusion of new drillhole data from some of pits as well as some of the heaps and dumps.
  - Re-interpretation of the variography that shifted inferred resources up to measured and indicated.
- A decrease in the measured and indicated oxide and mixed oxide gold and silver resources coming from heaps and dumps
  - Due to a downward classification of some measured and indicated resources to an inferred classification

RESERVES

- A decrease in the proven and probable oxide and mixed oxide contained gold and silver ounces
  - A re-examination of pre-backfill topography in the Borealis Pit in the South Model identified an area that had not been accurately subtracted in the models reported 2008 and 2009. The 2011 model subtracted these blocks and the result was a decrease of measured and indicated oxide and mixed oxide resources.

GRADE

- A decrease in the average grade of oxide and mixed oxide resources and reserves for both gold and silver
  - Due to enhanced commodity prices for both gold and silver, lower grade mineralized material becomes more attractive to mine.

- Silver has a greater decrease in the average grade as it is essentially a by-product of the gold mining.

The changes to the silver resources and reserves which are reported herein are summarized in Tables 19.1 and 19.2 respectively.

Table 19.1 – Oxide and Mixed Oxide Silver Resources Reconciliation

Measured & Indicated	2009	2011	Difference
In-situ			
Tons	8,544,000	34,419,000	25,875,000
Ounces	1,898,200	3,358,000	1,459,800
Avg. grade	0.22	0.11	-0.11
Heaps & Dumps			
Tons	6,082,000	3,640,000	-2,442,000
Ounces	820,800	617,800	-203,000
Avg. grade	0.13	0.17	0.04
Total			
Tons	14,626,000	38,059,000	23,433,000
Ounces	2,719,000	3,975,800	1,256,800
Inferred Resources	**2009**	**2011**	**Difference**
In-situ			
Tons	13,704,000	18,176,000	4,472,200
Ounces	1,322,900	1,314,900	-8,000
Avg. Grade	0.10	0.07	-0.03
Heaps & Dumps			
Tons	14,064,000	19,493,000	5,429,000
Ounces	1,236,100	1,835,000	598,900
Avg. Grade	0.09	0.09	0
Total			
Tons	27,768,000	37,669,000	9,901,000
Ounces	2,559,000	3,149,900	590,900

Table 19.2 – Proven & Probable Reserves – Oxide and Mixed Oxide Silver Reconciliation

Proven	2009	2011	Difference
In-situ			
Tons	10,720,500	11,217,000	496,500
Ounces	2,190,315	908,400	-1,281,915
Avg. grade	0.19	0.08	-0.11
Heaps & Dumps			
Tons	1,767,000	0	-1,767,000
Ounces	229,710	0	229,710
Avg. grade	0.13	0	0.13
Sub-Total			
Tons	12,487,500	11,217,000	-1,270,500
Ounces	2,420,025	908,400	-1,511,625
Probable	**2009**	**2011**	**Difference**
In-situ			
Tons	3,573,500	2,481,000	-1,092,500
Ounces	730,106	701,000	-29,106
Avg. grade	0.18	0.28	0.10
Heaps & Dumps			
Tons	589,000	3,499,000	2,910,000
Ounces	76,570	593,600	517,030
Avg. grade	0.13	0.17	0.04
Sub-Total			
Tons	4,162,500	5,980,000	1,817,500
Ounces	806,676	1,294,600	487,924
Total			
Tons	16,650,000	17,197,000	547,000
Ounces	3,226,700	2,203,000	-1,023,700

The difference between the silver grades and tonnage between the 2009 Prefeasibility Study and the 2011 report result principally from the fact that the 2009 Prefeasibility Study was based on a silver price of $12.00 per ounce and since it had little impact on the project economics, it was estimated using gold grade zones and parameters and was not separately modeled in the 2009 Prefeasibility Study. As stated in Section 17.7.7 item 7 of the 2009 Prefeasibility Study, "Silver was estimated using the gold grade zones and parameters". Due to the increased price of silver to $24.00 in the 2011 report, silver was separately modeled and reported. The 2009 estimate overstated the silver resource by approximately 30% and is revised in the 2011 report. The silver reserve decrease amounted to approximately 1,023,700 ounces and was most pronounced in the South and West Models.

Models were interpreted for the overburden (alluvium plus Coal Valley Formation), the depth of oxidation, the depth of mixed oxides and sulfides, and an alluvial gold deposit previously unrecognized. Grade zones constructed with a better understanding of the geologic conditions were used to allow better conformation of the mineral resource models to the geology.

19.5 Mining

A staged sequence of mine development warrants further consideration and analysis. Conceptually, potential future development of the near-surface, heap leachable oxide and mixed resources offers an option for a relatively low initial capital cost, early-stage mining operation; followed by a systematic mine expansion and increase of gold production by including additional oxide and potentially sulfide mineralization in the operation.
Additional information is required to optimize the most cost effective progression of the Borealis project towards becoming a viable mining operation. Recommendations of work required are detailed in Section 20.0, Recommendations.

19.6 District Exploration

A wealth of exploration data exists in the files of the Borealis project. All of this data has been digitized and the 150,000 plus pages of data, which is largely exploration information, have been entered into a digital database making it easily accessible. The district has been mapped geologically on several scales and an excellent map exists at a scale of 1 inch = 1,000 feet. Many thousands of rock chip and soil samples have been taken of surface materials and analyzed for multiple trace elements from which multiple geochemical anomalies have been developed and mapped. The district has been flown with a helicopter survey for magnetics, resistivity, and VLF, and many other local geophysical surveys have been conducted over selected portions of the property. All of these data are excellent in quality and provide adequate coverage of the district for geological, geochemical and geophysical information. Using this cumulative data, over 2,600 drill holes have tested many of the anomalies; approximately 500 of these holes have been used for testing targets in the district outside of the central operating area. However, most of the 500 holes were concentrated in the delineation of the Cerro Duro, Jaime's Ridge, and Purdy Peak deposits. Some of the drill hole logs have been hastily prepared or logged by inexperienced geologists, so the logs sometimes have inadequate information. Where drill samples are available, re-logging is necessary. Most of the drill holes in the outlying areas are relatively shallow (<500 feet) and originally designed to explore for near surface oxidized gold mineralization. As determined by recent Gryphon Gold drilling there is extensive untested potential in the district.

Discovery potential in the Borealis district includes oxidized gold mineralization adjacent to existing pits, new oxide gold deposits at shallow depth, gold associated with sulfide minerals below and adjacent to the existing pits, deeper gold-bearing sulfide mineralization elsewhere on the property. Expansion of gold mineralization adjacent to existing pits provides the best potential for rapid development of additional mineral resources. Projection of known mineralized structures and trends into covered areas provides the best potential for discovery of new deposits, including both near-surface oxide and deeper sulfide systems.

Because more than half of the district is covered by alluvium and this pediment area has very few drill holes in it, geophysical techniques, along with projection of known mineralization, will be used to identify and locate specific drill targets. Most of the strongest aeromagnetic lows are coincident with IP highs, and this combination appears to identify specific drill targets beneath the pediment. An example of one of these being tested by drilling is the discovery of the Freedom Flats deposit. The aeromagnetic lows with IP highs along known mineral trends represent excellent exploration targets within a significant mineralized district. CSAMT surveys seem to be best suited for defining specific drill targets. Additional geophysical surveys will be needed to refine specific drill-site locations in testing these targets.

The geology of the Borealis district has many of the characteristics of districts where multiple gold deposits have been, and are being, discovered. A good analogy is the Yanacocha district in Peru, where the combination of lithology and structure provided the sites for numerous large high-sulfidation gold deposits. Using that analogy and the similarities in geology, it is likely that several more high-value gold deposits are waiting to be discovered in the Borealis district.

20.0 Recommendations (By Jonathan Brown, C.P.G., Telesto Nevada, Inc.)

Telesto recommends that environmental permitting of Crocodile Ridge and those areas not presently within permit boundaries should be started immediately following initial production.

One way to increase current resources is to upgrade the substantial inferred classification of mineralization that was identified in previous Technical Reports. Portions of the inferred resources identified in 2008 were supported by wide-spaced drilling that might be brought into the measured and indicated classifications with additional drill holes. New block model sections and plans for this new drilling would need to be reviewed and areas identified where additional drilling could, in the near-term, upgrade inferred mineralization, mainly in the areas of oxidized material. As part of this analysis, a drilling plan should be formulated and implemented with regard to the overall mine development plan. While this program is still conceptual, it is estimated that approximately $1,000,000 is sufficient for this drilling. Using costs from Gryphon Gold's recent drilling this represents 100 holes at approximately $10,000 per hole, which includes all costs of drilling, consumables, support, permitting, and reclamation. This program would be carried out over three years. These drilling programs will need fire assay data and cyanide soluble atomic absorption analyses to better determine the oxidation boundary between oxide and sulfide material.

In addition, further sampling of the historical heaps and dumps are recommended because of the potential to move untested and inferred resources into indicated resources that may be considered for reserves. An additional 25 holes are recommended to test the remaining untested heaps and dump with an approximate cost of $125,000. These holes would be less than 100 feet deep and using recent Gryphon Gold drilling for comparison, the total costs for each hole would be approximately $5,000.

Once a new resource estimate and block model is complete, a feasibility study should be prepared to allow the exploitation of those resources. The cost of updating this technical report is estimated to be $125,000.

Core drilling in the identified oxide ore zones should be done in the unpermitted areas to collect geological and metallurgical samples. The cost of this program is estimated to be $250,000.

Additional metallurgical investigations as discussed in Section 20.1 need to be performed to select a viable method of recovery of precious metals from sulfide material.

It is also recommended that the district-wide exploration program continue with particular emphasis on the Lucky Boy and Sunset Wash targets. Drilling should continue on these two targets working toward possible discovery of additional high-sulfidation gold deposits. Drilling is also recommended in the Cerro Duro and Jaime's Ridge area to explore for additional near-surface oxidized gold mineralization that could increase the resource base. Outside of these drill targets, work should continue on developing other areas where exploration can find oxidized gold mineralization that could be brought into production in the near-term and deeper

high-grade gold mineralization for its long-term potential. Initially this drilling will consist of 12 to 24 widely spaced drill holes at an estimated cost of $1 to 2 million. A budget for recommended activities is shown in Table 20.1

Table 20.1 – Estimated Budget to Implement Recommendations

Programs	Timing	Expenditure
Feasibility Study	2012	$125,000
Resource Upgrade Drilling:		
In-situ material	2012-2013	$1,000,000
Heaps and Dumps	**2011**	**$125,000**
Un-permitted areas:		
Crocodile Ridge	**2011**	**$50,000**
East Model	**2011**	**$100,000**
West Model	**2011**	**$100,000**
District-wide	2013-2014	$1,500,000
Metallurgical Studies:		
Heaps & Dumps	**2011**	**$100,000**
In-situ material	2012	$150,000
Additional Permitting:		
Crocodile Ridge	**2011**	**$50,000**
East Model	2011-2012	$200,000
West Model	2011-2012	$200,000
Subtotals:		
2011		**$525,000**
2011-2012		$400,000
2012		$275,000
2012-2013		$1,000,000
2013-2014		$1,500,000
Total		**$3,700,000**

20.1 Recommendations by Thom Seal, Ph.D., P.E., Mining-Mineral Process Engineer

1. Determine if coarse gold can be recovered by classification, flotation and/or gravity concentration from existing heap leach pads and waste dumps.
2. Perform statistical analysis of known metallurgical test data to model heap leach reagent consumption as a function of net carbonate value (NCV).
3. Perform 4 metallurgical tests on future representative heap leach material as per each geological types with a respective screen analysis for recovery modeling:
   - Bottle Roll Test of finely ground material
   - Bottle Roll Test of minus 10 mesh material

- Column Test of minus 1 inch material
- Column Test of 2+ inch material

4. Develop recovery models as per size of material and total gold (fire assay) and shake tests (CN soluble gold), ratio.
5. Correlate past metallurgical testing to material types, location, tonnage and Au-Ag recovery.
6. Freeze all fresh sulfide drill samples ASAP to prevent aging and oxidation. This will stabilize the mineral composition for metallurgical test work.

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21.0 References

A partial list of references that were used in support of this study follows:

Abel, J., 2008, Slope Stability Report for the Borealis Mine, June 15, 2008.

Bechtel Group, Inc., Engineering Study of the Borealis Gold Plant, December 1980.

Behre Dolbear & Company, Inc., 2004, The Borealis Gold Project, Nevada: A Preliminary Scoping Study of Project Development. Unpublished report for Gryphon Gold Corp., June 7, 2004, 108 pp.

Benedict, J.F., and A.K. Lloyd, 1998, 1998 Drilling Report and Recommendations. Cambior Exploration (USA), Inc. Unpublished Report. July 26, 1998, 14 pp.

Bloomstein, E.I., 1992, April 1992 Monthly Report Quartz-Pyrite Alteration Graben area, Borealis Project. Santa Fe Pacific Mining, Inc. Internal Correspondence, May 13, 1992, 24 pp.

Buchanan, L.J., 1981, Precious metal deposits associated with volcanic environments in the Southwest, In Dickinson, W.R., and Payne, W.D., eds., Relations of tectonics to ore deposits in the southern Cordillera: Tucson, Arizona Geological Society Digest XIV, p. 237-262.

Chemex, 1986, Report on Fire Assay and Cyanide Leach Results Reported to Tenneco, Hawthorne, during the 1986 Season; November 1986, 5 pp.

Corbett, J.D., 2000, Geophysical Data Review, Borealis Project for Golden Phoenix Minerals Inc. May 2000, 46 pp.

Echo Bay Mines, 1986, Monthly Report (by Tony Eng), August 1986, 6 pp.

Eng, T., 1990, Geology and Mineralization of the Freedom Flats Gold Deposit, Borealis Mine, Mineral County, Nevada; Echo Bay Mines report, 39 pp.

Eng, T., 1991, Geology and Mineralization of the Freedom Flats Gold Deposit, Borealis Mine, Mineral County, Nevada: in Raines, G.L., et al, editors, Geology and ore deposits of the Great Basin: symposium proceedings, Geological Society of Nevada, Reno, vol. 2, p. 995-1019.

Galactic Resources Ltd, 1991, 1990 Annual Report, May 1991.

Golden Phoenix Minerals, Inc., 1999, Reserves Mined and Remaining, fax from Mike Fitzsimons of Gold Phoenix Minerals to John Whitney, 7 pp.

Golden Phoenix Minerals, Inc., 2000, Borealis Gold Project Descriptions: Golden Phoenix Minerals, Inc. public report, 6 pp.

Golden Phoenix Minerals, Inc., 2004, 2003 Annual Report, May 2004.

Hoegberg, H., 2000, Tonnage Factor Determinations, Borealis Deposit, Mineral County, Nevada: May 6, 2000, unpublished report, 9 pp.

Honea, R.M., 1988, Mineralogy of Metallurgical Test Samples, Non-published report to Echo Bay Mines Ltd., April 1988.

Honea, R.M., 1993, Polished Section Examination, Non-published report to Santa Fe Pacific Mining, August 1993.

Houston International Minerals Corporation, 1981, Effect of Soluble Pb on Extraction of Au and Ag, HIMC Internal Memo, September 1981.

Houston International Minerals Corporation, 1982, Column Leach Test on East Ridge "Denser Silica," HIMC Internal Memo, July 1982.

Houston International Minerals Corporation, 1983a, Column Leach Test #1 through #7, HIMC Internal Memo, May 1983.

Houston International Minerals Corporation, 1983b, Use of Sel-Rex Solution for Agglomeration, HIMC Internal Memo, May 1983.

Houston International Minerals Corporation, 1983c, Bag Leaching Testwork, HIMC Internal Memo, May 1983.

Houston International Minerals Corporation, 1983d, Column Leach Test on East Ridge – Borealis Type Ore, HIMC Internal Memo, July 1983.

Houston International Minerals Corporation, 1984, Preliminary Report on Marginal Ore Leaching, HIMC Internal Memo, March 1984.

Houston International Minerals Corporation, 1986, Leach Test on Northeast Ridge, HIMC Internal Memo, January 1986.

Ivosevic, S.W., 1979, 1978 Progress Report on Borealis Au Project, Ramona District, Mineral County, Nevada; Houston International Minerals Co. Report, April 1979, 86 pp.

JBR Environmental Consultants, 2004, Vegetation Survey Report Borealis Mine Site, Completed for Gryphon Gold Corporation, August 26, 2004, 22 pp.

Judy, S.A., 2006a, Investigation of Clay Alteration in the Freedom Flats Deposit, Mineral County, Nevada Using Applied Reflectance Spectroscopy and X-Ray Diffraction, Non-published internal report, Gryphon Gold Corporation, May 2006, 3 pp.

Judy, S.A., 2006b, Investigation of Clay Alteration in the Graben (Fence of Holes) Deposit, Mineral County, Nevada Using Applied Reflectance Spectroscopy and X-Ray Diffraction, Non-published internal report, Gryphon Gold Corporation, May 2006, 1 pp.

Judy, S.A., 2006c, Investigation of Clay Alteration in the Graben Deposit, Mineral County, Nevada Using Applied Reflectance Spectroscopy, Non-published internal report, Gryphon Gold Corporation, May 2006, 3 pp.

Judy, S.A., 2006d, Spectrographic Analysis of the North Graben Cross-Section, Borealis Deposit, Mineral County, Nevada, Non-published internal report, Gryphon Gold Corporation, May 2006, 3 pp.

John T. Boyd Co., 1981, Reserve Study and Mining Plan, Borealis Project, Mineral County, Nevada; January 1981, 103 pp.

Kappes Cassiday & Associates, 2011, Borealis Project Upper Heap Bulk Samples Report of Metallurgical Test Work

Kappes Cassiday & Associates, 2010, Head Analyses for Freedom Flats Pit Samples.

Kirkham, R.A., 1987, Graben Extension-1987 Exploration Program, Final Report: Echo Bay Mines unpublished report and appendices, 7 pp.

Knight Piésold and Co., 2006, Plan of Operations for USDA Forest Service and Reclamation Permit Application for a Mining Operation for the NDEP, Volumes I and II, March 2006.

Knight Piésold and Co., 2004, Gryphon Gold Corporation Metallurgical Testwork Evaluaiton Borealis Project.

Knight Piésold and Co., 2003, Borealis Project Engineering and Environmental Evaluation and Pre-Feasibility Cost Estimates, Report of Findings; June 2003, 43 pp.

Kortemeier, C.P., 1993, Monthly Activity Reports (Borealis): various Santa Fe Pacific Mining Inc. unpublished monthly reports.

Metallic Ventures Gold, Inc., 2004, 2003 Annual Report, 40 pp.

McClelland Laboratories, 2007, Report on Heap Leach Cyanidation Testing – Borealis Ore, Heap Residue and Dump Samples.

McClelland Laboratories, 2007, Report on Specific Gravity Measurements – 17 Rock Samples, MLI Job No. 3205.

McClelland Laboratories, 2006, Report on Heap Leach Cyanidation Testing – Borealis Ore, Heap Residue and Dump Samples; MLI Job No, 2993.

McClelland Laboratories, 1988, Report on Preliminary Direct Cyandization Tests – Northeast Ridge Cuttings Composite; MLI Job No, 12330.

Noble, A.C., (Ore Reserves Engineering), 2005, Canadian NI 43-101: Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, May 2005.

Noble, A.C., (Ore Reserves Engineering), 2007, Gryphon Gold Corporation, Borealis Mining Company, Canadian NI 43-101: Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, August 15, 2006, Revised January 11, 2007.

Santa Fe Pacific Mining, 1994, Monthly Activity Report; July 1994, 5 pp.

Silberman, M.L. and C.W. Chesterman, 1991, A Description of the Bodie Hills and Bodie Mining District, Mono County, California with annotated road log from Bridgeport to Bodie. In: R.H. Buffa and A.R. Coyner (Editors), Geology and Ore Deposits of the Great Basin, Field Trip Guidebook Compendium. Vol. 2, pp. 601-618.

Steininger, R.C., and D.E. Ranta, 2005, Geology of the high-sulfidation Graben gold deposit, Borealis District, Mineral County, Nevada: in Rhoden, H.N. et al, editors, Symposium 2005, Window to the World: symposium proceedings, Geological Society of Nevada, Reno, Vol. 1, pp. 385-398.

Steininger, R.C., 2007, Borealis Drill Hole Assay Quality Assurance Program, Non-published internal report, Gryphon Gold Corporation, October 2007.

Strachan, D.G., , Ore Mineralogy at Borealis, Non-published internal report, Houston Oil and Minerals, October 1981.

Tenneco Mineral Company, Leach Test On North East Ridge, Interoffce Communication, January, 1986.

Vanderburg, 1937, Reconnaissance of mining districts in Mineral County, Nevada: U. S. Bur. Mines Info. Circular 6941, 79 pp.

Washington Group International, Inc., 2003, Review of the Metallurgy of the Borealis Mine: unpublished report to Gryphon Gold Corporation, June 2003, 25 pp.

Welsh, J.D., and Associates, 1996, Borealis Gold Redevelopment Project, Mineral County, Nevada. Welsh internal company report, September 1996, 29 pp.

Whitney, J.W., 1996, Recap of Borealis Mining History, Recoveries, and Remaining Potential Resources: letter to John D. Welsh, J.D. Welsh & Associates, 3 pp.

Whitney and Whitney, Inc., 1996, Borealis Project, Recap of Borealis Annual Processing Plant Throughput and Recoveries 1982-1990: letter to John D. Welsh, J.D. Welsh & Associates, 10 pp.

Whitney and Whitney, Inc., 1999, Borealis Project, Target Zone Definition: memorandum to Michael Fitzsimonds, Golden Phoenix Minerals, Inc., 7 pp.

Whitney, J.W., 2004, Borealis Project, Large Gold Resource Target: memorandum to Gryphon Gold Corp., 3 pp.

22A.0 Certificate of Author

John D. Welsh, P.E.
Senior Principal Engineer
Telesto Nevada, Inc.
5490 Longley Lane
Reno, Nevada 89511
Telephone: 775.853.7666
Fax: 775.853.9191
Email: jwelsh@telesto-inc.com

Certificate of Author

I, John D. Welsh, P.E. do hereby certify that:

1. I am a Senior Principal Engineer with Telesto Nevada, an engineering firm located in Reno, Nevada, USA,
2. I graduated from the Missouri School of Mines with a Bachelor of Science Degree in Civil Engineering in 1970 and from Colorado State University with a Masters' Degree in Geotechnical Engineering in 1979.
3. I am an active Registered Professional Civil Engineer in the State of Nevada, No. 6296, and the State of California, No. 35861, and I have voluntarily inactivated registrations in the following states: Colorado, Arizona, Alaska, Montana, Washington, Oregon, Idaho, Wyoming and Missouri.
4. My career as a professional engineer has primarily been involved with design and construction of mines and mining facilities. My mining experience began in private industry at the Climax Mine (Climax Molybdenum Company) where I supervised the installation of a crushing and conveying complex. Subsequently, I became the senior engineer and project construction manager of the tailings facilities at the mine. My consulting career began in 1979. I worked for the following companies doing the listed tasks:

   - Robertson Pincock, Inc (RPI); 1979; Manager; designed tailings impoundments, performed feasibility level cost estimates.
   - Steffan Robertson and Kirsten (USA) (now SRK Consultants); 1981; President and Principal-in-Charge; prepared feasibility investigations on the Thompson Creek Molybdenum Project, the Mount Tolman Molybdenum Project, the McClaughlin Mine (Gold), the Platoro Mine (Gold), and the Pueblo Viejo Mine (Gold); designed and performed cost estimates for construction and operation of tailings impoundments, waste rock repositories, water supply infrastructure, environmental control facilities, and other surface infrastructure.

   In 1984, I opened my own engineering company in Nevada to both design and perform direct-hire construction of heap leach pads, tailings facilities and mine infrastructure. The engineering division prepared prefeasibility and feasibility level studies on the following gold mining properties in Nevada: Sleeper Mine (AMAX Exploration), Goldstrike Mine (American Barrick Resources), Wood Gulch Mine (Homestake Mining), Trinity Mine (U.S. Borax), Rabbit Creek Mine (Santa Fe Gold), Lone Tree Mine (Santa Fe Gold), Wind Mountain Mine (AMAX Gold), Hycroft Lewis Mine (Grangas), and numerous other projects. I was involved in generating designs and cost estimates for heap leach pads, crushing and loading of ore, mine waste dumps, environmental control features, water supply, and other mine infrastructure on these projects.

   The construction division built over 50 million square feet of HDPE lined heap leach pads and tailings impoundments and I was involved in bidding and executing this work as the senior executive in charge of the company's performance. The firm also performed contract mining for the Fondaway Canyon Mine (Tenneco Minerals), Sleeper Mine (AMAX Gold) and several smaller pre-stripping contracts.

Since joining Telesto Nevada, I have personally participated in prefeasibility level designs and cost estimates for the Springer Mine (Golden Predator, unpublished), Isabella Mine (private owner), and the Borealis Mine presented herein,

5. I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of education, registration as a professional engineer and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101,

6. I am responsible for Sections 1 and Section 23 of this report entitled "NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, as at April ___, 2011", and prepared for Gryphon Gold Corporation, (the "Pre-Feasibility Study Update"). My last personal inspection of the Borealis property was on October 9, 2010 for a duration of one day,

7. My involvement with the Borealis property has been in a consulting capacity to Gryphon Gold and previous owners assisting with construction, operation and reclamation including the recent potential to open the property utilizing open pit, heap leach processing to produce gold and silver. This involvement has been intermittently from 1986 through the present,

8. As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study contains all scientific and technical information that is required to be disclosed to make the study not misleading,

9. I am independent of the issuer applying all of the tests of Section 1.4 of NI 43-101,

10. I have read NI 43-101 and Form 43-101F1, and the Pre-Feasibility Study Update has been prepared in compliance with that instrument and that form,

11. I consent to the filing of the Pre-Feasibility Study Update with the stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Pre-Feasibility Study Update. This consent extends as well to all other forms of written disclosure.

Dated this ___th day of April, 2011.

Signed John D. Welsh, P.E.
Nevada Registered Professional Engineer
No. 6296

Jonathan M. Brown
Manager, Environmental Permitting
Telesto Nevada, Inc.
5490 Longley Lane
Reno, Nevada 89511
Telephone: 775.853.7666
Fax: 775.853.9191
Email: jbrown@telesto-inc.com

Certificate of Author

I, Jonathan M. Brown, CPG, MBA, hereby certify that:

1. I am the Manager for Environmental Permitting for Telesto Nevada Inc. an engineering firm located in, Reno Nevada 89511
2. I graduated from Franklin & Marshall College with a B.A. degree in Geology in 1970 and completed studies at Georgia Institute of Technology towards a Masters in Applied Geophysics.
3. I have practiced my profession as a geologist continuously since graduation for 40 years and have over 19 years of private sector experience in the mining industry including precious metal exploration, geochemical and geophysical surveys, mining, and resource modeling.
4. I am a Member of the American Institute of Professional Geologists and hold a Certified Professional Geologist (CPG-06898) standing with them. I am also a Member (# 4025701) in good standing with the Society of Mining, Metallurgy and Exploration (SME), and the Association of Environmental and Engineering Geologists (AEG).
5. I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of education, certification as a professional geologist, and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101,
6. I previously visited the property on various occasions and my most recent visit was on September 16, 2008 for a full day.
7. I assume responsibility for Sections 2, 3, 6, 15, 17, 18, 19, and 20 of this report entitled "NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, as at April ___, 2011", and prepared for Gryphon Gold Corporation, (the "Pre-Feasibility Study").
8. I am independent of the issuer, applying all of the tests in section 1.4 of NI 43-101.
9. My involvement with the Borealis property is to serve in a consulting capacity to Gryphon Gold assisting with the potential to open the property utilizing open pit, heap leach processing to produce gold and silver. This involvement has been from March 2008 through the present,
10. I have read the NI 43-101 (the Instrument) and certify to the best of my understanding that this Pre-Feasibility Study Update has been prepared in compliance with the Instrument.
11. As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study Update contains all scientific and technical information that is required to be disclosed to make the Pre-Feasibility Study Update not misleading.
12. I consent to the public filing of this Pre-Feasibility Study Update, only in its entirety, in a prospectus or any similar offering document, for presentation to any stock exchange or other regulatory authority, and for publication, including electronic publication accessible by the public. This consent extends as well to all other forms of written disclosure

Dated this ___th day of April, 2011.

Jonathan M. Brown

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Douglas W. Willis
Geologist
Telesto Nevada, Inc.
5490 Longley Lane
Reno, Nevada 89511
Telephone: 775.853.7666
Fax: 775.853.9191
Email: dwillis@telesto-inc.com

CERTIFICATE OF AUTHOR

I, Douglas W. Willis, CPG, hereby certify that:

1. I am a geologist for Telesto Nevada Inc. an engineering firm located in, Reno Nevada 89511.
2. I graduated from California State University, Chico with a B.S. degree in Geology in 1987.
3. I have practiced my profession as a geologist for 9 years.
4. I am a Member of the American Institute of Professional Geologists and hold a Certified Professional Geologist (CPG-11371) standing with them.
5. I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of education, certification as a professional geologist and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101,
6. I previously visited the property on various occasions and my most recent visit was on April 29 through May 24, 2010.
7. I am responsible for Sections 4, 5, 7, 8, 9, 10, 11, 12, 13, and 14 of this report entitled "NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, as at April ___, 2011", and prepared for Gryphon Gold Corporation, (the "Pre-Feasibility Study Update").
8. I am independent of the issuer, applying all of the tests in section 1.4 of NI 43-101.
9. My involvement with the Borealis property is to serve in a consulting capacity to Gryphon Gold assisting with the potential to open the property utilizing open pit, heap leach processing to produce gold and silver. This involvement has been from March 2008 through the present,
10. I have read the NI 43-101 (the Instrument) and certify to the best of my understanding that this Pre-Feasibility Study Update has been prepared in compliance with the Instrument.
11. As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study Update contains all scientific and technical information that is required to be disclosed to make the Pre-Feasibility Study Update not misleading.
12. I consent to the public filing of this Pre-Feasibility Study Update, only in its entirety, in a prospectus or any similar offering document, for presentation to any stock exchange or other regulatory authority, and for publication, including electronic publication accessible by the public. This consent extends as well to all other forms of written disclosure

Dated this ___th day of April, 2011.

Douglas W. Willis

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Thom Seal
Mining-Mineral Process Engineer
Differential Engineering Inc.
P.O. Box 8353
Spring Creek, Nevada 89815

CERTIFICATE OF AUTHOR

I, Thom Seal, Ph.D., P.E. hereby certify that:

1. I am a mining-mineral process engineer and owner of Differential Engineering Inc. a consulting firm, a corporation registered in Nevada and Oregon, and located in, Spring Creek, Nevada 89815.
2. I graduated from the University of Idaho with a M.S. in Metallurgical Engineering in 1988 and a Ph.D. in Mining Engineering-Metallurgy in 2004.
3. I have practiced my profession for over 20 years and have been directly involved in working on metallurgical-mineral processes in North and South America, and South Africa. This work included deposit evaluation, process test work, process evaluation, design, construction, and operation.
4. I am registered as a professional mining-mineral process engineer in Nevada (PE No. 15291) and I am also a founding registered member of the Society of Mining and Metallurgical Engineers (SME), located in Denver, Colorado. Chapter 5 Rules and Policies, 5.1.1 National Instrument 43-101 – Standards of Disclosure for Mineral Projects: Appendix A: "Recognized Foreign Associations and Designations" "Any state in the United States" and "Licensed or certified as a professional engineer" adopted 12/30/05. Plus "The Society for Mining, Metallurgy and Exploration, Inc (SME)" "Registered Member" to be adopted on 6/30/11.
5. I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of education, registration as a professional engineer. SME registered member, and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101,
6. I have not visited the property nor have I handled any samples, supervised, or managed any of the test work included in reports cited in this Technical Report. My assessment of Section 16 "Mineral Processing and Metallurgical Testing" is based solely on copies of reports, test work, and analytical data provided to me by Telesto. Although I made no attempt to verify the information, data, and test work results found in the documents I was provided, the reports appear to be from well respected metallurgical laboratories that serve the mining industry and I have, at this time, no reason to doubt the veracity of their results. These metallurgical testing laboratories specialize in the evaluation of precious metals extraction processes from heap leach projects, and are well recognized in the mining industry as producing quality test results and reports.
7. I am responsible for the technical review, with the exception of Section 16.4, and assessment of the unverified metallurgical test work conducted by several laboratories and consultants for the Borealis, and contained in Section 16 of this report entitled "NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, as at April _, 2011". Said report was prepared for Gryphon Gold Corporation, (the "Pre-Feasibility Study Update").
8. I am independent of the issuer, applying all of the tests in section 1.4 of NI 43-101.
9. My involvement with the Borealis property is to serve in a consulting capacity to Gryphon Gold Corporation assisting with the potential to open the property utilizing open pit, heap leach processing to produce gold and silver. This involvement has been from April 5, 2011 via verbal and written communications.
10. I have read Section 16 of the NI 43-101 (the Instrument) and certify to the best of my understanding that this Section of the Pre-Feasibility Study Update has been prepared in compliance with the Instrument. I have not read the other Sections of the report.

11. As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study Update contains all scientific and technical information that is required to be disclosed to make Section 16 of the Pre-Feasibility Study Update not misleading.

12. I consent to the public filing of this written Pre-Feasibility Study Update, only in its entirety, in a prospectus or any similar offering document, for presentation to any stock exchange or other regulatory authority, and for publication, including electronic publication accessible by the public. This consent extends as well to all other forms of written disclosure.

Dated this ___th day of April, 2011.

Thom Seal

Kappes, Cassiday & Associates

7950 Security Circle Reno, Nevada 89506

Telephone: (775) 972-7575 FAX: (775) 972-4567

___ April 2011

I, Daniel W. Kappes, do hereby certify that I am employed fulltime as President of Kappes, Cassiday & Associates, 7950 Security Circle, Reno, Nevada 89506.

This certificate applies to the technical report titled "NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA Revised and Rested as at April ___, 2011".

I graduated with the degrees Engineer of Mines, Colorado School of Mines, 1966; and Master of Science in Mining Engineering, Mackay School of Mines, 1972.

I am a Registered Professional Mining Engineer (#3223) and Registered Professional Metallurgical Engineer (#3223) in the State of Nevada.

I have practiced my profession continuously since 1966 and have been involved on a routine basis with the evaluation, design, construction management and startup of a wide variety of mineral industry projects.

As a result of my experience and qualifications, I am a Qualified Person as defined in National Instrument 43-101 *Standards of Disclosure of Mineral Projects* (NI 43-101).

I have visited the Borealis Project.

I am responsible for Section 16.4 of "NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA Revised and Rested as at April ___, 2011".

I am independent of the issuer applying all of the tests in Section 1.4 of National Instrument 43-101.

I have been involved with the Borealis Project since November 2010 doing laboratory testing.

I have read National Instrument 43-101 and Form 43-101F1, and this technical report has been prepared in compliance with that Instrument and form.

As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

I consent to the public filing of this Pre-Feasibility Study Update, only in its entirety, in a prospectus or any similar offering document, for presentation to any stock exchange or other regulatory authority, and for publication, including electronic publication accessible by the public. This consent extends as well to all other forms of written disclosure

Signed and sealed,

Daniel W. Kappes
Kappes, Cassiday & Associates
Nevada Registered Engineer (Mining and Metallurgy) #3223

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23A.0 Additional Requirements for Development Properties (By John Welsh, P.E., Telesto Nevada, Inc.)

23A.1 Mining Operations

A mining schedule based on an annual new ore production goal of 0.7 to 3.1 million tons of ore to the crusher, 0.6 to 1.2 million tons per year of legacy heap and dump material, and/or 0 to 2.1 million tons of ROM material, as available, was generated. The life of the project spans seven years including preproduction.

A mining schedule was generated by Telesto based on reserves within the designed pit phases using the following parameters and guidelines:

- Contract mining operations, 5 days per week, two shifts per day;
- Contract crushing operations 6 days per week, one shift per day;
- Average total annual ore production of approximately 2.9 million tons.
- Production of total tons moved not to exceed 12.1 million tons per year.

Hydraulic excavators and rubber-tired front-end loaders were chosen as primary loading units. The loading units were matched to the contractor specified 100-ton haul trucks. This equipment is a good match for the size of the planned pits. Initial pit development will be performed using same equipment fleet as specified for production mining.

In general, backfilling of the pits is planned as economically and environmentally appropriate. As mining progresses, a minor quantity of fill material may be required on a bench by bench basis to provide temporary ramps in areas with difficult access. The detailed mine schedule is summarized by year in Table 23A.1.

A set of annual mining plans was developed based on the desired production schedule. The pre-mining topography, topography during mining, and ultimate pit maps are presented as Figures 23A.1 to 23A.8 to illustrate the annual mining plans from year one through the end of mining in year eight.

A mine schedule was generated by mining the areas with the lowest cash cost first with respect to permitting considerations. This was done to start operations in areas covered by the existing permits that would provide the greatest revenue and move into areas requiring new permits as the mine progresses. The resources included in this pre-feasibility that are not currently permitted total approximately 15% of the overall resource estimate. Most of the non-permitted areas have been mined and reclaimed in the past and should not present a permitting obstacle.

Several of the deposits are very near the calculated cut-off grade (COG). There is potential to add better grade material in these areas with additional development drilling.

Table 23A.1 – Borealis Mine Schedule

New Ore	Area	Year						Project Total
		1	2	3	4	5	6	
Oxide Ore (kt)	North		127.8	578.2			360	1,066
Oxide Grade (opt)			0.017	0.017			0.019	0.018
Oxide Au (oz)			2,173	9,829			6,840	18,842
Mixed Ore (kt)			314.5	1,422.5			1,489	3,226
Mixed Grade (opt)			0.023	0.023			0.023	0.023
Mixed Au (oz)			7,234	32,718			34,248	74,200
Waste (kt)			737.6	3,336.4			3,682	7,756
Sulfide Ore (kt)			0	0			0	0
Sulfide Grade (opt)			0	0			0	0
Sulfide Au (oz)			0	0			0	0
Ag (oz*)			28,221	127,641			123,264	279,126
Oxide Ore (kt)	South	930.7			725.0			1,655.7
Oxide Grade (opt)		0.037			0.065			0.049
Oxide Au (oz)		34,436			46,791			81,227
Mixed Ore (kt)		13			3			16
Mixed Grade (opt)		0.026			0.014			0.024
Mixed Au (oz)		338			42			380
Waste (kt)		3,964			10,605			14,569
Sulfide Ore (kt)		0			0			0
Sulfide Grade (opt)		0			0			0
Sulfide Au (oz)		0			0			0
Ag (oz*)		104,322			140,499			244,821
Oxide Ore (kt)	West		952					952
Oxide Grade (opt)			0.036					0.036
Oxide Au (oz)			34,170					34,170
Mixed Ore (kt)			4					4
Mixed Grade (opt)			0.020					0.020
Mixed Au (oz)			80					80
Waste (kt)			1,943					1,943
Sulfide Ore (kt)			0					0
Sulfide Grade (opt)			0					0
Sulfide Au (oz)			0					0
Ag (oz*)			102,750					102,750
Oxide Ore (kt)	East					3,137	657	3,794
Oxide Grade (opt)						0.017	0.017	0.017
Oxide Au (oz)						53,333	11,165	64,498
Mixed Ore (kt)						0	0	0
Mixed Grade (opt)						0	0	0
Mixed Au (oz)						0	0	0
Waste (kt)						2,967.7	621.3	3,589.0
Sulfide Ore (kt)						0	0	0
Sulfide Grade (opt)						0	0	0
Sulfide Au (oz)						0	0	0
Ag (oz*)						160,000	33,494	193,494

* Assumes a 3 to 1 silver to gold ratio

Annual Mine Production	Year						Project Total
	1	2	3	4	5	6	
Oxide Ore kt	930.7	1,079.8	578.2	725.0	3,137	1,016.7	7,468
Opt Au	0.037	0.034	0.017	0.065	0.017	0.018	0.027
Oxide Oz Au	34,436	36,343	9,829	46,791	53,333	18,005	198,737
Mixed Ore kt	13	318.5	1,422.5	3	0	1,489	3,246
Opt Au	0.026	0.023	0.023	0.014	0	0.023	0.023
Mixed Oz Au	338	7,314	32,718	42	0	34,248	74,660
Sulfide Ore kt	0	0	0	0	0	0	0
Opt Au	0	0	0	0	0	0	0
Sulfide Oz Au	0	0	0	0	0	0	0
Waste kt	3,964	2,680.6	3,336.4	10,605	2,967.7	4,303.3	27,857
Mined Oz Ag	104,322	130,969	127,643	140,499	160,000	156,758	820,191
Stockpile Oz Ag	112,104	40,425	42,932	23,596	0	0	219,057
ROM Oz Ag	4,464	14,218	19,040	4,050	0	26,652	68,424

Legacy Heaps and Dumps

Ore kt	1,038	612.5	1,192.6	655.4	0	0	3,498.5
Mined Oz Au	37,368	13,475	14,311	7,865	0	0	73,019
Opt Au	0.036	0.022	0.012	0.012	0	0	0.021

Numbers for heaps and dumps in the table are based on a 20 ft^3/ton density

ROM

Ore kt	186.0	472.4	906.6	150	0	1,269	2,984
Mined Oz Au	1,488	4,739	6,347	1,350	0	8,884	22,808
Opt Au	0.008	0.010	0.007	0.009	0	0.007	0.008



Figure 23A.1 – Pre-Production Mine Plan



Figure 23A.2 – Year 1 Mine Plan



Figure 23A.3 – Year 2 Mine Plan



Figure 23A.4 – Year 3 Mine Plan



Figure 23A.5 – Year 4 Mine Plan



Figure 23A.6 – Year 5 Mine Plan


LEGEND
TELESTO

Figure 23A.7 – Year 6 Mine Plan



Figure 23A.8 – Year 7 Mine Plan

23A.2 Contract Mining

The Company has solicited bids from firms capable of providing contract mining services for the Borealis Mine. Final contractor selection is in progress pending a production decision. The bid amounts fall within generally accepted ranges.

The mine work schedule will be set by the contractor to meet BMC production goals, and is flexible. Typically, two 10-hour shifts per day, 5 days per week, would be used. The mining operation will be idle on weekends allowing for planned equipment maintenance activities.

23A.2.1 Maintenance and Fuel Storage Facilities

The maintenance facilities are located near the mine property entrance. The facilities will consist of a modular truck shop and are part of the mining contractor's deliverables. Above-ground diesel and gasoline fuel storage tanks with proper spill containment will also be provided by the contractor.

Warehousing will be accomplished with 20-foot or 40-foot sea containers. The containers will be adjacent to the truck shop and will include shelving space for hardware-type material.

23A.2.2 Explosive Storage

All materials required for the blasting program will be stored on site in federally approved magazines. Blasting materials inventory and supply will be the responsibility of the mining contractor.

23A.2.3 Mine Personnel

The mine personnel required to operate the Borealis Mine are BMC staff for the mine and processing operations as well as mining contractor staff and hourly personnel required to operate and maintain the mining and crushing equipment. The mine-related BMC staff requirement for the project is:

- Mine Superintendent
- Mine Geologist
- Ore Control Geologist
- Surveyor

23A.2.4 Blasting Design

The blasting program has been designed to maximize ore fragmentation while minimizing damage to final pit walls. The design was developed to maintain a nominal production rate of approximately 30,000 tons of material (ore plus waste) per day.

A specialized subcontractor will perform all blasting related activities with BMC review and oversight. This contractor will supply the blasting and explosives permits as well as all the labor

and equipment necessary to deliver and store explosive supplies, load and tie-in blast holes, and assist in the initiation of the blasts.

Drilling will utilize 4-inch to 6-inch blast holes with a 15 foot-square pattern with a sub-drill of 3 to 5 feet and a bench height of 20 feet. A mixture of ammonium nitrate and fuel oil will be the primary blasting agent.

23A.2.5 Grade Control Procedures

The site grade control program will be conducted by BMC personnel and has three principal objectives:

- Forecast the grade and ore type that will be mined over the forecast period to optimize gold and silver production;
- Ensure that the material mined as ore meets the criteria required to be profitable and leachable; and,
- Provide information to the planning and operations personnel to be able to delineate the ore/waste contacts and maximize economic metal recovery.

To achieve these objectives, bench ore control maps will be generated and updated with current assay results. These maps will be employed in mine planning for ore scheduling as well as in the planning of drill patterns and blast design. Quality control procedures will be established for drill hole sampling, the handling of samples, recording of assay results, mapping of the ore and waste contacts, and the communication and layout of these results in the field. As mining progresses, geological mapping will be updated to insure mine development is based on the best available information.

Blast hole samples will be assayed for total gold and silver at the on-site laboratory with results made available within 24 hours. These results will be mapped and laid out in the field prior to excavating the broken material.

The engineering department of BMC will have primary responsibility for the grade control program including data collection, interpretation, ore estimation, ore block generation, grade control reports, and engineering implementation of digging plans and contractor supervision.

Routine reconciliation analysis of the ore reserves will be performed by comparing the block model grades with the actual drill-hole sample assays. Reserve tonnage will be reconciled by comparing the block model data to the belt scale.

23A.2.6 Stockpiles and Waste Dumps

The existing Freedom Flats heap will be mined initially, which will allow pad construction on the now occupied site and also allow the mine to ramp up to normal production levels. A minimal working stockpile will be maintained at the crusher site as required.

Five waste dumps are planned during the life of the project. All of the dumps were designed using a density factor of 1.35 tons per cubic yard on 50-foot high bench intervals with angle of repose dump faces. End-dump methods will be used to place the waste rock with bench setbacks incorporated into each lift to produce an overall average slope of 18 degrees (3H/1V).

23A.2.7 Ore Dilution

Ore dilution may occur in three main areas:

- Internal dilution is sub-economic material that is included in the ore block that cannot be economically separated;
- Contact dilution occurs when the ore/waste contact cannot be clearly projected because it is irregular in nature; and
- Operational dilution results from operating practices that mix the ore and waste as a result of blasting, over digging the contacts or poor floor grade control.

Quality standards will be developed in each of these areas to minimize dilution of the ore without negatively impacting the economics of the mine. The mining plans developed for this report assume that all of the planned ounces and tons will be mined. There may be opportunity to reduce the amount of tons mined while recovering all of the gold planned through operational grade control.

23A.3 Organization

The Borealis Project will use a traditional organizational structure and is divided into three primary areas: mining, processing, and general services and administration (G & A). Mining operations will be performed by a contractor while BMC personnel will be responsible for geology, mine planning, ore control and surveying. The contractor will crush and stack the ore with BMC personnel responsible for laboratory, leaching and ADR operations. G & A will be comprised of general management, administrative assistance/HR, and loss control.

Initial BMC project staffing will include the general manager, administrative assistant/HR, loss control manager, trainer, environmental technician, purchaser/planner, accounting clerk, ADR/leaching operators (x4), and process laborers (x4). These people will help train and recruit project staff to build the organization to a point where it can perform all the job functions an open pit, heap leach gold mine requires. All employees will be employed by Borealis Mining Company, a wholly owned subsidiary of Gryphon Gold Corporation.

23A.3.1 General Management

The General Manager will oversee the entire operation. The Mine Manager, Process Manager, and Administration Manager will report to this person. The General Manager will report to Gryphon Gold's Chief Operating Officer.

23A.3.2 Finance and Accounting

The accounting clerk will also act as the project accountant. This person will be responsible for all finance and accounting duties. The accounting clerk will take on some of these duties and will report to the loss control manager as required.

23A.3.3 Human Resources

The administration assistant will be responsible for onsite human resource related activities. BMC plans to contract with an offsite human resources contractor for recruiting and benefits. The administration assistant reports to the general manager.

23A.3.4 Purchasing and Materials Management

The Purchasing/Planner will be responsible for all purchasing, inventory, and material management functions for the operation. This person will support the mining and processing groups. This position will report to the loss control manager.

23A.3.5 Public Relations

The General Manager will be responsible for local community relations activities and will coordinate with the corporate offices of Gryphon Gold on these activities.

23A.3.6 Environmental and Permitting

The environmental technician will be responsible for all environmental and permitting issues and requirements which includes the monthly, quarterly, and annual reporting. This person will coordinate closely with BMC management and others that BMC may retain, in order to stay compliant with all local, State, and Federal requirements. The environmental technician reports to the loss control manager.

23A.3.7 Health and Safety

The Loss Control Manager will be responsible for all Health and Safety requirements related to BMC personnel. The mining contractor is responsible for his employees' safety and training. This person will oversee the coordination of on-site training of personnel via the trainer in order to stay current and compliant with Mine Safety and Health Administration ("MSHA") requirements.

23A.3.8 Corporate Support

Gryphon Gold's corporate office will support the financing and accounting functions, public relations, environmental and permitting activities, health and safety functions, as well as other technical support for the exploration, mining and processing areas.

23A.3.9 Emergencies

The on-site emergency medical and security will be a contracted entity that is currently being used at other local mines. An Emergency Response Plan will be formulated with this entity outlining site specific emergency response procedures. This plan will be coordinated with local

authorities and will provide additional detailed information. The plan will address issues from chemical spills to medical emergencies and will contain an emergency contact list.

For medical emergencies, the town of Hawthorne, 16 miles distant, has a small hospital equipped to handle most medical emergencies. The closest major city of Reno, 135 miles distant, has several large hospitals and a flight for life.

23A.3.10 Compensation Plan Structure

Salaries and hourly wage rates will be commensurate with local Nevada mining industry labor rates and the Hawthorne job market. An allowance of 40 percent of base wages and salaries has been provided in labor cost estimates. The competitive benefit package will include provision for health insurance, holiday pay and vacation pay.

23A.3.11 Training

Because of the stated preference to hire local employees and the past history, and current lack of similar local mining operations, most of the staff and daily paid positions will require some amount of training. Pre-production funds have been included to account for these costs.

23B.0 Recoverability

23B.1 Introduction

The facilities for the Borealis Gold Project will be designed to process 0.7 to 3.1 million tons of ore to the crusher, 0.6 to 1.2 million tons per year of stockpile material and/or 0 to 2.1 million tons of ROM material per year using the same general scheme as practiced in the earlier mine life. The ore consists of approximately 3.5 million tons that will be mined from the existing heap leach pads and waste rock dumps, 10.7 million tons of material that will be mined from existing and new pits, and 3.0 million tons of ROM. The major operations required to process the material includes:

- Crushing, screening, agglomeration, and heap stacking
- Heap leaching
- Carbon Adsorption
- Desorption
- Gold Refining
- Reagents and Utilities

The material will be leached with a dilute sodium cyanide solution on a HLP. Gold and silver will be recovered from the collected pregnant leach solution in activated carbon columns using a traditional, pressurized strip circuit.

See Figure 23B.1 for a one-sheet schematic description of the process facilities.



Figure 23B.1 – Overall Flow Diagram

23B.2 Site Layout Considerations

The ADR process facility was located on the site layout adjacent to the Recycle/Storm Water Pond and down gradient from the HLP as shown on Figure 23B.2.


TELESTO
CIVIL IMPROVEMENT PLANS
GENERAL ARRANGEMENT
C2

Figure 23B.2 – Site Plan

23B.3 Process Description

23B.3.1 Design Criteria

Key design criteria are estimated to be:

• Operating Schedule	365	d/y
• Heap Stacking Schedule	4,000-11,000	t/d
• Gold Production	40,000	oz/y
• Silver Production	120,000	oz/y
• ADR Plant Flow rate	750 to 1,200	gpm
• Mercury Production	900	lb/y

23B.3.2 Crushing, Screening, and Agglomeration

Ore will be crushed in a primary crusher followed by screening and secondary crushing in an open circuit to achieve a size of 80 percent less than 1 inch.

After crushing, ore will normally be transferred onto a conveyor for agglomeration in a rotary drum and then conveyed for stacking onto the HLP. A bypass stockpile can be used if the

crushing and screening plant is not operating. A front end loader will transfer the material from the stockpile onto the overland conveyor when needed.

A series of overland and grasshopper conveyors transport the material to the HLP for stacking. The agglomeration step will use cement or lime and a dilute cyanide solution. Ore will be stacked in 25-foot lifts on the HLP.

23B.3.3 Heap Leaching

Ore will be leached with a dilute cyanide solution on the HLP. Barren cyanide solution from the ADR plant is pumped over the heap material with drip tubes fed by pipes from a barren solution distribution network. After the solution percolates through the material, the pregnant leach solution is collected in a series of pipes and ditches that drain to the pregnant solution tank.

An intermediate, or recycle, solution will also be applied to the ore. This solution, which contains dilute cyanide and lower grade gold and silver values, will be recycled back to heap that has already reached the end of its initial leach cycle. This recycle solution will continue to leach residual gold values from the material and increase the concentration of gold in the effluent. The leach application rate averages 0.005 gpm/ft^2, while the total flow (barren and recycle) to all areas of the pad averages 1,500 to 2,000 gpm. All solution flows and values are to be monitored for metallurgical accounting purposes.

23B.3.4 ADR Process Plant

The pregnant solution is pumped to a Carbon-in-Column ("CIC") circuit. In this circuit, the pregnant solution is contacted with activated carbon to recover the gold and silver by adsorption. The CIC plant consists of one train of five columns. Carbon is advanced in a direction counter current to solution flow.

Solution that discharges from the last column overflows to the barren solution tank. Liquid sodium cyanide, sodium hydroxide, fresh water and anti-scalent are added in this tank, as required, to make up a fresh leach solution, which is pumped to the leach pad for additional distribution on the heap material.

Loaded carbon in the first carbon column is advanced to the desorption circuit where it is acid washed and stripped in a traditional pressure strip circuit. New carbon is added into the circuit as needed.

Pregnant solution from the strip circuit is pumped through electro-winning cells where the precious metals are electrically plated out of solution as a metallic sludge. The sludge is periodically pumped from the bottom of the cells and dewatered in a sludge filter press. The sludge is manually removed from the filter press and placed in a mercury retort for removal of residual mercury and drying. Finally, it is mixed with fluxes and smelted in a furnace to produce a gold/silver doré product. The doré product will be shipped offsite for further refining.

23B.3.5 Reagents and Utilities

The reagents required at the Borealis process facility include:

- Hydrochloric acid
- Sodium hydroxide
- Sodium cyanide (NaCN)
- Activated carbon
- Anti-scalent
- Flux
- Lime
- Cement

Hydrochloric acid, sodium hydroxide, anti-scalent, and liquid NaCN will be shipped to the site in recyclable containers. Appropriate storage and containment facilities will be provided for all of the reagents. Dry lime and cement will be delivered in bulk quantities by trucks equipped with pneumatic delivery pumps, off-loaded, and stored in silos. The flux and activated carbon will arrive in bulk bags. An attrition system is included in the design to prepare activated carbon.

23B.3.6 Utilities

Electric power will be provided by the NV Energy power grid. A mine site substation will transform the incoming power to levels suitable for the installed equipment.

Water is provided by a 375 gpm well field located three miles away. The well field connects to the mine and ADR facilities by a 10-inch buried steel pipeline and a 40,000 gallon site head tank.

23B.4 Plant Operation and Instrumentation

The ADR plant, reagent system, pumps and valves are normally operated by ADR operating staff. Some actions, such as cement or lime dosage, will automatically follow a manually entered set point based on the belt scale.

The ADR plant design will incorporate flow meters for the pregnant solution line coming into the plant, the acid wash area line and the electrowinning feed line. The adsorption system will have samplers for the incoming pregnant solution and at the end of the adsorption system for sampling the barren solution. The pressure strip system and the boiler will be designed to have pressure and temperature indicators. Rectifiers in the electrowinning area will include remote operators for security. The electric mercury retort will have programmable electric temperature control.

Site flow meters, level gages, pressure gages and belt scale(s) will all tie into a monitoring network. There will be a terminal in the ADR office as well as in the main office for alarms and condition monitoring.

23B.5 Plant Services

23B.5.1 Mobile Equipment

Mobile equipment for process plant services will consist of two pick-up trucks, one extended reach fork-lift truck for reagent handling, and two utility all terrain vehicles.

23B.5.2 Building

A pre-engineered metal building, 50-foot wide x 90-foot long x 30-foot high, will be provided by the ADR vendor. The building will include a 2-ton jib hoist, insulated walls and roof, a 14-foot x 14-foot overhead door and two man-doors. The interior of the building will be well lit to allow around-the clock operations.

Two modular buildings will be located at the ADR site for lunch room and meeting space for plant operators and for administration of the ADR facilities.

23B.5.3 Assay/Metallurgical Laboratories

During the initial phases of mining, all required assaying services will be provided on a contract basis by an off-site, independent laboratory. In Year 3 of the mine plan, assaying needs will be reassessed and a decision will be made regarding the need to build on-site laboratories. If needed, the on-site assay and process laboratories will consist of three packaged modules containing sample preparation, fire assaying and wet assaying capabilities. The modules will be completely equipped with all equipment and supplies necessary to carry out ore and solution analytical functions. Laboratory modules will be sized to process up to 150 fire assays per day. The modules will be covered by a 75-foot by 75-foot pre-engineered metal building.

All analytical activities, such as water chemistry, sulfur analysis, carbon analysis and check assays will be performed off-site at an independent laboratory.

23B.6 Process Personnel

23B.6.1 Salaried Staff

Salaried staff will consist of the Process Superintendent.

23B.6.2 Hourly Staff

Hourly staff will consist of:

- (4) Leach Pad Operators
- (4) ADR Plant Operators

23B.7 Heap Leach Pad and Pond Design

23B.7.1 Introduction

Telesto performed the final design of the Borealis heap leach facility under the supervision of Mr. John D. Welsh, P.E. The design for the heap leach facility is part of the Modified POO for USFS and Reclamation Permit Application for a Mining Operation for the NDEP.

23B.7.2 Heap Leach Pad Grading Plan

The Phase 1A and 1B leach pads cover an area of approximately 805,700 square feet and have been sited just south of the Freedom Flats Leach Pad, within the reclaimed area of the old plant site. A portion of the 1B leach pad will replace the east end of the Freedom Flats Leach Pad after the legacy ore is moved to Phase 1A leach pad. Prior to pad grading, the area will be cleared and stripped of vegetation and topsoil.

The Phase 2 leach pad covers an area of approximately 1,269,800 square feet and is located just east of the Phase 1A and 1B pads. Similar to Phase 1, and prior to pad grading operations, the area will be cleared and stripped of all vegetation and topsoil.

23B.7.3 Heap Leach Pad Liner System

The leach pad liner system consists of the following components from bottom to top:

- 12-inch protective layer
- 60-mil single-side, textured HDPE geomembrane (primary liner) with textured side down
- Leak detection system
- 12-inch prepared subbase ($k < 1 \times 10^{-5}$ cm/sec secondary liner)
- Natural foundation soils (topsoil removed)

The primary liner for the leach pad will consist of a 60-mil, single-side, textured HDPE geomembrane. The textured side will be placed "down" so that it is in contact with the subbase. NDEP regulations governing design, construction, operation, and closure of mining operations shall be followed in the design and construction of the leach pad. A quality assurance and control program is proposed during construction to provide high-quality installation of the liner system as required in Nevada Administrative Code ("NAC") 445A, 439.

A 12-inch-thick protective layer of crushed rock will be placed over the geomembrane to protect the liner from damage by vehicles or conveyors working within the leach pad limits or during material loading.

A summary of the HLP design criteria is shown in Table 23B.1.

Table 23B.1 – Heap Leach Pad Design Criteria

Item	Design Criteria
Area/Capacity: Phase 1A Phase 1B Expansion Total Area/Capacity	 760,000 sf / 4 million tons 760,000 sf / 4 million tons 1,789,000 sf/ 9 million tons 3,309,000 sf / 17 million tons
Solution Collection System (as per NAC 445A.438)	Series of 4" diameter perforated ADS and 8" diameter N-12 solid plain-end ADS pipe surrounded in drainage aggregate
Leak Detection System	8' x 8' x 2' deep sump within pregnant and barren/stormwater ponds
Heap Configuration: Nominal Lift Height (Settled) Bench Width Individual Lift Slope Maximum Heap Height Factors of Safety: Static Pseudostatic	 25 ft 14 feet (as required to produce a final overall heap slope of 2.5 H:1V, 24°) 1.5H:1V (35°) 200 feet 1.3 (minimum) 1.03 (minimum)
Production Rate	Range 4,500–16,000 tons/day (260 days/year) (BMC)
Dry Density	100 pcf
Specific Gravity	2.2-2.6 (2.4 used in analyses)
Gradation	Minus 3/4 inch (BMC)
Heap Setback from Pad Perimeter Berm	6 feet (minimum) plus perimeter berm slope of minimum 2 feet
Pad Perimeter Berm Height	2 feet to 20 feet
Access Road Width	Minimum 30 feet
Pad Liner System: (as per NAC 445A.434 and .438)	From bottom to top: 12-inch prepared subbase ($k < 1\times10^{-5}$ cm/sec) 60 mil HDPE geomembrane ($k < 1\times10^{-11}$ cm/sec) 12-inch protective layer Drainage layer comprises solution collection pipework, 18-inch thick drainage aggregate placed over leach pad with additional cover over solution collection pipework
Surface Water Diversion Channels: Permanent Channel Design Storm/ Armor Maximum Side Slopes Freeboard (min/max)	 In-place after reclamation – 100-yr/24-hr storm peak flow/riprap 2H:1V(24°) 1 foot minimum / 2.5 feet maximum
Culverts Design Storm	100-yr/ 24-hr storm

The Phase 1A and Phase 1B HLP are designed and permitted for 8.0 million tons of material. Amendment to the existing permits will be required for any expansion outside of the planned area.

23B.7.4 Process Component Monitoring System

A PCMS will be constructed beneath the solution pipe channel liner system. The PCMS will terminate at the end of the solution pipe channel where any conveyed solution in the PCMS will

discharge into the PCMS sump and be pumped back to the solution pipe channel. The PCMS consists of a 4-inch diameter perforated CPT (Type SP) pipe placed in an HDPE geomembrane-lined trench backfilled with drainage aggregate. Monitoring and sampling of any collected solution would occur at the PCMS sump.

23B.7.5 Loading Plan

Loading plans and schedules were prepared assuming approximately 8.0 million tons of heap material will be loaded on the Phase 1A and Phase 1B leach pads, and that additional leach pad areas of 1,789,000 square feet for an additional capacity of 9.3 million tons will be constructed over the life of the HLP facility. The facility has the design capacity to store 8.0 million tons of heap material when stacked to a maximum height of 200 feet, assuming a material density of 100 pcf.

Amendment to the existing permits will be required for pad expansion required to contain the total 17.3 million tons treated in this pre-feasibility study. The expansion area will be directly up gradient from the initial pads.

The Phase 1A leach pad will commence loading with Lift 1, a 25-foot-thick lift. Construction of the Phase 1B leach pad will commence immediately upon the clearance of existing Heap 1 material from the overprint area of the Phase 1B leach pad. Removal of the material from Leach Pad 1 will allow for construction of the Phase 1B leach pad.

Lift 1 of the Phase 1A leach pad is estimated to be approximately 1 million tons of material from existing Leach Pad 1. Phase 1B leach pad is required to be ready for first loading at the completion of Lift 1 on the Phase 1A pad. Loading will then be concentrated on the Phase 1B leach pad to where the Phase 1B leach pad is loaded through Lift 2. Loading will then continue with Lifts 3 through 9 on both the Phase 1A and 1B leach pads.

After the completion of loading lift 4, the Phase 2 leach pad is required to be available for loading. Loading is then concentrated on the Phase 2 leach pad through lift 4. Loading continues on the leach pad and the leach pad is loaded through lift 12 on the Phase 1A, 1B and 2 leach pads. Prior to the completion of loading on Phase 1A and 1B pads, the planned 1.8 million square feet expansion will take place.

23B.7.6 Recycle/Storm Water Pond LCRS

A summary of the recycle/storm water pond design criteria is shown below in Table 23B.2.

Table 23B.2 – Recycle and Storm Water Pond Design Criteria

Item	Design Criteria
Barren/Storm Water Pond: Capacity to 2-feet below crest Freeboard Notes	 600,000 cf 2 feet Stores the average process solution volume and the 100-yr/24-hr storm volume for Phases 1A and 1B
Pregnant Solution Pond: Capacity to 2 feet below crest Freeboard	 600,000 cf 2 feet
Seismic Data (IBC): Design Horizontal Ground Acceleration Magnitude of Design Earthquake Event	 0.243 g (horizontal free-field ground acceleration) M = 7.2
Factors of Safety: Static Pseudostatic	 1.5 1.03
Barren/Storm Water and Pregnant Solution Pond Liner Systems (as per NAC 445A.434 and .438)	From bottom to top: • 6-inch prepared subgrade • 60-mil HDPE secondary geomembrane ($k < 1 \times 10^{-11}$ m/sec) • Leak detection and collection sump • 80-mil HDPE dimpled geomembrane ($k < 1 \times 10^{-11}$ cm/sec)

23B.7.7 Water Balance

The HLP water balance is summarized in Table 23B.3. The water balance will be verified during the detailed engineering phase.

Table 23B.3 – Heap Leach Pad Water Balance Input Parameters

Item	Design Criteria
Leach/Load Cycle	45 days load/place pipeworks
Project Life	7 years (residual leaching and reclamation not included)
Solution Application Rate	0.005 gpm/sf
Pregnant Solution Flow Rate	750 to 1,250 gpm
Total Solution Flow Rate	750 – 1,250 gpm
Area Under Leach Method of Application Ore Properties: Dry Density Natural Moisture Content Agglomerated Moisture Content Moisture Content During Leach Residual Moisture Content	250,000 sf (maximum) Drip emitters, Sprays during process fluid stabilization 100 pcf 4% (assumed) 12% (assumed) 13 to 15% (assumed) 5% (assumed)
Average Velocity of Solution Flow Through Heap at 0.005 gpm/sf: Under Leach During Draindown Unleached Area	 20 feet/day (calculated) 2.9 feet/day (calculated) 2.9 feet/day (calculated)
Residual Leach	1 pore volume
Reclamation Completed	Cover completed first. Ponds will be needed another year for evaporation of the final draindown.
Minimum Operational Pond Volume	2 af (pregnant solution directed to the pregnant solution pond, recycle solution immediately pumped back to leach pad)
Emergency Draindown Time	24 hours (emergency backup generators and pumps are available)
Design Storm Event	100-yr/24-hr storm (1.7-5 inches)
Curve Number ("CN")	60 (estimated)
Antecedent Moisture Condition ("AMC")	II
Carbon Column Throughput	750-1,250 gpm
Barren Line Capacity	1,250 gpm
Recycle Line Capacity	1,250 gpm

23B.7.8 Monitoring Wells

Eleven new monitoring wells at seven locations (four locations were completed with paired shallow and deep wells) were drilled and installed during the geotechnical investigations between May 2004 and August 2008. The wells were installed in accordance with American Society for Testing and Materials ("ASTM") standard D 5092-90 titled "Practice for Design and Installation of Ground Water Monitoring Wells in Aquifers." Wells at each of the five locations are 20 to 230 feet deep.

One additional monitoring well (PMW-2) is required to be installed down gradient of the new HLP. The final locations, depths, and construction of the shallow down gradient monitoring

wells will be determined based on conditions encountered during construction of the monitoring facilities.

The monitoring plan insures that the wells will be installed such that water quality can be monitored up gradient and down gradient of the HLP and ponds. The initial monitoring plan for all wells requires monthly sampling (if possible).

23B.8 Infrastructure

23B.8.1 Site Access

The site is readily accessed via Lucky Boy Pass Road. The road is a well maintained, all-weather, gravel road, intersected off Highway 359, two miles from Hawthorne. The maintenance of the road is performed by Mineral County.

23B.8.2 Site Improvements

Limited site improvements will be required for mine development, relying on existing site access routes. The site plan calls for ancillary facilities, including portable maintenance and warehouse structures and modular administrative offices to be located near the site entrance. All facility support buildings will be modular.

The primary site road will be upgraded from the existing site road from the front entrance gate. A lay down area is planned near the ADR, crushing plant and main office.

23B.8.3 Office, ADR Change House, Assay Laboratory, and Surveying

The office will be a modular unit, approximately 3,000 square feet, suitable for administrative and management functions, toilets, and a conference room. All visitors and vendors will check in at this location.

The change house will be a modular unit erected near the ADR plant. The space will include provisions for showers and toilets, and will have a small lunchroom, which can also serve as a meeting area for staff meeting and training sessions.

The ADR modular unit will be located near the ADR plant facility and provide office facilities for management personnel.

The assay laboratory, if needed, will be a modular unit erected near the ADR plant. The laboratory facilities will include sample preparation, wet assay and testing, and fire assay equipment. Ore control samples will be assayed at the lab on a daily basis. The capacity of the lab is designed to accommodate 24-hr assay turnaround.

23B.8.4 Water Supply Distribution

The well field used in the past for the water supply is located approximately three miles southwest of the project site. BMC presently has water rights approved and has completed a 500 gpm deep well to provide water.

An existing right-of-way and 10-inch steel buried pipeline are in place. Approximately 2,000 feet of new water line will be constructed to connect the existing infrastructure to new facilities. Raw water will be pumped through the pipe along the existing pipeline corridor from the water well location to a raw water head tank. Water from the raw water tank will be distributed for onsite use.

23B.8.5 Power Distribution

NV Energy will deliver electrical power at 60 kV to the Borealis Site over a new 2.5-mile line that will be built and maintained by NV Energy. This line will be tapped from the existing line that runs from NV Energy's Hawthorne Substation to the historical mining town of Aurora.

A new 60 kV substation will be designed and built by BMC. The main substation will be located near the Recycle/Storm Water Pond. 60 kV power will be stepped down to 13.2 kV, using a 6 MVA refurbished transformer. Mine site power will be distributed at 13.2 kV.

The power distribution system will include the following major elements:

- A 13.2 kV/480V, 1500 kVA transformer at the substation for the ADR Building
- A 13.2 kV/480V, 3000 kVA transformer at the Crusher Area
- A 13.2 kV/480V, 150 kVA transformer at the Contractor Area

Initially, under Phases 1A and 1B, BMC is permitted to operate from full-time generator power until the power distribution grid is installed during Year 1.

23B.8.6 Process Area

The ADR equipment includes the necessary motor and lighting controls for the facility and is provided by the ADR vendor. The main barren, recycle, pregnant and transfer pumps will be serviced from this location as well.

23B.8.7 Crushing Area

Power to the crushing area will be provided by a 3,000 kVA transformer. The secondary of the transformer will feed to a 480 V Motor Control Center ("MCC") lineup. The MCC will be equipped with magnetic motor starters with Motor Circuit Protectors ("MCP") and thermal magnetic feeder breakers to control motors and vendor packaged units.

23B.8.7.1 Water Well Location

Electrical power for the deep well will be provided by a 185 kW diesel generator at the well field. This generator will be controlled through a remote link with the mine site raw water tank.

23B.8.7.2 Control System Architecture

The main control system architecture proposed for the project consists of an ethernet network that integrates a programmable logic controller ("PLC"), human machine interfaces ("HMI"s), and a remote terminal unit ("RTU") over a radio communication system for deep well monitoring

and control. This system allows for operator control from local stations at the crushing plant and ADR facility control room. Monitoring and alarms will be provided to the main office.

23B.8.7.3 Crushing Plant

The crushing plant and required control systems will be provided by the mining contractor. Crushing area control system consists of a stand-alone PLC that will communicate to a touch screen HMI and conveyor belt scale over a RS-232 Modbus communication link.

23B.8.7.4 The ADR Facility

The ADR Facility area of control consists of the following major systems and equipment:

- ADR (Adsorption, Desorption and Refining)
- Electrowinning
- Barren, Recycle and Pregnant Solution Pumps
- Reagents Storage and Distribution System
- Process and Storm Water Ponds

A PLC will provide the control for the ADR facility. Two HMI's, each consisting of a personal computer with monitor, keyboard, and mouse will provide the operator interface. The HMI's will display and monitor the process data, generate alarms and records, and provide start/stop functions for equipment control in the main plant and for the water well location via a radio control communication link. The HMI's will also display the crushing area conveyor belt scale reading.

23B.8.7.5 Motor Control Stations

Local control stations will be mounted near each drive throughout the plant (except certain vendor supplied equipment). These local control stations will generally comprise a hand-off-auto ("HOA") selector switch, and integral maintained stop push-pull type pushbutton and a momentary start pushbutton, to provide the ability to control equipment locally.

23B.8.7.6 Plant Instrumentation

Instrumentation will be provided for barren and recycle flow rates, pump operating pressures, solution return from heaps, water level in the head tank, lime and cement dosage rates and a belt scale.

23B.8.8 Haul Roads

Haul roads will be 80 feet wide outside the pits and 80 feet wide inside the pits with a 10 percent maximum grade. Haul roads will be maintained on a regular basis by the mining contractor and water trucks will be used as part of the dust control measures.

23B.8.9 Perimeter Roads

Fourteen-foot wide perimeter or secondary access roads have been designed around the leach pad. Diversion channels have been sited to convey runoff from the perimeter road, adjacent cut slopes, and upland catchment areas around the leach pad and to prevent this runoff from running onto the leach pad and into the leach circuit.

The south pad perimeter road is 28 feet wide and is considered to be the main access road to the leach pad, pond, and plant site.

23B.8.10 Fire Protection

There will be a 6" fire water loop installed with (2) fire hydrants to cover all modular and steel buildings. The system is currently in design with design completion scheduled in April 2011.

Portable, hand held fire extinguishers will generally be provided to all facilities in accordance with National Fire Protection Association ("NFPA") – 13 (2002), NFPA – 14 (2002), NFPA – 122 (2002), IBC (2003), and the material safety data sheets for the process reagents and consumables.

23B.8.11 Fencing and Access

Mine site access will be controlled by identification badges. Visitors and vendors will check in to the main office entrance located outside of the site fencing. The main gate will be equipped with a scan-type card reader and automatic gate to permit employees access. Various levels of security will be assigned to the badges to limit access to areas appropriate for the job.

The northern, western, and southern boundary of the site is fenced with a four strand barbed wire fence. The fences are designed to limit livestock and discourage human access to the active mine area. Pits will be fenced subsequent to final reclamation.

23B.8.12 Propane

Three tanks and a vaporizer will supply propane gas to the ADR for the smelting furnace. Propane will also be supplied to the laboratory for makeup air heating.

23B.8.13 Site Radios

Site communications system is already installed and is a satellite based system through HughesNet. There will be handheld units, equipment mounted units, and base units for the satellite based system.

23B.8.14 Site Phones

Phones will be installed in all office facilities to provide communications on site.

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23C.0 Markets

Gold and silver are sold through commercial banks and metal dealers. Sales prices are obtained based on World spot or London fixes and are easily transacted.

Initial final product for the Borealis mine until the ADR plant is installed in Year 1 will be loaded carbon. After the ADR plant installation, the Borealis mine final product will be doré bars containing a mixture of gold and silver and other impurities. The precious metals content of the bars is estimated to be between 80 to 99% gold and silver. Doré bars produced at the mine will be weighed and assay samples collected. These high grade samples will be analyzed at an independent laboratory.

The weight of the bar combined with the assay values allows the calculation of ounces of gold and silver contained in each bar and thus the overall value.

Bars will be shipped by secure carrier to a precious metal refiner, such as Johnson Matthey in Salt Lake City, Utah. Once at the refinery, bars are weighed and samples taken to determine precious metal content. The refiner will schedule periodic processing of the company's doré in separate crucibles. At this point in time, refined gold and silver bars are produced. This is the final product directly tied to the mine. Gryphon will not take physical metal, but use a trading account to monetize the bullion.

Once the mine has established an operating history with the refiner, payment of typically 90% of the estimated shipment value will be forwarded to the Company's account at the commercial bank that manages the gold and silver sales for the Company. Gryphon Gold's CFO will manage the account as a source of immediate funds or gold and silver can be kept in inventory. The cost of shipping and refining is approximately $5 per ounce.

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23D.0 Contracts

Gryphon Gold intends to utilize several contractors to provide equipment during the construction phase of the project and for mining, crushing and refining once the mine enters production.

Equipment contracts include the supply and construction of the ADR plant by Scotia International of Nevada, Inc. at a cost of $1.5 million dollars. This amount is within industry standards for the size and style of equipment and services provided by the vendor.

The leach pad phases 1A, 1B and the process ponds will be provided by contract. The total leach pad area constructed is on the order of 2.1 million square feet and ponds having a total capacity of 20 million gallons. The projected expansion planned in Year 3 will add 1.4 million square feet of leach pad and 14 million gallons of pond capacity.

The operating contracts cover mining, crushing, agglomerating and stacking operations. Mining and crushing bids have been received and updated for this study. Final award will be made to the successful bidder upon obtaining project financing. Mining bid unit rates vary by pit and may be seen in Tables 17.1 and 17.2. All of the amounts listed are within industry norms and similar to recent prices on other mining projects.

Initially, loaded carbon will be processed by Just Refiners of Reno, Nevada for a cost of 5% silver, 3.5% gold, and $850 per ton of carbon. Johnson Mathey in Salt Lake City, Utah will provide refining services for $5 per equivalent gold ounce, which is within industry norms.

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23E.0 Reclamation and Closure

23E.1 Introduction

The project will be closed and reclaimed in accordance with the procedures outlined in the POO that have been approved by the State of Nevada and the USFS. The area that will be disturbed and reclaimed currently encompasses approximately 400 acres and may, with permit modifications, grow based on favorable exploration results. Reclamation and closure activities will be conducted concurrently, to the extent practical, to reduce the overall reclamation and closure costs, minimize environmental liabilities, and limit bond exposure. Land disturbances will be closed and reclaimed in a manner that is compatible with the local land uses. The post-mining land use will include domestic livestock grazing, wildlife habitat, and dispersed recreation with allowance for potential future mineral exploration and development.

Closure activities include recirculating heap draindown solution until the draindown rates reach a point where the solution ponds can be filled with coarse material and converted to evapotranspiration ("ET") basins. Reclamation includes building demolition, regrading the heap and waste rock facilities ("WRF"s) to 3 Horizontal/1 Vertical (3/1) slopes or flatter, backfilling any pit lakes that may be present, placing salvaged growth media (topsoil and subsoils) over the disturbed areas, ripping and scarifying to relieve compaction, and seeding with the USFS-approved seed mix.

23E.2 Surface Reclamation and Revegetation Plan

23E.2.1 Soils and Soil Availability for Reclamation

Prior to land disturbing activities, topsoil and subsoils that provide suitable growth media will be salvaged from areas to be disturbed. The salvaged soils will be stockpiled for later use and seeded with a fast growing seed mix approved by the USFS to control invasive weeds and erosion.

23E.2.2 Surface Reclamation

Surface reclamation will include removal of all structures and foundations and regrading to achieve free draining surfaces. With the exception of the open pits, final grades will be at 3H/1V (18°) or less steep. The pits will not be reclaimed; although two pits may require partial backfilling if pit lakes are formed during mining. Compacted areas such as roads and yards will be ripped to relieve compaction. Growth media will then be placed at the desired thickness over the area to be reclaimed. The soil will be scarified and seeded.

23E.2.3 Revegetation

A general reclamation seed mix, consisting of native species common to the area, was developed for the site by the USFS. The general seed mix will be used over 95 percent of the site, which originally was pinyon/juniper habitat. Vegetative cover in reclaimed areas is generally good, however, the species present are not native to the area and the USFS would like to see the native species reestablished during project reclamation.

Additional seed mixes will be developed for topsoil stockpiles and for areas of low sagebrush and Big basin sagebrush habitat. The later two seed mixes will include locally collected seed from sensitive plant species present within the site. The areas requiring use of the low sagebrush and Big basin sagebrush seed mixes are limited to 7.1 acres and 1.6 acres, respectively. Mitigation measures for the sensitive plant species, consisting primarily of fencing (to restrict access) and plant monitoring, will also be implemented during mining operations.

Vegetation reference areas will be established for the pinyon/juniper, low sagebrush, and Basin big sagebrush habitats in adjacent undisturbed areas. The revegetation goal will be to establish as high a percentage as possible for area cover with the POO minimum of 75 percent as the lower requirement. Transects will also be conducted in the previously reclaimed area to document current ground cover prior to project startup.

23E.2.4 Heap Leach Pads

Ore stacked on the new HLP will be actively leached until recovery of precious metals is no longer economical. It is estimated that residual leaching will occur over a one year period after cyanidation has been discontinued. During this time, the water balance will be carefully managed to start the draindown and dewatering process. The residual leach will be followed by approximately three years of active fluid management to promote draindown and remove excess water through enhanced evaporation on the leach pad. After three years, draindown rates are expected to decrease to a level where evaporation will remove the remaining water while the storage ponds maintain sufficient capacity to handle the design storm.

After the draindown has been completed, the HLP will be regraded to achieve slopes of 3H/1V(18°) or flatter. The regraded spent ore will then be covered with approximately 3 ft of fine-grained soil and topsoil/growth media.

After placement of the final cover, the soil surface will be scarified (on contour) and seeded with the approved general seed mix. The soil and vegetative cover was designed to minimize surface erosion and water percolation into the processed material thereby creating a long-term, stable configuration.

The Phase I and Phase II permanent drainage channels around the leach pad will be left in place to divert stormwater into the existing drainages to the west. These rip rapped channels were designed for the 100-year/24-hour storm event and will not be expected to require long-term maintenance.

23E.2.5 Storage Ponds and ADR Plant

Once the draindown has been completed, the ponds will be converted into ET basins that will serve to capture and evaporate any residual draindown. The ET basins will be constructed by leaving the pond liners in place and filling the empty ponds with: (1) a layer of non-acid-generating coarse rock, (2) a network of perforated PVC pipe (to distribute the draindown), (3) a geotextile layer, (4) a layer of crushed aggregate, and (5) a topsoil cover. A 4- to 5-inch diameter, perforated piezometer (i.e., standpipe) will be installed in the ET basins to monitor water levels.

The ADR Plant and the adjacent laboratory, if constructed, will be removed once they are no longer needed to support residual leaching and draindown activities.

23E.2.6 Open Pits

The existing Freedom Flats, Borealis, East Ridge and Northeast Ridge pits will be reopened and reworked. Reclamation of the pits will include blocking access to the pits and fencing.

A small volume of meteoric water and groundwater currently collects in the bottom of the East Ridge Pit. Groundwater could also be encountered in the Northeast Ridge Pit when it is mined deeper.

BMC will partially backfill to a free draining profile any pits that develop pit ponds to 10 feet above the phreatic surface. For reclamation cost estimating purposes, backfilling of the East Ridge Pit and the Northeast Ridge Pit is assumed. All backfill material would consist of waste rock with low acid-generating potential.

23E.2.7 Waste Rock Facilities

Five WRFs will be constructed on site. Three of these facilities (Borealis South WRF, Northeast Ridge WRF, and East Ridge WRF) represent an expansion of existing reclaimed WRFs. The remaining two facilities (Borealis North WRF and the Polaris WRF) will be new; however, much of the area to be disturbed was previously disturbed and reclaimed by past mining operations. Topsoil and suitable growth media will be stripped from the foot print of the WRFs prior to their construction. The WRFs will be constructed with nominal 50-ft-high, angle-of-repose slopes with intermediary benches that are stacked at the final overall grade of 3H/1V or flatter.

The proposed WRFs range in height from a maximum of approximately 60 feet in one portion of the Polaris WRF to a maximum of 164 feet in one portion of the Borealis South WRF. The WRFs average approximately 100 feet in height.

Waste rock will be sampled, analyzed (i.e., net acid-generating static tests), and classified during mine operations. Based on tests performed for the Water Pollution Control Permit the waste rock in the oxidized zone is known to exhibit neutral to low acid-generating potential and will be defined as "Undesignated Waste" that will be suitable for unrestricted disposal within the WRFs.

Any waste rock determined to be acid generating in accordance with Water Pollution Control Permit will be identified as "Designated Waste." Designated waste will be placed in designated containment areas and covered with Undesignated Waste to restrict material contact with oxygen and water.

It is anticipated that a minor amount of gold bearing sulfide material will be mined as part of this operation. This material will be placed as "designated waste" in a location that provides for its potential future processing should a sulfide circuit become available.

Although topsoil/growth media will be salvaged during construction of the new WRFs, there may be insufficient soil available to meet reclamation needs. Revegetation tests will be conducted to determine the suitability of the different types of waste rock for use as growth media. Waste rock that is found to be suitable as a growth media will be selectively placed or stockpiled so that it may be used for portions of the final soil cover. During the final stages of construction, waste rock will also be strategically placed on the top lifts of the WRFs to promote final drainage, make the WRFs more natural looking, and enhance revegetation of the facilities.

Reclamation of the WRFs will occur once the adjacent pits are mined out and they are no longer needed for waste rock disposal.

23E.2.8 Roads and Drainages

All roads within the project, including remnants of old access roads, will be reclaimed. Road reclamation in the flatter areas will include pushing the safety berms down and over the road, removal of any culverts, backfilling of drainage ditches, and minor grading to reestablish the natural drainage system. In steeper areas, such as the haul road to the Northeast Ridge Pit, additional fill will be brought in or pushed from the surrounding areas to eliminate road cuts and steep embankments. Rolling dips will be constructed in those areas where the culverts are removed to maintain adequate drainage capacity through the reclaimed areas.

After grading is completed, the soil will be scarified and seeded with the approved seed mix. Periodic post-reclamation monitoring and maintenance will be necessary after completion of reclamation to insure adequate drainage function and establishment of vegetative cover.

The existing fences and gates around the project area will be left in place to discourage access by cattle, horses, and recreational vehicles that could damage vegetated areas and cause erosion in steeper areas. Additionally, large boulders will be placed in reclaimed roads to preclude vehicle access.

Two diversion channels constructed around WRFs (Northeast Ridge and Polaris WRF channels) will provide permanent drainage control in those areas where the existing drainage has been impacted by construction of WRFs. The channels were designed for the 100-year/24-hour storm event and will not require long-term maintenance.

23E.2.9 Exploration Activities

Exploration drilling at the site is conducted under separately approved Plans of Operations. Reclamation requirements for these activities are outlined in their respective Plans of Operations and USFS Decision Memos. The Proposed Action will include all future exploration and groundwater monitoring activities within the project area boundary with a maximum of ten open drill holes allowed at any one time. If exploration or monitoring drill holes and access fall within the footprint of previous disturbance, approval for drilling beyond previously submitted exploration plans can be given following inspection of proposed drill holes by USFS personnel, through a letter to file with District Ranger concurrence, and subsequent notice to BMC. Exploration in undisturbed areas within the project area boundary will require USFS clearances for sensitive plant species and cultural resources. The proposed disturbance area and the

reclamation cost estimate include two acres of surface disturbance for future exploration/ monitoring roads and pads within the disturbed area footprint.

23E.2.10 Buildings and Infrastructure

In addition to the previously discussed ADR Plant and laboratory, the project will also include administrative, warehouse, and maintenance buildings. These buildings will consist of trailers and prefabricated buildings. These structures will be removed from the project area when they are no longer needed to support mining and processing activities.

Above ground fuel tanks will be removed from the site at the end of reclamation activities. The synthetic liner will be removed and disposed of in an approved off-site landfill. Any petroleum-contaminated materials encountered during reclamation will be selectively removed and hauled off-site for disposal.

Production water wells will be abandoned in accordance with state regulations or transferred to support an approved post-mining land use. Monitoring wells will be properly abandoned once the NDEP decides that they are no longer needed for long-term monitoring purposes. Aboveground waterlines will be removed or buried. Buried pipe will be capped and abandoned in place. Utility poles, power lines, propane tanks and any generators or transformers will be removed from the site. Concrete pads will be broken up and buried in place or in the immediate vicinity. Perimeter fencing will be left in place.

23E.3 Monitoring and Reporting

Each year, annual reports will be submitted to the USFS and the NDEP documenting the areas disturbed and reclaimed each year and adjusting the reclamation cost estimate for bonding purposes. As part of this process, BMC will also identify any proposed modifications to the mine plan and/or mining sequence and reevaluate the potential for modifying the waste rock disposal plan to incorporate additional pit backfilling in the coming year. Backfilling, where feasible, has the potential to reduce additional bond exposure by minimizing the total area disturbed.

The revegetation release criteria for reclaimed areas are presented in the "Guidelines for Successful Revegetation for the NDEP, the Bureau of Land Management, and the U.S.D.A. Forest Service." This document is included as an attachment to the approved POO. The revegetation goal is to achieve as close to 100 percent of the perennial plant cover of selected comparison areas as soon as possible.

Site-specific revegetation release criteria will be developed during the initial 18 months of operation, based upon mapped reference areas.

At the conclusion of reclamation activities, as-built diagrams of the reclaimed features will be prepared by BMC and submitted to the USFS for future reference purposes. Post-mining monitoring will include sampling and analysis of selected monitoring wells and residual draindown into the ET basins. Reclaimed areas will also be periodically monitored for erosion and to record vegetation success. Areas exhibiting erosion or poor vegetative cover will be repaired and reseeded, as necessary. A reclaimed area will be eligible for release no sooner

than the third growing season after earthwork and planting have been completed. Where it has been determined that revegetation success has not been met, BMC will meet with the USFS and the NDEP personnel to decide on the best course of action for meeting the reclamation goal.

23E.4 Reclamation Schedule and Cost

Closure and reclamation activities will occur in three distinct phases. The first phase, years one through five, includes re-mining of the Freedom Flats Leach Pad and mining of the open pits. Reclamation will be conducted on the old leach pad areas, the pits and WRFs once they are no longer needed for mine operations. The second phase, years six and seven includes draindown and reclamation of the heap leach pad, ponds and processing facility as well as any remaining pits, WRFs and haul roads. The third and final phase, years eight and nine consists of post-reclamation monitoring and maintenance.

The total reclamation cost estimate used in this study is $8.0 million. The reclamation bond amount is reached by an initial tranche of $3 million, followed by a $1.5 million bond increase in Year 2, a $2.5 million bond addition in Year 3 and a final bond payment of $1.0 million in Year 4. Concurrent reclamation activities during Years 4 through 7 will limit the amount of bond liability to a maximum of $7.7 million at any given time. A detailed estimate of the bond amounts will be updated for final project approval. The bond is reviewed on an annual basis by the USFS.

23E.5 Reclamation and Closure Risk

The processing operation uses cyanide solutions to liberate metals, and there is always a risk that these solutions could be released to the environment and contaminate ground water resulting in the need to install and operate a ground water remediation system. This risk is relatively low for this site because of the deep ground water table. The pad, ponds, and ADR Plant and the facility will use liner and leak detection systems that meet the State of Nevada's regulatory standards. Monitoring of the aquifer has detected low levels of cyanide and nitrate contamination in the ground water that appears to have been caused by the previous heap leach operations. The background level of these contaminants will be established by BMC prior to the start of processing operations so that this potential liability is not incurred. There are no natural surface water bodies (i.e., creeks, rivers or lakes) present at the site that could be impacted by operations.

Pit ponds or lakes with poor water quality could be created in the East Ridge and Northeast Ridge Pits; however, the reclamation cost estimate conservatively assumes that partial backfilling of these two pits will be required. The volume of backfill for each pit was calculated to a level of ten feet above the maximum projected water level in each pit plus additional fill volume to provide for adequate surface drainage runoff.

The site is located in a semiarid area where reestablishment of vegetation cover to meet agency standards will depend on receiving adequate precipitation. If a drought occurs, it may require more than five years to establish adequate vegetative cover. Reclamation repairs and reseeding of portions of the site may also be required if vegetative cover is poor and prone to erosion. The site was successfully reclaimed by the previous operator and a full release was

obtained for the vegetative cover that was established. BMC will document this level of cover so that baseline site conditions are established for both the surrounding undisturbed areas and the previously disturbed and reclaimed areas.

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23F.0 Taxes and Royalties

The Borealis mine will be subject to a production royalty, Nevada Net Proceeds tax, Nevada property and sales taxes, and US income taxes. Detailed income and operating statements have been developed to accurately account for the methods required by State and Federal tax law to estimate these amounts.

On February 17, 2011 the company entered into an agreement to extend the Option Agreement. The agreement amends Gryphon's option to fix the Net Smelter Return (NSR) royalty at 5% on its Borealis property and extends the option on a month-to-month basis for up to six months beginning February 22, 2011 in consideration for $25,000 per month. Under the terms of the amended option agreement, Gryphon has agreed to exercise the option and fix the Borealis Net Smelter Return (NSR) royalty at 5% on the tenth business day following the closing of any offering to raise $8 million or more and the leaseholders have agreed to accept a two year, 5% promissory note in the principal amount of $1.6 million in lieu of a portion of the original $1.75M cash payment due on exercise of the Option. Upon exercise of the Option, Gryphon will pay the leaseholders $150,000 in cash, the $1.6 million promissory note, 5,000,000 shares of common stock at a deemed value of $0.40 per share and a convertible promissory note in the principal amount of $3 million.

The Nevada net proceeds tax is generally based on gross revenue minus production royalties minus operating costs minus capital over the life of the mine. The maximum rate is 5% and is paid to the State.

Nevada sales tax for Mineral County is 6.85%.

State and Federal income taxes and alternative minimum taxes are computed as required by law. The net effect of these taxes is an effective tax rate of 20% of earning before depletion, depreciation and amortization.

The income statement prepared by Gryphon's management has considered all these taxes to arrive at the reported after tax rates of return and cash balances.

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23G1.0 Capital Cost Estimate

23G1.1 Introduction

Capital costs for the Borealis Gold Project were estimated by Telesto Nevada, the Principal Author and Gryphon Gold staff. The estimate is developed based on first quarter 2011 United States Dollars ("USD") and excludes escalation.

The capital cost was developed by functional area. The areas considered include:

- Pad and Pond Construction
- Facilities and Infrastructure
- ADR Plant
- Power Transmission, Substation and Site Distribution
- Site pumps and piping
- Engineering and Geology
- Development Capital
- Engineering, procurement and construction management ("EPCM")
- Contingency

23G1.2 Basis of Estimate

The cost estimates for the heap leach, process and ancillary facilities are based on the following:

- Design criteria;
- Process flowsheets, preliminary P&ID drawings;
- Descriptive equipment lists (mechanical and electrical);
- Plot plan;
- General arrangement drawings and site plan;
- Earthwork quantity take-offs for new equipment and facilities based on approximate calculations;
- Concrete quantity take-offs based on estimates;
- Piping take-offs based on P&ID drawings, site arrangement and other allowances as required;
- Electrical material take-offs based on single line drawings and general arrangement drawings as well as allowances as required;

- Firm quotation for the design, supply, delivery, and erection of the complete ADR plant, including foundation, building, piping, electrical, and instrumentation;
- Budgetary quotations for equipment based on duty specified in the equipment list. Quotes include pricing for new equipment and bulk materials;
- The estimate includes the following:
  - Budgetary vendor quotes 90%
  - Estimate or Allowance 10%

23G1.2.1 Cost Areas

Mining Contractor. Bid amount. Includes mobilization and demobilization charges. All mining activities, crushing, agglomeration, stacking, stockpile re-handle are included in the Scope of Work.

Leach Pads & Ponds. Bid amount. These costs include contractor bids for Phase 1A and 1B for the leach pad, the recycle/storm water pond, pregnant solution pumping & pipelines and other associated bulk materials. Pad construction for later expansions based on this unit rate.

Pumps and Piping. Includes budget quotes for barren and recycle main pumps, pregnant pump, transfer pump, agglomerator feed pump, barren and recycle line, fresh water overflow and site distribution lines. Estimate includes installation.

ADR Plant. Bid amount. Including 2-ton adsorption, desorption, acid wash, pressure strip, carbon handling, mercury retort and pollution control, electrowinning and smelting, process building, concrete foundations, associated electrical materials and process controls, EPCM. Freight at cost.

Administration. Estimate and bid amounts. Includes furniture, computers, employee recruiting and relocation expense, safety and environmental supplies, pre-production administration and hourly labor.

Reagents. Estimate for cyanide systems, tankage, lime silo and feeder, cement silo and feeder. Also included are equipment foundations and associated instrumentation.

Water Development. Includes estimates for the water tank, 6,000 feet of 6-inch SDR21 water distribution pipe, diesel generator, radio controls.

Facilities. Budgetary quotes covering light vehicles, offices, site preparation and gravel surfacing, security system, access road, radios, communications, warehouse, site fencing.

Geology and Engineering. Quotes for mine planning and surveying systems including hardware and software.

Instrumentation. Estimate for flow, pressure, level, hardware, software, Ethernet and installation.

Electrical Substation and Transmission Line. Include contractor estimates for the main electrical substation by BMC and approximately 2.5 miles of 60 kV transmission line to be installed by NV Energy.

Site distribution and Motor Controls. Estimate for mine site power distribution, transformers, MCC's circuit breakers, installation of low voltage equipment.

23G1.2.2 Indirect Costs

Sales and Use Tax. Mineral County Sales Tax calculated at 6.85% of direct field materials and equipment subcontracted materials.

Freight and Insurance. Freight calculated at 7.5% of direct field materials and equipment.

EPCM. The EPCM allowance is 10% of direct field costs, excluding Pads and Ponds and the ADR plant. QA/QC for pad and pond construction is estimated by Telesto. The ADR facility includes EPCM.

23G1.3 Contingency

A contingency of 10% was applied.

23G1.4 Summary

The total estimated capital cost for Phase 1A including working capital is $12.7M with total projected capital requirements approaching $23.0M. This includes a contingency of $0.75 and $1.2M respectively.

A Capital Cost Estimate Summary is provided in Table 23G1.1 below.

Table 23G1.1 – Capital Cost Summary (Phase 1A / Total Projected)

Area	Description	Estimated Cost ($ millions)
ADR Plant	Includes Instrumentation, Reagents, Pumps and Piping.	3.00 / 3.00
Pads and Ponds	All Solution ponds and Phase 1A and 1B Pad.	2.00 / 6.00
Mobilization	Contractor Bid	0.15 / 0.44
Power	Transmission, Substation, Site Distribution and MCC	1.70 / 1.70
Facilities	Offices, Warehouse, Water Well, Security, Site prep, vehicles.	1.76 / 1.76
TOTAL PROJECT (Direct Costs)		**8.61 / 12.9**
Indirect Costs:		
Bonding		3.00 / 8.00
QA/QC for Pads and Ponds		0.06 / 0.18
Freight		Included
Interest, Sales & Use Tax		0.18 / 0.18
EPCM (excluding ADR Scope)		0.17 / 0.50
Escalation (Basis 2nd Quarter 2011)		0.00 / 0.00
TOTAL PROJECT (Indirect Costs)		**3.41 / 8.86**
Contingency		0.75 / 1.20
TOTAL PROJECT		**12.7 / 23.0**

Owner's costs for pre-production management, hourly labor, recruiting and relocation are included in the Facilities Estimate.

23G1.5 Owner's Costs

Pre-production owner's costs totals $12.7 million and was provided by Gryphon Gold. This amount includes the reclamation bond ($3 million), mine development ($0.5 million) and working capital ($1.5 million).

The cost to amend the royalty agreement is explained in section 1.2.2.

Estimated sustaining capital includes:

Year 2 – $2 million reclamation bond, $2 million pad expansion

Year 3 – $2.5 million reclamation bond, $3 million pad expansion

Year 4 – $2 million reclamation

Year 5 – $2 million reclamation

Year 6 – $2 million reclamation

Year 7 – $1.9 million reclamation

23G1.6 Exclusions, Clarification, and Qualifications

23G1.6.1 Exclusions

Amounts not included in direct and indirect, capital cost or owner's costs are comprised of escalation beyond 1st Quarter of 2012, development costs incurred prior to project construction approval, and first-fills of reagents and consumables.

23G1.6.2 Clarifications and Qualifications

Equipment and bulk material costs are based on new and used purchases. Leach pad and pond materials and construction costs are based on a contractor's bid. The estimate is based on modular facilities and an ADR with principal components fabricated off-site on skids.

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23G2.0 Operating Cost Estimate

23G2.1 Introduction

Operating costs for the Borealis Gold Project were estimated by Telesto Nevada and Gryphon Gold staff based on a staged start up with full production averaging an annual new ore production rate of approximately 2.9 million tons annually over a 6-year period. The estimate is based on first quarter 2011 USD and excludes escalation.

23G2.2 Mining

It is the intent of BMC to utilize a mining contractor to perform all aspects of mine development, preproduction stripping, and the mining of ore and waste rock from the pits, heaps, and dumps designated by the mine production schedule for the Borealis project.

The average weighed mining cost for ore and waste from all pits is $2.57 per ton, including fuel. These costs are life of mine weighted averages as ore and waste costs vary according to the pit being mined. The scope of work detailed in the contract mining bid package included the following:

- Provide all mine related equipment.
- Drilling and blasting of material and waste rock.
- Excavation and haulage material to the crusher plant (or other areas designated by Owner).
- Excavation and haulage of waste rock to waste dumps or road fills designated by Owner.
- Excavation of water diversion ditches to control surface runoff in the mining area.
- Secondary breakage of all oversized (+30 inches) material from the open pits.
- Dewatering of all active pits.
- Stabilization and maintenance of pit walls by appropriate drilling and blasting procedures, face scaling, and safety berm maintenance as designated by Owner.
- Construction and maintenance of all haulage and access roads and ramps necessary for on-going mining operations.
- Dust suppression in all working areas of the mine, including haulage and access roads.
- Maintenance of Contractor's equipment to ensure timely availability and provide the necessary services to support safe and efficient mining operations.
- The Contractor will provide all necessary and ancillary support equipment and supplies, such as cranes, mechanics, trucks, fuel & lube trucks, tools and repair parts including:
    - Operating labor
    - Maintenance labor

- Oil and grease
- Tires
- Major repairs
- Minor repairs
- Ground engaging parts

The mining contract specifically excludes diesel fuel from the contractor's scope. The contractor will provide fuel tanks and manage the system, but pass the fuel costs directly to BMC without markup. Fuel unit costs over the life of the project was obtained from the contractor and is estimated at $3.36 per gallon.

The expected contract mining equipment fleet will consist of the following:

Table 23G2.1 – Anticipated Contract Mining Equipment

Equipment	Number	Make & Model	Comment
Dozer	1	CAT D10	or similar
Dozer	1	CAT D9	or similar
Dozer	1	CAT D9R	or similar
Loader	2	CAT 992	or similar
Loader	1	CAT 988	or similar
Drill	2	IR DML	or similar
Haul Truck	7	CAT 777	or similar
Motor Grader	1	CAT 16H	or similar
Water Truck	1	CAT 773B	or similar
Pickup Truck	4	Heavy Duty	or similar
Service Truck	1	W900	or similar
Mechanics Truck	1	Ford L8000	or similar
Tire Truck	1	W900	or similar

The manpower requirements for contract mining include heavy equipment operators, light and heavy vehicle mechanics, lubricator, warehouse clerk, foreman, mine manager, and general administrative support. The total manpower for the mining contractor is expected to be approximately 35 personnel.

BMC's manpower requirements and costs to support the mining operation are shown in Table 23G2.2 below:

Table 23G2.2 – Labor Requirements, Mining

Position	Number	Cost per Year	$/ton
Mine Superintendent	1	$160,000	$0.06
Mining Engineer	1	$126,000	$0.04
Mine Geologist	1	$119,000	$0.04
Ore Control Technician	1	$49,504	$0.02
Mine Surveyor	1	$69,888	$0.02
Total Mining Labor Costs	**5**	**$524,392**	**$0.18**

23G2.3 Crushing, Agglomeration, and Heap Stacking

BMC will utilize the same mining contractor to perform the ore crushing, agglomeration, and heap stacking as designated in the material production schedule for the Borealis project.

A crushing cost of $3.98 per ton of ore was used based on contractor bid amounts. The scope of work for this area includes the following:

- Provide a crushing, screening, conveying, agglomeration facility.
- Provide heap stacking via overland and portable conveyors.
- Maintenance of Contractor's equipment to support safe and efficient crushing operations. Contractor will provide all necessary ancillary support equipment and supplies, such as cranes, mechanics trucks, tools and repair parts to include:
- Operating labor
- Maintenance labor
- Major repairs
- Minor repairs

BMC will supply the lime and cement silos, bag houses, electrical power, water, lime and cement to the crushing contractor.

Existing stockpiles will be processed for maximum return on processing investment based on grade, process cost, and recovery. The costs associated with each of the 3 existing already mined resources can be found in Section 17.3-Table 17.2. The Freedom Flats Heap will be mined, agglomerated, and placed. The Northeast Ridge run of mine heap will be mined, crushed, agglomerated, and placed. The Borealis East Waste Rock Dump will be mined and placed as run of mine material.

The manpower requirements for the contract crushing, agglomeration, and heap stacking includes heavy equipment operators, light mechanics, lubricator, electrician, and crushing facility operators. The crushing facilities are scheduled to be operated one shift per day, 6 days

a week, depending on tonnage requirements. The total manpower for the crushing, agglomeration, and heap stacking contractor is expected to be approximately 5 personnel.

23G2.4 Processing

Supporting documentation and information for these operating costs was provided by the Principal Author, Gryphon Gold Corporation, industry consultants, vendors, and Telesto's experience with similar sized operations.

Processing costs are broken into the following primary areas:

- Labor
- Reagents
- Consumables

23G2.4.1 Labor

The heap leach and ADR plant will be operated by BMC personnel with year-round continuous operation. The labor cost per year includes a burden rate of 40 percent.

Total manpower during operations is estimated to be 9 people. Table 23G2.3 provides a summary of the labor required to operate the facility.

Table 23G2.3 – Labor Requirements, Heap Leach and ADR Plant

Position	Number	Cost per Year	$/ton
Process Superintendent	1	$160,000	$0.06
Leach Pad Operators	4	$291,200	$0.10
ADR Operators	4	$291,200	$0.10
Total Process Labor Costs	**9**	**$742,400**	**$0.26**

23G2.5 Reagents, ADR supplies

Reagents are those chemicals used in the operation for leaching and in the ADR plant. Operating supplies includes heap emitters and piping, laboratory supplies, carbon, pumps, process equipment and plant operating chemicals. Table 23G2.4 provides a summary of these items on an annual basis.

Table 23G2.4 – Process Reagents, Heap Leach and ADR Plant

Reagent	Cost per Year	$/ton
Cement	$279,730	$0.13
Burnt Lime	$875,875	$0.40
Cyanide	$1,765,500	$0.80
M&O Supplies	$550,000	$0.25
ADR	$353,576	$0.16
Power	$1,136,520	$0.52
Mobile Equipment	$403,000	$0.02
Total Costs	**$5,364,201**	**$2.28**

Power for the operation will initially be provided by on-site generators. Within Year 1, power will be purchased off the local grid from NV Energy. The total annual requirements are estimated to be 10.2 million kWh at a unit cost of $0.11/kWh. The estimated cost per kilowatt-hour is a blended cost that includes demand charges, facility charges, basic charges and the power costs per the latest rate schedule provided by NV Energy. Approximately half of the power is consumed by crushing activities while the remainder is used at the ADR and office facilities.

Maintenance and operating supplies includes all equipment related wear and repair items for the heap leach and ADR plant operations.

Mobile equipment includes a generator for startup and a backhoe for the ADR facility.

23G2.6 Processing Cost Summary

Table 23G2.5 provides a summary of the processing cost for the heap leach and ADR facilities on an annual basis.

Table 23G2.5 – Processing Summary, Heap Leach and ADR Plant

Description	Cost per Year	$/ton
Process Labor	$742,400	$0.26
Process Supplies and Consumables	$5,364,201	$2.28
Total Costs	**$6,106,601**	**$2.54**

23G2.7 General and Administrative (G & A)

The G & A costs are shown in the Annual G & A Cost Summary Table 23G2.6 below. These costs include the cost of labor for personnel (with a 40 percent payroll burden rate), property taxes, insurance, bonding, and other indirect costs.

Property taxes were estimated based on a 35 percent of taxable value multiplied by the Mineral County tax rate of 3.66 percent. Taxable value equals market value of land plus the cost of improvements minus 1.5 percent depreciation.

Table 23G2.6 – Annual G & A Cost Summary

Description	Number	Cost per Year	$/ton
General Manager	1	$210,000	$0.07
Loss Control Manager	1	$160,000	$0.06
Purchasing and Planning	1	$91,000	$0.03
Administrative/HR	1	$72,800	$0.03
Accounting Clerk	1	$64,064	$0.02
Environmental Technician	1	$49,504	$0.02
Trainer	1	$49,504	$0.02
Security and Emergency Medicine		$262,524	$0.09
Contracted Electrician		$145,600	$0.05
Contracted Maintenance		$145,600	$0.05
Insurance		$175,000	$0.06
Property Taxes – Mineral County		$110,000	$0.04
Outside Services/Legal		$120,000	$0.04
Communications		$50,000	$0.02
G & A Supplies & Services		$60,000	$0.02
Permits, annual maintenance		$150,000	$0.05
Dry Trailer		$20,000	$0.01
Small Vehicles		$100,000	$0.03
Total G & A Costs	**7**	**$2,035,596**	**$0.71**

23G2.8 Operating Cost Summary

Accounting spreadsheets were developed based on ore, waste and ROM from the annual mine plans, processing costs, and G & A costs. These costs varied annually based on mined and processed quantities. Attached as Figure 23G2.1 – Figure 23G2.3 are Projected Statements of Income, Projected Balance Sheets and Projected Cash Flow.

Gryphon Gold Corporation

Borealis Project
Projected Income Statements
(unaudited, prepared by management)

		Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Period 7	Period 8	Total
Revenue	oz Au	7,705	41,307	39,714	34,349	47,194	38,792	28,283	160	238,504
	oz Ag	23,114	116,131	120,881	104,667	138,364	120,251	90,789	1,334	715,511
	total equivalent oz Au	8,167	43,630	42,131	36,442	49,961	42,197	30,099	187	252,814
Gold		$ 9,245,664	$ 49,568,815	$ 47,656,487	$ 41,218,782	$ 56,632,357	$ 47,750,971	$ 33,938,269	$ 192,006	$ 286,204,341
Silver		$ 554,740	$ 2,787,142	$ 2,900,657	$ 2,512,014	$ 3,320,725	$ 2,888,016	$ 2,178,939	$ 32,027	$ 17,172,260
Refining and transportation charges		$ (40,835)	$ (218,150)	$ (210,655)	$ (182,212)	$ (249,805)	$ (210,987)	$ (150,493)	$ (904)	$ (1,264,089)
Net revenue		$ 9,758,569	$ 52,137,807	$ 50,346,489	$ 43,548,584	$ 59,703,278	$ 50,428,000	$ 35,967,716	$ 223,130	$ 302,112,532
Cost of Sales										
Mining, crushing, stacking, reagents		$ 3,798,105	$ 24,580,104	$ 30,306,796	$ 28,105,603	$ 49,527,556	$ 41,834,032	$ 21,545,381	$ -	$ 199,697,578
Tailing Cost/ADR plant Operating Cost		$ 177,172	$ 372,405	$ 530,070	$ 450,980	$ 375,690	$ 556,551	$ 300,836	$ -	$ 2,763,709
Change in value of leach pad		$ (1,128,606)	$ (1,143,890)	$ (3,003,476)	$ 1,603,839	$ (529,990)	$ (2,651,961)	$ 6,853,787	$ 0	$ -
Total cost of sales		$ 2,846,671	$ 23,808,620	$ 27,833,390	$ 30,160,422	$ 49,373,256	$ 39,738,622	$ 28,700,007	$ 0	$ 202,461,287
Gross profit		$ 6,912,897	$ 28,329,187	$ 22,513,080	$ 13,388,143	$ 10,330,022	$ 10,687,077	$ 7,267,710	$ 223,130	$ 99,651,245
Reclamation and bond cost		$ 467,285	$ 1,706,096	$ 1,535,657	$ 1,288,738	$ 1,809,009	$ 1,121,918	$ 538,699	$ 3,000	$ 8,450,401
Project overheads		$ 1,454,865	$ 2,719,986	$ 2,719,986	$ 2,719,988	$ 2,719,968	$ 2,719,968	$ 1,359,994	$ -	$ 16,414,799
Nevada Royalty		$ 227,394	$ 1,258,620	$ 1,264,526	$ 1,131,902	$ 1,390,306	$ 1,219,110	$ 933,541	$ 3,602	$ 7,427,000
NSR Royalty		$ 475,745	$ 2,557,027	$ 2,480,577	$ 2,159,843	$ 2,971,743	$ 2,510,471	$ 1,790,714	$ 10,949	$ 14,957,068
EBITDA		$ 4,287,608	$ 20,089,456	$ 14,512,302	$ 6,107,671	$ 1,438,976	$ 3,115,591	$ 2,644,762	$ 205,579	$ 52,401,976
Depreciation expense		$ 657,767	$ 1,048,412	$ 1,053,740	$ 1,112,349	$ 1,112,349	$ 1,112,349	$ 577,126	$ -	$ 6,674,084
Depletion expense		$ 340,438	$ 1,485,102	$ 1,305,124	$ 1,621,093	$ 2,171,420	$ 2,513,879	$ 553,071	$ -	$ 9,990,127
Interest										
Interest income - bond deposit		$ 17,500	$ 50,000	$ 75,000	$ 75,000	$ 55,000	$ 35,000	$ 20,000	$ 1,000	$ 328,500
Short term debt		$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Long term debt		$ (362,808)	$ (473,988)	$ (170,748)	$ (5,636)	$ -	$ -	$ -	$ -	$ (1,013,181)
Silver, gold loans		$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
		$ (345,308)	$ 50,000	$ 75,000	$ 80,636	$ 55,000	$ 35,000	$ 20,000	$ 1,000	$ (28,673)
Earnings before taxes		$ 2,944,095	$ 17,805,943	$ 12,226,489	$ 4,235,089	$ (1,789,790)	$ (475,838)	$ 1,534,562	$ 206,579	$ 36,489,287
Taxes										
Federal and state tax		$ 580,855	$ 3,589,107	$ 2,515,116	$ 885,536	$ (304,085)	$ (29,542)	$ (865,536)	$ -	$ 6,351,453
Canadian branch profits tax										$ -
subtotal cash		$ 580,855	$ 3,589,107	$ 2,515,116	$ 885,536	$ (304,085)	$ (29,542)	$ (865,536)	$ -	$ 6,351,453
		$ 0	$ 0	$ 0	$ 0	$ 0	$ 0			
deferred tax expense		$ (136,219)	$ (290,262)	$ (430,005)	$ (264,566)	$ (322,342)	$ (151,352)	$ 446,435	$ 98,194	$ (1,050,116)
total income taxes		$ 444,636	$ 3,298,845	$ 2,085,113	$ 620,970	$ (626,427)	$ (180,894)	$ (439,100)	$ 98,194	$ 5,301,337
Net income - after tax for project		$ 2,458,459	$ 14,307,098	$ 10,143,356	$ 3,614,089	$ (1,163,365)	$ (294,744)	$ 1,973,663	$ 108,385	$ 31,187,950

Figure 23G2.1 – Projected Income Statement

Gryphon Gold Corporation

Borealis Project
Projected Statements of Cash Flow
(unaudited, prepared by management)

	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Period 7	Period 8	Total
Cash from Operations									
Net income	$ 2,484,788	$ 14,517,855	$ 10,582,646	$ 3,614,099	$ (434,142)	$ 645,518	$ 3,203,935	$ 107,837	$ 34,722,537
Depreciation expense	$ 657,767	$ 1,048,412	$ 1,053,740	$ 1,112,349	$ 1,112,349	$ 1,112,349	$ 577,128	$ -	$ 6,674,094
Depletion expense	$ 340,438	$ 1,485,102	$ 1,305,124	$ 1,821,093	$ 2,171,420	$ 2,513,879	$ 553,071	$ -	$ 9,990,127
Reclamation	$ 414,785	$ 1,556,096	$ 1,310,657	$ (956,262)	$ (355,991)	$ (707,003)	$ (1,262,281)	$ -	$ (0)
deferred tax expense	$ (135,419)	$ (294,538)	$ (448,627)	$ (264,566)	$ (120,291)	$ (151,352)	$ 446,435	$ 98,194	$ (870,164)
	$ 3,762,359	$ 18,312,926	$ 13,803,539	$ 5,126,714	$ 2,373,345	$ 3,413,391	$ 3,518,289	$ 206,031	$ 50,516,594
Working capital changes									
Accounts Receivable	$ (122,986)	$ (261,517)	$ 171,543	$ 74,390	$ (65,802)	$ 860	$ 155,678	$ 47,835	$ 0
Leach pad	$ (1,128,606)	$ (1,143,890)	$ (3,003,476)	$ 1,603,839	$ (529,963)	$ (2,651,661)	$ 6,853,787	$ 0	$ (0)
Stores	$ (250,000)	$ -	$ -	$ -	$ -	$ -	$ 250,000	$ -	$ -
Inventories	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Prepaid expenses	$ (100,000)	$ -	$ -	$ -	$ -	$ -	$ 100,000	$ -	$ -
Accounts payable	$ 660,291	$ 321,469	$ 652,750	$ (70,320)	$ 194,778	$ 202,741	$ (1,949,174)	$ (12,535)	$ -
Property royalty payable	$ 235,890	$ 277,186	$ (96,748)	$ (1,961)	$ 197,174	$ (3,078)	$ (468,319)	$ (140,143)	$ -
Nevada royalty payable	$ 185,586	$ 38,149	$ (128,388)	$ (68,463)	$ 4,656	$ 9,966	$ 25,717	$ (67,223)	$ 0
Income tax payable	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Other	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
	$ (519,825)	$ (768,603)	$ (2,404,320)	$ 1,537,484	$ (199,187)	$ (2,441,172)	$ 4,967,689	$ (172,067)	$ (0)
Total cash from operations	$ 3,242,533	$ 17,544,323	$ 11,399,220	$ 6,664,198	$ 2,174,158	$ 972,220	$ 8,485,978	$ 33,965	$ 50,516,594
Cash used in investing activities									
Property, plant and equipment	$ (6,290,469)	$ -	$ (383,625)	$ -	$ -	$ -	$ -	$ -	$ (6,674,094)
Cash for sinking fund	$ -	$ -	$ -	$ -	$ -				
Royalty buydown	$ -	$ -	$ -	$ -	$ -				
Mine development costs	$ (7,437,998)	$ -	$ (2,557,500)	$ -	$ -	$ -	$ -	$ -	$ (9,995,498)
Reclamation bond	$ (3,000,000)	$ (2,000,000)	$ (2,500,000)	$ -	$ 2,000,000	$ 2,000,000	$ 1,500,000	$ 1,900,000	$ -
Total used in investing activities	$ (16,728,467)	$ (2,000,000)	$ (5,441,125)	$ -	$ 2,000,000	$ 2,000,000	$ 1,500,000	$ 1,900,000	$ (16,669,592)
Cash from financing activities									
Proceeds from long-term debt	$ 6,509,500								
Repayment of long-term debt	$ (666,043)	$ (1,490,895)	$ (3,954,750)	$ (397,813)	$ -	$ -	$ -	$ -	$ (6,509,500)
Cash from financing activities	$ 5,843,457	$ (1,490,895)	$ (3,954,750)	$ (397,813)	$ -	$ -	$ -	$ -	$ -
Change in cash	$ (7,642,477)	$ 14,053,428	$ 2,003,345	$ 6,266,386	$ 4,174,158	$ 2,972,220	$ 9,985,978	$ 1,933,965	$ 33,847,002
Cash, beginning of period	$ -	$ (7,642,477)	$ 6,410,951	$ 8,414,296	$ 14,680,682	$ 18,854,840	$ 21,827,059	$ 31,813,037	$ -
Cash, end of period	$ (7,642,477)	$ 6,410,951	$ 8,414,296	$ 14,680,682	$ 18,854,840	$ 21,827,059	$ 31,813,037	$ 33,747,002	$ 33,847,002

Figure 23G2.2 – Projected Statement of Cash Flow

Gryphon Gold Corporation

Borealis Project
Projected Balance Sheets
(unaudited, prepared by management)

	Current	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Period 7
Assets								
Cash	$ -	$ (7,642,477)	$ 6,410,951	$ 8,414,296	$ 14,680,682	$ 18,854,840	$ 21,827,059	$ 31,813,037
Cash reserved for sinking fund		$ -	$ -	$ -	$ -	$ -		
Accounts receivable	$ -	$ 122,988	$ 384,504	$ 212,960	$ 138,570	$ 204,372	$ 203,512	$ 47,835
Leach pad		$ 1,128,606	$ 2,272,495	$ 5,275,972	$ 3,672,133	$ 4,202,128	$ 6,853,787	$ 0
Stores		$ 250,000	$ 250,000	$ 250,000	$ 250,000	$ 250,000	$ 250,000	$ -
Inventories		$ -	$ -	$ -	$ -	$ -	$ -	$ -
Prepaid expenses	$ -	$ 100,000	$ 100,000	$ 100,000	$ 100,000	$ 100,000	$ 100,000	$ -
Total current assets	$ -	$ (6,040,884)	$ 9,417,950	$ 14,253,228	$ 18,841,385	$ 23,611,338	$ 29,234,359	$ 31,860,872
Property plant & equipment		$ 6,290,469	$ 6,290,469	$ 6,674,094	$ 6,674,094	$ 6,674,094	$ 6,674,094	$ 6,674,094
Accumulated depreciation		$ 657,767	$ 1,706,179	$ 2,759,919	$ 3,872,268	$ 4,984,617	$ 6,096,966	$ 6,674,094
Net PP&E	$ -	$ 5,632,702	$ 4,584,290	$ 3,914,176	$ 2,801,827	$ 1,689,477	$ 577,128	$ -
Mine development costs	$ -	$ 7,437,998	$ 7,437,998	$ 9,995,498	$ 9,995,498	$ 9,995,498	$ 9,995,498	$ 9,995,498
Accumulated depletion	$ -	$ 340,438	$ 1,825,539	$ 3,130,663	$ 4,751,757	$ 6,923,177	$ 9,437,056	$ 9,990,127
Net development costs	$ -	$ 7,097,561	$ 5,612,459	$ 6,864,835	$ 5,243,742	$ 3,072,322	$ 558,442	$ 5,371
Deferred tax asset		$ 135,419	$ 429,957	$ 878,585	$ 1,143,150	$ 1,263,441	$ 1,414,794	$ 968,358
Reclamation bond deposit	$ -	$ 3,000,000	$ 5,000,000	$ 7,500,000	$ 7,500,000	$ 5,500,000	$ 3,500,000	$ 2,000,000
Total Assets	$ -	$ 9,824,797	$ 25,044,657	$ 33,410,823	$ 35,530,104	$ 35,136,578	$ 35,284,723	$ 34,834,601
Liabilities								
Accounts payable		$ 660,291	$ 981,760	$ 1,634,510	$ 1,564,190	$ 1,758,968	$ 1,961,709	$ 12,535
Property royalty payable	$ -	$ 235,880	$ 513,076	$ 416,328	$ 414,367	$ 611,540	$ 608,462	$ 140,143
Nevada royalty payable	$ -	$ 185,586	$ 223,734	$ 95,346	$ 26,883	$ 31,540	$ 41,506	$ 67,223
Income tax payable	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Current portion of LTD	$ -	$ 1,490,896	$ 3,954,750	$ 397,813	$ -	$ -	$ -	$ -
Short Term Debt		$ -	$ -	$ -	$ -	$ -	$ -	$ -
Current Liabilities	$ -	$ 2,572,662	$ 5,673,320	$ 2,543,996	$ 2,005,439	$ 2,402,047	$ 2,611,677	$ 219,901
Long term debt	$ -	$ 4,352,563	$ 397,813	$ -	$ -	$ -	$ -	$ -
Deferred income taxes		$ -	$ -	$ -	$ -	$ -	$ -	$ -
Reclamation liability		$ 414,785	$ 1,970,881	$ 3,281,538	$ 2,325,276	$ 1,969,284	$ 1,262,281	$ -
Shareholders' Equity								
Common Shares	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Additional paid-in capital	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Retained Earnings (Beg)		$ -	$ 2,484,788	$ 17,002,643	$ 27,585,289	$ 31,199,389	$ 30,765,247	$ 31,410,765
Income After Taxes		$ 2,484,788	$ 14,517,855	$ 10,582,646	$ 3,614,099	$ (434,142)	$ 645,518	$ 3,203,935
Dividend Payments								
Retained Earnings (End)	$ -	$ 2,484,788	$ 17,002,643	$ 27,585,289	$ 31,199,389	$ 30,765,247	$ 31,410,765	$ 34,614,700
Total Equity	$ -	$ 2,484,788	$ 17,002,643	$ 27,585,289	$ 31,199,389	$ 30,765,247	$ 31,410,765	$ 34,614,700
Total Liabilities and Equity	$ -	$ 9,824,797	$ 25,044,657	$ 33,410,823	$ 35,530,104	$ 35,136,578	$ 35,284,723	$ 34,834,601

Figure 23G2.3 – Projected Balance Sheet

(This page is intentionally left blank)

23G3.0 Project Execution

23G3.1 Engineering, Procurement and Construction Management

Typical EPCM procedures will be used to finalize detailed plans, order and track equipment and materials, and report on progress. It is anticipated that construction initial facilities and initial ore stacking will take approximately 45 days.

To efficiently execute construction, only two major construction contracts are planned; one for the ADR facility and one for site work, pads and ponds. The mining contractor will be doing the site work with mine equipment, which will simplify the coordination of site activities and enhance safety.

Contractors will be responsible for their safety and security on site.

Initial site activities will include:

- Final Geotechnical investigations,
- Establishment of temporary security facilities,
- Mobilization and establishment of warehousing and temporary construction facilities,
- Construction of the administration building and other permanent ancillary facilities.

23G3.2 Procurement Plan

23G3.2.1 Purchasing

Special attention will be given to the early award of purchase orders for the following priority items:

- Electrical power distribution and main transformer equipment
- ADR plant equipment and building
- Leach pad materials
- Modular buildings
- Agglomerator drum
- NV Energy power line

23G3.2.2 Expediting

Expediting activities will include both telephone contacts and visits to vendors' manufacturing facilities, if required. Information will be fed into the material control reporting system to provide accurate reports on the status of equipment and materials.

Vendor data will be expedited through the Engineer for review and approval. The lead discipline engineers will be responsible for ensuring prompt approval.

23G3.2.3 Inspections

The site EPCM lead engineer will ensure that materials and equipment are supplied in accordance with the purchase order and contract specifications.

23G3.2.4 Traffic and Logistics

A traffic and logistics plan will be developed for traffic services for the project, including the selection and negotiation of all agreements with freight agents and transport companies.

Material status will be tracked from the points of shipment until receipt on site. BMC's purchasing agent will be responsible for tracking and expediting equipment and materials.

Although there is not a large volume of oversize equipment for the project, special attention must be given to the transport of oversize equipment.

23G3.3 Engineering

Immediately following receipt of a Notice-To-Proceed, a kick-off meeting will be held with BMC to finalize the scope of the facilities, scope of services, plan of execution, budget and schedule.

The Engineer will manage and coordinate the EPCM, start-up, commissioning and operation of the Borealis Project. For details of task responsibilities, see Table 23G3.1.

A coordination meeting will be conducted with the participation of BMC and the Engineer to confirm and coordinate the following allocation of engineering assignments:

Table 23G3.1 – Task Responsibilities

Description	Detail Engineering
Overall Coordination	The Engineer
Topographic Survey	BMC Engineer
Soils Investigation	The Geotechnical Engineer
Fencing and Security	The Engineer
Heap Leach Pad	The Geotechnical Engineer
ADR Process Facilities	BMC Process Engineer
Truck Shop and Mine Facilities	The Mining Contractor
Administration	The Engineer
Ancillary Facilities	The Engineer
Quality Control for Construction	Joint Team

23G3.3.1 Electrical, Control Systems, and Instrumentation

The following types of design drawings will be provided by the Engineer:

- One line Diagrams for all voltage levels

- Power and Control Routing Plans
- Grounding Plans and Details
- Lighting Plans and Details
- Schematic and Wiring Diagrams
- Control and Marshalling Cabinet Layouts and Wiring
- Circuit Schedules
- Panel Schedules
- Instrument Location Plans
- Instrument Loop Diagrams
- Instrument Index
- PLC I/O Termination Diagrams
- Standard Legend and Symbols

23G3.3.2 Structural Design

The structural design for the proposed Borealis Gold Project will be performed in accordance with all national, state, and local codes in effect. Site specific conditions will be considered, such as the soil conditions outlined in the geotechnical report provided by Telesto.

The material take-off for the pre-feasibility study was calculated based on the general arrangement drawings. The take-offs are as accurate as the information allows, subject to change only due to process or layout constraints.

Design loads shall be in accordance with the structural design criteria (with consideration of appropriate combinations and factors) as follows:

- Design shall be per the IBC, latest edition
- Frost depth = 30 Inches
- Wind speed at 85 mph, exposure C
- Seismic design category E
- Snow load of 40 psf

23G3.4 Project Schedule

The project schedule contemplated for this Pre-Feasibility includes a duration of about five (5) months from notice to proceed to first loaded carbon. Scheduled activities include mine and infrastructure development, engineering, procurement, construction, plant start-up and commissioning.

A Critical Path Method ("CPM") Schedule has been created that addresses major, long lead time items. A detailed plan should be completed after the project receives final approval and funding.

Anticipated Key Project Milestones for Phase 1A, based on the information currently available are;

- Notice to proceed
- All permits in place
- Secure and install generators
- Start pad and pond construction
- Conveying plant operational
- Start loading of leach pad
- Commence leaching operations
- Install carbon columns
- Plant mechanical complete
- Plant operational
- First loaded carbon

23G3.5 Construction Labor Force

The peak labor force is estimated to be 35 workers. Pipeline and transmission line construction will require an additional 25 to 35 workers, depending on the schedule and weather restrictions.

23G3.6 Start-up and Commissioning

Plant start-up will be initiated with the preparation of an overall plan for training, compilation of instruction manuals, and supply of reagents, spare parts and supplies.

Training of operational personnel will include on-site instruction, training at similar existing facilities and in-plant training as the facilities are completed. Maintenance personnel will obtain site-specific training and, where appropriate, will participate in commissioning and start-up of the facilities.

In Phase 1B, sequencing and scheduling of mine development and the completion of the ADR plant and ancillary facilities will be developed in detail.

23H.0 Economic Analysis

23H.1 Introduction

The capital and operating costs developed for the Borealis Project were combined with the project development plan and production schedule to produce a cash flow model to evaluate the relative economics of the project. All capital and operating costs, for the purposes of this model, are in 2Q11 US dollars and have not been escalated. No Canadian overhead costs have been allocated to the Project and therefore the currency exchange rate is not relevant.

The projected project return and sensitivity is shown at the end of this section (See Table 23H.1 and Figure 23H.1).

The projected statements of cash flow, projected balance sheets and projected income statements are shown in Figure 23G2.1 through Figure 23G2.3.

23H.2 Production Schedule and Assumptions

The mine as currently defined has a 6-year operating life. Construction activities will take up to six months. First loaded carbon sales will occur within five months after ground breaking.

During the first twelve full months of operation, gold production totals 37,668 ounces and silver production totals 113,004 ounces.

The Borealis Project achieves a maximum annual production rate of 40,185 ounces of gold and recovers 235,079 ounces of gold over a six-year period followed by a residual leaching year. Silver production is estimated to be three times the rate of gold production.

23H.3 Sales and Revenue

Phase 1A revenue from the Borealis Heap Leach Operation is initially generated through the sale of loaded carbon to a toll facility. (One signed contract is currently in place) Total cost per ounce for transportation and tolling will be determined by the assay of the loaded carbon. The current contract provides for a payable gold of 96.5% of settled assay, payable silver is 95% of settled assay. Transportation from Mine site to Reno and assaying cost is minimal on a cost per ounce basis.

With completion of the ADR in Phase 1B the revenue from the Borealis Heap Leach Operation is generated through the sale of dore bars shipped to Johnson Matthey in Salt Lake City, Utah. Total transportation and refining charges equal $5 per ounce of gold.

23H.4 Cash Flow Projections

The unlevered cash flow model developed for the project is included in Table 23G2.1. The model includes capital, revenue and operating costs for the entire life of mine. Capital costs include mine construction costs, power costs, pad expansion costs, bonding costs and working capital. Royalties and taxes have been included in the model. Construction cash flow begins one month after the formal approval of the project. Final reclamation and closure costs are

completed as the various portions of the mine plan are completed. Final reclamation of the mine starts in Year 4 and continues to its completion in Year 7 and bonding funds are released in Years 4-9.

23H.4.1 Capital Costs

The capital cost of the Borealis Project is discussed in detail in Section 23G1 of this document. A summary of the initial and total capital costs for the mine, process facilities and infrastructure are given in Table 23G1.1.

23H.4.2 Sustaining Capital

Sustaining capital requirements primarily include mine exploration and development costs and leach pad expansions. A summary of sustaining capital expenditures appears in Section 23G1.

23H.4.3 Owner's Costs

Owner's costs, provided by Gryphon Gold, include pre-production capital as shown in Section 23G1.5.

Owner's costs included in the project are:

- Mine development capital;
- Reclamation bond;
- Working capital;
- Operations staffing;
- Start-up and training costs;
- Pro-rated royalty buy down.

Owner's costs excluded are:

- Drilling and resource evaluation prior to the production decision;
- Preparing permit applications, consultant fees, and design fees incurred prior to the production decision;
- Advance royalties paid prior to actual production.

23H.4.4 Working Capital

Working capital is the amount of capital required to operate and maintain the mine and process facilities for the delay period between initiating production and receiving payment for the product. Working capital is influenced by the leach cycle, timing of payment from Johnson Matthey and timing of payment to the contract miner. Gold production varies by pit and was designed to maximize cash flow early in the project. The initial working capital allowance for the

project is $2.4 million, or approximately 4 months of operating expenses. Working capital amounts build as the operating rates increase.

23H.4.5 Operating Costs

Operating costs are presented in Section 23G2 of this report and are divided into three main categories: contract mining, ADR plant processing costs and general and administrative.

Contract mining includes mining, haul road building, crushing, agglomeration and placement of ore on the leach pads. Contract mining costs for each pit have been estimated.

Phase 1A plant operating costs include the cost of reagents for leaching and associated distribution, pregnant fluid collection and the cost of single use carbon for recovery of gold and silver in carbon columns. All associated steps are performed by BMC employees.

Upon completion of the ADR in Phase 1B the ADR operating costs include the costs of reagents for leaching, cost of pregnant solution collection, absorption, desorption, electro winning and pouring of dore bars. All associated steps are performed by BMC employees.

G & A costs include the General Manager of the site, Administrative and Human Resource, Loss Control personnel, and all Property Taxes, Insurance, and other indirect costs. Loss Control includes functions such as: Maintenance, Procurement and Warehousing, Environmental, Health & Safety and Security.

23H.5 Depreciation, Taxes, and Royalties

Capital expenditures were grouped into items eligible for depletion or depreciation. Book and tax depletion were assumed to be equal. Most items eligible for book depreciation were depreciated straight line over the life of the mine while most items for tax are depreciated over 7 years (200 percent declining balance for regular tax and 150 percent declining balance for the Alternative Minimum Tax ("AMT"). Buildings are depreciated over 30 years and residual balance is written off at the end of the mine life.

Percentage depletion is calculated for federal tax purposes at a 15 percent rate, limited by 50 percent of income from the property. Regular income tax rate is 35 percent and Alternative Minimum Tax rate is 20 percent. In both cases, the tax rate used in the forecast has been increased by 1 percent to approximate the effect of state and Canadian income taxes. Generally, the project is expected to pay cash taxes at the 21 percent rate once the losses generated in Period 0 are used. Available Net Operating Losses ("NOL") of $4.5 million have not been utilized to improve after-tax cash flow.

23H.6 Sensitivities

Sensitivities were performed to determine the effect of changes in the key economic parameters on the IRR for the Borealis Project. Details of the sensitivities are presented in Table 23H.1. Sensitivity curves for capital cost, operating cost, gold recovery and gold price are presented in Figure 23H.1. The base case has a gold price of $1,200 per ounce and a silver price of $24.00

per ounce. As gold price is varied, silver price is varied to maintain a relationship of the stated market price ratio. Operating cost and gold price/recovery are the parameters with the greatest effect on the internal rate of return. The effect of capital cost is less sensitive than revenue or recovery.

Table 23H.1 – Project Financial Summary

NPV at	0.00%	$33,847,002
NPV at	5.00%	$25,060,029
NPV at	10.00%	$18,900,394
NPV at	15.00%	$14,483,344
IRR at (US$/ oz Au)	$1,200.00	118%
(US$/oz Ag)	$24.00	
Project Payback (starts March 2011)		14 months
Maximum financing requirement		($9,863,710)
Ounces produced - gold	238,503.6	life of mine
Ounces produced - silver	715,510.9	life of mine
Total equivalent gold	252,813.8	life of mine


Sensitivities
250%
200%
150%
100%
50%
0%
IRR
-10%
-5%
base
5%
10%
Variation from base case
Gold Price
Silver Price
Capital
Operating Costs
Gold Recovery
Silver Recovery
Royalty rate
Gold Grade
Silver Grade

Figure 23H.1 – Project Sensitivity